As filed with the Securities and Exchange Commission on December 22, 2004

Registration No. 333-114485

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUALITY DISTRIBUTION, LLC

and the Guarantors identified in footnote (1) below

(Exact name of registrant as specified in charter)

Delaware	4213	04-3668323
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	3802 Corporex Park Drive Tampa, Florida 33619 (813) 630-5826
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

QD CAPITAL CORPORATION

and the Guarantors identified in footnote (1) below

(Exact name of registrant as specified in charter)

Delaware	4213	02-0692668
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	3802 Corporex Park Drive Tampa, Florida 33619 (813) 630-5826
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas L. Finkbiner

President and Chief Executive Officer

Quality Distribution, Inc.

3802 Corporex Park Drive

Tampa, Florida 33619

(813) 630-5826

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

Rosa A. Testani, Esq. O’Melveny & Myers LLP Times Square Tower 7 Times Square New York, New York 10036 (212) 326-2000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

(footnotes on following page)

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1)	The following parent of Quality Distribution, LLC and domestic direct or indirect wholly owned subsidiaries of Quality Distribution, LLC are Guarantors of the exchange notes and are Co-Registrants, each of which is incorporated in the jurisdiction and has the I.R.S. Employer Identification Number indicated: Quality Distribution, Inc., a Florida corporation (59-3239073); American Transinsurance Group, Inc., a Delaware corporation (23-2613934); Chemical Leaman Corporation, a Pennsylvania corporation (23-2021808); EnviroPower, Inc., a Delaware corporation (23-2735584); Fleet Transport Company, Inc., a Delaware corporation (23-2848144); Mexico Investments, Inc., a Florida corporation (59-3433851); MTL of Nevada, a Nevada corporation (88-0350589); Power Purchasing, Inc., a Delaware corporation (23-2611487); QSI Services, Inc., a Delaware corporation (51-0349728); Quala Systems, Inc., a Delaware corporation (23-2343087); Quality Carriers, Inc., an Illinois corporation (36-2590063); and Transplastics, Inc., a Delaware corporation (23-2932792).

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 22, 2004

Quality Distribution, LLC

QD Capital Corporation

Offer to Exchange All Outstanding $125,000,000 Principal Amount of

9% Senior Subordinated Notes due 2010

For

9% Senior Subordinated Notes due 2010

Which Have Been Registered Under the Securities Act of 1933

The Exchange Offer:

•	We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that have been registered.

•	You may withdraw tenders of old notes at any time prior to the expiration of this exchange offer.

•	This exchange offer expires at 12:00 midnight, New York City time, on , 2005, unless we extend the offer.

The Exchange Notes:

•	The terms of the exchange notes to be issued in this exchange offer are substantially identical to the old notes, except that the exchange notes will be freely tradable by persons who are not affiliated with us.

•	No public market currently exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•	The exchange notes, like the old notes, will be guaranteed on a senior subordinated basis by our parent, Quality Distribution, Inc., and each of our existing and certain future U.S. restricted subsidiaries.

•	The exchange notes, like the old notes, will be unsecured and subordinated to all of our existing and future senior debt, rank equally with any future senior subordinated debt and rank senior to any future subordinated debt.

•	Like the old notes, if we fail to make payments on the exchange notes, Quality Distribution, Inc. and our subsidiary guarantors must make them instead. The exchange notes and guarantees will also be junior to all of our secured debt and all liabilities of our non-guarantor subsidiaries.

•	Each broker-dealer that receives exchange notes pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

•	If the broker-dealer acquired the old notes as a result of market-making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with its resales of the exchange notes.

You should carefully consider the risk factors beginning on page 18 of this prospectus before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2004.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with any other information. This document may only be used where it is legal to sell these securities.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our notes. In this prospectus, unless the context otherwise requires or indicates, (i) the terms “our company,” “QD LLC,” “we,” “us” and “our” refer to Quality Distribution, LLC, a Delaware limited liability company, and its consolidated subsidiaries and their predecessors, (ii) “QDI” refers to Quality Distribution, Inc., our parent company, (iii) “QD Capital” refers to QD Capital Corporation, our wholly owned subsidiary and a co-obligor on the notes, and (iv) the “Issuers” refers to QD LLC (without its consolidated subsidiaries and their predecessors) and QD Capital.

MARKET AND INDUSTRY DATA

Market and industry data and other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources, including Modern Bulk Transporter’s 2003 Annual Gross Revenue Report. Some data are also based on our good faith estimates, which are derived from our review of management’s knowledge of the industry and independent sources. Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and/or completeness.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before participating in this exchange offer, you should read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and the notes thereto included elsewhere in this prospectus. The financial data included in the prospectus comes from the consolidated financial statements of our parent, Quality Distribution, Inc. and its subsidiaries. Quality Distribution, Inc. is a guarantor of the exchange notes and of the new credit facility and has no material assets or operations other than its ownership of 100% of our membership units. As a result, the consolidated financial position and results of operations of Quality Distribution, Inc. are substantially the same as ours.

On November 4, 2003, QDI effected a 1.7 for 1 stock split of its common stock. In order to effect the stock split, QDI obtained approval of its Board of Directors and obtained stockholder approval of an amended and restated certificate of incorporation to increase the authorized number of common shares. The stock split became effective upon filing the amended and restated certificate of incorporation with the Secretary of State of the State of Florida. Accordingly, all share and per share information in this prospectus gives effect to the amendment to QDI’s existing charter to increase the number of authorized shares of its common stock to 29,000,000 shares and establish no par value and to the declaration of a 1.7 for 1 stock split of its common stock.

Our Business

We operate the largest dedicated bulk tank truck network in North America based on bulk service revenues, and we believe we have twice the revenues of our closest competitor in our primary chemical bulk transport market. The bulk tank truck market in North America includes all items shipped by bulk tank truck carriers and consists primarily of the shipping of chemicals, gasoline and food-grade products. We transport a broad range of chemical products and provide our customers with value-added services, including intermodal, transportation management, transloading, tank cleaning, dry-bulk hauling, leasing and other logistics services. We extensively utilize third-party affiliate terminals and owner-operator drivers in our core bulk service network. Our light-asset based operations enable us to minimize our capital investments and increase the flexibility of our cost structure, while providing superior localized customer service. We are a core carrier for many of the Fortune 500 companies engaged in chemical processing, including Dow Chemical Company, Procter & Gamble Company, E.I. Dupont and PPG Industries, and we provide services to most of the top 100 chemical producers in the world with U.S. operations. We expect to grow as our customers continue to outsource more of their transportation management and logistics needs to full-service carriers. As a result of our leading market position, flexible business model and decentralized operating structure, we believe we are well positioned to benefit from current industry trends. Operating revenues, operating income and net losses were $565.4 million, $18.8 million and $(67.1) million, respectively, for the year ended December 31, 2003. Operating revenues, operating income and net loss were $467.0 million, $13.1 million and $(4.1) million, respectively, for the nine months ended September 30, 2004.

In 2000, we began assembling a new management team to guide the integration of our predecessor companies and position us for profitable future growth. Led by Thomas L. Finkbiner, our new management team undertook several major initiatives designed to enhance our operating flexibility, upgrade and standardize our business processes, improve our customer service and increase our profitability. Some of these initiatives, which are described below, were initiated during 2002, and are now beginning to yield benefits.

•	We significantly expanded the use of affiliate terminals and owner-operator drivers in our transformation to a more light-asset based business model.

•	We installed a new order entry, dispatch and billing system, a new decision-support system and a new mobile satellite communication system.

•	We established new standard operating procedures for customer service and safety and implemented a new field operating structure.

•	We added several terminals and tank wash facilities in strategic locations to fill out our core bulk network.

•	We began offering additional complementary, value-added services that offer attractive growth potential, including intermodal services and third-party logistics.

•	We implemented a new yield management system and other profit improvement initiatives.

•	We sold a non-core petroleum and mining trucking business, as well as the assets for the glass trucking business of Levy Transport, Ltd.

•	We sold certain assets of Power Purchasing, Inc. (“PPI”).

We believe that we will realize significant additional financial benefits from these and other strategic initiatives. As a result of the difficulties experienced in 2004 in connection with or following the disclosure of the PPI irregularities, we have restructured and strengthened our senior management team.

Our Industry

We estimate, based on industry sources, that the for-hire North American bulk tank truck industry generated revenues of approximately $5.0 billion in 2002. We estimate that our primary chemical bulk transport market consists of a greater than $2.5 billion for-hire segment. We operate in the highly fragmented for-hire segment of the chemical bulk transport market where we have achieved a leading market share of approximately 20%. Our competition in the for-hire segment includes more than 200 smaller, primarily regional carriers. In addition to the for-hire segment, we also compete for the private fleet segment of the market, which we estimate is an approximately $2.4 billion market, by targeting private fleet operators who would benefit from outsourcing their transportation needs to us. Because we operate the largest dedicated bulk tank truck network in North America, we believe we are well-positioned to expand our business by converting private fleets.

Industry growth is generally dependent on volume growth in the industrial chemical industry and on the rate at which chemical companies outsource their transportation needs. According to Modern Bulk Transporter, total chemical shipments declined by 13% between 1999 and 2002, and based on available information, management estimates that industry growth was flat in 2003. As competitive pressures force chemical companies to reduce costs and focus on their core businesses, we believe that chemical companies will continue to consolidate their shipping relationships and seek to outsource a greater portion of their transportation and logistics needs. We believe that large, national full-service carriers will benefit from this outsourcing trend and will be able to grow faster than the overall bulk tank truck industry.

Our industry is characterized by high barriers to entry such as (i) the time and cost required to develop the capabilities necessary to handle sensitive chemical cargo, (ii) the resources required to recruit and train drivers, (iii) substantial industry regulatory requirements, and (iv) the significant capital investments required to build a fleet of equipment and establish a network of terminals. In addition, the industry continues to experience consolidation due to economic and competitive pressures, increasing operating costs for driver recruitment and insurance, and increasing capital investments. As the cost and complexity of operating a bulk tank truck business increase and smaller competitors continue to exit the industry, we believe that large, well established carriers will increase market share and grow faster than the overall industry.

Our Formation and Ownership

We are a Delaware limited liability company formed on April 14, 2002. Our sole member is Quality Distribution, Inc., a Florida corporation. We refer to our parent, Quality Distribution, Inc., throughout this prospectus as “QDI.” On May 30, 2002, QDI transferred all of its assets (other than certain contract rights which by their terms cannot be assigned without the consent of the other parties thereto) to us, consisting principally of the capital stock of QDI’s operating subsidiaries. In addition, after the contribution of the assets of QDI to us, we replaced QDI as the borrower under the existing credit agreement, dated as of June 9, 1998, among QDI and the lenders and other parties thereto, with QDI becoming a guarantor under such credit agreement.

QDI was formed in 1994 as a holding company known as MTL, Inc., and consummated its initial public offering on June 17, 1994. On June 9, 1998, MTL Inc. was recapitalized through a merger with a corporation controlled by Apollo Investment Fund III, L.P. As a result of the recapitalization, MTL Inc. became a private company. On August 28, 1998, QDI completed its acquisition of Chemical Leaman Corporation and its subsidiaries (“CLC”). In 1999, QDI changed its name from “MTL Inc.” to “Quality Distribution, Inc.” On November 13, 2003, QDI consummated the initial public offering of 7,875,000 shares of its common stock, no par value, and as a result became a reporting company pursuant to the Securities Exchange Act of 1934, as amended.

QDI is owned principally by Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P. (collectively, the “Apollo Funds”), each of which is an affiliate of Apollo Management, L.P. We refer to Apollo Management, L.P. and its affiliates collectively as “Apollo” throughout this prospectus. As of November 15, 2004, Apollo owned approximately 54.7% of QDI’s common stock.

Our Strengths

Largest tank truck network in a fragmented industry.    We provide our customers with access to the largest captive trailer network in the industry. In addition, our nationwide network of approximately 160 terminals covers all major chemical markets and enables us to serve customers with both national and regional shipping requirements. Our size allows us, our affiliates and our owner-operators to benefit from efficiencies through greater network density and economies of scale in the purchasing of supplies and services, including fuel, tires and insurance coverage. Our size also enables us to invest in strategic assets and new technologies that increase our operating efficiency and lower our costs.

Flexible light-asset based business model.    Our extensive use of affiliates and owner-operators results in a more variable cost structure, increases our asset utilization, contributes to the stability of our cash flow and increases our return on capital. Affiliates are independent contractors that, through comprehensive contracts with us, operate their terminals exclusively for us. Affiliates are responsible for the capital investments and operating expenses related to their terminals. Adding new affiliates enables us to expand our geographic coverage with minimal additional capital investment. In addition, the conversion of company-owned terminals to affiliate status generally improves our operating margins. Owner-operators are independent contractors who supply one or more tractors and drivers for our own or our affiliates’ exclusive use. By using owner-operators who are responsible for all applicable trip expenses, including maintenance and fuel, we can avoid the high capital costs of purchasing and maintaining tractors. For the nine months ended September 30, 2004, affiliates and owner-operators provided approximately 79.4% of the tractors in our network and accounted for approximately 91.6% of our transportation revenue.

Core carrier to top 100 chemical companies.    We provide services to most of the top 100 chemical producers in the world with U.S. operations. Our ability to maintain these business relationships reflects our service performance and commitment to safety and reliability. We have established long-term customer relationships with these clients, which helps us attract and retain experienced affiliate terminal operators and drivers.

Broad menu of complementary services.    Our ability to provide value-added services that complement our core service differentiates us from smaller competitors and enables us to gain market share, particularly with large customers that seek to use a limited number of core carriers. By increasing the number of services offered to our customers, we enhance our position as a leading national full-service provider in the industry.

Enhanced productivity and efficiency through installed technology.    We utilize technology to improve our customer service and operating efficiency. We have equipped over 90% of our tractor fleet with a mobile satellite communications system which enables us to continuously monitor our tractors and communicate with our drivers in the field and enables customers to track the location and monitor the progress of their cargo through the internet. Our website allows our customers to view bills and generate customized service reports. We have implemented a centralized order entry, dispatch and billing program, which enhances our control over our equipment and drivers. We have also implemented a yield management system, which enables our terminal operators to deploy assets where they can generate optimal profitability.

Our Strategy

Add new affiliates and convert private fleets.    We believe there are significant opportunities to enhance revenue growth by affiliating additional third-party carriers into our network. Typically, these carriers compete at a disadvantage due to their limited size and regional focus. By joining our affiliate network, they have the opportunity to serve a national customer base, achieve economies of scale, and improve utilization through increased backhaul. We also intend to grow by continuing to target the $2.4 billion private fleet segment of the chemical bulk transport industry. By outsourcing their transportation needs to us, private fleet operators can refocus the financial and managerial costs associated with maintaining in-house transportation functions back into their core business.

Expand scope of service capabilities.    We plan to continue to expand the scope of our service capabilities in order to serve the growing needs of our customer base. As our customers continue to focus on their core business, we believe that they will increasingly rely on primary service providers to provide value-added services such as intermodal, tank cleaning, and other logistics services.

Leverage our light-asset based business model.    We will continue to convert existing company-owned terminals to affiliate status and expand our use of owner-operators. The light-asset based model allows us to reduce our capital spending and achieve higher returns.

The Transaction

Overview.    In this prospectus, we refer to the following collectively as the “Transaction”:

•	the offering and sale by our parent, Quality Distribution, Inc., of its common stock,

•	the concurrent private offering by us of the old notes,

•	our entry into a new credit facility,

•	the application of net proceeds from each of the common stock offering, the sale of the old notes and the new credit facility to repay indebtedness, and

•	the conversion of all outstanding shares of QDI’s preferred stock for shares of its common stock.

The Transaction was completed on November 13, 2003.

Initial public offering of Quality Distribution, Inc. common stock.    In the initial public offering, QDI issued 7,875,000 shares of common stock. The initial public offering price of the QDI common stock was $17.00 per share.

New credit facility.    We entered into a new credit facility which consists of a $140 million delayed draw term loan facility, a $75 million revolving credit facility and a $20 million pre-funded letter of credit facility. See “Description of the New Credit Facility and Other Indebtedness—The New Credit Facility” for a more detailed description of the new credit facility.

Conversion of the Preferred Stock.    On October 1, 2003, QDI amended the terms of its 13.75% preferred stock to provide, among other things, that all such shares outstanding would automatically convert into 7,654,235 shares of common stock upon the earlier to occur of the consummation of the initial public offering of QDI’s common stock or the receipt by QDI of the consent of the lenders required under its then existing credit facility. Such conversion was based upon a conversion rate of approximately 15 shares of common stock for each outstanding share of preferred stock, which resulted in an effective price of $11.63 per share of common stock. See “Conversion of Preferred Stock – Terms of the Conversion” for a more detailed description of the preferred stock conversion.

The Restatement

On February 2, 2004, QDI filed a Form 8-K with the Securities and Exchange Commission (“SEC”) disclosing that it had discovered irregularities at Power Purchasing, Inc., a non-core subsidiary. Power Purchasing, Inc., through its subsidiary American Transinsurance Group, Inc. (collectively, “PPI”), primarily assists independent contractors in obtaining various lines of insurance for which PPI derives fees as an insurance broker. The irregularities resulted from unauthorized actions by PPI’s former vice president, including failing to obtain or renew certain insurance policies for PPI’s customers yet continuing to collect premiums in violation of state insurance laws. QDI also disclosed that such irregularities and additional accounting irregularities identified at PPI would result in a restatement of QDI’s unaudited financial statements for the nine months ended September 30, 2003 and the audited financial statements for the years ended December 31, 2001 and 2002. Upon further investigation, it was determined that these irregularities would also result in a restatement of QDI’s financial results for fiscal years 2000 and 1999. The restatement of QDI’s unaudited financial statements for the nine months ended September 30, 2003 was filed in Form 8-K dated September 22, 2004

As a result of the investigation noted above, QDI recorded $23.4 million of adjustments. QDI recorded $13.8 million of adjustments in 2003 to write off uncollectible receivables, to establish reserves for lines of coverage we were providing that had no underlying third-party insurance, to record expenses for claims paid during the year and to accrue an estimate for costs relating to the state insurance regulatory proceedings. The restatement of previously issued financial statements increased our net loss and basic and diluted net loss per share by $3.3 million (24.8%) and $0.97, respectively, in the fiscal year ended December 31, 2001, by approximately $4.9 million (10.8%) and $1.45, respectively, in the fiscal year ended December 31, 2002. For the nine months ended September 30, 2003, the restatement decreased our net income and basic and diluted net income per share by $5.7 million and $1.69, respectively. On an aggregate basis for the five-year period ended December 31, 2002, the restatement resulted in a cumulative increase in previously reported accumulated net loss of approximately $9.6 million (7.6%). The impact of the restatement on such periods prior to 2001 of $1.4 million is reflected as an adjustment to opening accumulated deficit and total stockholders’ deficit as of December 31, 2000 in the financial statements included elsewhere in this prospectus. We have incurred $4.8 million for the nine months ended September 30, 2004 for legal and accounting fees and expenses and expect further costs to be incurred in 2004. Accordingly, QDI restated its financial information for each of the four fiscal years ended December 31, 1999, 2000, 2001 and 2002 and for each of the quarters of fiscal 2002 and the first three quarters of 2003.

Recent Developments

On September 14, 2004, QDI announced that Samuel M. Hensley, QDI’s and QD LLC’s Senior Vice President and Chief Financial Officer, had informed QDI of his intention to resign to pursue another opportunity. Mr. Hensley’s resignation became effective September 24, 2004. Mr. Hensley was replaced on an interim basis by Richard B. Marchese, a member of QDI’s board of directors, chairman of QDI’s audit and corporate governance committees and member of its executive committee. Mr. Marchese agreed to act on an interim basis while QDI conducted a search for suitable candidates to permanently fill the position of chief financial officer.

QDI agreed to terms of employment with Mr. Marchese. Mr. Marchese served as interim Senior Vice President and Chief Financial Officer from September 24, 2004 through November 30, 2004. Mr. Marchese received a salary of $250,000 per annum and was granted options covering 25,000 shares of the common stock of QDI at a per share exercise price equal to $6.02, which was the closing price on The Nasdaq Stock Market on

September 24, 2004. The options will vest in equal installments quarterly over three years provided Mr. Marchese is an officer or director of QDI. While serving as interim Senior Vice President and Chief Financial Officer, Mr. Marchese was also entitled to the other normal benefits accorded employees or executive officers of QDI.

In connection with such appointment, Mr. Marchese resigned his positions as chairman and a member of QDI’s audit committee, as chairman and a member of QDI’s corporate governance committee, and as lead independent director of QDI’s board of directors, a position Mr. Marchese had recently been appointed to. Mr. Marchese remains a member of QDI’s board of directors and executive committee. For the period beginning September 24, 2004 and ending November 30, 2004, Mr. Marchese will not be compensated for his service on QDI’s board of directors or executive committee.

The board of directors of QDI also appointed Alan H. Schumacher, a current director and member of QDI’s audit committee, to replace Mr. Marchese as chairman of the audit committee effective as of September 24, 2004. Mr. Schumacher was also appointed to the corporate governance committee replacing Mr. Marchese. Joshua J. Harris, a current member of QDI’s corporate governance committee, became chairman of such committee.

On November 4, 2004, QDI announced the appointment of Gary R. Enzor as Executive Vice President and Chief Operating Officer, effective December 13, 2004 and Timothy B. Page as Senior Vice President and Chief Financial Officer, effective December 1, 2004. Mr. Page replaced Mr. Marchese, who departed as an officer of QDI but who continues in his role as a member of QDI’s board of directors, as initially contemplated. QDI has entered into employment agreements with each of Messrs. Enzor and Page.

Mr. Enzor will receive an initial salary of $250,000 per annum and will be eligible to receive an annual cash bonus upon meeting certain milestones. Mr. Enzor was granted options covering 200,000 shares of the common stock of QDI at a per share exercise price equal to $5.15, which was the closing price on the Nasdaq Stock Market on November 3, 2004 and was also granted shares of restricted stock with a value of $50,000 based upon the $5.15 closing price. In addition, on each of the first five anniversaries of Mr. Enzor’s employment he will be granted $50,000 worth of restricted shares at the then fair market value per share. The options and restricted stock will vest in equal installments annually over four years. He is also entitled to the other normal benefits accorded employees or executive officers of QDI.

Mr. Page will receive an initial salary of $240,000 per annum and will be eligible to receive an annual cash bonus upon meeting certain milestones. Mr. Page was granted options covering 150,000 shares of the common stock of QDI, at a per share exercise price price equal to $7.91, which was the closing price on the Nasdaq Stock Market on December 1, 2004, and was also granted shares of restricted stock with a value of $35,000 based upon the $7.91 closing price. In addition, on each of the first five anniversaries of Mr. Page’s employment he will be granted $35,000 worth of restricted shares at the then fair market value per share. The options and restricted stock will vest in equal installments annually over four years. He is also entitled to the other normal benefits accorded employees or executive officers of QDI.

During the fourth quarter we are reviewing our fleet requirements. We believe there may be a group of trailers, which may be in excess of our needs and may be held for sale. We believe this will generate cash and is the right decision for the shareholders, but we may incur a non-cash charge for impairment under the held for sale model, once all criteria are met.

Risk Factors

An investment in the notes involves a high degree of risk. Potential investors should carefully consider the risk factors set forth under “Risk Factors” beginning on page 18 and the other information contained in this prospectus prior to participating in this exchange offer.

Our Corporate Structure

The following chart illustrates our corporate structure and capital structure as of November 15, 2004.

•	QDI is or will be the:

—issuer of its common stock;

—guarantor under the new credit facility;

—guarantor of the old notes;

—guarantor of the exchange notes offered hereby; and

—issuer of the Series B Floating Interest Rate Subordinated Term Securities due 2006 (the “FIRSTS”).

•	We are or will be:

—a co-issuer of the old notes;

—a co-issuer of the exchange notes offered hereby; and

—the borrower under the new credit facility.

•	QD Capital is or will be:

—a co-issuer of the old notes; and

—a co-issuer of the exchange notes offered hereby.

•	All of our domestic subsidiaries (including QD Capital) are guarantors under the new credit facility.

•	All of our domestic subsidiaries (other than QD Capital) are or will be:

—guarantors of the old notes;

—guarantors of the exchange notes offered hereby; and

—guarantors of the FIRSTS.

Corporate Information

We are a Delaware limited liability company formed on April 14, 2002. Our principal executive offices are located at 3802 Corporex Park Drive, Tampa, Florida 33619, and our telephone number is (813) 630-5826. Our sole member is Quality Distribution, Inc, a Florida corporation. QDI is a holding company with no significant assets or operations other than the ownership of 100% of our membership units. QD Capital, our wholly-owned subsidiary, is a Delaware corporation formed on May 1, 2003 and is or will be a co-issuer of the old notes and the exchange notes hereby offered. QD Capital has nominal assets and no operations.

Summary of the Terms of the Exchange Offer

On November 13, 2003 in connection with the closing of the Transaction, we and the guarantors of the old notes entered into a registration rights agreement with the initial purchasers of the old notes. Under that agreement, we agreed to deliver to you this prospectus and to complete this exchange offer within 220 days after the date of original issuance of the old notes. You are entitled to exchange in this exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay additional interest on the old notes because (a) this exchange offer registration statement of which this prospectus forms a part was not declared effective by May 11, 2004 or (b) this exchange offer was not consummated by June 20, 2004, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the exchange notes.

For purposes of this and other sectors in this prospectus, we refer to the old notes and the exchange notes together as the “notes”.

The Exchange Offer

We are offering to exchange up to $125,000,000 aggregate principal amount of our 9% senior subordinated notes which have been registered under the Securities Act for up to $125,000,000 aggregate principal amount of our 9% senior subordinated notes which were issued on November 13, 2003. Old notes may be exchanged only in integral multiples of $1,000.

Resales

Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you

•	are acquiring the exchange notes in the ordinary course of business, and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of old notes who

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of its business, or

•	tenders in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of Tenders

This exchange offer will expire at 12:00 midnight, New York City time,                     , 2005, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Certain Conditions to this Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in this exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Guaranteed Delivery Procedures

If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in this exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this exchange offer.

Consequences of Failure to Exchange

All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the old notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of old notes for exchange notes in this exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

Exchange Agent	The Bank of New York is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

Issuers	Quality Distribution, LLC and QD Capital Corporation.

Exchange Notes Offered	$125.0 million aggregate principal amount of 9% Senior Subordinated Notes due 2010.

Maturity Date	November 15, 2010

Interest

The exchange notes will bear interest at a rate per annum equal to 9%, payable semi-annually in arrears, on May 15 and November 15 of each year, commencing on May 15, 2004. Because we filed the registration statement of which this prospectus forms a part on the 154th day instead of the 120th day following the issuance of the old notes, we were required under the registration rights agreement to pay additional interest on the old notes for 33 days at a rate of .25% per annum. We paid this additional interest of $28,646 in the aggregate, or $0.23 per $1,000 principal amount of old notes, to holders of the old notes, together with the regular May 15, 2004 semi-annual interest payment.

In addition, because the registration statement of which this prospectus forms a part was not declared effective by the SEC on or prior to May 11, 2004, which is the 180th day following the issuance of the old notes, we are required under the registration rights agreement to pay additional interest on the old notes at a rate of .25% per annum for the first 90 days immediately following May 11, 2004 and an additional .25% per annum during each subsequent 90-day period not to exceed in the aggregate 1.0% per annum until such time as the registration statement is declared effective. We paid this additional interest for 3 days in the amount of $2,604 in the aggregate, or $0.02 per $1,000 principal amount of old notes, to holders of the old notes, together with the regular May 15, 2004 semi-annual interest payment. In addition we paid additional interest on the old notes, at a rate of (a) .25% per annum for 90 days, (b) .50% per annum for 90 days and (c) .75% per annum for 4 days, in the amount of $250,000 in the aggregate or $2.00 per $1,000 principal amount of old notes, to holders of the old notes, together with the regular November 15, 2004 semi-annual interest payment. However, we will continue to be required to pay additional interest on the old notes until the exchange offer is consummated. Assuming we consummate the exchange offer on January     , 2005, which is the first business day following the scheduled expiration date, we will be required under the registration rights agreement to pay additional interest at a rate of .75% per annum on the old notes for          days to holders of the old notes on May 15, 2005. See “Exchange Offer and Registration Rights.”

Holders of old notes whose old notes are accepted for exchange in this exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from November 15, 2004, the most recent date to which interest on the old notes has been paid, to the date of issuance of the exchange notes. Consequently, holders who exchange their old notes for exchange notes will receive the same interest payment on May 15, 2005, which will be the first interest payment date with respect to the old notes and the exchange notes following consummation of this exchange offer, that they would have received if they had not accepted this exchange offer.

Guarantees

Our obligations under the exchange notes will be fully and unconditionally guaranteed on an unsecured senior subordinated basis by our parent company, QDI, and each of our existing and certain future U.S. restricted subsidiaries as described below. The exchange notes will not, however, be guaranteed by our foreign subsidiaries or our unrestricted subsidiaries. Investors should not rely on the QDI guarantee in evaluating an investment in the exchange notes as QDI currently has no material assets other than the ownership of 100% of our membership interests and the covenants contained in the indenture governing the exchange notes will not apply to QDI.

Ranking	The exchange notes will be our senior subordinated unsecured obligations and will rank:

•	junior in right of payment to all of our existing and future senior debt, including borrowings under the new credit facility;

•	equally in right of payment with all of our future senior subordinated debt, if any;

•	senior in right of payment to all of our future subordinated debt, if any;

•	effectively junior to all of our secured debt, including borrowings under the new credit facility; and

•	structurally subordinated to all liabilities, including trade payables, of our subsidiaries that are not guarantors, which are principally our subsidiaries in Mexico and Canada, which provided approximately 1.5% of our operating revenues in 2003.

Similarly, the guarantees of the exchange notes will be senior subordinated unsecured obligations and will rank:

•	junior in right of payment to all of the applicable guarantor’s existing and future senior debt, including obligations of the applicable guarantor under the new credit facility;

•	equally in right of payment to all of the applicable guarantor’s existing and future senior subordinated debt, including guarantees of the FIRSTS issued by QDI;

•	senior in right of payment to any of the applicable guarantor’s future subordinated debt; and

•	effectively junior to the applicable guarantor’s secured debt, including guarantees of borrowings under the new credit facility.

As of September 30, 2004:

•	we and our guarantors had $138.8 million of senior indebtedness, consisting of borrowings outstanding under the new credit facility, the overdraft line of credit, and capital lease obligations, and had $57.7 million in availability thereunder (net of $37.3 million in outstanding letters of credit), all of which senior debt was secured debt;

•	we had $125.0 million principal amount of senior subordinated debt, consisting of the old notes;

•	our subsidiary guarantors had $7.5 million principal amount of senior subordinated debt in addition to their guarantees of the old notes, consisting of their guarantees of the FIRSTS issued by QDI; and

•	our non-guarantor subsidiaries had approximately $4.8 million of liabilities, including trade payables.

As of the date of this prospectus, our only non-guarantor subsidiaries are our foreign subsidiaries.

Optional Redemption	On or after November 15, 2007, we may redeem some or all of the notes at any time at the redemption prices listed under “Description of the Notes—Optional Redemption.”

Equity Offering Optional Redemption

Before November 15, 2006, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at 109% of the principal amount of the notes, plus accrued interest; provided that at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after such redemption.

Change of Control Optional Redemption

At any time before November 15, 2007, we may redeem all, but not less than all, of the notes upon the occurrence of certain types of changes in control at 100% of their principal amount plus accrued and unpaid interest, if any, plus a “make-whole” premium.

Mandatory Offer to Repurchase

If we sell all or substantially all of our assets or undergo other types of changes in control, each holder will have the right to require us to repurchase all or any part of such holder’s notes at 101% of the aggregate principal amount of the notes.

Certain Covenants	The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	make investments;

•	consummate certain asset sales;

•	engage in transactions with affiliates;

•	grant or assume liens; and

•	consolidate, merge or transfer all or substantially all of our assets.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants” for more details.

Summary Financial Information

The following table sets forth summary historical financial information, and other historical financial data of QDI. QDI is or will be a guarantor of the old notes and the exchange notes and of the new credit facility and has no material assets or operations other than its ownership of 100% of our membership units. As a result, the consolidated financial position and results of operations of QDI are substantially the same as ours. The historical statement of operations data for the fiscal years ended December 31, 2001, 2002 and 2003 and the historical balance sheet data as of December 31, 2002 and 2003 are derived from and should be read in conjunction with, the audited financial statements and related notes appearing elsewhere in this prospectus. The historical balance sheet data, the historical statement of operations data and other data as of and for the years ended December 31, 2001 and 2002 and for the nine months ended September 30, 2003 have been restated to reflect the restatement discussed in “—The Restatement.” The historical statement of operations data and other data for the nine months ended September 30, 2003 and September 30, 2004 and the historical balance sheet data as of September 30, 2004 are derived from our unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the period. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.

The information contained in this table should also be read in conjunction with “Capitalization,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003		2004
	(Restated)(1)	(Restated)(1)
	(dollars in thousands)
STATEMENT OF OPERATIONS DATA:
Operating revenues	$509,522	$516,760	$565,440	$426,043		$467,024
Operating expenses:
Purchased transportation(2)	298,688	301,921	360,303	268,269		314,643
Depreciation and amortization(3)	33,410	31,823	28,509	22,744		17,635
Other operating expenses	152,431	160,618	157,834	110,503		121,644

Operating income(4)	24,993	22,398	18,794	24,527		13,102
Interest expense(5)	40,389	33,970	29,984	22,022		16,125
Interest expense, transaction fees(6)	—	10,077	700	700		—
Interest expense, preferred stock conversion	—	—	59,395	—		—
Foreign currency transaction loss	—	—	937	937		—
Gain on debt extinguishment	—	—	(4,733)	—		—
Other expenses (income)	(143)	6	(288)	(200)		268

Income (loss) before taxes	(15,253)	(21,655)	(67,201)	1,068		(3,291)
Provision (benefit) for income taxes	1,135	1,443	(99)	360		858

Income (loss) from continuing operations, before discontinued operations and cumulative change in accounting principle	(16,388)	(23,098)	(67,102)	708		(4,149)
Loss from discontinued operations, net of tax	(359)	(2,913)	—	—		—
Cumulative effect of a change in accounting principle(7)	—	(23,985)	—	—		—

Net income (loss)	(16,747)	(49,996)	(67,102)	708		(4,149)
Preferred stock and minority stock dividends	(2,762)	(6,021)	(4,540)	(4,481)		—

Net income (loss) attributable to common stockholders	$(19,509)	$(56,017)	$(71,642)	$(3,773)		$(4,149)

OTHER DATA:
Cash paid for interest	$33,914	$32,079	$24,946	$16,055		$22,897
Net cash and cash equivalents provided by operating activities	7,468	25,832	17,349	20,782		12,251
Net cash and cash equivalents (used in) investing activities(8)	(34,936)	(7,169)	(12,381)	(4,407)		(6,549)
Net cash and cash equivalents provided by (used in) financing activities	27,263	(19,998)	(4,733)	(14,372)		(5,507)
Ratio of earnings to fixed charges(9)	—	—	—	1.	0x	—
Number of terminals at end of period	148	153	164	157		161
Number of trailers operated at end of period	7,737	7,565	8,253	7,884		8,116
Number of tractors operated at end of period	3,394	3,363	3,473	3,441		3,574

As of September 30, 2004
(in thousands)
BALANCE SHEET DATA:
Working capital(10)	$7,059
Total assets	381,855
Total indebtedness, including current maturities	271,277

(1)	See Note 1 to the audited financial statements included elsewhere in this prospectus entitled “Business Organization – PPI Irregularities.”
(2)	Does not include purchased transportation from discontinued operations of $1.4 million in 2001.
(3)	Does not include depreciation and amortization from discontinued operations of $1.7 million in 2001.
(4)	For the years ended December 31, 2001, 2002, and 2003 operating income includes charges of $3.4 million, $4.1 million and $3.0 million, respectively, relating to insurance claims associated with our operations prior to the 1998 acquisition of CLC and restructuring charges.
(5)	After giving effect to the Transaction, QDI would have had interest expense of $21.4 million for the year ended December 31, 2003.
(6)	Represents transaction fees paid in connection with the exchange offer completed on May 30, 2002 for the year ended December 31, 2002. See “Certain Relationships and Related Transactions—The 2002 Transactions.”
(7)	Adoption of FAS Statement 142 resulted in a non-cash impairment loss related to goodwill.
(8)	Consists of capital expenditures less proceeds from asset sales for the periods presented.
(9)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense including the amortization of deferred debt issuance costs, one-third of rent expense and preferred stock dividends. In 2001, 2002 and 2003, earnings were insufficient to cover fixed charges by approximately $15.3 million, $21.7 million and $67.2 million, respectively. For the nine months ended September 30, 2004, earnings were insufficient to cover fixed charges by approximately $3.3 million. After giving effect to the Transaction, pro forma earnings would have been insufficient to cover pro forma fixed charges by approximately $58.6 million in 2003.
(10)	Working capital consists of current assets minus current liabilities.

RISK FACTORS

You should carefully consider the risks described below before participating in this exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment.

Risks Factors Relating to an Investment in the Notes

Our high level of debt creates a risk of default.

We are highly leveraged. As of September 30, 2004, our consolidated long-term indebtedness was $271.3 million.

We also have the ability to incur additional debt, subject to limitations imposed by the new credit facility and the indenture governing the notes offered hereby. Our high level of indebtedness may restrict our ability to fund or obtain financing for working capital, capital expenditures and general corporate purposes, making us more vulnerable to economic downturns, competition and other market pressures. In addition, the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes. This high degree of leverage could also prevent us from repurchasing notes tendered to us upon the occurrence of a change of control, or could prevent us from making any required redemptions of the notes. Further, there can be no assurance that the terms of the new credit facility will permit us to make any such repurchases or redemptions of the notes, or that we will have sufficient funds available at such time to make any required repurchases or redemptions of the notes.

If our operating cash flow decreases, we may be unable to service our debt, including the notes, without refinancing or restructuring our debt, selling assets or operations or raising additional debt or equity capital. If these alternatives are not available in a timely manner or on satisfactory terms, or are not permitted under our existing agreements, we may default on our debt obligations. Such a default would have serious adverse consequences for the holders of the notes.

Floating interest rates may increase interest payable on a portion of our borrowings under the new credit facility.

A portion of our borrowings under the new credit facility bears interest at floating rates. Accordingly, the interest payable under the floating rate borrowings under the new credit facility may increase. Based on the amounts outstanding at September 30, 2004 an increase of 1.0% in the interest rates payable on the floating rate portion of our indebtedness not covered by interest swap contracts, would have increased our annual debt service requirements in the first three quarters of 2004 by approximately $1.1 million. If interest rates on our floating rate borrowings increase significantly, our cash flows would be significantly reduced.

Our failure to make scheduled principal payments and restrictions imposed by the new credit facility may lead to acceleration of indebtedness.

We are required to make scheduled principal payments under the term loan portions of the new credit facility, which term loans will mature in 2009, and we are required to repay all borrowings under the revolving credit facility portion in 2008. Further, the new credit facility requires us to comply with a minimum interest coverage ratio test and a maximum total leverage ratio test computed on a rolling, last twelve months basis. The interest coverage ratio is the ratio of consolidated EBITDA to consolidated interest expense and the maximum total leverage ratio is the ratio of consolidated total debt to consolidated EBITDA (as such terms are defined in the new credit facility). For the twelve month period ending on September 30, 2004, our consolidated interest coverage ratio was 3.36 to 1.00 (which was compliant with the minimum permitted consolidated interest coverage ratio of 2.45 to 1.00) and our consolidated total leverage ratio was 4.33 to 1.00 (which was compliant with the maximum permitted consolidated total leverage ratio of 4.95 to 1.00). Going forward, we must maintain a minimum interest coverage ratio of consolidated EBITDA to consolidated interest expense for the twelve-

month period ending on December 31, 2007, and each quarter thereafter, when it becomes 3.15:1.00 for such periods. We must maintain a maximum total leverage ratio of consolidated total debt to consolidated EBITDA for the twelve month period ending on December 31, 2007, and each quarter thereafter, when it becomes 3.50:1.00 for such periods.

Our new credit facility restricts, among other things, our ability to incur additional indebtedness and make acquisitions and capital expenditures beyond a certain level. If we fail to repay borrowings under the new credit facility when due or fail to comply with the restrictions contained in the new credit facility or we, our subsidiaries or QDI fail to pay when due certain other obligations which mature prior to the maturity date of the new credit facility, the lenders under the new credit facility can declare the entire amount owed thereunder immediately due and payable, and, in the case of a payment default under the new credit facility, may prohibit us and our subsidiaries from making cash payments of interest and/or principal on the notes for certain specified periods. If the debt under the new credit facility were accelerated, our assets may not be sufficient to repay in full all of our indebtedness, including the new credit facility and the notes.

The notes and exchange notes guarantees will be subordinated to the new credit facility and our other senior debt.

The notes are subordinated in right of payment to the prior payment in full in cash or cash equivalents of all of our existing and future senior debt, including all amounts borrowed or available for borrowing under the new credit facility. Consequently, in the event of any payment or distribution of our assets upon bankruptcy or liquidation, the holders of our senior debt must be paid in full in cash or cash equivalents before any payments may be made on the notes. We may not have sufficient assets to make full payment on the notes.

As of September 30, 2004 we had:

•	$138.7 million of indebtedness under the new credit facility and overdraft line of credit, all of which was senior to the notes;

•	an additional $57.7 million available for borrowing under the new credit facility (after giving effect to outstanding letters of credit), which, if borrowed, also would have been senior to the notes; and

•	no senior debt of the guarantors, other than their guarantees under the new credit facility and $0.1 million of capital lease obligations.

The note guarantees are subordinated in right of payment to the prior payment in full in cash or cash equivalents of all existing and future senior debt of the guarantors, including their guarantees of all amounts owing under the new credit facility. The indenture permits us, the guarantors and our other restricted subsidiaries to incur additional indebtedness, all of which may be senior to the notes.

Payment on the notes may be blocked if we default under the new credit facility.

If we default in the payment of any of our senior debt, we will not make any payments on the notes until the default has been cured or waived. In addition, even if we are repaying our senior debt on a timely basis, payments on the notes may be blocked for up to 180 consecutive days if we default on the senior debt in some other way.

We may not be able to make a change of control payment.

In the event of a change of control, we will be required to make an offer for cash to repurchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the repurchase date. However, the new credit facility prohibits the purchase of outstanding notes prior to repayment of the borrowings under the new credit facility (except under limited circumstances) and any exercise by the holders of the notes of their right to require us to repurchase such notes, as applicable, may cause an event of default under the new credit facility. There can be no assurance that the terms of the new credit facility will permit us to make any required repurchases of the notes or that we will have sufficient funds available at the time of any change of control to make any required repurchases of the notes. See “Description of the Notes—Change of Control.”

The notes will be effectively junior to liabilities of certain subsidiaries.

We conduct substantially all of our operations through our subsidiaries. As a result, we are required to rely upon our subsidiaries for the funds necessary to meet our obligations, including the payment of interest on and principal of the notes. The ability of our subsidiaries to make these payments will be subject to, among other things, applicable state laws. Although the note guarantees provide the holders of the notes with a direct claim against the assets of the guarantors, our subsidiary non-guarantors have not guaranteed the obligations under the notes. Claims of creditors of our subsidiary non-guarantors, including trade creditors and the lenders under the new credit facility, and claims of holders of preferred stock of these subsidiaries, if any, generally will have priority with respect to the assets and earnings of these subsidiaries over the claims of our creditors, including holders of the notes. For the year ended December 31, 2003, approximately 1.5% of our consolidated revenues and less than 0.1% of our consolidated operating income was generated by our non-guarantor subsidiaries. Such non-guarantor subsidiaries had approximately $4.0 million of liabilities, including trade payables, at December 31, 2003. In addition, enforcement of the note guarantees against any guarantor may be subject to legal challenge in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any guarantor and would be subject to certain defenses available to guarantors generally. See “—The note guarantees may be limited by fraudulent conveyance considerations.” Although the indenture contains waivers of most guarantor defenses, certain of those waivers may not be enforced by a court in a particular case. To the extent that the note guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the guarantors, including trade payables of any guarantors.

The note guarantees may be limited by fraudulent conveyance considerations.

The notes are guaranteed on an unsecured senior subordinated basis by QDI and all of our existing and certain future U.S. restricted subsidiaries. The terms of each note guarantee provide that such guarantee is limited and subject to automatic reduction to the extent necessary to prevent such guarantee from constituting a fraudulent conveyance. However, our creditors or the creditors of the guarantors could challenge the note guarantees as fraudulent conveyances. We cannot assure you that a court would not conclude that the note guarantees constitute fraudulent conveyances. If a court declares the note guarantees to be void, or if the note guarantees must be limited or voided in accordance with their contractual terms, any claim that you may make against us for amounts payable on the notes would be subordinated to the debt and other liabilities of the applicable guarantors, including trade payables.

The guarantee of our parent company is of limited value.

Investors should not rely on the QDI guarantee in evaluating an investment in the notes as QDI currently has no material assets other than the ownership of 100% of our membership interests and the covenants contained in the indenture governing the notes will not apply to QDI.

Consequences of failure to exchange old notes.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in this exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate this exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

•	if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•	if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after this exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After this exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

No prior market for the exchange notes.

The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated dealer quotation system. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate this exchange offer would reduce liquidity and could lower the market price of those exchange notes.

We may be limited in our ability to offset future income with our current net operating loss.

We have a net operating loss for Federal income tax purposes. If we undergo a change of control as described in Section 382 of the Internal Revenue Code, our ability to use those net operating losses to offset future income will be limited. This will have the effect of reducing our after tax cashflow. For a more detailed discussion of our potential net operating loss limitation, see “United States Federal Income Tax Considerations.”

Risks Related to Our Business

Our business is subject to general economic and other factors that are largely out of our control and could affect our operations and profitability.

Our business is dependent on various economic factors over which we have no control, such as the availability of qualified drivers, changes in fuel and insurance prices, including changes in fuel taxes, excess capacity in the trucking industry, changes in license and regulation fees, toll increases, interest rate fluctuations, downturns in customers’ business cycles and the U.S. economy generally, and shipping requirements. As a result, we may experience periods of overcapacity, declining prices and lower profit margins in the future. Our revenues and operating income could be materially adversely affected if we are unable to pass through to our customers the full amount of increased transportation costs. We have a large number of customers in the chemical processing and consumer goods industries. If these customers experience fluctuations in their business activity due to an economic downturn, work stoppages or other factors over which we have no control, the volume of freight transported by us on behalf of those customers may decrease and our operating results could be adversely affected.

Loss of affiliates and owner-operators could affect our operations and profitability.

We rely on participants in our affiliate program and independent owner-operators. A reduction in the number of affiliates or owner-operators, whether due to capital requirements related to the expense of obtaining, operating and maintaining equipment or for other reasons, could have a negative effect on our operations and profitability. Contracts with affiliates typically are for a term ranging from one to five years, and contracts with owner-operators may be terminated by either party on short notice. Although affiliates and owner-operators are responsible for paying for their own equipment, fuel and other operating costs, significant increases in these costs could cause them to seek a higher percentage of our revenue if we are unable to increase our rates commensurately. In addition, a continued decline in the rates we pay to our affiliates and owner-operators could adversely affect our ability to maintain our existing affiliates and owner-operators and attract new affiliates, owner-operators and company drivers.

Increasing trucking regulations may increase costs.

As a motor carrier, we are subject to regulation by the U.S. Department of Transportation and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations, safety, financial reporting and certain mergers, consolidations and acquisitions. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment and product handling requirements. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes include increasingly stringent environmental regulations, changes in the hours-of-service regulations which govern the amount of time a driver may drive in any specific period, onboard black box recorder devices or limits on vehicle weight and size. In addition, our tank wash facilities are subject to strict local, state and federal environmental regulations.

Interstate motor carrier operations are subject to safety requirements prescribed by the Department of Transportation. To a large degree, intrastate motor carrier operations are subject to safety and hazardous material transportation regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations. Department of Transportation regulations mandate drug testing of drivers. To date, the Department of Transportation’s national commercial driver’s license and alcohol and drug testing requirements have not adversely affected the availability of qualified drivers to us.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state, or local taxes, including taxes on motor fuels. We cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted.

New Federal Motor Carrier Safety Regulations relating to hours-of-service may reduce the productivity of our drivers and increase the need for additional drivers.

Effective January 4, 2004, the Federal Motor Carrier Safety Regulations were changed with respect to hours-of-service. The new regulations allow a driver to drive for eleven hours, one more than the previous limit of ten hours, prior to taking ten hours off-duty, two more than the previous requirement of eight hours. Additionally, the new regulations prohibit any driver from driving more than eleven hours in any fourteen consecutive hour period of time. The new regulations may result in reduced productivity of our drivers and increase our need for additional drivers.

Increased unionization could increase our operating costs or constrain operating flexibility.

Although only approximately 5% of our total workforce, and only 4% of our driver workforce, including owner operators and employees of affiliates, are currently subject to collective bargaining agreements, unions such as the International Brotherhood of Teamsters have traditionally been active in the U.S. trucking industry. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a disruption of our operations, which could have a material adverse effect on us. In addition, our non-union workforce has been subject to union organization efforts from time to time, and we could be subject to future unionization efforts as our operations expand. Increased activity by the Teamsters or other unions could increase the possibility for unionization. Increased unionization of our workforce could result in higher compensation and working condition demands that could increase our operating costs or constrain our operating flexibility.

Operations involving hazardous materials could create environmental liabilities.

Our activities are subject to environmental, health and safety laws and regulation by U.S. federal, state and local agencies and Canadian federal and provincial governmental authorities. Our activities involve the handling, transportation, storage and disposal of bulk liquid chemicals, both liquid and dry, many of which are classified as hazardous materials, hazardous substances or hazardous waste. Our tank wash and terminal operations engage in the creation, storage or discharge and proper disposal of wastewater that may have contained hazardous substances, and the control and discharge of storm-water from industrial sites. In addition, we may store diesel fuel and other petroleum products at these terminals. Environmental laws and regulations are complex and address emissions to the air, discharge onto land or water, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws change frequently and generally require us to obtain and maintain various licenses and permits. Environmental laws have tended to become more stringent over time, and most provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. We believe we are in material compliance with all applicable requirements. However, there can be no assurance that material violations of such laws or regulations will not be identified or occur in the future, or that such laws and regulations will not change in a manner that could impose material costs on us.

As a handler of hazardous substances, we are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of these substances either under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Superfund Amendments and Reauthorization Act of 1986, and comparable state and Canadian laws. From time to time, we have incurred remedial costs and regulatory penalties with respect to chemical or wastewater spills and releases at our facilities, and, notwithstanding the existence of our environmental management program, we cannot assure you that such obligations will not be incurred in the future, nor predict with certainty the extent of future liabilities and costs under environmental, health, and safety laws, nor that such liabilities will not result in a material adverse effect on our financial condition, results of operations or our business reputation.

In addition, we may face liability for alleged personal injury or property damage due to exposure to chemicals and other hazardous substances at our facilities or as the result of accidents and spills. Although these types of claims have not historically had a material impact on our operations, a significant increase in these claims could materially adversely affect our business, financial condition, operating results or cash flow.

As a result of environmental studies conducted at our facilities in conjunction with our environmental management program, we have identified environmental contamination at certain sites that will require remediation.

We are currently responsible for remediating and investigating five properties under federal and state Superfund programs where we are the only responsible party. Each of these five remediation projects relates to operations conducted by CLC prior to our acquisition of and merger with CLC in 1998. We have also been named as a “potentially responsible party,” or have otherwise been alleged to have responsibility, under CERCLA or similar state laws for cleaning up off-site locations where our waste, or material transported by us, has allegedly been disposed. We are currently investigating, remediating, or are subject to potential financial obligations at approximately 37 such waste disposal sites where we are one of several performing parties. We have incurred in the past and expect to continue to incur material expenses for the foreseeable future on environmental matters. As of September 30, 2004, we had reserves in the amount of $27.0 million accrued for our environmental liabilities, including remediation costs. Our current reserve provides for an estimate of all known liabilities that are probable and estimable; however, such estimate may change as facts and circumstances develop.

We are self-insured and have exposure to certain claims and the costs of our insurance may not be adequately passed on to our customers.

The primary risks associated with our business are bodily injury and property damage, workers’ compensation claims and cargo loss and damage. We currently maintain liability insurance against (1) bodily injury and property damage claims, covering all employees, owner operators and affiliates, and (2) workers’ compensation insurance coverage on our employees and company drivers. This insurance includes deductibles of $5.0 million per incident for auto liability and a $1.0 million deductible for workers’ compensation. As such, we are subject to liability as a self-insurer to the extent of these deductibles under the applicable policy. We are also self-insured for damage to the equipment that we own and lease and for cargo losses, and such self-insurance is not subject to any maximum limitation. We also provide insurance coverage to our affiliates for (a) auto and general liability coverage, subject to a deductible limit for such affiliates of $10,000 or $15,000 per incident and (b) cargo loss and damage, subject to a deductible limit for such affiliates of $5,000 or $7,500 per incident.

We are subject to changing conditions and pricing in the insurance marketplace and we cannot assure you that the cost or availability of various types of insurance may not change dramatically in the future. To the extent these costs can not be passed on to our customers in increased freight rates, increases in insurance costs could reduce our future profitability.

The loss of one or more significant customers may adversely affect our business.

We are dependent upon a limited number of large customers. Our top ten customers accounted for approximately 29.8% of our total revenues during 2003. In particular, our largest customer, The Dow Chemical Company, accounted for 11.6% of our total revenues during 2003. The loss of The Dow Chemical Company or one or more of our other major customers, or a material reduction in services performed for such customers, would have a material adverse effect on our results of operations.

Our business may be harmed by terrorist attacks, future war or anti-terrorism measures.

In the aftermath of the terrorist attacks of September 11, 2001, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks. Such existing measures and future measures may have significant costs associated with them which a motor carrier is forced to bear. Moreover, large trucks carrying toxic chemicals are a potential terrorist target, and we will be obligated to take measures, including possible capital expenditures, to harden our trucks. A decline in economic activity could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital. In addition, the insurance premiums charged for some or all of the coverages currently maintained by us could increase dramatically or such coverages could be unavailable in the future.

Loss of qualified personnel could limit our growth and negatively affect operations.

There is substantial competition for qualified personnel, including drivers, in the trucking industry. Furthermore, certain geographic areas have a greater shortage of qualified drivers than other areas. We operate in many of these geographic areas where there is a shortage of drivers and have turned down new business opportunities as a result of the lack of qualified new drivers. Difficulty in attracting qualified personnel, particularly qualified drivers, could require us to limit our growth and could have a negative impact on our operations. In addition, we cannot assure you that we will be able to retain qualified personnel in the future.

We depend on members of our senior management.

We believe that our ability to successfully implement our business strategy and to operate profitably depends in large part on the continued employment of our senior management team led by Thomas L. Finkbiner. If Mr. Finkbiner or the other members of senior management become unable or unwilling to continue in their present positions, our business or financial results could be adversely affected.

Interests of Apollo may conflict with your interests.

Our parent, QDI holds all of our membership interests. At November 15, 2004, the Apollo Funds owned approximately 54.7% of the common stock of QDI. As a result, Apollo can and will be able to substantially influence all matters requiring sole member approval, including the election of our managers, appointment of new management and approval of any action requiring the approval of the holders of shares of QDI’s common stock, including the approval of significant corporate transactions, such as acquisitions and mergers or sales of substantially all of our assets. The interests of Apollo may conflict with your interests. For example, if we encounter financial difficulties, or are unable to pay our debts as they mature, Apollo may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though these transactions might involve risk to the holders of the notes. Similarly, if our financial performance and creditworthiness significantly improve in the future, Apollo may have an interest in pursuing reorganizations, restructurings, or other transactions that could increase our leverage or impair our creditworthiness or otherwise, in their judgment, enhance Apollo’s equity investment in QDI, even though these transactions might involve risk to the holders of the notes.

Litigation in connection with irregularities at Power Purchasing, Inc. (“PPI”) may adversely affect our results of operations and financial position.

As disclosed in more detail under “Business—Legal Proceedings,” two putative class action lawsuits are pending against us, both of which contain allegations that stem from our previously announced discovery of irregularities at PPI. The plaintiffs in those putative classes are alleged holders of QDI’s common stock and allege that we violated various federal securities laws. In addition to these allegations, we are also subject to the risk that claims may be brought by PPI’s customers whose insurance policies were not renewed but from whom Power Purchasing, Inc. collected insurance premiums. Moreover, new information and additional issues may come to our attention or the attention of our outside advisors in connection with the irregularities at PPI described herein. The final outcome of these legal proceedings and any future legal proceedings initiated against us has not been determined and could have a material adverse effect on our results of operations and financial position. See “Business—Legal Proceedings.”

Governmental investigations in connection with irregularities at PPI may adversely affect our results of operations and profitability.

In response to our voluntary disclosure to SEC officials and various state government authorities and regulators concerning the irregularities at PPI, the SEC and certain state government regulators are conducting informal inquiries into those irregularities. While no formal regulatory or governmental investigation into the PPI irregularities has been initiated, it is possible that state and federal regulatory or governmental authorities could begin such a formal investigation. The final outcome of the informal inquiries or any formal investigation that may be initiated (by the SEC or other regulatory or governmental authority) is impossible to determine at this time and could have a material adverse effect on our results of operations and financial position. See “Business—Legal Proceedings.”

Our management liability and company reimbursement insurance policies may not be sufficient to cover damages that may result from litigation in connection with irregularities at PPI.

We carry management liability and company reimbursement insurance policies for the relevant period, which provide for aggregate coverage of $20 million and have notified our insurance carriers of the lawsuits relating to these irregularities at PPI. The insurance carriers have not yet confirmed or denied coverage. Even if our insurance carriers cover liabilities arising out of PPI, the actual damages sought may exceed any applicable policies’ coverage limits. In October 2004, we, our insurance carriers, counsel to the plaintiffs in the lawsuits relating to the irregularities at PPI, and other interested persons have engaged in a mediation in an attempt to resolve all of the pending and threatened litigation relating to the PPI irregularities. We continue to pursue settlement discussions. However, there can be no assurance that a binding settlement can be reached on terms and conditions satisfactory to us. A final outcome cannot be determined at this time and could have a material adverse effect on our results of operations and financial position. See “Business—Legal Proceedings.”

Our failure to comply with requirements imposed by Section 404 of the Sarbanes-Oxley Act of 2002 may adversely affect operations.

We are expending significant resources in developing the necessary documentation and testing procedures required by Section 404. Still, we cannot be certain as to the timing of completion or result of our evaluation, testing and remediation actions or the impact of the same on our operations since there is no precedent available by which to measure compliance adequacy. If we are unable to complete our evaluation, testing and remediation actions within a timely manner, our independent registered certified public accounting firm may not have sufficient time to evaluate and test our controls. If management’s assessment does not conclude that our internal controls over financial reporting are effective as of December 31, 2004, this could adversely reflect on the reliability of our internal controls over financial reporting. If we fail to comply with the requirements imposed by Section 404 or fail to maintain effective internal controls, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements included in this prospectus, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. In particular, forward-looking statements appear elsewhere in this prospectus under “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. Important factors that could cause a material difference in the actual results from the forward-looking statements are set forth elsewhere in this prospectus including those discussed under “Risk Factors.” Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “could,” “seeks,” “plans,” “intends,” “anticipates” or “scheduled to” or the negatives of those terms, or other variations of those terms or comparable language, or by discussions of strategy or other intentions.

Examples of forward-looking statements include:

•	projections of revenue, earnings, capital structure and other financial items,

•	statements of our plans and objectives and its management,

•	statements of expected future economic performance, and

•	assumptions underlying statements regarding us or our business.

As stated elsewhere in this prospectus, these risks, uncertainties and other factors include, among others:

•	general economic conditions,

•	the availability of diesel fuel,

•	adverse weather conditions,

•	competitive rate fluctuations,

•	our substantial leverage and restrictions contained in our debt agreements, including our credit facility and our indentures,

•	the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements,

•	changes in demand for our services due to the cyclical nature of our customers’ businesses,

•	our dependence on affiliates and owner-operators and our ability to attract and retain owner-operators, affiliates and company drivers,

•	changes in the future or our inability to comply with governmental regulations and legislative changes affecting the transportation industry,

•	our material exposure to both historical and changing environmental regulations and the increasing costs relating to environmental compliance,

•	our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace,

•	the final outcome of state regulatory investigations into the insurance irregularities and any other governmental investigations or legal proceedings initiated against us and the reaction of our lenders, investors, drivers and affiliate owner-operators to the insurance irregularities and restatements;

•	the cost of complying with existing and future anti-terrorism security measures erected by federal, state and municipal authorities;

•	our ability to develop the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 within the required time frame; and

•	the potential loss of our ability to use net operating losses to offset future income due to a change of control.

In addition, there may be other factors that could cause our actual results to be materially different from the results referenced in the forward-looking statements.

All forward-looking statements contained in this prospectus are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made, and we do not intend to update or otherwise revise the forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

We and the guarantors of the old notes have entered into a registration rights agreement with the initial purchase of the old notes as part of the Transaction in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our best efforts to cause such offer to be consummated within 220 days following the original issue of the old notes. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to have the registration statement of which this prospectus forms a part declared effective by May 11, 2004 or this exchange offer consummated by June 20, 2004. The old notes were issued on November 13, 2003.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the Commission to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective until the earlier of (a) the date on which all outstanding old notes held by persons that are not our affiliates may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or any successor provision thereto and (b) such time as all of the old notes have been sold thereunder. These circumstances include:

•	because of any change in current law or prevailing interpretations of the staff of the Commission, we are not permitted to effect this exchange offer;

•	this exchange offer is not consummated within 220 days after the closing date of the transactions; or

•	any holder of old notes who is not able to participate in this exchange offer so requests in writing on or before the 60th day after the consummation of this exchange offer.

Because we have failed to comply with our obligations under the registration rights agreement to have the registration statement of which this prospectus forms a part declared effective by May 11, 2004 or this exchange offer consummated by June 20, 2004, we will be required to pay additional interest to holders of the old notes. See “Exchange Offer and Registration Rights” for a description of the additional interest payable to holders of old notes.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in this exchange offer will be required to make the following representations:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	that at the time of the commencement of the registered exchange offer it had no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of exchange notes in violation of the Securities Act;

•	that it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or if it is an affiliate of ours, that it will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•	if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes.

Resale of Exchange Notes

Based on interpretations of the Commission staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the Commission set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of exchange notes in exchange for the principal amount of old notes surrendered under this exchange offer.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $125,000,000 aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the

rules and regulations of the Commission. Old notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to this Exchange Offer.”

Holders who tender old notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with this exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in this exchange offer.

Expiration Date; Extensions; Amendments

This exchange offer will expire at 12:00 midnight, New York City time on                     , 2005, unless in our sole discretion, we extend it.

In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes;

•	to extend this exchange offer or to terminate this exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to this Exchange Offer” have not been satisfied, by giving oral or written notice of such deal, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend this exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment and will extend this exchange offer to the extent required by law, if necessary. Generally we must keep this exchange offer open for at least five business days after a material change. Pursuant to Rule 14e-1(b) under the Exchange Act, if we increase or decrease the percentage of old notes being sought, we will extend this exchange offer for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the old notes. We currently do not intend to decrease the percentage of old notes being sought.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to this Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	this exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Commission; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that prior to the expiration of the exchange offer has not made:

•	the representations described under “—Purpose and Effect of this Exchange Offer”, “—Procedures for Tendering” and “Plan of Distribution”, and

•	such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the registered holders of the old notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all old notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.

We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us prior to the expiration of this exchange offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us prior to the expiration of this exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of old notes may tender such old notes in this exchange offer. To tender in this exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	the holder is not an “affiliate”, as defined in Rule 405 of the Securities Act, of us.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

—	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

—	stating that the tender is being made thereby; and

—	guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent”, or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have validity tendered for exchange for purposes of this exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Hand, Overnight Delivery, Registered or Certified Mail: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7E New York, New York 10286

By Facsimile Transmission

(for eligible institutions only):

(212) 298-1915

Corporate Trust Operations

Reorganization Unit

To Confirm by Telephone

or for Information Call:

(212) 815-2742

Corporate Trust Operations

Reorganization Unit

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with this exchange offer include:

•	Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under this exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum and consent solicitation statement distributed in connection with the transactions.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the Commission staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the Commission; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We will capitalize the expenses of this exchange offer as deferred financing costs and expense these costs over the life of the exchange notes.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness. The net proceeds from the old notes were used, in part, to fund the Transaction.

CAPITALIZATION

The following table sets forth the consolidated cash and cash equivalents and capitalization of QDI as of September 30, 2004. This table should be read in conjunction with our consolidated financial statements, including the notes thereto, “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

As of September 30, 2004
(dollars in thousands)
Cash and cash equivalents	$1,271

Debt:
Credit facility:
Term loan	$138,600
Revolving credit facility	—
Old notes	125,000
Series B floating interest rate subordinated term security due 2006 (“FIRSTS”)	7,500
Capital lease obligations	109
Overdraft line of credit	68

Total debt (including current maturities)	271,277

Total stockholders’ deficit	(24,277)

Total capitalization	$247,000

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table presents, as of the dates and for the periods indicated, the selected historical financial information of QDI. QDI is or will be a guarantor of the old notes and the exchange notes and of the new credit facility and has no material assets or operations other than its ownership of 100% of our membership units. As a result, the consolidated financial position and results of operations of QDI are substantially the same as ours. The historical statement of operations data for the fiscal years ended December 31, 2001, 2002 and 2003 and the historical balance sheet data as of December 31, 2002 and 2003 are derived from and should be read in conjunction with, the audited financial statements and related notes appearing elsewhere in this prospectus. The historical balance sheet data, the historical statement of operations data and other data as of and for the years ended December 31, 1999, 2000, 2001 and 2002 and as of and for the nine months ended September 30, 2003 have been restated to reflect the restatement discussed in “Summary—The Restatement.” The historical statement of operations data for the fiscal years ended December 31, 1999 and 2000 and the historical balance sheet data as of December 31, 1999, 2000 and 2001 are derived from our audited financial statements that are not included herein. The historical statement of operations data and other data for the nine months ended September 30, 2003 and September 30, 2004 and the historical balance sheet data as of September 30, 2003 and September 30, 2004 are derived from our unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the period. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.

The information contained in this table should also be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

Years Ended December 31,	Nine Months Ended September 30,
1999	2000	2001	2002	2003	2003	2004
(Restated)(1)	(Restated)(1)	(Restated)(1)(2)	(Restated)(2)
(dollars in thousands)
STATEMENT OF OPERATIONS DATA:
Operating revenues	$569,097	$555,816	$509,522	$516,760	$565,440	$426,043	467,024
Operating expenses:
Purchased transportation(3)	319,271	320,943	298,688	301,921	360,303	268,269	314,643
Depreciation and amortization(4)	60,556	35,281	33,410	31,823	28,509	22,744	17,635
Other operating expenses	172,391	170,591	152,431	160,618	157,834	110,503	121,644

Operating income(5)	16,879	29,001	24,993	22,398	18,794	24,527	13,102
Interest expense(6)	40,806	40,605	40,389	33,970	29,984	22,022	16,125
Interest expense, transaction fees(7)	—	—	—	10,077	700	700	—
Interest expense, preferred stock conversion	—	—	—	—	59,395	—	—
Foreign currency transaction loss	—	—	—	—	937	937	—
Gain on debt extinguishment	—	—	—	—	(4,733)	—	—
Other expenses (income)	(488)	(393)	(143)	6	(288)	(200)	268

Income (loss) before taxes	(23,439)	(11,211)	(15,253)	(21,655)	(67,201)	1,068	(3,291)
Provision (benefit) for income taxes(8)	(6,068)	31,225	1,135	1,443	(99)	360	858
Minority interest	(21)	—	—	—	—	—	—

Income (loss) from continuing operations, before discontinued operations and cumulative change in accounting principle	(17,392)	(42,436)	(16,388)	(23,098)	(67,102)	708	(4,149)
Income (loss) from discontinued operations, net of tax	1,462	56	(359)	(2,913)	—	—	—
Cumulative effect of a change in accounting principle(9)	—	—	—	(23,985)	—	—	—

Net income (loss)	(15,930)	(42,380)	(16,747)	(49,996)	(67,102)	708	(4,149)
Preferred stock and minority stock dividends	(1,444)	(1,745)	(2,762)	(6,021)	(4,540)	(4,481)	—

Net income (loss) attributable to common stockholders	$(17,374)	$(44,125)	$(19,509)	$(56,017)	$(71,642)	$(3,773)	$(4,149)

Income (loss) from continuing operations per share(10)
Basic	$(5.50)	$(12.89)	$(5.59)	$(8.64)	$(12.51)	$(1.13)	$(0.22)
Diluted	(5.50)	(12.89)	(5.59)	(8.64)	(12.51)	(1.13)	(0.22)
Weighted average common shares outstanding
Basic	3,426,000	3,427,000	3,422,000	3,369,000	5,729,000	3,337,000	18,904,000
Diluted	3,426,000	3,427,000	3,422,000	3,369,000	5,729,000	3,337,000	18,904,000

Years Ended December 31,	Nine Months Ended September 30,
1999	2000	2001	2002	2003	2003	2004
(Restated)	(Restated)	(Restated)	(Restated)
(dollars in thousands)
OTHER DATA:
Cash paid for interest	$38,450	$39,412	$33,914	$32,079	$24,946	$16,055	22,897
Net cash and cash equivalents provided by operating activities	9,169	41,282	7,468	25,832	17,349	20,782	12,251
Net cash and cash equivalents (used in) investing activities(11)	(8,875)	(18,721)	(34,936)	(7,169)	(12,381)	(4,407)	(6,549)
Net cash and cash equivalents provided by (used in) financing activities	674	(20,171)	27,263	(19,998)	(4,733)	(14,372)	(5,507)
Ratio of earnings to fixed charges(12)	—	—	—	—	—	1.0	x	—
Number of terminals at end of period	171	152	148	153	164	157	161
Number of trailers operated at end of period	7,625	7,526	7,737	7,565	8,253	7,884	8,116
Number of tractors operated at end of period	3,943	3,491	3,394	3,363	3,473	3,441	3,574

	As of December 31,					As of September 30,
	1999	2000	2001	2002	2003	2003	2004
	(Restated)	(Restated)	(Restated)	(Restated)

BALANCE SHEET DATA:
Working capital	$68,440	$37,223	$32,482	$13,804	$7,348	$3,736	7,059
Total assets	541,741	452,480	445,243	381,586	374,191	368,961	381,855
Total indebtedness, including current maturities	434,156	416,939	443,856	397,613	279,509	384,218	271,277
Redeemable securities(13)	13,287	15,092	17,092	62,675	—	69,384	—

(1)	The restatement adjustments relating to the irregularities at PPI that affect financial data as of December 31, 2001, 2000 and 1999 and for each of the two years ended December 31, 2000 and 1999, which financial data is derived from financial statements that are not included in this prospectus, are set forth in the following tables (in thousands, except per share data):

	As of December 31, 2001
	As Reported	Restatement	Restated
Working capital	$34,542	$(2,060)	$32,482
Total assets	448,138	(2,895)	445,243
Stockholders’ deficit	(135,427)	(4,725)	(140,152)

	As of and for the year ended December 31, 2000
	As Reported	Restatement	Restated
Operating revenues	$556,547	$(731)	$555,816
Other operating expenses	170,729	(138)	170,591
Operating income	29,594	(593)	29,001
Loss before taxes	(10,618)	(593)	(11,211)
Loss from continuing operations, before discontinued operations and cumulative change in accounting principle	(41,843)	(593)	(42,436)
Net loss	(41,787)	(593)	(42,380)
Net loss attributable to common stockholders	(43,532)	(593)	(44,125)
Loss from continuing operations per share - basic	(12.72)	(0.17)	(12.89)
Loss from continuing operations per share - diluted	(12.72)	(0.17)	(12.89)
Working capital	37,129	104	37,233
Total assets	453,073	(593)	452,480
Stockholders’ deficit	(110,866)	(1,398)	(112,264)

	As of and for the year ended December 31, 1999
	As Reported	Restatement	Restated
Operating revenues	$569,597	$(500)	$569,097
Operating income	17,379	(500)	16,879
Loss before taxes	(22,939)	(500)	(23,439)
Loss from continuing operations, before discontinued operations and cumulative change in accounting principle	(16,892)	(500)	(17,392)
Net loss	(15,430)	(500)	(15,930)
Net loss attributable to common stockholders	(16,874)	(500)	(17,374)
Loss from continuing operations per share - basic	(5.35)	(0.15)	(5.50)
Loss from continuing operations per share - diluted	(5.35)	(0.15)	(5.50)
Working capital	53,469	14,971	68,440
Total assets	542,241	(500)	541,741
Stockholders’ deficit	(64,773)	(805)	(65,578)

(2)	See Note 1 to the audited financial statements included elsewhere in this prospectus entitled “Business Organization – PPI Irregularities.”
(3)	Does not include purchased transportation from discontinued operations of $1.9 million, $1.7 million and $1.4 million in 1999, 2000 and 2001, respectively.
(4)	Does not include depreciation and amortization from discontinued operations of $1.7 million, $1.8 million and $1.7 million in 1999, 2000 and 2001, respectively.
(5)	For the years ended December 31, 2000, 2001, 2002 and 2003 operating income includes charges of $9.9 million, $3.4 million, $4.1 million and $3.0 million, respectively, relating to insurance claims associated with our operations prior to the 1998 acquisition of CLC and restructuring charges.
(6)	After giving effect to the Transaction, we would have had interest expense of $27.3 million and $21.4 million for the year ended December 31, 2002 and 2003.
(7)	Represents transaction fees paid in connection with the exchange offer completed on May 30, 2002 for the year ended December 31, 2002. See “Certain Relationships and Related Transactions—The 2002 Transactions.”
(8)	The provision for income taxes for the year ended December 31, 2000 includes the establishment of a valuation reserve of $32.6 million, which was a non-cash charge.
(9)	Adoption of FAS Statement 142 resulted in a non-cash impairment loss related to goodwill.
(10)	Loss per share and weighted average common shares gives effect to the 1.7 for 1 stock split for all periods presented effected November 4, 2003.
(11)	Consists of capital expenditures less proceeds from asset sales for the periods presented.
(12)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense including the amortization of deferred debt issuance costs, one-third of rent expense and preferred stock dividends. In 1999, 2000, 2001, 2002 and 2003, earnings were insufficient to cover fixed charges by approximately $23.5 million, $11.2 million, $15.3 million, $21.7 million, and $67.2 million, respectively. For the nine months ended September 30, 2004, earnings were insufficient to cover fixed charges by approximately $3.3 million. After giving effect to the Transaction, pro forma earnings would have been insufficient to cover pro forma fixed charges by approximately $58.6 million in 2003.
(13)	Redeemable securities of QDI on a consolidated basis included $51.0 million of mandatorily redeemable preferred stock and accrued dividends on this stock of $11.9 million at December 31, 2002 and $18.6 million at September 30, 2003 and are net of $.2 million in shareholder loans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QDI does or will guarantee the old notes and the exchange notes and borrowings under the senior credit facility and has no material assets or operations other than its ownership of all of our membership interests. As a result, the discussion below of the historical results of operations and liquidity of QDI is substantially the same as ours. The following discussion of QDI’s results of operations and financial condition should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see “Cautionary Statement Regarding Forward Looking Statements.”

Overview

We operate the largest dedicated bulk tank truck network in North America based on bulk service revenues, and we believe we have twice the revenues of our closest competitor in our primary chemical bulk transport market. The bulk tank truck market in North America includes all items shipped by bulk tank truck carriers and consists primarily of the shipping of chemicals, gasoline and food-grade products. We transport a broad range of chemical products and provide our customers with value-added services, including intermodal, transportation management, transloading, tank cleaning, dry-bulk hauling, leasing and other logistics services. We extensively utilize third-party affiliate terminals and owner-operator drivers in our core bulk service network. Our light-asset based operations enable us to minimize our capital investments and increase the flexibility of our cost structure, while providing superior localized customer service. We are a core carrier for many of the Fortune 500 companies engaged in chemical processing, including Dow Chemical Company, Procter & Gamble Company, E.I. Dupont and PPG Industries, and we provide services to most of the top 100 chemical producers in the world with U.S. operations. We expect to grow as our customers continue to outsource more of their transportation management and logistics needs to full-service carriers.

Following the merger in 1998 of our predecessor companies, Chemical Leaman Corporation (“CLC”) and Montgomery Tank Lines (“MTL”), we began assembling in 2000 a new management team to guide the integration of CLC and MTL and position us for profitable future growth. Our new management team undertook several major initiatives designed to enhance our operating flexibility, upgrade and standardize our business processes, improve our customer service and increase our profitability. Some of these initiatives, which are described below, were initiated during 2002, and are now beginning to yield benefits as reflected in our revenue growth from $509.5 million in 2001 to $516.8 million in 2002 to $565.4 million in 2003 and from $426.0 million for the nine months ended September 30, 2003 to $467.0 million for the nine months ended September 30, 2004.

•	We significantly expanded the use of affiliate terminals and owner-operator drivers in our transformation to a more light-asset based business model. Revenues from our affiliate partners and owner-operator drivers accounted for 86.1%, 87.2% and 90.6% of our transportation revenues in 2001, 2002 and 2003, respectively, and for 90.2% and 91.6% for the nine months ended September 30, 2003 and 2004, respectively.

•	We installed a new order entry, dispatch and billing system, a new decision-support system and a new mobile satellite communication system.

•	We established new standard operating procedures for customer service and safety and implemented a new field operating structure.

•	We added several terminals and tank wash facilities in strategic locations to fill out our core bulk network.

•	We began offering additional complementary, value-added services that offer attractive growth potential, including intermodal services and third-party logistics.

•	We implemented a new yield management system and other profit improvement initiatives.

•	We sold a non-core petroleum and mining trucking business, as well as the assets for the glass trucking business of Levy Transport, Ltd.

•	We sold certain assets of PPI.

We believe that we will realize significant additional financial benefits from these and other strategic initiatives. As a result of the difficulties experienced in 2004 in connection with or following the disclosure of the PPI irregularities, we have restructured and strengthened our senior management team.

Our revenue is principally a function of the volume of shipments by the bulk chemical industry, our market share, and the amount spent on tank truck transportation as opposed to other modes of transportation such as rail. The volume of shipments of chemical products are, in turn, affected by many other industries, including consumer and industrial products, automotive, paint and coatings, and paper, and tend to vary with changing economic conditions. Additionally, we also provide leasing, tank cleaning, transloading and warehousing, which are presented as other service revenue. We also broker insurance products for drivers and affiliates through an independent third party.

The principal components of our operating costs include purchased transportation, salaries, wages, benefits, annual tractor and trailer maintenance costs, insurance, technology infrastructure and fuel costs. We believe our use of affiliates and owner-operators provides a more flexible cost structure, increases our asset utilization and increases our return on invested capital. The expanded use of affiliates and owner-operator drivers results in a more variable operating cost business since affiliates and owner-operators are paid fixed, contracted percentages of revenue, which affords us some protection against a business decline and lower pricing. We believe that the entrepreneurial nature of our affiliate and owner-operator model enables us to achieve higher productivity and better cost control on an overall basis when compared to company-owned operations.

We have historically focused on maximizing cash flow and return on invested capital. Our affiliate program has greatly reduced the amount of capital needed for us to maintain and grow our terminal network. In addition, the extensive use of owner-operators reduces the amount of capital needed to operate our fleet of tractors, which have shorter economic lives than trailers. These factors have allowed us to concentrate our capital spending on our trailer fleet where we can achieve superior returns on invested capital through our transportation operations and leasing to third parties and affiliates.

We believe the most significant factors to achieving future business growth are the ability to (a) recruit and retain drivers, especially given the new hours-of-service regulations effective during 2004, (b) add new affiliates, and (c) further expand our existing network by adding new customers and obtaining additional business from existing customers. Nine new affiliates have been added since the end of 2002 providing incremental revenues of $17.4 million for the nine months ended September 30, 2004.

On November 13, 2003, we consummated our initial public offering of 7,875,000 shares of our common stock at $17.00 per share. On this date, we sold an additional 25,000 shares of common stock to an existing shareholder for $11.63 per share as a result of the exercise of his preemptive rights in connection with the conversion of our 13.75% Mandatorily Redeemable Preferred Stock (“Redeemable Preferred Stock”) to common stock. Our subsidiary, QD LLC concurrently consummated (a) the private offering of $125 million aggregate principal amount of old notes and (b) the entry into a new credit facility consisting of a $140 million delayed draw term loan facility, a $75 million revolving credit facility and a $20 million pre-funded letter of credit facility. We utilized the proceeds from these transactions to repay all of our previous debt, except for $7.5 million of floating interest rate notes, our $5.0 million overdraft line of credit facility, and our outstanding capital leases. During 2004 and going forward, we expect our interest expense to decrease from historical levels due to the reduction of outstanding debt and the reduction of interest rates from the previously outstanding debt. We believe that our capital structure provides us the flexibility necessary to continue expanding our scope of service capabilities, providing us the ability to be a full-service provider to companies looking to outsource their transportation-management and logistics needs.

On July 13, 2004, we sold certain assets of PPI including accounts, customer lists and insurance contracts. These assets were related to the business of offering insurance to individuals who are not owner-operators, affiliates and fleet owners doing business regularly with us (“QDI Persons”). The sales price was $0.6 million with $0.5 million paid at closing and the remaining $0.1 million to be paid in equal monthly installments over twelve months. We may receive an additional amount of up to $0.4 million in September of 2006 based on the excess of the buyer’s annual revenues from this business, as defined in the sales agreement, over $0.5 million. We recorded a loss of $0.2 million related to this transaction in the third quarter of 2004.

For the retained business, which encompasses the on-going transactions with QDI Persons, we entered into a three-year outsourcing agreement whereby the outside insurance brokerage company provides the administrative responsibilities for insurance-related services offered to QDI Persons. We receive a percentage of certain commissions, underwriting profits, administrative and other defined revenues related to the outsourced administrative responsibilities for insurance-related services. We are retaining certain assets and liabilities of PPI including the reserves established on the uninsured policies identified during the investigation of irregularities at PPI.

Additionally, on August 15, 2004, we sold our orange juice transportation operations. On August 30, 2004, we sold certain assets, primarily tractors and trailers related to the glass transportation business of Levy Transport, Ltd., for $1.5 million. We recorded a loss of $1.1 million on the sale of these assets, as well as additional tax expense of $0.5 million in the third quarter of 2004.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States . We believe the following are the critical accounting policies that impact the financial statements, some of which are based on management’s best estimates available at the time of preparation. Actual experience may differ from these estimates.

Property and Equipment—Property and equipment expenditures, including tractor and trailer rebuilds that extend the useful lives of such equipment, are capitalized and recorded at cost. For financial statement purposes, these assets are depreciated using the straight-line method over the estimated useful lives of the assets to an estimated salvage value. Annual depreciable lives are 10-25 years for buildings and improvements, 5-15 years for tractors and trailers, 7 years for terminal equipment, 3-5 years for furniture and fixtures and 3-10 years for other equipment and software. Tractor and trailer rebuilds, which are recurring in nature and extend the lives of the related assets, are capitalized and depreciated over the period of extension, generally 5 to 10 years, based on the type and extent of these rebuilds. Maintenance and repairs are charged directly to expense as incurred. Management estimates the useful lives of these assets based on historical trends and the age of the assets when placed in service, and any changes in the actual lives could result in material changes in the periodic depreciation and resulting net book value of these assets. Additionally, we estimate the salvage values of these assets based on historical sales of disposals, and any changes in the actual salvage values could also affect the periodic depreciation and resulting net book value of these assets.

Furthermore, we evaluate the recoverability of our long-lived assets whenever adverse events or changes in the business climate indicate that the expected undiscounted future cash flows from the related category of assets may be less than previously anticipated. If the net book value of the related category of assets exceeds the undiscounted future cash flows of the category of assets, the carrying amount would be reduced to the fair value and an impairment loss would be recognized. This analysis requires us to make significant estimates and assumptions in projecting future cash flows, and changes in facts and circumstances could result in material changes in the amount of any impairment losses.

Goodwill—Goodwill and other intangibles are reviewed for impairment annually and whenever events or circumstances indicate that the book value of the asset may not be recoverable. We periodically evaluate whether events or circumstances indicate possible impairment. We identified three reporting units: transportation operations, insurance operations and Mexican operations. We allocated goodwill to the transportation operation as it principally resulted from the acquisition of CLC in 1998. If the fair value of the reporting unit is less than its carrying amount, an impairment loss is recorded to the extent the carrying amount of the goodwill within the reporting unit is greater than the implied fair value of goodwill. We performed our annual assessment during the second quarter of 2004. We used a combination of discounted cash flows and valuation of our capital structure to estimate the fair value. Projections for future cash flows were based on our recent operating trends. If actual cash flows turn out to be significantly less than projections, then the impairment analysis could change, possibly resulting in future impairment charges.

Deferred tax assets—We use the liability method of accounting for income taxes. If, on the basis of available evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized, the asset must be reduced by a valuation allowance. Since realization is not assured as of September 30, 2004, management has deemed it appropriate to establish a 100% valuation allowance against the deferred tax assets. Any change in the actual future results of operations could impact the valuation of the net deferred tax asset.

Environmental liabilities—We have reserved for potential environmental liabilities based on the best estimates of potential clean-up and remediation estimates for known environmental sites. We employ a staff of environmental professionals to administer all phases of our environmental programs and use outside experts where needed. These professionals develop estimates of potential liabilities at these sites based on projected and known remediation costs. These cost projections are determined through previous experiences with other sites and through bids from third-party contractors. Management believes current reserves are reasonable based on current information.

Accident claims reserves—We currently maintain liability insurance for bodily injury and property damage claims, covering all employees, owner-operators and affiliates, and workers’ compensation insurance coverage on our employees and company drivers. This insurance includes deductibles of $5 million per incident for auto liability and $1 million for workers’ compensation for periods after September 15, 2002. As such, we are subject to liability as a self-insurer to the extent of these deductibles under the policy. We are self-insured for damage to the equipment we own or lease and for cargo losses. In developing liability reserves, we rely on professional third party claims administrators, insurance company estimates and the judgment of our own safety department personnel, and independent professional actuaries and attorneys. The most significant assumptions used in the estimation process include determining the trends in loss costs, the expected consistency in the frequency and severity of claims incurred but not yet reported to prior year claims and expected costs to settle unpaid claims. Management believes reserves are reasonable given known information, but as each case develops, estimates may change to reflect the effect of new information.

Revenue recognition—Transportation revenues, including fuel surcharges, and related costs are recognized on the date the freight is delivered. Other service revenues, consisting primarily of lease revenues from affiliates, owner-operators and third parties, are recognized ratably over the lease period. Tank wash revenues are recognized when the wash is performed. Insurance brokerage revenues are recorded as a contractual percentage of premiums received ratably over the period that the insurance covers. As a result of the irregularities at PPI, we have recognized all revenues, including the premiums for the insurance policies that were not renewed with third-party insurance carriers in connection with the restatement at PPI, on a gross basis as the principal and primary obligor with risk of loss in relation to our responsibility for completion of services as contracted by our customers.

Allowance for uncollectible receivables—The allowance for all potentially uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by our management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. The receivables analyzed include trade receivables, as well as loans and advances made to owner-operators and affiliates. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional allowance could be required. Historically, our actual losses have been consistent with these allowances.

Pension Plans—We maintain two noncontributory defined-benefit plans resulting from a prior acquisition that cover certain full-time salaried employees and certain other employees under a collective bargaining agreement. Both plans are frozen and, as such, no future benefits accrue. We record annual amounts relating to these plans based on calculations specified by generally accepted accounting principles, which include various actuarial assumptions such as discount rates (6.25%) and assumed rates of return (7.50%). Material changes in pension costs may occur in the future due to changes in these assumptions. Future annual amounts could be impacted by changes in the discount rate, changes in the expected long-term rate of return, changes in the level of contributions to the plans and other factors.

The discount rate is based on a model portfolio of AA rated bonds with a maturity matched to the estimated payouts of future pension benefits. The expected return on plan assets is based on our expectation of the long-term rates of return on each asset class based on the current asset mix of the funds, considering the historical returns earned on the type of assets in the funds, plus an assumption of future inflation. The current investment policy target asset allocation is 60% equities and 40% bonds, and the current inflation assumption is 3%. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. As required by GAAP in the United States, the effects of the modifications are amortized over future periods. Based on the information provided by our independent actuaries and other relevant sources, we believe that the assumptions used are reasonable.

Assumed discount rates and expected return on plan assets have a significant effect on the amounts reported for the pension plan. At December 31, 2003, our projected benefit obligation (“PBO”) was $45.4 million. Our projected 2004 net periodic pension expense was $1.3 million. A 1.0% decrease in our assumed discount rate to 5.25% would increase our PBO to $50.6 million and increase our 2004 net periodic pension expense to $1.5 million. A 1.0% increase in our assumed discount rate to 7.25% would decrease our PBO to $41.1 million and decrease our 2004 net periodic pension expense to $1.1 million. A 1.0% decrease in our assumed rate of return to 6.5% would not change our PBO and would increase our 2004 net periodic pension expense to $1.6 million. A 1.0% increase in our assumed rate of return to 8.5% would not change our PBO and would decrease our 2004 net periodic pension expense to $0.9 million.

New Accounting Pronouncements

In December 2003, the FASB released revised FASB Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” The revised standard provides required disclosures for pensions and other postretirement benefit plans and is designed to improve disclosure transparency in financial statements. The revised standard replaces existing pension disclosure requirements. Required disclosures for the year ended December 31, 2003 have been incorporated in the notes to the consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 provides guidance in determining (1) whether consolidation is required under the “controlling financial interest” model of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” (or other existing authoritative guidance) or, (2) whether the variable interest model under FIN 46 should be used to account for existing and new entities. In December 2003, the FASB released a revised version of FIN 46 (FIN 46R) clarifying certain aspects of FIN 46 and providing certain entities with exemptions from its requirements. Adoption of this standard did not have a material impact on our financial reporting.

In May 2003, the Emerging Issues Task Force issued Consensus No. 03-6, “Participating Securities and the Two-class Method under FASB No. 128, Earnings Per Share” (“EITF 03-6”). EITF 03-6 considers how a participating security should be defined for purposes of applying paragraphs 60 and 61 of FASB Statement No. 128, and whether paragraph 61 of FASB Statement No. 128 requires an entity to use the two-class method in computing EPS based on the presence of a non-convertible participating security, regardless of the characteristics of that participating security. EITF 03-6 is effective for fiscal periods beginning after March 31, 2004. The adoption of EITF 03-6 did not have a material impact on our financial reporting.

The FASB is amending FASB Statement No. 128 to make it consistent with International Accounting Standard 33, Earnings per Share (IAS 33), and make EPS computations comparable on a global basis. The revised standard changes the calculation of diluted EPS surrounding the application of the treasury stock method for share contracts such as options or warrants and eliminating the ability to overcome the presumption of share settlement for contracts that may be settled in either cash or shares of stock. Additionally, shares that will be issued upon conversion of a mandatorily convertible security must be included in the weighted-average number of shares outstanding used in computing basic EPS from the date that conversion becomes mandatory. Retrospective application for all periods presented would be required. We have not determined the effect of this pronouncement.

Results of Operations

The consolidated financial statements as of December 31, 2002 and for each of the two years then ended and the corresponding fiscal 2002 and 2001 interim periods and for the nine months ended September 30, 2003 have been restated to account for accounting and insurance irregularities identified at PPI, a subsidiary that markets insurance products, resulting from unauthorized actions by PPI’s former vice president. This restatement resulted in an increase in net loss and basic and diluted earnings per share of approximately $4.9 million and $1.45, respectively, in the fiscal year ended December 31, 2002 and $3.3 million and $0.97, respectively, in the fiscal year ended December 31, 2001. For the nine months ended September 30, 2003, the restatement decreased our net income and basic and diluted net income per share by $5.7 million and $1.69. All financial data in the following discussion has been restated to account properly for the identified adjustments relating to these irregularities.

During the second quarter of 2002, we sold the Levy petroleum trucking division and closed the Levy mining trucking operation, as well as closed Bulknet, our internet-based load brokerage subsidiary. Revenue and operating expenses in the following discussion have been adjusted to remove the revenues and expenses associated with the operations of these divisions as such amounts are reported as discontinued operations on the statement of operations.

The following table presents certain consolidated financial information for the years ended December 31, 2001, 2002 and 2003 (dollars in thousands):

	Year Ended December 31,
	2001	% of Revenues	2002	% of Revenues	2003	% of Revenues
	(Restated)		(Restated)
Total operating revenues	$509,522	100.0%	$516,760	100.0%	$565,440	100.0%

Operating expenses:
Purchased transportation	298,688	58.6	301,921	58.4	360,303	63.7
Compensation	66,978	13.2	69,104	13.4	60,588	10.7
Fuel, supplies and maintenance	42,426	8.3	43,234	8.4	38,312	6.8
Depreciation and amortization	33,410	6.6	31,823	6.2	28,509	5.0
Selling and administrative	13,743	2.7	13,575	2.6	12,548	2.2
Insurance claims	13,803	2.7	18,427	3.6	32,209	5.7
Taxes and licenses	4,197	0.8	4,231	0.8	4,267	0.8
Communication and utilities	7,736	1.5	7,479	1.5	6,925	1.2
Loss on sale of property and equipment	99	0.0	486	0.1	10	0.0
CLC expenses	2,400	0.5	2,278	0.4	2,250	0.4
Restructuring charges	1,049	0.2	1,804	0.3	725	0.2

Total operating expenses	484,529	95.1	494,362	95.7	546,646	96.7

Operating income	$24,993	4.9%	$22,398	4.3%	$18,794	3.3%

The following table presents certain condensed consolidated financial information for the nine months ended September 30, 2003 and September 30, 2004 (dollars in thousands):

	Nine Months Ended September 30,
	2003	% of Revenues	2004	% of Revenues
Total operating revenues	$426,043	100.0%	$467,024	100.0%

Operating expenses:
Purchased transportation	268,269	63.0	314,643	67.4
Compensation	45,922	10.8	45,041	9.7
Fuel, supplies and maintenance	29,773	7.0	27,736	5.9
Depreciation and amortization	22,744	5.3	17,635	3.8
Selling and administrative	9,384	2.2	15,996	3.4
Insurance claims	16,858	3.9	19,056	4.1
PPI professional fees	—	—	4,843	1.0
Other operating expenses	8,566	2.0	8,972	1.9

Operating income	$24,527	5.8%	$13,102	2.8%

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

Revenues.    For the nine months ended September 30, 2004, revenues totaled $467.0 million, an increase of $41.0 million, or 9.6%, from revenues of $426.0 million for the same period in 2003. Transportation revenue increased $33.4 million, or 9.3%. At the end of 2003, we acquired the liquid tank business of one of our competitors, which provided $7.0 million of additional revenue for the first nine months of 2004. Since the end of 2002, nine new affiliates joined us providing approximately $17.4 million of incremental revenue in the nine months ended September 30, 2004. The remainder of the increase is attributable to stronger demand from existing customers, additional new business secured during the past twelve months and rate increases.

Other service revenues increased $0.2 million, or 0.5%. This increase was due to the following: (a) an increase of $3.1 million in tractor and trailer rental revenues as a result of our converting company-owned terminals to affiliates and adding new affiliates, (b) an increase of $0.8 million in tank wash revenue, (c) an increase of $0.3 million in transloading revenue, and (d) an increase of $0.6 million in warehousing revenues. These increases totaling $4.8 million were offset by a decrease in revenues of $4.3 million at PPI due to a decline in business volume after the irregularities were disclosed and our premium revenues decreasing as a result of the sale of certain assets of PPI in July. Fuel surcharge was higher in the first nine months of 2004 than the same period in 2003 by $7.3 million as a result of higher fuel prices and volume increases.

Operating expenses.    The increase in purchased transportation was due to higher revenues and the impact of several conversions of company terminals to affiliates during 2003. As terminals are converted, we reduce overhead expense as well as fuel, supplies and maintenance expense and increase purchased transportation expense, representing the affiliates’ percentage split of revenues. This accounts for the reduction in fuel, supplies and maintenance expense as well. Additionally, $2.5 million of start-up costs and operating losses related to our orange juice transportation operations were included in purchased transportation.

Depreciation expense decreased $5.1 million, or 22.5%, as a result of a large group of assets becoming fully depreciated at the end of 2003. PPI professional fees represent $4.8 million of legal and accounting fees incurred during the first nine months of 2004.

Compensation expense decreased $0.9 million, or 1.9%. The reduction is primarily due to a decrease of $2.7 million as a result of converting company owned terminals to affiliates, the sale of the Levy glass division, the closure of a few tank wash facilities and the sale of the PPI business. This reduction was offset by an increase of $0.4 million in pension expense related to the two non-contributory defined benefit plans and the multi-employer plans and an increase of $1.4 million of the overhead compensation.

Selling and administrative expenses increased $6.6 million, or 70.5%. This increase is primarily attributable to the recording of $4.1 million in environmental expense. This expense increased our reserve for the West Caln Township, PA site as the result of the recent discovery of additional contaminated soils requiring more extensive remediation than previously projected. Also included in selling and administrative expenses is an increase of $0.8 million in professional fees related to the implementation of Section 404 of the Sarbanes-Oxley Act of 2002, $1.0 million of additional legal costs incurred in defending against legal proceedings and $0.7 million of additional environmental expenses.

Insurance expense increased $2.2 million, or 13.0%, due to an increase in insurance reserves of $7.0 million resulting from adverse developments in cases and a net increase of $1.5 million to reserve for new cases. These increases were offset by a $6.3 million decrease in PPI expenses as the nine months ended September 30, 2003, included expenses for the establishment of reserves on uninsured claims.

Other operating expenses increased $0.4 million or 4.8%. This increase is primarily due to a net loss on disposal of assets of $1.3 million. This loss includes a loss of $1.1 million related to the sale of the Levy glass division, a $0.3 million loss on the disposal of excess trailers, a loss of $0.2 million related to the sale of the PPI business, and a gain of $0.3 million related to the sale of the orange juice business. Additionally, other operating expenses decreased by $0.9 million as a result of converting company terminals to affiliate operations.

Operating income and margin.    For the nine months ended September 30, 2004, operating income totaled $13.1 million, a decrease of $11.4 million, or 46.6%, compared to $24.5 million for the same period in 2003. The operating margin for the nine months ended September 30, 2004, was 2.8% compared to 5.8% for the same period in 2003, as a result of the above items.

Interest expense.    Interest expense decreased by $6.6 million in 2004 compared to 2003 as a result of the reduction of debt from the IPO and concurrent debt refinancing. Additionally, interest expense for the nine months ended September 30, 2003, included $0.7 million of transaction fees incurred in a debt offering that was not effected.

Income taxes.    The provision for income taxes increased by $0.5 million in 2004 compared to 2003 primarily due to the Canadian taxes related to the sale of the Levy Glass assets. The provision also includes state franchise and foreign taxes.

Net income.    For the nine months ended September 30, 2004, our net loss was $4.1 million compared to net income of $0.7 million for the same period last year.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues.    Total revenues for 2003 were $565.4 million, an increase of $48.7 million or 9.4%, compared to 2002 revenues. Transportation revenue increased by $37.9 million or 8.6% compared to 2002. The increase in transportation revenue is partially attributable to the addition of seven new affiliates throughout 2003, which provided an incremental revenue increase of $14.8 million during 2003. The insurance surcharge revenue increased $0.7 million from 2002. The remaining increase in transportation revenue is the result of increased demand from existing customers and the addition of new customers. The increased demand from existing customers is a reflection of the gradual strengthening of the chemical industry as evidenced by an $11.2 million increase in 2003 revenue from 2002 generated by our ten largest 2003 customers. Other service revenue increased by $1.2 million or 1.8% in 2003 versus 2002 primarily due to an increase of $2.2 million in trailer rental revenues as a result of our converting company owned terminals to affiliates. Fuel surcharge increased $9.6 million from 2002 as a result of higher fuel prices and volume increases.

We operated 164 terminals at December 31, 2003 compared to 153 terminals at December 31, 2002. The increase is the result of strategic new affiliate terminals opened in 2003 due to third-party carriers joining our network in order to obtain the opportunity to serve a national customer base, achieve economies of scale through centralized corporate support functions and cost-effective purchasing, and improve utilization through increased backhaul. We also added a new affiliate partner at the end of the year to jump start our bulk food grade effort.

We operated a total of 8,253 trailers and 3,473 tractors at the end of 2003 compared to 7,565 trailers and 3,363 tractors at December 31, 2002. The increase in tractors is largely due to the addition of new affiliates who provided their own tractors. The increase in trailers is also due to the addition of new affiliates that previously ran independently and, thus, already owned trailers and to the acquisition of new business that had been serviced by in-house fleets where the customer provides its own trailers. Additionally, we acquired 174 trailers on December 31, 2003 from a competitor who decided to discontinue its bulk tank truck business. The increases were partially offset by sales of older trailers.

Operating Expenses.    Operating expenses, totaled $546.6 million in 2003, an increase of $52.3 million or 10.6% from 2002. The increase in operating expenses was primarily attributable to higher purchased transportation, driver compensation and insurance costs, offset by decreases in compensation; fuel, supplies and maintenance; and depreciation and amortization. The increase in purchased transportation of $58.4 million, or 19.3%, is primarily the result of higher revenues and the conversion of 15 company terminals to affiliates. As terminals are converted, we increase our purchased transportation expense, which represents the affiliates’ percentage share of revenues, and decrease our overhead expenses. The decrease in compensation expense of $8.5 million, or 12.3%, from 2002 is a result of the conversion of company terminals to affiliates, which reduces the number of company employees as these individuals are subsequently employed by the affiliate. As a direct result of these conversions, company drivers decreased from 2002 to 2003, which caused a $3.4 million decrease in driver compensation during 2003. Fuel, supplies and maintenance decreased $4.9 million, or 11.4%, as company terminals were converted to affiliates, and these costs were assumed by the affiliates. Additionally, the number of company-owned tractors decreased from 793 at December 31, 2002 to 663 at December 31, 2003, thereby reducing the maintenance expenses for which we are responsible. Depreciation and amortization decreased $3.3 million, or 10.4%, as we reduced the number of company-owned tractors and as trailers acquired in the merger with CLC became fully depreciated during 2003.

The decreases in operating expenses were offset by a $13.8 million increase in insurance claims expense. The increase is primarily the result of $13.8 million of expenses recorded in 2003, including an accrual of $3.0 million to record estimated costs relating to the state insurance regulatory proceedings, compared to $4.9 million of expenses recorded in both 2002 in connection with the insurance irregularities identified at PPI. The remaining increase in our insurance claims expense of $4.9 million is the result of higher insurance claims than in the previous year relating to our transportation business.

Our operating expenses have been impacted by several additional charges in both 2003 and 2002. We have incurred severance, benefits and other related expenses from cost cutting measures and consolidating terminals that resulted in charges of $0.7 million and $1.8 million in 2003 and 2002, respectively. In addition, we had charges related to the prior operations of CLC of $2.3 million in both 2003 and 2002 related to insurance claims associated with the operations of predecessor companies incurred prior to the merger in 1998.

Operating Margin.    Our operating margin decreased to 3.3% in 2003 versus 4.3% in 2002 primarily as a result of the charges recorded from the insurance irregularities identified at PPI. The charges were larger in 2003 compared to 2002 because we recorded the accrual for costs relating to the state insurance regulatory proceedings, additional policies were not renewed with third-party insurance carriers during 2003, thus increasing costs, and we established reserves for all of the policies that had no underlying third-party insurance.

Interest Expense.    Interest expense was $30.0 million in 2003 versus $34.0 million during 2002. The reduction in interest expense was the result of reductions in debt, lower interest rates and the amortization of deferred gains on the 2002 debt restructuring. On July 1, 2003, we adopted FAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which increased our interest expense by $3.5 million for the Redeemable Preferred Stock dividends recorded since adoption of the standard through November 13, 2003, the date the Redeemable Preferred Stock was converted to common stock. In connection with an exchange offer consummated during 2002, we recorded $10.1 million in transaction fees, including the write-off of existing unamortized fees from prior credit amendments. In 2003, we recorded $0.7 million in transaction fees incurred in a proposed debt offering that was not consummated. Additionally, we recorded $59.4 million in interest expense upon converting our outstanding Redeemable Preferred Stock into 7,654,235 shares of common stock at a conversion price of $11.63 per share upon consummation of the offering of our common stock on November 13, 2003. The interest charge was calculated as the difference between the carrying value of the preferred stock, including accrued dividends, at the date of conversion and the initial public offering price of $17.00 per share times the number of converted shares of common stock.

Other Non-Operating Expenses.    We recorded a $4.7 million net gain on debt extinguishment as we used the proceeds from QDI’s and our offering of 9% Senior Subordinated Notes and entering into a new credit facility to pay all of our and QDI’s existing long-term debt other than $7.5 million of QDI’s floating interest rate notes. The gain consisted of a $13.1 million gain from the write-off of bond carrying values on debt instruments that were extinguished, a $5.6 million loss from the write-off of deferred financing costs previously recorded for debt that was extinguished and a $2.8 million loss for redemption fees paid to bondholders to redeem the debt before maturity.

Discontinued operations accounted for a $1.4 million loss in 2002. The discontinued operations consisted of the sale and disposal of the Canadian petroleum and mining trucking divisions of Levy, and the closure of Bulknet, our internet-based load brokerage subsidiary. We incurred a $1.5 million loss on the ultimate disposition of the operations, due largely to the write-off of goodwill, sale of assets associated with the Canadian petroleum and mining trucking divisions and write down of all software and development costs at Bulknet.

During 2002, there was a change in accounting principle to recognize the impairment of goodwill relating to implementation of FAS 142 of $24.0 million. See note 2 to the consolidated financial statements appearing elsewhere in this prospectus for further discussion.

Income Taxes.    Income taxes for 2003 were a benefit of $0.1 million versus a provision of $1.4 million for 2002. This expense mainly represents state franchise and foreign taxes.

Net Loss.    Our net loss was $67.1 million for 2003 versus $50.0 million for 2002 for the reasons outlined above.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Revenues.    The chemical industry overall remained weak for most of 2002, continuing a decline that started in the third quarter of 2000. Total revenues for 2002 were $516.8 million, an increase of $7.2 million, or 1.4%, compared to 2001 revenues. Transportation revenue increased by $8.7 million or 2.0% compared to 2001. The increase in transportation revenue is primarily attributable to business acquired through strategic asset purchases in the last half of 2001 that was retained throughout 2002 ($7.3 million). Fuel surcharge decreased $5.6 million for the year. New business gains and insurance surcharge revenue accounted for $0.3 million of the net revenue increase in 2002. Non-trucking revenue increased by $4.2 million or 6.4% in 2002 versus 2001 primarily due to acquisitions during 2002 and the second half of 2001 by QSI, our tank-wash subsidiary, and to our premium revenues increasing as we were the primary insurer on more insurance policies in 2002 than in 2001.

We operated 153 terminals at December 31, 2002 compared to 148 terminals at December 31, 2001. The increase is the result of strategic new affiliate terminals opened in 2002, and new transload operations, offset by further consolidation and rationalization of terminals from cost cutting measures in response to decreased demand.

We operated a total of 7,565 trailers and 3,363 tractors at the end of 2002 compared to 7,737 trailers and 3,394 tractors for year ended December 31, 2001. The decline in tractors, many of which are owned by owner- operators, is largely due to the sale of older equipment, and disposal of the Canadian petroleum division, partially offset by new tractor purchases in the fourth quarter of 2002. The decrease in trailers is due to better equipment utilization allowing for the disposals of older equipment, plus the disposal of our Levy petroleum division.

Operating Expenses.    Operating expenses totaled $494.4 million in 2002, an increase of $9.8 million or 2.0% from 2001. The increase in operating expenses was primarily attributable to higher purchased transportation, driver compensation and insurance costs. Purchased transportation increased $3.2 million as a result of the addition of several new affiliate operations added in 2002. Driver wages and benefits increased by $2.1 million due primarily to escalating group health costs and workers compensation premiums. Also significantly contributing to the operating expense increase was insurance claims expense, which increased $4.6 million or 33.5% versus 2001. These costs were negatively impacted by higher premiums due to a tight insurance market, which was exacerbated by the events of September 11, 2001. Additionally, we restated the results of our insurance subsidiary, and all expenses related to the restatement impacted insurance claims expense. Fuel expenses, included in fuel supplies and maintenance expenses for company operations were $0.2 million lower in 2002 reflecting overall lower annual fuel cost and conversions to affiliate locations. Additionally, selling and administrative expense in 2002 includes a $6.4 million charge to increase the reserve for uncollectible accounts, due to increased collection efforts on trade receivables and receivables from terminated owner-operators and affiliates. Selling and administrative costs also include a benefit from a $6.0 million reduction in environmental liabilities reflecting lower than anticipated environmental clean-up costs. Selling and administrative expenses increased by $0.5 million as a result of our initiation of an aggressive campaign on both driver retention and recruiting. Additionally, in 2002 we increased our credit and collection staffing in an effort to improve cash flow and decrease our days sales outstanding (DSO).

Our operating expenses have been impacted by several charges in both 2002 and 2001. We have incurred severance, benefits and other related expenses from cost cutting measures and consolidating terminals that resulted in charges of $1.8 million and $1.0 million in 2002 and 2001, respectively. In addition, we had charges related to the prior operations of CLC of $2.3 million and $2.4 million in 2002 and 2001, respectively, related to insurance claims associated with the operations of predecessor companies incurred prior to the merger in 1998.

Depreciation and amortization totaled $31.8 million for 2002 versus $33.4 million in 2001. The decrease is attributable to the implementation of FAS 142 in 2002 that eliminated the amortization of goodwill ($3.9 million) and to tractor and trailer equipment acquired at the time of the merger with CLC that became fully depreciated in 2002. These decreases were partially offset by depreciation related to higher capital spending on computer related infrastructure and acquisitions of equipment in 2002 and the end of 2001.

Operating Margin.    Our operating margin decreased to 4.3% in 2002 versus 4.9% in 2001.

Interest Expense.    Interest expense was $34.0 million in 2002 versus $40.4 million during 2001. The reduction in interest expense was the result of an exchange offer consummated during the second quarter of 2002 (the “Exchange Offer”), which reduced our overall level of indebtedness. For a discussion of the Exchange Offer, see note 8 to the consolidated financial statements included elsewhere in this prospectus. In connection with the Exchange Offer, we recorded $10.1 million in transaction fees, including the write-off of existing unamortized fees from prior credit amendments.

Other Non-Operating Expenses.    Discontinued operations accounted for a $1.4 million loss and $0.4 million loss in 2002 and 2001, respectively. The discontinued operations consisted of the sale and disposal of the Canadian petroleum and mining trucking divisions of Levy, and the closure of Bulknet, our internet-based load brokerage subsidiary. We incurred a $1.5 million loss on the ultimate disposition of the operations, due largely to the write-off of goodwill, sale of assets associated with the Canadian petroleum and mining trucking division and write down of all software and development costs at Bulknet.

During 2002, there was a change in accounting principle to recognize the impairment of goodwill relating to implementation of FAS 142 of $24.0 million. See note 2 to the consolidated financial statements for further discussion.

Income Taxes.    Income tax expense for 2002 was $1.4 million versus $1.1 million for 2001.

Net Loss.    Our net loss was $50.0 million for 2002 versus $16.7 million for 2001 for the reasons outlined above.

Liquidity and Capital Resources

Historically, our primary source of liquidity has been cash flow from operations and borrowing availability under our credit agreement. Our revolving credit facility becomes due in November of 2008. We generated $17.3 million, $25.8 million and $7.5 million from operating activities in 2003, 2002 and 2001, respectively. The decrease in cash provided by operating activities in 2003 is primarily attributable to an increase, excluding non-cash charges, in working capital requirements of $8.9 million in 2003, compared to a reduction of working capital, excluding non-cash charges, of $2.7 million in 2002. The increase in working capital requirements for 2003 was primarily driven by an increase in accounts receivable due to higher revenue and a reduction in accounts payable and owner-operators payable due to timing of payments. The reduction in working capital for 2002 reflects a significant decrease in accounts receivable resulting from increased collection efforts in the prior year. Net cash provided by operating activities was $12.3 million for the nine months ended September 30, 2004, compared to $20.8 million for the same period in 2003. The decrease was primarily due to the payment of $2.5 million of start-up costs and operating losses related to our former orange juice transportation operations and $4.8 million of PPI professional fees related to the investigation of the irregularities identified at PPI. The remainder of the decrease is explained by an increase in working capital due to higher revenue.

Capital expenditures totaled $8.9 million, $15.3 million and $37.4 million in 2003, 2002 and 2001, respectively. In 2002, capital was used to complete the purchase of our new dispatch system and other computer infrastructure, new tractors and a tank wash facility. In 2003, all capital expenditures were utilized to maintain our current asset level. Net cash used in investing activities in 2003, 2002 and 2001 was $12.4 million, $7.2 million and $34.9 million, respectively. In 2003, we paid $6.1 million to purchase a line of business of one of our competitors. In 2002, we recognized proceeds of approximately $4.3 million in connection with our disposal of the petroleum and mining trucking divisions of Levy. Cash used in investing activities totaled $6.5 million for the nine month period ended September 30, 2004, compared to $4.4 million used for the comparable 2003 period. This increase of $2.1 million is mainly the result of an increase in capital expenditures of $2.1 million in 2004 versus 2003 and the purchase of a tankwash facility in 2004 for $0.7 million. These increases were offset by an increase of $0.8 million in proceeds from asset dispositions.

Net cash (used in) or provided by financing activities was ($4.7 million), ($20.0 million) and $27.3 million in 2003, 2002 and 2001, respectively. In 2003, we used the proceeds from QDI’s IPO, the offering of our notes and QDI’s new credit agreement to pay substantially all of our and QDI’s then existing credit agreement and long-term debt (discussed below). Additionally, we made periodic payments on our and QDI’s revolver and term loan prior to the IPO. The use of cash in 2002 is a result of paying down our revolving debt and from transaction fees associated with the Exchange Offer. Cash used in financing activities increased from a net use of $14.4 million during the nine months ended September 30, 2003 to a net use of $5.5 million for the same period in 2004. During 2004, we made a net paydown of debt of $8.2 million versus a net paydown in 2003 of $15.6 million. Of that paydown, $5.0 million represents proceeds from an overdraft line of credit, which was re-borrowed in the fourth quarter of 2004. Additionally, our bank overdraft increased $3.1 million in 2004 versus $5.4 million in 2003.

On November 13, 2003, QDI consummated an initial public offering of 7,875,000 shares of its common stock at $17.00 per share. On this date, QDI sold an additional 25,000 shares of common stock to an existing shareholder for $11.63 per share as a result of the exercise of his preemptive rights in connection with the preferred stock conversion. The registered shares represent approximately 40% of QDI’s outstanding shares with the remaining shares being owned by affiliates of Apollo, management and former members of management.

We along with QDI LLC concurrently consummated (a) the private offering of $125 million aggregate principal amount of guaranteed 9% Senior Subordinated Notes due 2010 and (b) the entry into a new guaranteed and secured credit facility consisting of a $140 million delayed draw term loan facility, maturing in November 2009, a $75 million revolving credit facility, maturing in November 2008, and a $20 million pre-funded letter of credit facility, maturing in November 2009. The interest rates under the revolving credit facility are based, at our option, on either the administrative agent’s base rate plus 2.5% or upon the Eurodollar rate plus 3.5%, in each case subject to a reduction in the applicable margins for the revolving credit facility only if we reduce our total consolidated leverage ratio below a certain level. The interest rates under the term loan are based, at our option, on either the administrative agent’s base rate plus 2% or upon the Eurodollar rate plus 3.0%, in each case subject to reductions in the applicable margins for the term loan only if we reduce our total consolidated leverage ratio below certain levels. The net proceeds of $376.8 million, after deducting $22.4 million underwriting discounts, commissions and related expenses, were used to pay all existing long-term debt and outstanding credit facility balances, except for $7.5 million of Series B floating interest rate subordinated securities due 2006 (the “FIRSTS”) and our outstanding capital leases.

Our primary cash needs consist of capital expenditures and debt service under the credit agreement, our notes and Floating Rate Notes. We incur capital expenditures for the purpose of replacing older tractors and trailers, purchasing new tractors and trailers, and maintaining and improving infrastructure. The following is a schedule of our long-term contractual commitments, including current portion of our long-term indebtedness at September 30, 2004, over the periods we expect them to be paid (dollars in thousands):

	Balance at September 30, 2004	Remainder 2004	1–3 Years	3–5 Years	Greater Than 5 Years
Operating leases	$—	$1,200	$11,176	$1,283	$533
Unconditional purchase commitment	—	—	1,800	—	—
Total indebtedness, including capital lease obligations	271,277	527	11,700	134,050	125,000

Total	$271,277	$1,727	$24,676	$135,333	$125,533

Additionally, as of September 30, 2004, we had $27.0 million of environmental liabilities, $10.0 million of pension plan obligations and $35.8 million of insurance claim obligations that we expect to pay out during the next five to seven years. We also had $37.3 million in letters of credit outstanding. Environmental payments are dependent upon external factors, including government approval of remediation plans and government testing of work performed, which are necessary to proceed with further remediation. Pension plan payments are determined annually for the next fiscal year as the estimates of the discount rate and expected return on plan assets is subject to change (and has historically changed) on an annual basis. Insurance claim payments are dependent on external factors including the progression of a claim through the legal system. Most of our letters of credit are issued to our insurance company in support of payment of outstanding claims.

During April 2004, new legislation, the Pension Funding Equity Act, was enacted allowing companies to use higher-yield corporate bond rates instead of Treasury bonds to calculate their pensions’ projected assets. Utilizing the new formula, we reduced our estimate of expected contributions to $4.2 million during fiscal 2004. We have contributed $3.3 million as of September 30, 2004, and expect to pay $0.9 million during the fourth quarter of 2004.

The following is a schedule of our indebtedness, including our capital lease obligations at September 30, 2004, over the periods we are required to pay such indebtedness (dollars in thousands):

	Term	Revolver	QD LLC Notes	Series B Floating Interest Rate Notes	Capital Lease Obligations	Overdraft Line of Credit	Total
2004	$350	$—	$—	$—	$109	$68	$527
2005	1,400	—	—	—	—	—	1,400
2006	1,400	—	—	7,500	—	—	8,900
2007	1,400	—	—	—	—	—	1,400
Thereafter	134,050	—	125,000	—	—	—	259,050

	$138,600	$—	$125,000	$7,500	$109	$68	$271,277

We have the ability to incur additional debt, subject to limitations imposed by the credit facility and the indenture governing the notes. Under the indenture governing the notes, in addition to specified permitted indebtedness we will be able to incur additional indebtedness so long as on a pro forma basis our consolidated fixed charge coverage ratio (the ratio of Consolidated EBITDA (as defined in the indenture for the notes) to consolidated fixed charges) is 2.0 to 1.0 or greater. For the twelve month period ended September 30, 2004, we believe that QD LLC’s consolidated fixed charge coverage ratio was greater than 2.0 to 1.0 and that QD LLC could therefore incur additional debt under the indenture governing the notes.

The credit facility includes financial covenants, which require certain ratios to be maintained. These ratios include the interest coverage ratio, the ratio of Consolidated EBITDA (as defined in the credit agreement) to consolidated interest expense, and the consolidated total leverage ratio, which is the ratio of consolidated total debt to Consolidated EBITDA (as defined in the credit agreement). As of September 30, 2004, we were in compliance with the financial covenants in the credit agreement. However, continued compliance with these requirements could be effected by changes relating to economic factors, market uncertainties, or other events as described under “Cautionary Statement regarding Forward Looking Statements.” Although there can be no assurance, we currently believe that we will be in compliance with the financial covenants in the credit facility for the next 12 months.

We believe that based on current levels of operations and anticipated growth, our cash flow from operations, together with available sources of liquidity, including borrowings under the revolving credit facility, will be sufficient to fund anticipated capital expenditures and make required payments of principal and interest on our debt, including obligations under our credit agreement and satisfy other long-term contractual projection commitments for the next twelve months.

However, for periods extending beyond 12 months, if our operating cash flow and borrowings under the revolving credit facility are not sufficient to satisfy our capital expenditures, debt service and other long-term contractual commitments, we will be required to seek alternative plans. These alternatives would likely include another restructuring or refinancing of our long-term debt, the sale of a portion or all of our assets or operations or the sale of additional debt or equity securities. If these alternatives are not available in a timely manner or on satisfactory terms, or are not permitted under our existing agreements, we may default on some or all of our obligations. If we default on our obligations, including our financial covenants required to be maintained under the new credit facility, and the debt under the indenture for the new notes were to be accelerated, our assets may not be sufficient to repay in full all of our indebtedness, and we may be forced into bankruptcy.

We have historically sought to acquire smaller local operators as part of our program of strategic growth. We continue to evaluate potential accretive acquisitions in order to capitalize on the consolidation occurring in the industry and expect to fund such acquisitions from available sources of liquidity, including borrowings under the revolving credit facility.

While uncertainties relating to environmental, insurance, labor and other regulatory matters exist within the trucking industry, management is not aware of any trends or events other than the pending lawsuits likely to have a material adverse effect on liquidity or the accompanying financial statements. Our credit rating is affected by many factors, including our financial results, operating cash flows and total indebtedness.

QDI is a holding company with no significant assets other than ownership of 100% of our membership units. As such, QDI depends upon our cash flows to service its debt. Our ability to make distributions to QDI is restricted by the covenants contained in the credit facility and the indenture governing the notes. However, Apollo as QDI’s direct controlling stockholder and our indirect controlling stockholder, may have an interest in pursuing reorganizations, restructurings or other transactions involving us that, in their judgment, could enhance their equity investment even though those transactions might involve increasing our leverage or impairing our creditworthiness. While the restrictions in the indenture governing the notes cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture governing the notes may not afford the holders of the notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. Although QDI has no current intention to engage in these types of transactions, there can be no assurance it will not do so in the future if permitted under the terms of the credit facility and the indenture governing the notes.

BUSINESS

Overview

We operate the largest dedicated bulk tank truck network in North America based on bulk service revenues, and we believe we have twice the revenues of our closest competitor in our primary chemical bulk transport market. The bulk tank truck market in North America includes all items shipped by bulk tank truck carriers and consists primarily of the shipping of chemicals, gasoline and food-grade products. We transport a broad range of chemical products and provide our customers with value-added services, including intermodal, transportation management, transloading, tank cleaning, dry-bulk hauling, leasing and other logistics services. We extensively utilize third-party affiliate terminals and owner-operator drivers in our core bulk service network. Our light-asset based operations enable us to minimize our capital investments and increase the flexibility of our cost structure, while providing superior localized customer service. We are a core carrier for many of the Fortune 500 companies engaged in chemical processing, including Dow Chemical Company, Procter & Gamble Company, E.I. Dupont and PPG Industries, and we provide services to most of the top 100 chemical producers in the world with U.S. operations. We expect to grow as our customers continue to outsource more of their transportation management and logistics needs to full-service carriers. As a result of our leading market position, flexible business model and decentralized operating structure, we believe we are well positioned to benefit from current industry trends. Operating revenues, operating income and net losses were $565.4 million, $18.8 million and $(67.1) million, respectively, for the year ended December 31, 2003. Operating revenues, operating income and net loss were $467.0 million, $13.1 million and $(4.1) million, respectively, for the nine months ended September 30, 2004.

We are a Delaware limited liability company formed on April 14, 2002. Our sole member is Quality Distribution, Inc., a Florida corporation. On May 30, 2002, QDI transferred all of its assets (other than certain contract rights which by their terms cannot be assigned without the consent of the other parties thereto) to us, consisting principally of the capital stock of QDI’s operating subsidiaries. In addition, after the contribution of the assets of QDI to us, we replaced QDI as the borrower under our credit agreement, dated as of June 9, 1998, among QDI and the lenders and other parties thereto, with QDI becoming a guarantor under our credit agreement.

QDI was formed in 1994 as a holding company known as MTL Inc. and consummated its initial public offering on June 17, 1994. On June 9, 1998, MTL Inc. was recapitalized through a merger with a corporation controlled by Apollo Investment Fund III, LP. As a result of the recapitalization, MTL Inc. became a private company. On August 28, 1998, QDI completed its acquisition of Chemical Leaman Corporation and its subsidiaries (“CLC”). Through the 1998 acquisition, QDI combined two of the then leading bulk transportation service providers namely, Montgomery Tank Lines, Inc. and Chemical Leaman Tank Lines, Inc. under one holding company, Quality Carriers, Inc. (“QCI”). In 1999, QDI changed its name from “MTL Inc.” to “Quality Distribution, Inc.” On November 13, 2003, QDI consummated the initial public offering of 7,875,000 shares of its common stock, no par value, and as a result became a reporting company pursuant to the Securities Exchange Act of 1934, as amended.

In 2000, we began assembling a new management team to guide the post-merger integration of our predecessor companies and position us for profitable future growth. Led by Thomas L. Finkbiner, who joined us in November 1999 as our President and Chief Executive Officer with over 20 years of industry experience, our new management team undertook several major initiatives designed to enhance our operating flexibility, upgrade and standardize our business processes, improve our customer service and increase our profitability. Some of these initiatives, which are described below, were initiated during 2002, and are now beginning to yield benefits.

•	We significantly expanded the use of affiliate terminals and owner-operator drivers in our transformation to a more light-asset based business model.

•	We installed a new order entry, dispatch and billing system, a new decision-support system and a new mobile satellite communication system.

•	We established new standard operating procedures for customer service and safety and implemented a new field operating structure utilizing regional vice presidents to monitor compliance with these procedures.

•	We added several terminals and tank wash facilities in strategic locations to fill out our core bulk network.

•	We began offering additional, value-added services that complement our core bulk service and offer attractive growth potential, including intermodal services and third-party logistics.

•	We implemented a new yield management system and other profit improvement initiatives.

•	We sold a non-core petroleum and mining trucking business, as well as the assets for the glass trucking business of Levy Transport, Ltd.

•	We sold certain assets of PPI.

We believe that we will realize significant additional financial benefits from these and other strategic initiatives. As a result of the difficulties experienced in 2004 in connection with or following the disclosure of the PPI irregularities, we have restructured and strengthened our senior management team.

Our Industry

We estimate, based on industry sources, that the for-hire North American bulk tank truck industry generated revenues of approximately $5.0 billion in 2002. We estimate that our primary chemical bulk transport market consists of a greater than $2.5 billion for-hire segment. We operate in the highly fragmented for-hire segment of the chemical bulk transport market where we have achieved a leading market share of approximately 20%. Our competition in the for-hire segment includes more than 200 smaller, primarily regional carriers. In addition to the for-hire segment, we also compete for the private fleet segment of the market, which we estimate is an approximately $2.4 billion market, by targeting private fleet operators who would benefit from outsourcing their transportation needs to us. Because we operate the largest dedicated bulk tank truck network in North America, we believe we are well-positioned to expand our business by converting private fleets.

Industry growth is generally dependent on volume growth in the industrial chemical industry and on the rate at which chemical companies outsource their transportation needs. According to Modern Bulk Transporter, total chemical shipments declined by 13% between 1999 and 2002, and according to Chemical Week and based on available information, management estimates that industry growth was flat in 2003. As competitive pressures force chemical companies to reduce costs and focus on their core businesses, we believe that chemical companies will continue to consolidate their shipping relationships and seek to outsource a greater portion of their transportation management and logistics needs to third-party carriers. We believe that large, national full-service carriers will benefit from this outsourcing trend and will be able to grow faster than the overall bulk tank truck industry.

Our industry is characterized by high barriers to entry such as (i) the time and cost required to develop the capabilities necessary to handle sensitive chemical cargo, (ii) the financial and managerial resources required to recruit and train drivers, (iii) substantial industry regulatory requirements, and (iv) the significant capital investments required to build a fleet of equipment and establish a network of terminals. In addition, the industry continues to experience consolidation due to economic and competitive pressures, increasing operating costs for driver recruitment and insurance, and increasing capital investments for equipment and technology. As the cost and complexity of operating a bulk tank truck business increase and smaller competitors continue to exit the industry, we believe that large, well established carriers like ourselves will increase market share and grow faster than the overall industry.

Our Strengths

Largest tank truck network in a fragmented industry.    We provide our customers with access to the largest captive trailer network in the industry, consisting of approximately 8,000 bulk tank trailers managed by us. In addition, our nationwide network of approximately 160 terminals covers all major chemical markets and enables us to serve customers with both national and regional shipping requirements. In 2003, we provided transportation services to over 4,000 chemical plant locations in North America. Our size allows us, our affiliates and our owner-operators to benefit from efficiencies through greater network density and economies of scale in the purchasing of supplies and services, including fuel, tires and insurance coverage. Our size also enables us to invest in strategic assets and new technologies that increase our operating efficiency and lower our costs.

Flexible light-asset based business model.    Our extensive use of affiliates and owner-operators results in a more variable cost structure, increases our asset utilization, contributes to the stability of our cash flow and increases our return on capital. For the nine months ended September 30, 2004, affiliates and owner-operators accounted for approximately 91.6% of our transportation revenues. Affiliates are independent contractors that, through comprehensive contracts with us, operate their terminals exclusively for us. Affiliates are responsible for the capital investments and operating expenses related to their terminals. Adding new affiliates enables us to expand our geographic coverage with minimal additional capital investment. In addition, the conversion of company-owned terminals to affiliate status generally improves our operating margins, and we plan to continue to convert the substantial majority of our terminals in the future. From 1999 to 2003, the percentage of our revenues generated by affiliate terminals has increased from 38% to 64%, and we estimate that approximately 75% of revenues will be generated by affiliates by the end of 2004. Owner-operators are independent contractors who supply one or more tractors and drivers for our own or our affiliates’ exclusive use. By using owner-operators who are responsible for all applicable trip expenses, including maintenance and fuel, we can avoid the high capital costs of purchasing and maintaining tractors. As of September 30, 2004, affiliates and owner-operators provided approximately 79.4% of the tractors in our network.

Core carrier to top 100 chemical companies.    We provide services to most of the top 100 chemical producers in the world with U.S. operations. Our ability to maintain these business relationships reflects our service performance and commitment to safety and reliability. We have established long-term customer relationships with these clients, which helps us attract and retain experienced affiliate terminal operators and drivers.

Broad menu of complementary services.    Our ability to provide value-added services that complement our core liquid bulk transport service differentiates us from smaller competitors and enables us to gain market share, particularly with large customers that seek to use a limited number of core carriers. By capitalizing on our scale, we are able to offer additional value-added services such as intermodal, transportation management, transloading, tank cleaning, dry-bulk hauling, leasing and other logistics services that can be customized to meet a customer’s specific needs to improve its operating efficiency. By increasing the number of services offered to our customers, we enhance our position as a leading national full-service provider in the industry.

Enhanced productivity and efficiency through installed technology.    We utilize technology to improve our customer service and operating efficiency. We have equipped over 90% of our tractor fleet with the Qualcomm OmniTRACS® a mobile satellite communications system which enables us to continuously monitor our tractors and communicate with our drivers in the field. Through this system, we believe we are one of only a few companies in the bulk transport industry that enables customers to track the location and monitor the progress of their cargo through the internet on a real time basis. In addition, our website allows our customers to view bills and generate customized service reports. We have implemented TMW, a centralized order entry, dispatch and billing program, which enhances our control over our equipment and drivers thereby increasing utilization and productivity. We have also implemented a yield management system, which enables our terminal operators to deploy assets where they can generate optimal profitability.

Our Strategy

We believe that industry trends such as consolidation and outsourcing, our leading competitive position and our unique business model offer us significant opportunities to grow. Our business strategy is designed to take advantage of these growth opportunities. By implementing our strategy, we believe that we can continue to add value to our customers and increase our market share, revenues, margins and cash flow. The key elements of our business strategy are as follows:

Add new affiliates and convert private fleets.    We believe there are significant opportunities to enhance revenue growth by affiliating additional third-party carriers into our network. Typically, these carriers compete at a disadvantage due to their limited size and regional focus. By joining our affiliate network, they have the opportunity to serve a national customer base, achieve economies of scale through centralized corporate support functions and cost-effective purchasing, and improve utilization through increased backhaul. We also intend to grow by continuing to target the $2.4 billion private fleet segment of the chemical bulk transport industry. By outsourcing their transportation needs to us, private fleet operators can refocus the financial and managerial costs associated with maintaining in-house transportation functions back into their core business.

Expand scope of service capabilities.    We plan to continue to expand the scope of our service capabilities in order to serve the growing needs of our customer base. As our customers continue to focus on their core business, we believe that they will increasingly rely on primary service providers like us to provide value-added services such as intermodal, transportation, management, transloading, tank cleaning, dry-bulk hauling, leasing and other logistics services.

Leverage our light-asset based business model.    We will continue to convert existing company-owned terminals to affiliate status and expand our use of owner-operators. Our affiliate program has greatly reduced the amount of capital needed to maintain and grow our terminal network and has allowed us to increase profitability as affiliate conversions increase margins and reduce overhead. Our extensive use of owner-operators reduces the amount of capital we need to expand our fleet of tractors, which are more expensive and have significantly shorter economic lives than trailers. Our emphasis on light-asset based operations allows us to reduce the capital required to operate our fleet and terminal network and further improve our return on capital.

Development of Our Company

We are a Delaware limited liability company formed on April 14, 2002. Our sole member is Quality Distribution, Inc., a Florida corporation. On May 30, 2002, QDI transferred all of its assets (other than certain contract rights which by their terms cannot be assigned without the consent of the other parties thereto) to us, consisting principally of the capital stock of QDI’s operating subsidiaries. In addition, after the contribution of the assets of QDI to us, we replaced QDI as the borrower under our credit agreement, dated as of June 9, 1998, among QDI and the lenders and other parties thereto, with QDI becoming a guarantor under our credit agreement.

QDI was formed in 1994 as a holding company known as MTL Inc. and consummated its initial public offering on June 17, 1994. On June 9, 1998, MTL Inc. was recapitalized through a merger with a corporation controlled by Apollo Investment Fund III, LP. As a result of the recapitalization, MTL Inc. became a private company. On August 28, 1998, QDI completed its acquisition of Chemical Leaman Corporation and its subsidiaries (“CLC”). Through the 1998 acquisition, QDI combined two of the then leading bulk transportation service providers, namely, Montgomery Tank Lines, Inc. and Chemical Leaman Tank Lines, Inc., under one operating company, Quality Carriers, Inc. In 1999, QDI changed its name from “MTL Inc.” to “Quality Distribution, Inc.” On November 13, 2003, QDI consummated the initial public offering of 7,875,000 shares of its common stock, no par value, and as a result became a reporting company pursuant to the Exchange Act.

QDI is owned principally by the Apollo Funds, each of which is an affiliate of Apollo Management, L.P. As of November 15, 2004, the Apollo Funds owned approximately 54.7% of QDI’s common stock, certain other investors owned approximately 2.1% and our management owned approximately 2.2%.

Bulk Transportation Services

We are primarily engaged in the business of bulk transportation of liquid and dry chemical products. Business services are provided through company-owned and affiliate terminals. As of September 30, 2004, 74 of 161 locations were company operations and the remaining locations were affiliate operations. Owner-operators are heavily relied upon to fulfill driver and tractor needs at both company and affiliate terminals. We believe the combination of the affiliate program and the emphasis on the use of owner-operators result in an efficient and flexible operating structure that provides superior customer service.

Affiliate Program

Affiliates are established and maintained by their owners as independent companies with individualized, parochial profit incentives designed to stimulate and preserve the entrepreneurial motivation common to small business owners. Each affiliate enters into a comprehensive contract with QCI pursuant to which the affiliate is required to operate its bulk tank truck enterprise exclusively for and on behalf of QCI. Each affiliate is supported by our corporate staff and is linked via computer to central management’s information systems located at the Tampa, Florida headquarters of QDI. In connection with our strategy of converting company-owned terminals to affiliate status, affiliate candidates are ordinarily selected from QCI’s management/employee pool, thereby jump-starting the new business opportunity with an experienced, savvy owner/manager, significantly reducing ramp-up time, while simultaneously improving the chances for both operating and financial success.

Affiliates gain multiple benefits from their relationship with QCI, such as improved equipment utilization through access to our network of operating terminals, access to and enhancement of our broad national and local customer relationships, national driver recruitment, standardized safety training (for drivers, tankwashers and mechanics) and expanded marketing and sales resources, combined with sophisticated marketplace/competitive research. Affiliates gain further value from QCI’s management information systems which provide essential operating and financial reports, while simplifying daily operating situations with system-wide technology support (TMW Systems, Incorporated (“TMW”) dispatch/billing platforms and Qualcomm en-route electronic linkage with each vehicle). Affiliates also derive significant financial benefit through our purchasing leverage on items such as insurance coverage, tractors, fuel and tires.

Affiliates predominantly operate under the marketing identity of QCI and typically receive a percentage of gross revenues from each shipment they transport. Affiliates are responsible for their own operating expenses, such as fuel, licenses and worker’s compensation insurance. We pay affiliates each week on the basis of completed billings to customers from the previous week. Our weekly settlement program deducts any amounts advanced to affiliates (and their individual drivers) for fuel, insurance, loans or other miscellaneous operating expenses, including rental charges for QCI’s tank trailers. We reimburse affiliates for certain expenses billed back to customers, including fuel, tolls and scaling charges.

Our contracts with affiliates typically carry a term ranging from one to five years and thereafter renew on an annual basis, unless terminated by either party. Affiliate contracts uniformly contain restrictive covenants prohibiting them from competing directly with QCI for a period of one year following termination of the contract. In addition, affiliates are required to meet all QCI standard operating procedures as well as being required to submit regular financial statements.

Affiliates engage and/or employ their own drivers and personnel. All affiliate personnel must meet QCI’s operating standards/requirements.

Affiliates are required to pay for and provide evidence of their own workers’ compensation coverage, which must meet both company-established and statutory coverage levels. Affiliates are provided, as part of their contract, auto and general liability insurance, subject to certain deductibles per incident. Expenses exceeding the prescribed deductible limits of the affiliate are the responsibility of QCI or its insurer. For an additional fee, our subsidiary, Power Purchasing Inc. (“PPI”), through a three-year outsourcing agreement with an unaffiliated insurance brokerage company, makes available additional insurance to affiliates for physical damage coverage, operating a tractor without a trailer, health care, life insurance, and garage-keepers’ insurance. In return, PPI receives a percentage of certain commissions, underwriting profits, administrative and other deferred revenues related to these outsourced insurance-related services.

Drivers and Owner-Operators

At September 30, 2004, we utilized 3,096 drivers. Of this total, 1,678 were owner-operators, 1,126 were affiliate company drivers and 292 were company drivers.

Owner-Operators

QCI terminals and affiliates extensively utilize owner-operators. Owner-operators are independent contractors who, through an exclusive contract with QCI, supply one or more tractors and drivers for QCI or affiliate use. QCI retains owner-operators under contracts generally terminable by either party upon short notice.

In exchange for the services rendered, owner-operators are normally paid a fixed percentage of the revenues generated for each load hauled or on a per mile rate. The owner-operator pays all tractor operating expenses such as fuel, physical damage insurance, tractor maintenance, fuel taxes and highway use taxes. However, we reimburse owner-operators for certain expenses passed through to our customers, such as fuel surcharges, tolls and scaling charges. QCI attempts to enhance the profitability of our owner-operators through purchasing programs offered by us directly or indirectly through outsourcing arrangements that take advantage of our significant purchasing power. These programs cover such operating expenses as tractors, fuel, tires, occupational accidental and physical damage insurance.

Owner-operators utilized by QCI or an affiliate must meet specified guidelines for driving experience, safety records, tank truck experience and physical examinations in accordance with U.S. Department of Transportation (“DOT”) regulations. We emphasize safety to our independent contractors and their drivers and maintain driver safety inspection programs, safety awards, terminal safety meetings and stringent driver qualifications.

Driver Recruitment and Retention

QCI and its affiliates dedicate significant resources to recruiting and retaining owner-operators and our own company drivers. Company drivers and owner-operators are hired in accordance with specific guidelines regarding safety records, driving experience and a personal evaluation by our staff. We employ only qualified tank truck drivers with a minimum of two years of over-the-road, tractor-trailer experience. These drivers are required to attend a rigorous training program conducted at one of our six safety schools.

Driver recruitment and retention is a primary focus for all operations personnel. Each terminal manager has direct responsibility for hiring drivers. We use many of the traditional methods of driver recruitment as well as using many newer methods of driver recruitment, including the use of the Internet and the efforts of the President’s Team.

The President’s Team is a group consisting of our very best drivers, whose mission it is to recruit and retain drivers while promoting QCI to customers. The equipment utilized by the President’s Team distinguishes these drivers, thereby providing another tool in our continuous driver recruiting efforts. The President’s Team maintains contact with new candidates throughout the hiring process. They also provide insight on the issues important to our current drivers and owner-operators. In 2001, a comprehensive Driver Excellence Program was implemented to reward our best drivers with recognition and awards based on meeting standards of excellence in productivity, safety and positive Company image. QCI added a centralized recruiting department at the Tampa corporate office during 2002.

Other Personnel

As of September 30, 2004, we employed 426 support personnel, including 235 employed at our corporate office in Tampa, Florida. Our field operations consist of 727 employees, including 46 mechanics, 166 tank cleaners and 191 other support, clerical and administrative personnel.

Where appropriate, the field management is responsible for hiring mechanics, customer service and tank wash personnel. We provide our employees with health, dental, vision, life, and other insurance coverages subject to certain premium sharing and deductible provisions. These and other insurance programs are available to affiliates and owner-operators for a fee.

Union Labor

As of September 30, 2004, we had 178 employees (85 drivers) in trucking, maintenance or cleaning facilities and approximately 134 employees of three affiliate terminals who were members of the International Brotherhood of Teamsters.

Customer Service, Quality Assurance and Billing

Our Quality Assurance Program is designed to enable the achievement of superior customer service through the development and implementation of Standardized Operating Procedures for each area within our company. The procedures provide guidance in such areas as marketing, contracts, dispatch and terminal operations, driver hiring, safety and training, trailer operations, tractor operations, administrative functions, payroll, settlements, insurance, data processing and fuel tax administration.

We also have an Internal Audit department which helps monitor and ensure compliance with company policies and procedures.

We have also implemented a Quality Corrective Action procedure to identify, document and correct safety and service non-conformance. This procedure collects non-conformance data so that all levels of the organization can better understand where processes breakdown causing a non-conformance. This information is also reported back to many of our customers in the form of monthly service reports. Service reporting is required by an increasing number of chemical shippers.

During 2002, QCI completed its initiative to centralize the billing function for all Company terminals and some affiliate terminals in order to gain better quality control over the billing and invoicing processes. At the same time, QCI completed its conversion to the TMW billing application, which integrated the dispatch and billing systems. See “—Technology” section below.

Mobile Communications

Over 90% of our entire tractor fleet is equipped with the Qualcomm OmniTRACS® mobile satellite communications system. This system provides continuous monitoring and two-way communications with tractors in transit. The information generated by this system is used to track load status, optimize the use of drivers and equipment and respond to emergency situations.

Technology

In the third quarter of 2002 QCI completed the implementation of a new operating system for dispatching trucks. The system was purchased from TMW, a company with over 500 customer installations. The rollout of this program was completed in the third quarter of 2002 for all U.S. operations. The TMW software enhanced our ability to track our drivers, tractors, trailers and manage the business at a tactical level. The software handles order entry, resource planning, dispatch, and communications, through Qualcomm OmniTRACS® integration and auto-rating of invoices. The software was another step in the upgrading of systems utilized in our trucking subsidiaries: installation of an IBM storage and multi-server network, which centralized the data and increased reliability, adding TMW for resource tracking, completing Qualcomm OmniTRACS® installation for communications and equipment location updates, introduction of imaging at all locations, and the incorporation of all of this data into our website at http://www.qualitydistribution.com. Information contained on our website does not constitute a part of this prospectus. These projects add to the productivity of our employees and equipment, which we believe result in improved value to our customers.

Leasing

We lease tractors and trailers to affiliates and other third parties, including shippers. Tractor lease terms range from 6 to 60 months and may include a purchase option. Trailer lease terms range from 1 to 84 months and do not include a purchase option. We have the largest stainless steel trailer fleet in North America and derive a portion of our income from leasing these units to customers and affiliates.

Tank Wash Operations

To maximize equipment utilization and efficiency we rely on thirty-two tank wash facilities owned and operated by our subsidiary, Quala Systems, Inc. (“QSI”), one tank wash facilities owned and operated by Transplastics, a division of our subsidiary, QCI, and fifteen affiliate-owned tank wash facilities located throughout our operating network. These facilities allow us to generate additional tank washing fees from non-affiliated carriers and shippers. Management believes that the availability of these facilities enables us to provide an integrated service package to our customers and minimize the risk of cost escalation associated with reliance on third party tank wash vendors.

Intermodal and Transloading

In support of our liquid and dry bulk truck operations, we offer our customers supplementary services in the areas of import/export container drayage to and from major port operations, domestic intermodal door-to-door service, and railcar to truck transloading services.

In order to take advantage of the ever-changing balance of global chemical industry trade, QCI has developed the capability to operate inland trucking services for the transportation of liquid bulk containers on special chasses. Domestic intermodal operation is accomplished through the use of our drivers at both the origin and destination facilities, loading and unloading the product, while the linehaul portion of the trip is performed on rail intermodal train service. This allows shippers to combine a consistent service with an economical way to serve long-haul markets. The ability to offer railcar to truck transloading service is another niche product that can provide the customer a cost-effective supply chain alternative for prepositioned inventory and to serve end-customers that are not served by any railroad.

Owner-Operator and Affiliate Services

Through a three-year outsourcing agreement with an unaffiliated insurance brokerage company and our subsidiary, PPI, we offer insurance products and other services to both our affiliates and to our owner-operators at favorable prices. By offering purchasing programs that take advantage of our significant purchasing power for products and services such as fuel, tractors, and tires as well as physical damage, occupational, accidental and workers’ compensation insurance, we believe we strengthen our relationship with our owner-operators and improve driver recruitment. In return, PPI receives a percentage of certain commissions, underwriting profits, administrative and other deferred revenues related to these outsourced insurance-related services.

Load Brokerage Services

We provide load brokerage services to enhance our ability to handle our customers’ trucking requirements. To the extent that we do not have the equipment necessary to service a particular shipment, we will broker the load to another carrier, thereby meeting the customer’s shipping needs and generating additional revenues for us. Through our relationship with over sixty independent bulk carriers, we can assure timely response to customer needs.

Tractors and Trailers

As of September 30, 2004, we managed a fleet of approximately 3,500 trucks and 8,000 tank trailers. The majority of our tanks are single compartment, chemical-hauling trailers. The balance of the fleet is made up of multi-compartment trailers, dry bulk trailers and special use equipment. The chemical transport units typically have a capacity between 5,000 to 7,000 gallons and are designed to meet Department of Transportation specifications for transporting hazardous materials. Each trailer is designed for a useful service life of 15 to 20 years, though this can be greatly extended through upgrades and modifications.

We acquire new tractors with an initial utilization period of five years. The useful life of a tractor may be extended if restoration or an overhaul is performed. As of September 30, 2004, we operated 3,574 tractors of which 736 were owned by us, 1,629 were operated by owner-operators, and 1,209 were operated by affiliate drivers.

Many of our and our affiliate terminals provide preventative maintenance and receive computer-generated reports that indicate when inspection and servicing of units are required. Our maintenance facilities are registered with the Department of Transportation and are qualified to perform trailer inspections and repairs for our fleet and equipment owned by third parties. We also rely on unaffiliated repair shops for many major repairs. In 2002, we implemented a new maintenance tracking, invoicing and reporting system, which is now fully operational at all of our domestic company-owned terminals.

The following table shows the age of trailers and tractors we managed as of September 30, 2004. All numbers are approximated as of such date:

TRAILERS (1,2)	LESS THAN 3 YEARS	3 ~ 5 YEARS	6 ~ 10 YEARS	11 ~ 15 YEARS	16 ~ 20 YEARS	GREATER THAN 20 YEARS	TOTAL
COMPANY	44	370	1,920	1,075	1,525	1,509	6,443
AFFILIATE	59	249	473	133	178	257	1,349
OWNER OPERATOR	—	1	4	2	1	4	12
SHIPPER OWNED	18	69	34	83	55	53	312

Total	121	689	2,431	1,293	1,759	1,823	8,116

TRACTORS (1)	LESS THAN 3 YEARS	3 ~ 5 YEARS	6 ~ 10 YEARS	11 ~ 15 YEARS	GREATER THAN 15 YEARS	TOTAL
COMPANY	100	335	265	13	23	736
AFFILIATE	349	539	261	48	12	1,209
OWNER OPERATOR	135	549	763	130	52	1,629

Total	584	1,423	1,289	191	87	3,574

(1)	Age based upon original date of manufacture; tractor/trailer may be substantially refurbished or re-manufactured.
(2)	During the fourth quarter we are reviewing our fleet requirements. We believe there may be a group of trailers, which may be in excess of our needs and may be held for sale. We believe this will generate cash and is the right decision for the shareholders, but we may incur a non-cash charge for impairment under the held for sale model, once all criteria are met. As of September 30, 2004, we tested for impairment under the held and used model and no impairment charge was deemed necessary.

Marketing

We conduct our marketing activities at both the national and local levels. We employ geographically dispersed sales managers who market our services primarily to national accounts. These sales managers have extensive experience in marketing specialized tank truck transportation services. The corporate sales staff also concentrates on developing dedicated logistics opportunities. Our senior management is actively involved in the marketing process, especially in marketing to national accounts. In addition, significant portions of our marketing activities are conducted locally by our terminal managers and dispatchers who act as local customer service representatives. These managers and dispatchers maintain regular contact with shippers and are well positioned to identify the changing transportation needs of customers in their respective geographic areas.

Customers

Our revenue base consists of customers located throughout North America, including many Fortune 500 companies such as the Dow Chemical Company, Procter & Gamble, PPG Industries and E.I. Dupont. During 2003 and 2002, Dow Chemical accounted for approximately 11.6% and 12.7% of operating revenue, respectively. No one customer accounted for more than 10.0% of operating revenues in 2001. In 2003, our 10 largest customers accounted for 29.8% of operating revenues.

Administration

As of September 30, 2004, we operated approximately 160 terminals throughout the United States, Canada and Mexico. Company-owned and affiliate terminals operate as separate profit centers and terminal managers are responsible and accountable for most operational decisions. Effective supervision requires maximum personal contact with customers and drivers. Therefore, to accomplish mutually defined operating objectives, the functions of customer service, dispatch and general administration typically rest within each terminal. Cooperation and coordination is further encouraged by the Quality Carriers, Inc. backhaul program.

From the corporate offices in Tampa, Florida, management monitors each terminal’s operating and financial performance, safety and training record, accounts receivable and customer service efforts. Terminal managers ensure the terminals remain in strict compliance with safety, maintenance, customer service and other operating procedures. Senior corporate executives, safety department personnel and audit department personnel conduct unannounced visits to verify terminal compliance. We strive to achieve uniform service and safety at all company-owned and affiliate terminals, while simultaneously affording terminal managers the freedom to focus on generating business in their region.

Competition

The tank truck business is extremely competitive and fragmented. We compete primarily with other tank truck carriers and private carriers in various states and Canada. With respect to certain aspects of our business, we also compete with intermodal transportation and railroads. Intermodal transportation has increased in recent years.

Competition for the freight transported by us is based primarily on rates and service. Management believes that we enjoy significant competitive advantages over other tank truck carriers because of our low fixed cost structure, overall fleet size, national terminal network and tank wash facilities.

Our largest competitors are Trimac Transportation Services Ltd., Schneider National, Inc. and Superior Carriers, Inc.; however, there are many other smaller recognized tank truck carriers, most of whom are primarily regional operators.

We also compete with other motor carriers for the services of our drivers and owner-operators. Our overall size and our reputation for good relations with affiliates and owner-operators have enabled us to attract a sufficient number of qualified professional drivers and owner-operators.

Competition from non-trucking modes of transportation and from intermodal transportation would likely increase if state or federal fuel taxes were to increase without a corresponding increase in taxes imposed upon other modes of transportation.

Risk Management and Insurance/Safety

The primary insurable risks associated with our business are bodily injury and property damage, workers’ compensation claims and cargo loss and damage. We maintain insurance against these risks and are subject to liability as a self-insurer to the extent of the deductible under each policy. We currently maintain liability insurance for bodily injury and property damage with an aggregate limit on the coverage in the amount of $40 million, with a $5 million per incident deductible.

We currently maintain a $1 million per incident deductible for workers’ compensation insurance coverage. We are insured over our deductible up to the statutory requirement by state. We are self-insured for damage or loss to the equipment we own or lease, and for cargo losses.

We employ specialists to perform compliance checks and conduct safety tests throughout our operations. We conduct a number of safety programs designed to promote compliance with rules and regulations and to reduce accidents and cargo claims. These programs include training programs, driver recognition programs, safety awards, an ongoing Substance Abuse Prevention Program, driver safety meetings, distribution of safety bulletins to drivers and participation in national safety associations.

Environmental Matters

It is our policy and the policy of each of our subsidiaries to be in compliance with all applicable environmental, safety, and health laws. We also are committed to the principles of Responsible Care®, an international chemical industry initiative to enhance the industry’s responsible management of chemicals.

Our activities involve the handling, transportation, storage and disposal of bulk liquid chemicals, both liquid and dry, many of which are classified as hazardous materials, hazardous substances, or hazardous waste. Our tank wash and terminal operations engage in the creation, storage or discharge and proper disposal of wastewater that may have contained hazardous substances, and the control and discharge of storm-water from industrial sites. In addition, we may store diesel fuel and other petroleum products at our terminals. As such, we and others who operate in our industry, are subject to environmental, health and safety laws and regulation by U.S. federal, state and local agencies and Canadian federal and provincial governmental authorities. Environmental laws and regulations are complex, and address emissions to the air, discharge onto land or water, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws change frequently and generally require us to obtain and maintain various licenses and permits. Environmental laws have tended to become more stringent over time, and most provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations.

Facility managers are responsible for environmental compliance at each operating location. Self-audits conducted by our staff assess operations, safety training and procedures, equipment and grounds maintenance, emergency response capabilities and waste management. We may also, if circumstances warrant, contract with independent environmental consulting firms to conduct periodic, unscheduled, compliance assessments which focus on unsafe conditions with the potential to result in releases of hazardous substances or petroleum, and which also include screening for evidence of past spills or releases. Our staff includes environmental professionals who develop guidelines and procedures, including periodic audits of our terminals, tank cleaning facilities, and historical operations, in an effort to avoid circumstances that could lead to future environmental exposure.

As a handler of hazardous substances, we are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of such substances under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Superfund Amendments and Reauthorization Act of 1986, and comparable state and Canadian laws. From time to time, we have incurred remedial costs and regulatory penalties with respect to chemical or wastewater spills and releases at our facilities and, notwithstanding the existence of our environmental management program, we cannot assure that such obligations will not be incurred in the future, nor predict with certainty the extent of future liabilities and costs under environmental, health, and safety laws, nor that such liabilities will not result in a material adverse effect on our financial condition, results of operations or our business reputation.

In addition, we may face liability for alleged personal injury or property damage due to exposure to chemicals and other hazardous substances at our facilities or as the result of accidents and spills. Although these types of claims have not historically had a material impact on our operations, a significant increase in these claims could materially adversely affect our business, financial condition, operating results or cash flow.

As the result of environmental studies conducted at our facilities in conjunction with our environmental management program, we have identified environmental contamination at certain sites that will require remediation. See “Risk Factors—Risks Related to Our Business—Operations involving hazardous materials could create environmental liabilities” for a discussion of certain risks of our being associated with transporting hazardous substances.

We are currently responsible for remediating and investigating five properties under federal and state Superfund programs where we are the only responsible party. Each of these five remediation projects relates to operations conducted by CLC prior to our acquisition of and merger with CLC in 1998. The two most significant Superfund sites are:

Bridgeport, New Jersey.    During 1991, CLC entered into a Consent Decree with the EPA filed in the U.S. District Court for the District of New Jersey, U.S. v. Chemical Leaman Tank Lines, Inc., Civil Action No. 91- 2637 (JFG) (D.N.J.), with respect to its site located in Bridgeport, New Jersey, requiring CLC to remediate groundwater contamination. The Consent Decree required CLC to undertake Remedial Design and Remedial Action (“RD/RA”) related to the groundwater operable unit of the cleanup. A groundwater remedy design has subsequently been approved by the EPA and will be under construction shortly.

In August 1994, the EPA issued a Record of Decision, selecting a remedy for the wetlands operable unit at the Bridgeport site. In October 1998, the EPA issued an administrative order that required CLC to implement the EPA’s wetlands remedy. A remedial design for this remedy has been approved by the EPA and the State of New Jersey and the wetlands and groundwater remediation fieldwork has started at the site. In April 1998, the federal and state natural resource damages trustees indicated their intention to bring claims against CLC for natural resource damages at the Bridgeport site. CLC finalized a consent decree on March 16, 2001 with the state and federal trustees and has resolved the natural resource damages claims. In addition, the EPA has investigated residual contamination in site soils. However, no decision has been made as to the extent of soil remediation to be required, if any. We estimate the range of possible expenditures for this site is $11.4 million to $16.4 million.

West Caln Township, PA.    The EPA has alleged that CLC disposed of hazardous materials at the William Dick Lagoons Superfund Site in West Caln, Pennsylvania. On October 10, 1995, CLC entered into a Consent Decree with the EPA which required CLC to:

•	pay the EPA for installation of an alternate water line to provide water to affected area residents;

•	perform an interim groundwater remedy at the site; and

•	soil remediation. (US v. Chemical Leaman Tank Lines, Inc., Civil Action No. 95-CV-4264 (RJB) (E.D. Pa.).

During the quarter ended June 30, 2004, site investigation indicated that a greater than expected area of contamination required more extensive remediation than previously projected. Soil remediation includes the use of a low temperature thermal treatment unit, a soil vapor extraction system and disposal off-site. In response, we increased our reserves for this site by $4.1 million.

We have paid all costs associated with installation of the waterline. We have completed a study and have submitted preliminary designs for a groundwater treatment system. The EPA anticipates that we will conduct the groundwater remedy over the course of five years, at which time the EPA will evaluate groundwater conditions and determine whether further groundwater treatment is necessary. The Consent Decree does not cover the final groundwater remedy or other site remedies or claims, if any, for natural resource damages. Our current estimate of the range of possible expenditures for this site is $5.0 million to $7.2 million.

Other Owned Property Remediation.    We are also incurring expenses resulting from the investigation and/or remediation of certain current and former CLC properties, including our facility in Tonawanda, New York, a former facility in Putnam County, West Virginia, and a facility in Charleston, West Virginia. As a result of our acquisition of CLC, we identified other owned or formerly owned properties that may require investigation and/or remediation, including properties subject to the New Jersey Industrial Sites Recovery Act (ISRA) cleanup requirements. There can be no assurance that costs associated with these sites, individually or in the aggregate, will not be material, nor that additional sites will not be discovered. We estimate the range of possible expenditures for these sites is $3.1 million to $7.2 million.

Other Environmental Matters.    We have also been named as a potentially responsible party under CERCLA and similar state laws at 37 other multi-party sites. We estimate the range of possible expenditures for these sites is $1.2 million to $4.1 million.

Recently, we were notified of potential liabilities involving the Lower Passaic River Study Area and the Malone Superfund Site. We will be participating in the studies of these two sites to determine site remediation objectives, goals and technologies. Since the overall liability cannot be estimated at this time, we have set reserves for only the remedial investigation phase at the two sites.

We were also recently notified of our potential liability for remedial measures to be undertaken by the EPA at the Mobile Tank Wash Facility Superfund Site in Mobile, Alabama. Liability cannot be estimated at this time. We have asserted claims against the site owner (currently in bankruptcy) and the owner’s insurers.

Reserves.    Our policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimated costs for future environmental compliance and remediation are necessarily imprecise due to such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of currently unknown remediation sites, and the allocation of costs among the potentially responsible parties under applicable statutes. As of September 30, 2004 and December 31, 2003, we had reserves in the amount of $27.0 million and $29.2 million for all environmental matters discussed above.

There can be no assurance that additional sites for which we are responsible will not be discovered in the future, nor that violations by us of environmental laws or regulations will not be identified or occur in the future, or that environmental, health and safety laws and regulations will not change in a manner that could impose material costs on us.

Regulation

As a motor carrier, we are subject to regulation. There are additional regulations specifically relating to the tank truck industry, including testing and specifications of equipment and product handling requirements. We may transport most types of freight to and from any point in the United States over any route selected by us. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes may include increasingly stringent environmental regulations, changes in the hours-of-service regulations which govern the amount of time a driver may drive in any specific period of time, onboard black box recorder devices or limits on vehicle weight and size. In addition, our tank wash facilities are subject to stringent local, state and federal environmental regulations.

Effective January 4, 2004, the Federal Motor Carrier Safety Regulations were changed with respect to hours-of-service. The new regulations allow a driver to drive for eleven hours, one more than the previous limit of ten hours, prior to taking ten hours off-duty, two more than the previous requirement of eight hours. Additionally, the new regulations prohibit any driver from driving more than eleven hours in any fourteen consecutive hour period of time. We currently believe the new regulation may result in reduced productivity of drivers and increased need for additional drivers.

The Federal Motor Carrier Act of 1980 served to increase competition among motor carriers and limit the level of regulation in the industry. The Federal Motor Carrier Act also enabled applicants to obtain Interstate Commerce Commission (“ICC”) operating authority more readily and allowed interstate motor carriers such as ourselves greater freedom to change their rates each year without ICC approval. The law also removed many route and commodity restrictions on the transportation of freight. A series of federal acts, including the Negotiated Rates Act of 1993, the Trucking Industry Regulatory Reform Act of 1994 and the ICC Termination Act of 1995, further reduced regulation applicable to interstate operations of motor carriers such as ourselves, and resulted in transfer of interstate motor carrier registration responsibility to the Federal Highway Administration of the DOT. On February 13, 1998, the Federal Highway Administration published proposed new rules governing registration to operate by interstate motor carriers. To this point in time adopted changes have not adversely affected interstate motor carrier operations. During 1999, the Federal Motor Carrier Safety Improvement Act of 1999 took effect establishing the Federal Motor Carrier Safety Administration effective January 1, 2000. This agency’s principal assignment is to regulate and maintain safety within the ranks of motor carriers.

Interstate motor carrier operations are subject to safety requirements prescribed by the DOT. To a large degree, intrastate motor carrier operations are subject to safety and hazardous material transportation regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations. DOT regulations mandate drug testing of drivers. To date, the DOT’s national commercial driver’s license and drug testing requirements have not adversely affected the availability of qualified drivers to us. Alcohol testing rules were adopted by the DOT in February 1994 and became effective in January 1995 for employers with 50 or more drivers. These rules require certain tests for alcohol levels in drivers and other safety personnel. These rules have not adversely affected the availability of qualified drivers.

Title VI of The Federal Aviation Administration Authorization Act of 1994, which became effective on January 1, 1995, largely deregulated intrastate transportation by motor carriers. This Act generally prohibits individual states, political subdivisions thereof and combinations of states from regulating price, entry, routes or service levels of most motor carriers. However, the states retained the right to continue to require certification of carriers, based upon two primary fitness criteria—safety and insurance—and retained certain other limited regulatory rights. Prior to January 1, 1995, we held intra-state authority in several states. Since that date, we have either been “grandfathered in” or have obtained the necessary certification to continue to operate in those states. In states in which we were not previously authorized to operate intra-state, we have obtained certificates or permits allowing us to operate.

From time to time, various legislative proposals are introduced including proposals to increase federal, state, or local taxes, including taxes on motor fuels. We cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted.

Seasonality

Our business is subject to limited seasonality due to the cyclical nature of the business of our customers, with revenues generally declining slightly during winter months, namely the first and fourth fiscal quarters, and over holidays. Highway transportation can be adversely affected depending upon the severity of the weather in various sections of the country during the winter months. Our operating expenses also have been somewhat higher in the winter months, due primarily to decreased fuel efficiency, increased utility costs and increased maintenance costs of revenue equipment in colder months.

Legal Proceedings

On February 24, 2004, a putative class action lawsuit titled, Meigs v. Quality Distribution, Inc., et al., was filed in the United States District Court for the Middle District of Florida, Tampa Division, against QDI, Thomas L. Finkbiner, QDI’s President, Chief Executive Officer and Chairman of the Board, and Samuel M. Hensley, QDI’s former Senior Vice President and Chief Financial Officer. The plaintiff purports to represent a class of purchasers of QDI’s common stock traceable to its November 2003 initial public offering. The complaint alleges that, in connection with the IPO, QDI filed a registration statement with the SEC that incorporated a materially false or misleading prospectus. Specifically, the complaint alleges that the prospectus materially overstated QDI’s financial results for the years ended December 31, 2001, December 31, 2002, and the nine months ended September 30, 2003. In addition, the complaint alleges that these financial statements were not prepared consistently with generally accepted accounting principles. Accordingly, it asserts claims (and seeks unspecified damages) against all defendants based on the alleged violations of Section 11 of the Securities Act of 1933 and against Mr. Finkbiner and Mr. Hensley as “control persons,” under the Securities Act’s Section 15 by virtue of their positions at QDI.

On May 11, 2004, the Court consolidated Meigs with a substantially identical action titled Cochran v. Quality Distribution, Inc., also pending in the United States District Court for the Middle District of Florida. On June 28, 2004, the Court appointed Jemmco Investment Management LLC as lead plaintiff under the Private Securities Litigation Reform Act of 1995. Plaintiffs currently must file a consolidated amended complaint on or before December 31, 2004.

A second suit, Steamfitters Local 449 Pension & Retirement Security Funds v. Quality Distribution, Inc., et al., was filed in the Circuit Court for the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, on March 26, 2004. In addition to QDI, Mr. Finkbiner and Mr. Hensley, the suit names as defendants the other signatories to the registration statement, namely QDI directors Anthony R. Ignaczak, Joshua J. Harris, Michael D. Weiner, Marc J. Rowan, Marc E. Becker, and Donald C. Orris, and three of QDI’s IPO underwriters, Credit Suisse First Boston LLC, Bear, Stearns & Co., Inc., and Deutsche Bank Securities Inc. The Steamfitters complaint alleges substantially identical facts to those in the Meigs complaint and also includes the same claims, plus an additional claim for rescission or damages based on an alleged violation of Section 12 of the Securities Act.

On April 28, 2004, the defendants removed the action to the United States District Court for the Middle District of Florida. On June 25, 2004, that court remanded the case to state court. On August 26, 2004, the United States Court of Appeals for the Eleventh Circuit dismissed defendants’ appeal from the remand order for lack of jurisdiction. Defendants moved for reconsideration of the court’s dismissal order. On or about November 15, 2004, the Eleventh Circuit denied the Company’s motion for reconsideration. The parties have agreed that the defendants’ response to the complaint is currently due on or before December 31, 2004.

The actions’ allegations stem from the disclosures in a Form 8-K that QDI filed on February 2, 2004, stating that QDI had discovered irregularities at Power Purchasing, Inc., a non-core subsidiary that, through its subsidiary, American Transinsurance Group, Inc. (collectively, “PPI”), primarily assisted independent contractors in obtaining various lines of insurance, for which PPI derived fees as an insurance broker.

On July 14, 2004, QDI’s Board of Directors received a letter from a putative QDI shareholder demanding that the Company take steps to remedy alleged mismanagement, breach of fiduciary duty, and corporate waste arising from the PPI irregularities. The letter also demands that the Company file a professional malpractice suit against its outside independent registered certified public accountants, PricewaterhouseCoopers LLP. By letter dated July 21, 2004, the Company has requested certain information from the putative shareholder and has not received a response. The Company is conducting an investigation of the matters that are the subject of the July 14, 2004 letter.

QDI carries management liability and company reimbursement insurance policies for the relevant period, which provide for aggregate coverage of $20 million, and has notified the insurance carriers of the lawsuits. The carriers have not yet confirmed or denied coverage. Moreover, QDI makes no comment as to whether the insurance will be sufficient to cover all alleged damages claimed by plaintiffs or any as yet unasserted claims against QDI.

On October 18 and 19, 2004, we, our insurance carriers, counsel to the plaintiffs in aforementioned lawsuits, and other interested persons engaged in a mediation in an attempt to resolve all of the pending and threatened litigation. Thereafter, on October 29, 2004 and November 30, 2004, plaintiffs in Meigs submitted to the court unopposed motions for extension of time to file a consolidated amended complaint, stating that the parties had made substantial progress toward resolving their disputes. The court granted these motions, and the consolidated amended complaint is now due on or before December 31, 2004. We intend to continue to pursue settlement discussions. There can be no assurance that a binding settlement can be reached on terms and conditions satisfactory to us or that the final outcome of these lawsuits will not have a material adverse effect on us.

Due to the uncertainty surrounding the litigation, we have not accrued any loss as it is not probable and estimable at the present time.

In response to our voluntary disclosure to SEC officials and various state government authorities and regulators in February 2004 concerning the irregularities at PPI, the SEC and certain state government regulators are conducting informal inquiries into those irregularities. While no formal regulatory or governmental investigation into the PPI irregularities has been initiated, it is possible that state and federal regulatory or governmental authorities could begin such a formal investigation. The final outcome of the informal inquiries or any formal investigation that may be initiated (by the SEC or other regulatory or governmental authority) is impossible to determine at this time.

On May 13, 2004, a complaint styled Quality Food Grade Carriers, Inc., et al. v. Quality Carriers, Inc., et al., No. 04-4515, was filed in the Circuit Court for Hillsborough County, Florida, naming as defendants Quality Carriers, Inc. (“QCI”), our wholly-owned subsidiary, and Thomas L. Finkbiner, QCI’s President and Chief Executive Officer. On August 6, 2004, plaintiffs served a second amended complaint alleging, among other things, (i) that QCI breached a series of agreements with plaintiffs to pursue jointly a food transportation business; (ii) that QCI converted certain of plaintiffs’ assets used in the business; and (iii) a claim for injunctive relief requiring QCI to return Quality Food Grade Carriers’ records and prohibiting QCI from using Quality Food Grade Carriers’ name and credit. The second amended complaint sought unspecified damages exceeding $15,000. On November 1, 2004, the Circuit Court dismissed plaintiffs’ second amended complaint and allowed plaintiffs twenty days within which to serve and file a third amended complaint, failing which the action will be dismissed with prejudice.

On October 21, 2004, a complaint styled Quality Food Grade Carriers, Inc., et al. v. Leon Black, et al., Case No. 04-9491-A, was filed in the Circuit Court for Hillsborough County, Florida, naming as defendants QCI, Leon Black, and Apollo Management, L.P. On October 26, 2004, plaintiffs filed an amended complaint adding us as a defendant and alleging, among other things, that defendants fraudulently induced the last of a series of agreements with plaintiffs to pursue jointly a food transportation business. The amended complaint seeks unspecified damages exceeding $15,000.

On October 21, 2004, a complaint styled Quality Food Grade Carriers, Inc., et al. v. Tropicana Products, Inc., et al., Case No. 53-2004CA-004215, was filed in the Circuit Court for Polk County, Florida, naming as defendants, among others, certain customers of QCI or of Indian River Transport, the company to which the food transportation business was sold. The complaint alleges, among other things, that defendants interfered with plaintiffs’ agreement with QCI to lease certain trucks and trailers, and seeks unspecified damages exceeding $15,000. We and QCI have agreed to indemnify certain defendants in the action.

We believe that the plaintiffs’ allegations in each of the three Quality Food Grade Carriers actions are without merit and intend to contest the actions vigorously. Each of the foregoing actions is at an early stage, and it is therefore impossible to determine the likelihood of any outcome or the amount or range of loss or possible loss, if any.

On October 27, 2004, we and QCI filed a complaint styled Quality Distribution, Inc. and Quality Carriers, Inc. v. Stephen Douglas Vaughan, Quality Food Grade Carriers, Inc., and Quality Fuel Control, Inc., Adversary Proceeding No. 04-0687, in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division. The complaint alleges claims for injunctive relief, tortious interference, defamation, and extortion under Florida’s Civil Remedies for Criminal Practices Act. On November 8, 2004, the Bankruptcy Court heard and granted our and QCI’s motion for preliminary injunction enjoining, among others, Stephen Douglas Vaughan, Quality Food Grade Carriers, Inc. and Quality Fuel Control, Inc., from making or otherwise publishing false and defamatory statements regarding us and QCI, their customers and shareholders, interfering with us and QCI, their customers and business relationships, and threatening us and QCI, their customers and shareholders. We intend to vigorously pursue the action, which is scheduled for trial on March 7, 2005. The Bankruptcy Court has found that we and QCI have a substantial likelihood of success on the merits of the claims in the complaint. However, the action is at an early stage, and it is therefore impossible to determine the likelihood of any outcome or the amount or range of recovery or possible recovery, if any.

In addition to the above lawsuits and those items disclosed under Note 6 to our condensed consolidated financial statements contained herein, “Commitments and Contingencies—Environmental Matters,” we are from time to time involved in routine litigation incidental to the conduct of our business. We believe that no such routine litigation currently pending against us or QDI, if adversely determined, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Properties

As of September 30, 2004, QDI’s operating facilities were located in the following cities:

QCI OPERATED	QSI OPERATED	AFFILIATE OPERATED	AFFILIATE OPERATED
Aberdeen, WA	Albany, NY *	Augusta, GA	Luling, LA
Albany, NY *	Atlanta, GA	Baltimore, MD	Madison, MS
Appleton, WI	Augusta, GA *	Barberton, OH *	Mediapolis, IA
Atlanta, GA	Barberton, OH *	Beaumont, TX	Memphis, TN *
Augusta, GA *	Baton Rouge, LA	Bessemer, AL	Memphis, TN
Becancour, QCP	Branford, CT *	Bowling Green, OH	Memphis, TN
Brunswick, GA	Bridgeport, NJ *	Branford, CT *	Mobile, AL *
Calvert City, KY	E. Channelview, TX	Bridgeport, NJ *	Morgantown, WV
Castleton, VT	Charleston, SC	Bristol, WI	Nazareth, PA *
Channelview, TX	Chattanooga, TN *	Calvert City, KY	Neville, PA
Charleston, SC *	Freeport, TX *	Carteret, NJ	New Castle, DE
Chester, SC *	Friendly, WV *	Caseyville, IL	New Castle, DE
Detroit, MI	Geismar, LA	Charlotte, NC	Niagara Falls, NY
Follansbee, WV	Houston, TX *	Chattanooga, TN *	Norfolk, VA *
Fort Worth, TX *	Institute, WV *	Chattanooga, TN	North Bay, ON
Freeport, TX	Kalamazoo, MI *	Cincinnati, OH ***	North Charleston, SC
Geismar, LA *	Kenner, LA	Columbus, OH	Owensboro, KY
Greenup, KY	Kent, WA *	Columbus, OH ***	Pasadena, TX
Kalamazoo, MI *	Lansing, IL	Coteau du Lac, QC *	Parisburg, VA *
Ludington, MI *	Midland, MI *	Danville, IL	Pocatello, ID
Midland, MI *	Newark, NJ *	Delaware, OH *	Richmond, CA *
Montreal, QC	Pocatello, ID*	Dumfries, VA	Roanoke, VA
Newark, NJ *	Rahway, NJ	Fairfield, OH	Salisbury, NC
Oakville, ON	Rock Hill, SC *	Fairforest, SC	Salt Lake City, UT *
Saginaw, MI	Salt Lake City, UT *	Fall River, MA	Sarnia, ON ***
Sarnia, ON	San Pablo, CA *	Frankfort, KY	South Point, OH ***
South Gate, CA *	Sarnia, ON *	Ft. Worth, TX *	South Point, OH
St. Augustin, QC	Savannah, GA *	Freeport, TX *	Spartanburg, SC *
St. Louis, MO	South Gate, CA *	Gary, IN	Springfield, MO
Summit, IL	Spartanburg, SC *	Garden City, GA	St. Gabriel, LA *
Tonawanda, NY *	Sulphur, LA	Glennmoore, PA	Sulphur, LA
Waterford, NY	Vancouver, WA	Hagerstown, MD	Tampa, FL
	Wilmington, NC *	Houston, TX *	Thorofare, NJ
		Institute, WV *	Torrance, CA
	TPI OPERATED	Jacksonville, FL	Torrance, CA
		Johnstown, NY	Triadelphia, WV
	East Rutherford, NJ *	Joliet, IL	Tucker, GA
	Essexville, MI *	Kansas City, KS	Vancouver, BC
	Greer, SC	Kansas City, MO	Walbridge, OH
	Laredo, TX	Kansas City, MO ***	West Channelview, TX**
	Montreal, QC	Kelso, WA	Williamsport, PA *
	Ozark, AR	Kent, WA *	Wilmington, NC *
	Palmer, MA *	Lansing, IL
	Port Arthur, TX *	Lima, OH
	Saddle Brook, NJ	Louisville, KY

*	Indicates the terminal is owned by us.
**	QSI facility operated by affiliate.
***	TPI facility operated by affiliate.

In addition to the properties listed above, we also own property in Croydon, PA; Syracuse, NY; Downingtown, PA; Detroit, MI; Greensboro, NC; Lexington, NC; Chesnee, SC; Houston, TX; Oyster Creek, TX; Parker, PA and Hartford, WI. Our executive and administrative offices are located in Tampa, Florida.

MANAGEMENT

The following table sets forth certain information as of December 15, 2004 with respect to the members of the Board of Directors and executive officers of our parent, Quality Distribution, Inc., substantially all of whom hold similar positions with us:

Name	Age	Position
Thomas L. Finkbiner	51	Chairman of the Board, President and Chief Executive Officer
Gary Enzor	42	Executive Vice President and Chief Operating Officer
Timothy B. Page	52	Senior Vice President and Chief Financial Officer
Virgil T. Leslie	49	Executive Vice President and General Manager
Keith J. Margelowsky	49	Senior Vice President—Marketing
Dennis R. Copeland	55	Senior Vice President—Administration
Robert J. Millstone	61	Senior Vice President, General Counsel and Secretary
Anthony R. Ignaczak	40	Director
Richard B. Marchese	62	Director
Joshua J. Harris	39	Director
Michael D. Weiner	52	Director
Marc J. Rowan	42	Director
Marc E. Becker	32	Director
Donald C. Orris	63	Director
Alan H. Schumacher	58	Director
Eric L. Press	38	Director

QDI’s directors hold office until their successors have been elected and qualified, or, if earlier, upon their death, resignation, removal or disqualification. Officers serve at the discretion of the Board of Directors.

Thomas L. Finkbiner has been employed by QDI since November 1999 as its President and Chief Executive Officer, and he has been a director of QDI since March 2000. Since May 14, 2002, Mr. Finkbiner has also served as President, Chief Executive Officer, and a member of the Board of Managers of Quality Distribution, LLC, and he became Quality Distribution, LLC’s Chairman on June 19, 2002. Prior to his employment by QDI, he was Vice President, Intermodal for Norfolk Southern Corporation from 1987-1999, Vice President of Marketing and Administration and Vice President of Sales for North American Van Lines (then an operating subsidiary of Norfolk Southern) from 1981-1987. Prior to these positions he held various sales and management positions with Airborne Freight Corporation and Roadway Express, Inc. from 1976-1981. Mr. Finkbiner serves as Chairman of the Board of Directors for Intermodal Transportation Institute, University of Denver. He is a director of Pacer International, Inc.

Gary R. Enzor joined QDI in December 2004 as Executive Vice President and Chief Operating Officer. Mr. Enzor also serves as Executive Vice President and Chief Operating Officer of Quality Distribution, LLC Prior to joining QDI, Mr. Enzor served as Executive Vice President and Chief Financial Officer of Swift Transportation Company, Inc. since August 2002. Prior to Swift, he served as the Vice President & Chief Financial Officer of Honeywell Aerospace Electronic Systems. Prior to Honeywell, Mr. Enzor worked for Dell Computer from 1999 to 2001 in finance and as the General Manager of Dell’s Higher Education business and from 1984 to 1999 at AlliedSignal in increasingly responsible information technology roles, and multiple business chief financial officer and business development positions. Mr. Enzor currently serves on the board of Keystone Montessori School.

Timothy B. Page joined QDI in December 2004 as Senior Vice President and Chief Financial Officer. Mr. Page also serves as Senior Vice President and Chief Financial Officer of Quality Distribution, LLC. Prior to joining QDI, Mr. Page served as Chief Financial Officer of Perry Ellis International, Inc. since May 2001. From 1998 through 2001, Mr. Page was a private investor and entrepreneur in the telecommunications and industrial gas and specialty chemical industries. From 1989 through 1997, Mr. Page was a director of Farah, Inc., an apparel company, and served in various executive positions, including Executive Vice President and Chief Operational Officer.

Virgil T. Leslie joined QDI in April 2000 as Senior Vice President of Sales and Marketing. Mr. Leslie also serves as Vice President of Sales and General Manager of Quality Distribution, LLC. Prior to joining QDI, he served as Vice President of Sales with Triple Crown Services in Ft. Wayne, Indiana. Mr. Leslie also spent 16 years with Roadway Express holding various sales and operating positions.

Keith J. Margelowsky joined QDI in April 2000 as Senior Vice President of Performance Planning. He currently serves as Senior Vice President of Marketing and is responsible for improving QDI’s systems, procedures and capabilities. Mr. Margelowsky became Senior Vice President of Performance Planning of Quality Distribution, LLC on May 14, 2002. Prior to joining QDI, he led the marketing effort for Werner Logistics. He was with Werner since 1992 and has extensive pricing and costing experience. His early experience includes five years in LTL and eleven additional years in truckload with North American Van Lines and National Freight.

Dennis R. Copeland serves as QDI’s Senior Vice President—Administration. Mr. Copeland also serves as Senior Vice President—Administration of Quality Distribution, LLC. Mr. Copeland joined QDI in 1998 in connection with the acquisition of Chemical Leaman Corporation, at which time he assumed the position of Vice President Labor Relations and Human Resources. From October 1988 until he joined QDI, Mr. Copeland served as Vice President of Human Resources and Labor Relations for Chemical Leaman Corporation. Prior to that time, he held various management positions with Lukens Steel Company.

Robert J. Millstone joined QDI on September 7, 2004 as Senior Vice President, General Counsel and Secretary. Mr. Millstone also serves as Senior Vice President, General Counsel and Secretary of Quality Distribution, LLC. Prior to his employment with QDI, Mr. Millstone served as Senior Vice President and General Counsel of Philip Services Corporation, an industrial outsourcing, byproducts recovery and metals recycling company since 2000. From 1998 to 2000, Mr. Millstone served as Vice President, General Counsel and Corporate Secretary for Lyondell Chemical Company and prior to that for ARCO Chemical Company.

Anthony R. Ignaczak became a member of our Board of Managers and a member of QDI’s Board of Directors in October 2003. Mr. Ignaczak has been a partner with Quad-C Management, a private equity firm based in Charlottesville, Virginia, since May 1993, and joined the firm in 1992. Prior to that time, Mr. Ignaczak was an Associate with the Merchant Banking Group at Merrill Lynch and a member of the Mergers and Acquisitions department of Drexel, Burnham, Lambert Inc. Mr. Ignaczak is also a director of Asset Acceptance Capital Corporation.

Richard B. Marchese became a member of our Board of Managers and a member of QDI’s Board of Directors effective January 1, 2004. Mr. Marchese served on an interim basis as a Senior Vice President and Chief Financial Officer of QDI from September 24, 2004 to November 30, 2004. Mr. Marchese served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation since 1989 prior to retiring at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation and prior to that as the Controller of the Resins Division of Georgia Pacific Corporation.

Joshua J. Harris became a member of our Board of Managers on May 14, 2002. Mr. Harris has been a director of QDI since June 1998. Mr. Harris is a founding senior partner of Apollo Management, L.P. since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Breuners Home Furnishings Corporation, Pacer International Inc., Compass Minerals Group, Inc., General Nutrition Centers, Inc., Nalco Company, Resolution Performance Products, Inc., United Agri Products Inc. and UAP Holdings Corp.

Michael D. Weiner became a member of our Board of Managers on May 14, 2002. Mr. Weiner has been a director of QDI since June 1998. Mr. Weiner is a partner of Apollo and has served as a Vice President and general counsel of Apollo Management and certain affiliates of Apollo since 1992. Prior to 1992, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius LLP, specializing in securities law, public and private financing, and corporate and commercial transactions.

Marc J. Rowan became a member of our Board of Managers on May 14, 2002. Mr. Rowan has been a director of QDI since June 1998. Mr. Rowan is a founding senior partner of Apollo since 1990. From 1985 until 1990 Mr. Rowan was with Drexel Burnham Lambert Incorporated, most recently as Vice President with responsibilities in high yield financing, transaction idea generation and merger structure and negotiation. Mr. Rowan is also a director of AMC Entertainment, National Financial Partners Corporation, SkyTerra Communications, Inc., Inc. and Wyndham International, Inc.

Marc E. Becker became a member of the Board of Managers of Quality Distribution, LLC on May 14, 2002 and has been a director of QDI since June 1998. Mr. Becker is a partner of Apollo. He has been employed with Apollo since 1996 and has served as an officer of certain affiliates of Apollo since 1999. Prior to that time, Mr. Becker was employed by Smith, Barney Inc. within its Investment Banking division. Mr. Becker serves on several boards of directors including National Financial Partners Corporation, Pacer International, Inc., United Agri Products Inc. and UAP Holdings Corp.

Donald C. Orris became a member of Quality Distribution, LLC’s Board of Managers on May 14, 2002 and has been a director of QDI since 1999. Mr. Orris has been Chairman, President and Chief Executive Officer of Pacer International, Inc. since May 1999. From Pacer Logistics’ inception in March 1997 until May 1999 he served as Chairman, President and Chief Executive Officer of Pacer Logistics. Mr. Orris served as President of Pacer International Consulting LLC, a wholly owned subsidiary of Pacer Logistics, since September 1996. From January 1995 to September 1996, Mr. Orris served as President and Chief Operating Officer, and from 1990 until January 1995, he served as Executive Vice President of Southern Pacific Transportation Company. Mr. Orris was the President and Chief Operating Officer of American Domestic Company and American President Intermodal Company from 1982 until 1990.

Alan H. Schumacher became a member of our Board of Managers and a member of QDI’s Board of Directors effective May 13, 2004. Mr. Schumacher is currently the Chairman of the Board of Directors of Anchor Glass Container Corporation and is a member of the Federal Accounting Standards Advisory Board. From 1977 to 2000, Mr. Schumacher served in various financial positions at American National Can and American National Can Group, most recently serving as Executive Vice President and Chief Financial Officer.

Eric L. Press became a member of our Board of Managers on June 3, 2004 and a member of QDI’s Board of Directors on May 26, 2004. Mr. Press is a partner of Apollo. He has been employed with Apollo Management, L.P. since 1998 and has served as an officer of certain affiliates of Apollo Management. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group.

Recent Board Changes

Effective October 8, 2003, October 9, 2003, October 22, 2003 and October 22, 2003, respectively, we received the resignations of Richard Brandewie, Charles O’Brien, Robert Falk and John Kissick from both our Board of Managers and the Board of Directors of Quality Distribution, Inc. On October 9, 2003, Anthony Ignaczak was appointed to both our Board of Managers and QDI’s Board of Directors. Effective January 1, 2004, and May 13, 2004, respectively, Richard Marchese and Alan Schumacher were appointed to both our Board of Managers and QDI’s Board of Directors. On May 26, 2004, Eric Press was appointed to QDI’s Board of Directors and on June 3, 2004, Mr. Press was appointed to our Board of Managers.

Recent Management Changes

On September 14, 2004, QDI announced that Samuel M. Hensley, QDI’s and QD LLC’s Senior Vice President and Chief Financial Officer, had informed QDI of his intention to resign to pursue another opportunity. Mr. Hensley’s resignation became effective September 24, 2004. Mr. Hensley was replaced on an interim basis by Richard B. Marchese, a member of QDI’s board of directors, chairman of QDI’s audit and corporate governance committees and member of its executive committee. Mr. Marchese agreed to act on an interim basis while QDI conducted a search for suitable candidates to permanently fill the position of chief financial officer.

On November 4, 2004, QDI announced the appointment of Gary R. Enzor as Executive Vice President and Chief Operating Officer, effective December 13, 2004 and Timothy B. Page as Senior Vice President and Chief Financial Officer, effective December 1, 2004. Mr. Page replaced Mr. Marchese, who departed as an officer of QDI and continues in his role as a member of QDI’s board of directors, as initially contemplated.

Board Committees

Audit Committee

The Board of Directors of QDI has an audit committee. QDI’s audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance function. QDI’s audit committee also oversees the audit efforts of our independent registered certified public accounting firm and takes those actions it deems necessary to satisfy itself that the independent registered certified public accounting firm is independent of management.

In connection with Mr. Marchese’s appointment as interim Senior Vice President and Chief Financial Officer, Mr. Marchese resigned his positions as chairman and a member of the audit committee effective September 24, 2004. As a result, QDI’s audit committee consists of two directors, Mr. Ignaczak and Mr. Schumacher. Messrs. Ignaczak and Schumacher are independent directors as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. QDI’s board of directors has determined that Mr. Schumacher, who became the new chairman of the audit committee effective September 24, 2004, is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Exchange Act.

As a result of Mr. Marchese’s resignation, on September 14, 2004 QDI notified The Nasdaq Stock Market, Inc. (“Nasdaq”) that the interim position held by Mr. Marchese meant QDI no longer had three independent directors as required by Nasdaq Marketplace Rule 4350(d)(2), which provides that the audit committee be comprised of at least three independent directors. Nasdaq confirmed that QDI would not be in compliance with Nasdaq Marketplace Rule 4350(d)(2) and that Nasdaq Marketplace Rule 4350(d)(4) provides for a cure period until the earlier of QDI’s next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to comply with this requirement, in order to regain compliance. QDI intends to regain compliance with Nasdaq Marketplace Rule 4350 as promptly as possible but no later than QDI’s next annual meeting of stockholders.

Compensation Committee

In addition, QDI’s Board of Directors has a compensation committee. QDI’s compensation committee determines our compensation policies and forms of compensation provided to QDI’s directors and officers. QDI’s compensation committee also reviews and determines bonuses for QDI’s officers and other employees. In addition, QDI’s compensation committee reviews and determines stock-based compensation for our managers, QDI’s officers, employees and consultants and administers our stock incentive plan. The members of QDI’s compensation committee are Messrs. Becker, Harris and Schumacher. Mr. Harris serves as chairman of the compensation committee.

Corporate Governance Committee

In addition, QDI’s Board of Directors has a corporate governance committee. QDI’s corporate governance committee identifies, evaluates and recommends potential board and committee members. The corporate governance committee also develops and recommends to the board governance guidelines. In connection with Mr. Marchese’s appointment as interim Senior Vice President and Chief Financial Officer, Mr. Marchese resigned his positions as chairman and a member of the corporate governance committee effective September 24, 2004. Mr. Schumacher was appointed to the corporate governance committee replacing Mr. Marchese. As a result, the members of QDI’s corporate governance committee are Messrs. Schumacher, Harris and Becker. Mr. Harris was appointed chairman of the corporate governance committee replacing Mr. Marchese.

Executive Committee

In addition, QDI’s Board of Directors has an executive committee. QDI’s executive committee consults with and advises the officers of QDI in the management of its business and exercises the power and authority of the Board of Directors to direct the business and affairs of QDI in intervals between meetings of the Board, subject to certain exceptions. The members of QDI’s Executive Committee are Messrs. Marchese, Harris and Becker. Mr. Harris serves as chairman of the executive committee.

Lead Independent Director

On August 10, 2004, QDI’s board of directors established the position of lead independent director and appointed Mr. Marchese to serve in that position. In connection with Mr. Marchese’s appointment as interim Senior Vice President and Chief Financial Officer, Mr. Marchese resigned as lead independent director of QDI’s board of directors effective September 24, 2004.

Compensation Committee Interlocks and Insiders’ Participation

The Compensation Committee of QDI’s Board of Directors was established on November 5, 2003. Mr. Schumacher, Mr. Harris and Mr. Becker serve on the committee. None of the members are or have been officers or employees of QDI. Prior to the establishment of the Compensation Committee, QDI’s board of directors established levels of compensation for our executive officers. There are not currently any compensation committee interlocks between us and other entities involving our executive officers and board members who serve as executive officers or board members of such other entities.

Executive Compensation

Prior to our formation in 2002, our executive officers who held the same positions with our parent, QDI, were compensated by QDI for such services. The following table sets forth the total compensation paid by QDI for services rendered by our Chief Executive Officer, our four other most highly compensated executive officers, and one former highly compensated executive officers (the “named executive officers”) during the years ended December 31, 2003, 2002 and 2001.

Summary Compensation Table

	Annual Compensation			Long-Term Awards
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards ($) (1)	Securities Underlying Options (#)	All Other Compensation (2)
Thomas L. Finkbiner President and Chief Executive Officer	2003 2002 2001	$254,273 253,545 258,000	$69,000 — —	$700,000 — —	464,000 — —	$906 6,773 113,569

Samuel M. Hensley Former Senior Vice President—Finance and Chief Financial Officer (3)	2003	195,962	25,000	90,000	145,000	60,408

Virgil T. Leslie Executive Vice President and General Manager	2003 2002 2001	194,204 172,543 159,115	50,000 — 15,000	95,000 — —	170,000 — —	433 6,773 13,886

Dennis R. Copeland Senior Vice President—Administration	2003 2002 2001	167,514 164,764 153,320	12,000 — 14,042	57,000 — —	85,000 — —	558 6,773 12,929

Michael A. Grimm Former Executive Vice President—Business Development (4)	2003 2002 2001	164,973 162,184 160,326	12,500 — —	— — —	— — —	1,004 6,773 7,656

Keith Margelowsky Senior Vice President of Performance Planning	2003 2002 2001	159,824 156,352 154,539	10,000 — —	57,000 — —	85,000 — —	341 6,773 7,656

(1)	All restricted stock was granted pursuant to the 2003 Restricted Stock Plan and vests in 20% increments over five years beginning December 31, 2004. Restricted Stock Awards were granted on November 5, 2003, contingent on the closing of the initial public offering, based on a price per share equal to the initial public offering price of $17. Dividends on our common stock will be determined by QDI’s Board of Directors. QDI has not declared cash dividends on its common stock for the periods presented and has no present intention of doing so. QDI’s ability to pay cash dividends is currently restricted under the terms of QD LLC’s credit agreement and the indenture governing QD LLC’s senior subordinated notes.
(2)	Amounts shown represent employer contributions to the profit sharing and 401(k) plans, automobile allowance, employer paid premiums for group term life insurance and relocation reimbursement. QDI maintains various employee benefits and compensation plans, including an incentive bonus plan and 401(k) savings plan.
(3)	Samuel M. Hensley joined QDI in October 2002 and his compensation during 2002 was less than $100,000. Mr. Hensley resigned from QDI effective September 24, 2004.
(4)	Michael A. Grimm resigned from QDI effective January 1, 2004.

Manager’s Compensation

The members of our Board of Managers do not receive compensation for their service on the Board of Managers but are reimbursed for out-of-pocket expenses.

Each of the members of our Board of Managers also serves as a director of QDI and may be compensated for such services by QDI. QDI’s independent directors are compensated $2,000 per month plus $1,500 per board of directors’ meeting attended and $1,000 per committee meeting attended. The chairman of each committee receives $2,000 per committee meeting. Prior to his resignation from such position, Mr. Marchese initially received an additional $1,000 for each day of service as lead independent director at QDI. Telephonic meetings are paid at 50% of the standard rate. On November 5, 2003, each non-employee director at the time was granted 20,000 options, contingent on the closing of the initial public offering, at the initial public offering price of $17.00 per share. On June 3, 2004, Messrs. Marchese, Schumacher and Press each received grants of options to purchase 10,000 shares of QDI’s common stock pursuant to the 2003 Stock Option Plan at the then market price of $9.20 per share. For the period beginning September 24, 2004 and ending November 30, 2004, Mr. Marchese will not be compensated for his service on QDI’s board of directors or executive committee.

Option Grants In Last Fiscal Year

The following table sets forth the grant of stock options to the Named Executive Officers during the fiscal year ended December 31, 2003:

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options (#) (1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($, in thousands)	10% ($, in thousands)
Thomas L. Finkbiner	464,000	24.8%	$17.00	11/5/13	4,965	12,593
Samuel M. Hensley	145,000	7.8%	17.00	11/5/13	1,552	3,935
Virgil T. Leslie	170,000	9.1%	17.00	11/5/13	1,819	4,614
Dennis R. Copeland	85,000	4.5%	17.00	11/5/13	910	2,307
Michael A. Grimm	—	—	—	—	—	—
Keith Margelowsky	85,000	4.5%	17.00	11/5/13	910	2,307

(1)	All options, which were granted pursuant to the 2003 Stock Option Plan, were non-qualified, were granted at market value on the date of grant, vest in 25% increments over four years and have a term of ten years.

Year-End Option Values

The following table sets forth the exercise of options by the Named Executive Officers during the fiscal year ended December 31, 2003 and unexercised options held as of the fiscal year ended December 31, 2003:

Aggregated Option Exercises In Last Fiscal Year

and FY-End Option Values

(Dollar figures shown in thousands)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas L. Finkbiner	—	$—	—	464,000	$—	$1,206.4
Samuel M. Hensley	—	—	—	145,000	—	377.0
Virgil T. Leslie	—	—	—	170,000	—	442.0
Dennis R. Copeland	—	—	—	85,000	—	221.0
Michael A. Grimm	—	—	—	—	—	—
Keith Margelowsky	—	—	—	85,000	—	221.0

(1)	Calculated based on the fair market value of our common stock on December 31, 2003 ($19.60 per share) minus the exercise price ($17.00 per share).

Employment Agreements

On November 8, 1999, QDI entered into an employment agreement with Thomas L. Finkbiner as President and Chief Executive Officer of QDI with a base salary of $260,000 per annum. His incentive is based upon achievement of plan at 50% of base salary with an additional bonus of 25% of base salary potential, subject to evaluation by the Board of Directors. The employment agreement provides for a two-year term of service, with an automatic one-year extension on each anniversary date, unless QDI or Mr. Finkbiner gives notice that the term will not be so extended.

On June 30, 2004, QDI entered into an amendment of its employment agreement with Virgil T. Leslie to perform the duties of Executive Vice President and General Manager for QDI with a base salary of $210,000 per annum. The employment agreement, as amended, provides for a two-year term, with an automatic one-year extension on each anniversary date, unless QDI or Mr. Leslie give notice that the term will not be so extended.

On June 23, 1998, QDI entered into an employment agreement with Dennis R. Copeland to perform the duties of Vice President of Administration for QDI with a base salary of $145,000 per annum. His incentive bonus of up to 25% of his annual salary is based on pre-determined performance standards subject to the QDI Board’s discretion. The employment agreement provides for a two-year term, with an automatic one-year extension on each anniversary date, unless QDI or Mr. Copeland give notice that the term will not be so extended.

On March 30, 2003, QDI entered into an amendment of its employment agreement with Michael Grimm to perform the duties of Executive Vice President of Business Development with a base salary of $164,973 per annum. His incentive bonus of up to 20% of his annual salary is based on predetermined performance standards subject to the QDI Board’s discretion, and he is to receive commissions based on billed linehaul revenue generated by new affiliates and acquisitions generated by him. The employment agreement provides for a seven month term, with automatic six month extensions, unless QDI or Mr. Grimm gives notice that his term will not be so extended. QDI and Mr. Grimm have agreed not to extend Mr. Grimm’s employment with QDI beyond the December 31, 2003 expiration of the term of his employment agreement. Under the terms of his employment agreement, Mr. Grimm will receive the severance benefits described below, including his base salary, through December 31, 2004.

On February 5, 2003 QDI entered into an employment agreement with Samuel Hensley to perform the duties of Senior Vice President Finance and Chief Financial Officer with a base salary of $195,000. The employment agreement provided for a two year term, with an automatic one year extension on each anniversary date, unless QDI or Mr. Hensley give notice that the term will not be so extended. Mr. Hensley resigned from his duties with QDI effective September 24, 2004, and was not entitled to any severance payments pursuant to his employment agreement.

On April 10, 2000 QDI entered into an employment agreement with Keith Margelowsky to perform the duties of Senior Vice President of Performance Planning with a base salary of $150,000. The employment agreement provides for a two year term, with an automatic one year extension on each anniversary date, unless QDI or Mr. Margelowsky give notice that the term will not be so extended.

On August 3, 2004, QDI entered into an employment agreement with Robert J. Millstone to perform the duties of Senior Vice President, General Counsel and Secretary with a base salary of $210,000. The employment agreement became effective September 7, 2004. His incentive bonus of up to 30% of his annual salary is based on pre-determined performance standards subject to the QDI Board’s discretion. The employment agreement provides for a two year term with an automatic extension on each anniversary date, unless QDI or Mr. Millstone give notice that the term will not be so extended.

Upon the departure of Sam Hensley, QDI’s former Senior Vice President and Chief Financial Officer, QDI agreed to terms of employment with Mr. Marchese, as interim Senior Vice President and Chief Financial Officer. Mr. Marchese served as interim Senior Vice President and Chief Financial Officer from September 24, 2004 through November 30, 2004. Mr. Marchese received a salary of $250,000 per annum and was granted options covering 25,000 shares of the common stock of QDI at a per share exercise price equal to $6.02, which was the closing price on The Nasdaq Stock Market on September 24, 2004. The options will vest in equal installments quarterly over three years provided Mr. Marchese is an officer or director of QDI. While serving as interim Senior Vice President and Chief Financial Officer, Mr. Marchese was also entitled to the other normal benefits accorded employees or executive officers of QDI.

On November 3, 2004, QDI entered into an employment agreement with Gary Enzor to perform the duties of Executive Vice President and Chief Operating Officer with a base salary of $250,000. The employment agreement was effective as of December 13, 2004. His incentive bonus of up to 45% of his annual salary is based on pre-determined performance standards subject to the QDI Board’s discretion. The employment agreement provides for employment at will. Pursuant to his employment agreement, Mr. Enzor was granted options covering 200,000 shares of the common stock of QDI at a per share exercise price equal to $5.15, which was the closing price on the Nasdaq Stock Market on November 3, 2004 and was also granted shares of restricted stock with a value of $50,000 based upon the $5.15 closing price. In addition, on each of the first five anniversaries of Mr. Enzor’s employment he will be granted $50,000 worth of restricted shares at the then fair market value per share. The options and restricted stock will vest in equal installments annually over four years. He is also entitled to the other normal benefits accorded employees or executive officers of QDI.

On November 4, 2004, QDI entered into an employment agreement with Timothy Page to perform the duties of Senior Vice President and Chief Financial Officer with a base salary of $240,000. The employment agreement became effective December 1, 2004. His incentive bonus of up to 35% of his annual salary is based on pre-determined performance standards subject to the QDI Board’s discretion. The employment agreement provides for employment at will. Pursuant to his employment agreement, Mr. Page was granted options covering 150,000 shares of the common stock of QDI at a per share exercise price equal to $7.91, which was the closing price on the Nasdaq Stock Market on December 1, 2004 and was also granted shares of restricted stock with a value of $35,000 based upon the $7.91 closing price. In addition, on each of the first five anniversaries of Mr. Page’s employment he will be granted $35,000 worth of restricted shares at the then fair market value per share. The options and restricted stock will vest in equal installments annually over four years. He is also entitled to the other normal benefits accorded employees or executive officers of QDI.

Each of the employment agreements listed above provide for certain severance payments to be made if the employment of any such executives is terminated without “cause” or if such executive resigns for a “good reason,” such as after the occurrence of one of a number of specified changes in such executive’s employment, including:

•	a material diminution by QDI of the executive’s duties and responsibilities

•	a material breach by QDI of its compensation and benefit obligations, or

•	an involuntary relocation by more than 50 miles from Tampa, Florida.

Under such circumstances:

•	Mr. Finkbiner would be entitled to receive his base salary for the remainder of the term of his employment, a pro rated bonus and continued medical and other benefits;

•	All other contracted executives would be entitled to receive his base salary for one year after such termination and continued medical and other benefits.

Other senior executives hold employment agreements with QDI with various terms and conditions.

2003 Stock Option Plan

QDI’s 2003 Stock Option Plan serves as the successor to its 1998 Stock Option Plan. QDI has initially reserved 2,210,000 shares of its common stock for issuance under this plan. As of June 3, 2004, QDI had options covering 2,025,000 shares outstanding. Shares that are subject to issuance upon exercise of the options granted under its 2003 Stock Option Plan that cease to be subject to the option for any reason other than exercise of the option or have been issued upon the exercise of an option granted under its 2003 Stock Option Plan that are subsequently forfeited or repurchased by QDI at the original purchase price of such option will again be available for grant and issuance under QDI’s 2003 Stock Option Plan. In addition, on January 1 of each year, commencing January 1, 2004, the aggregate number of shares reserved for issuance under QDI’s 2003 Stock Option Plan will increase automatically by a number of shares equal to 1% of its outstanding shares on the last day of the preceding year, except that QDI’s Board of Directors may, in its absolute discretion, determine in respect of any year that the automatic increase be less than 1% or that no automatic increase occur in respect of that year. No more than 4,500,000 shares of its common stock may be issued under the 2003 Stock Option Plan in the aggregate.

QDI’s 2003 Stock Option Plan terminates ten years from the date its Board of Directors approved the plan, unless it is terminated earlier by its Board of Directors. The plan authorizes the award of options. QDI’s 2003 Stock Option Plan is administered by its compensation committee. The compensation committee has the authority to construe and interpret the plan, make option grants and make all other determinations necessary or advisable for the administration of the plan. QDI’s 2003 Stock Option Plan provides for the grant of nonqualified stock options only. Nonqualified stock options are available for grant to employees, officers and directors of, advisors to and independent consultants or independent contractors to, QDI or any of its subsidiaries.

Options granted under the 2003 Stock Option Plan may be exercisable only as they vest. Options granted under the 2003 Stock Option Plan vest and become exercisable in 25% increments on each of the first four anniversaries of the date upon which such options are granted (unless the compensation committee determines otherwise). The maximum term for options granted under our 2003 Stock Option Plan may not exceed ten years. Options granted under our 2003 Stock Option Plan may not be transferable in any manner other than by will or by the laws of descent and distribution. Generally, they may be exercisable only by the optionee during his or her lifetime. The compensation committee is authorized to determine otherwise and provide for alternative provisions in option agreements with respect to nonqualified options. Options granted under QDI’s 2003 Stock Option Plan generally are exercisable for a period of time after the termination of the optionee’s service to QDI or any of its subsidiaries. Options under QDI’s 2003 Stock Option Plan generally terminate immediately upon termination of employment for cause. The vesting period of options under our 2003 Stock Option Plan will be accelerated in connection with certain transactions that result in a change of control.

2003 Restricted Stock Plan

On November 5, 2003, QDI’s Board of Directors approved its 2003 Restricted Stock Plan. QDI has initially reserved 500,000 shares of its common stock for issuance under this plan.

Upon consummation of QDI’s initial public offering of its common stock, QDI granted approximately $1.5 million of shares of common stock (such shares to be valued at the initial offering price of QDI’s common stock) to certain of our employees that are eligible to participate in the plan. Thereafter, participants in the plan may be granted an annual, aggregate amount of up to $1 million of shares (such shares to be valued at the closing price of our common stock on The Nasdaq Stock Market’s National Market on the date of grant), any such grants to be in the sole discretion of the Board of Directors or such committee thereof administering the plan.

Awards of restricted stock will vest in accordance with the following:

•	20% of the shares of common stock granted upon consummation of QDI’s initial public offering of common stock shall vest on December 31 of each year, beginning on December 31, 2004 and ending on December 31, 2008;

•	25% of the shares of common stock granted, if any, between April 1, 2004 and March 31, 2005 shall vest on December 31 of each year, beginning on December 31, 2005 and ending on December 31, 2008;

•	1/3 of the shares of common stock granted, if any, between April 1, 2005 and March 31, 2006 shall vest on December 31 of each year, beginning on December 31, 2006 and ending on December 31, 2008;

•	50% of the shares of common stock granted, if any, between April 1, 2006 and March 31, 2007 shall vest on December 31 of each year, beginning on December 31, 2007 and ending on December 31, 2008; and

•	100% of the shares of common stock granted, if any, between April 1, 2007 and March 31, 2008 shall vest on December 31, 2008.

QDI’s 2003 Restricted Stock Plan will terminate ten years from the date that its Board of Directors approved the plan. The plan will be administered by QDI’s compensation committee or its Board of Directors, and such committee will have the power to designate the officers and employees who will receive awards of common stock pursuant to the plan, to determine the number of shares to be awarded to such officer or employee, and to make all other determinations necessary or advisable for the administration of the plan.

Vesting of common stock awarded pursuant to the plan will terminate immediately upon termination of employment for cause, and the plan will not allow partial vesting if the participant is not an employee on December 31 of any applicable year. The vesting of shares of common stock awarded under the plan may be accelerated in connection with certain transactions that result in a change of control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our membership units are owned by our parent, Quality Distribution, Inc. The following table sets forth certain information regarding the beneficial ownership of QDI’s common stock as of November 15, 2004 (based on 18,988,406 shares of common stock outstanding), by:

•	each person known by QDI to be a beneficial owner of more than 5.0% of our outstanding common stock,

•	each of QDI’s directors,

•	each of QDI’s named executive officers, and

•	all directors and executive officers as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of November 15, 2004, but excludes shares of common stock underlying options or warrants held by any other person.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

NAME OF BENEFICIAL OWNER	SHARES OF COMMON STOCK	PERCENTAGE OF CLASS
Thomas L. Finkbiner (1)(2)	302,018	1.58%
Samuel M. Hensley	—	—
Virgil T. Leslie (1)(2)	48,088	*
Keith J. Margelowsky (1)(2)	39,612	*
Dennis R. Copeland (1)(2)	46,412	*
Michael A. Grimm	24,359	*
Richard B. Marchese (2)	2,917	*
Joshua J. Harris (2)(3)	5,000	*
Michael D. Weiner (2)(3)	5,000	*
Marc J. Rowan (2)(3)	5,000	*
Marc E. Becker (2)(3)	5,000	*
Anthony R. Ignaczak (2)	5,000	*
Donald C. Orris	5,000	*
Alan H. Schumacher	—	—
Eric L. Press (2)(3)	—	—
All executive officers and directors as a group (16 persons) (4)	473,472	2.46%
Apollo Investment Fund III, L.P. (5) c/o Apollo Advisors III, L.P., Two Manhattanville Road Purchase, New York 10577	10,535,312	55.46%
Wellington Management Company, LLP (6)	1,226,649	6.46%

*	Less than 1.0%.

(1)	The shares for certain of our executive officers include the issuance of restricted stock, which has voting rights. These shares are subject to vesting incrementally over five years beginning December 31, 2004. Mr. Finkbiner has 41,176 shares, Mr. Leslie has 5,588 shares, Mr. Margelowsky has 3,353 shares and Mr. Copeland has 3,353 shares.
(2)	The shares for certain of our executive officers and directors include stock options that have vested as of November 15, 2004 or will vest within 60 days thereafter. Mr. Finkbiner has 116,000 vested options, Mr. Leslie has 42,500 vested options, Mr. Margelowsky has 21,250 vested options, Mr. Copeland has 21,250 vested options, Mr. Marchese has 2,917 options that will vest in December 2004, and each of Messrs. Harris, Weiner, Rowan, Becker, Ignaczak and Press have 5,000 vested options.
(3)	Messrs. Harris, Weiner, Rowan, Becker and Press are each partners and officers of certain affiliates of Apollo. Although each of Messrs. Harris, Weiner, Rowan, Becker and Press may be deemed to beneficially own shares owned by Apollo, each such person disclaims beneficial ownership of any such shares.
(4)	The shares for all executive officers and directors as a group include 57,895 shares of restricted stock and 233,917 options that have vested or will vest within 60 days, which options are exercisable for 233,917 shares of common stock.
(5)	Includes shares owned by Apollo Overseas Partners III, L.P., a Delaware limited partnership, and Apollo (U.K.) Partners III, L.P., a limited partnership organized under the laws of the United Kingdom as well as 7,810 shares, which are issuable upon exercise of QDI’s warrants held by such entities. Also includes 136,521 shares owned by two other institutional investors as to which Apollo has sole voting power pursuant to the irrevocable proxy granted by such institutional investors in the Amended and Restated Common and Preferred Stock Purchase and Shareholder Agreement, dated as of August 28, 1998 thereto as amended by Amendment No. 1 dated April 2, 2002. The Amended and Restated Common and Preferred Stock Purchase and Shareholder Agreement dated August 28, 1998, as amended by Amendment No. 1 thereto dated April 2, 2002, provides that in no event shall the grant of the proxy be effective to the extent that the voting power of the proxy, when combined with the voting power of Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. or Apollo (U.K.) Partners III, L.P. would exceed 79.99% of the voting power of QDI.
(6)	Based solely on information obtained from a Schedule 13G filed by Wellington Management Company, LLP with the SEC on or about February 13, 2004. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosure contained in Wellington Management Company’s Schedule 13G. The business address Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. The entity has shared investment power for all 1,226,649 shares beneficially owned and has shared voting power for 770,059 of these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The 2002 Transactions

On April 10, 2002, QDI and its subsidiaries, pursuant to the terms of an Offering Memorandum and Consent Solicitation Statement, as supplemented by Supplement No. 1 thereto dated as of May 10, 2002,

•	commenced an offer to exchange up to $87.0 million principal amount of our outstanding 10% Senior Subordinated Notes due 2006 and the FIRSTS due 2006 for a combination of certain debt and equity securities, including the old notes issued by Quality Distribution, LLC;

•	commenced a consent solicitation for certain proposed amendments to the indenture governing the QDI notes to eliminate many of the restrictive covenants contained in that indenture; and

•	entered into lock-up agreements with certain affiliates of Apollo, certain affiliates of Ares Management, L.P. and certain members of our management, who collectively held $53.0 million aggregate principal amount of the QDI notes.

The exchange offer for the QDI notes and the consent solicitation were consummated on May 30, 2002. On such date, QDI accepted $61.4 million aggregate principal amount of its notes (excluding the $53.0 million aggregate principal amount of the QDI notes covered by the lock-up agreements). All tendering holders received for each $1,000 principal amount of QDI notes tendered, a combination of debt and equity securities consisting of:

•	$650 principal amount of 12.5% Senior Subordinated Secured Notes due 2008 issued by Quality Distribution, LLC;

•	$150 principal amount of 12% Junior PIK Notes due 2009 issued by us; and

•	3.4706 warrants, each to purchase one share of QDI’s common stock at an exercise price of $2.94 per share.

Pursuant to the terms of the lock-up agreements with Ares, Apollo and QDI’s management, on May 30, 2002,

•	Ares exchanged its QDI notes for the same combination of debt and equity securities indicated above for tendering holders;

•	Apollo and QDI’s management group exchanged their respective QDI notes for shares of our 13.75% preferred stock; and

•	Apollo purchased for cash an additional $10 million of our 13.75% preferred stock, all of the proceeds of which were used by us to retire certain borrowings under the existing credit facility for which Apollo had provided credit support.

As a result of the transactions, on May 30, 2002,

•	we issued $54,535,000 aggregate principal amount of 12.5% Senior Subordinated Secured Notes due 2008 to the holders of QDI notes participating in the transactions and to Ares;

•	QDI issued $12,585,000 aggregate principal amount of 12% Junior PIK Notes due 2009 to the holders of QDI notes participating in the transactions and to Ares;

•	QDI issued 291,186 warrants to purchase QDI’s common stock to the holders of QDI notes participating in the transactions and to Ares; and

•	QDI issued shares of its 13.75% preferred stock with an aggregate liquidation preference of $40,500,000 to Apollo and QDI’s management group.

In addition, as a result of the closing of the transactions, the amendments to the financial covenants contained in the Fifth Amendment to the credit agreement became effective. The Fifth Amendment amended the financial covenants through the date of the final maturity of the credit agreement so as to make them less restrictive.

Shareholders’ Agreements

Elton E. Babbitt, Charles J. O’Brien, Jr., Marvin Sexton and Richard J. Brandewie have entered into a shareholders’ agreement with Apollo governing certain aspects of the relationship among such shareholders and QDI. Such shareholders’ agreement contains, among other matters,

•	a provision restricting the rights of Elton E. Babbitt to transfer his shares of QDI common stock, subject to certain permitted or required transfers and a right of first refusal in favor of Apollo;

•	certain registration rights in the event QDI effects a registration of QDI securities;

•	certain preemptive rights with respect to the sale or issuance of QDI common stock and equity securities convertible into QDI common stock to Apollo; and

•	certain rights of Charles J. O’Brien, Jr. to cause QDI to purchase from him at the then fair market value up to such number of shares with a value equal to the implied value of his investment in QDI common stock at the Effective Time.

Such shareholders’ agreement became effective on June 9, 1998 and will terminate upon the earlier of:

•	the tenth anniversary thereof; and

•	such time as QDI is a public company with equity securities listed on a national securities exchange or publicly traded in the over-the-counter market.

Accordingly, the shareholders’ agreement was terminated on November 13, 2003, the completion date of our initial public offering; provided, however, that certain transfer restrictions and registration rights survive notwithstanding QDI being a public company.

Pursuant to such shareholders’ agreement, prior to the completion of QDI’s initial public offering on November 13, 2003, Apollo was entitled to a transaction fee of up to 1.0% of the value of each transaction entered into by QDI, as determined in the sole discretion of Apollo. Such fee was in addition to the management fees payable to Apollo as set forth in the management agreement between Apollo and QDI described below. No fees were paid to Apollo pursuant to this shareholders’ agreement.

In connection with the conversion of QDI’s outstanding preferred stock, Mr. O’Brien exercised his preemptive rights under QDI’s shareholders’ agreement and has decided to purchase 25,000 shares of the common stock in a cash transaction for the effective preferred share conversion price of $11.63 per share. No other shareholders of QDI have exercised their preemptive rights under QDI’s shareholders’ agreement.

In addition, on May 30, 2002 QDI entered into an additional agreement with Apollo and Thomas L. Finkbiner, Michael A. Grimm, Dennis R. Farnsworth, Keith J. Margelowsky, Dennis R. Copeland and Douglas B. Allen governing certain aspects of the relationship among such management persons, Apollo and QDI. This additional shareholders’ agreement contains, among other matters,

•	a provision granting Apollo, and subjecting the management persons to, certain drag-along rights in the event of a transfer of securities held by Apollo in QDI to third parties; and

•	certain rights of the management persons, under certain circumstances, to participate in transfers of QDI securities held by Apollo to third parties.

The additional shareholders’ agreement terminates upon the mutual consents of the parties thereto or at such time as Apollo ceases to own in the aggregate less than 10% of the shares of QDI’s fully diluted common stock.

Further, as referenced above in the footnotes to “Security Ownership of Certain Beneficial Owners and Management,” on August 28, 1998, as amended by Amendment No. 1 dated April 2, 2002, in connection with the issuance of certain securities by QDI to certain institutional shareholders QDI entered into an amended and restated common and preferred stock purchase and shareholders’ agreement with Apollo and such institutional shareholders named therein governing certain aspects of the relationship among such institutional shareholders, Apollo and QDI. This purchase and shareholders’ agreement contains, among other matters,

•	a provision granting Apollo, and subjecting the institutional shareholders to, certain drag-along rights in the event of a transfer of securities held by Apollo in QDI to third parties;

•	certain rights of the institutional shareholders, under certain circumstances, to participate in transfers of QDI securities held by Apollo to third parties;

•	certain registration rights of the institutional shareholders in the event QDI effects a registration of QDI securities held by Apollo, subject to certain cut backs;

•	certain preemptive rights of the institutional shareholders with respect to the sale by QDI of common stock and/or preferred stock to Apollo; and

•	certain irrevocable proxy rights as discussed in the footnotes to “Security Ownership of Certain Beneficial Owners and Management.”

The purchase and shareholders’ agreement terminates at such time as Apollo ceases to own in the aggregate less than 10% of the shares of QDI’s fully diluted common stock.

Limited Recourse Secured Promissory Note and Pledge Agreements

In connection with the purchase by Marvin Sexton, a former President of QCI, of shares of QDI in June 1998, QDI made a limited recourse secured loan to Mr. Sexton in the amount of $400,000. The loan bears interest at a rate equal to LIBOR plus 1.5% and is secured by a pledge by Mr. Sexton of all of his QDI common stock and options to purchase QDI common stock. The principal amount of the loan is due on June 9, 2006, with mandatory pre-payments due upon, and to the extent of, the receipt of after-tax proceeds from the sale of Mr. Sexton’s pledged securities. As of December 31, 2003, the entire $400,000 principal amount of the loan was outstanding.

Thomas Finkbiner, QDI’s President and Chief Executive Officer, signed a Limited Recourse Secured Promissory Note for $800,000 in November 1999 in conjunction with his purchase of QDI stock. The loan bears interest at a rate calculated based on QDI’s cost of borrowings and is secured by a pledge by Mr. Finkbiner of his QDI common stock, which loans and pledge are under similar terms and conditions as Mr. Sexton’s agreement. As of December 31, 2003, the entire $800,000 principal amount of the loan was outstanding.

Registration Rights Agreement

In addition to the shareholders’ agreement, QDI entered into a separate second amended and restated registration rights agreement with Apollo and Thomas L. Finkbiner, Michael A. Grimm, Dennis R. Farnsworth, Keith J. Margelowsky, Dennis R. Copeland and Douglas B. Allen pursuant to which Apollo obtained an unlimited number of demand and incidental registration rights and each of the other parties thereto obtained incidental registration rights. As a result, at Apollo’s written request, QDI is obligated to prepare and file a registration statement covering the shares so requested to be registered by Apollo. In addition, should QDI propose in the future to register any of its common stock for sale to the public, Apollo and the other parties thereto have the opportunity to include their common stock in the same or concurrent registration statement filed by us, subject to customary cutbacks at the option of any underwriters of such future offerings. All of the 10,390,981 shares of common stock owned by Apollo after the offering of QDI common stock and all of the 208,737 shares of common stock owned by the other parties after the offering of QDI common stock, including the shares of common stock issued upon conversion of QDI’s preferred stock, will have registration rights under this agreement. We will bear all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement provides for standard indemnification provisions for an agreement of this type. Additionally, the registration rights agreement provides for preemptive rights granted to Apollo with respect to the sale of certain QDI capital stock and certain equity securities convertible into capital stock, other than in connection with the offering of QDI common stock.

Other Transactions

QDI entered into a management agreement with Apollo on February 10, 1998 whereby QDI retained Apollo to provide financial and strategic advice. Pursuant to the terms of the management agreement, Apollo agreed to provide financial and strategic services as reasonably requested by QDI’s Board of Directors. As consideration for services to be rendered under the management agreement, QDI paid to Apollo an initial fee of $2.0 million on June 9, 1998 and agreed to pay an annual fee of $500,000 to Apollo Management until termination of the management agreement. QDI recognized $500,000 in selling and administrative expense in 2000 and 2001 under the management agreement. The agreement was suspended for 2002 and QDI did not recognize any selling and administrative expense for these services. In 2002 QDI entered into an agreement to provide advisory and consulting services to Apollo. The annual fee for these services is $300,000, and was recorded as a reduction in selling and administrative costs in 2002. For the nine months ended September 30, 2003, we recorded $225,000 as a reduction in selling and administrative costs. The management agreement with Apollo Management was terminated effective as of October 7, 2003.

Effective October 23, 2001, QDI and Charles J. O’Brien, Jr. modified his current agreement to provide that Mr. O’Brien’s title would change to Special Assistant to the CEO with a base salary of $52,000 per year through June 30, 2002. In July, 2002, Mr. O’Brien’s employment agreement was modified to provide for a base salary of $12,000 per year.

Mr. Brandewie, a former member of QDI’s Board of Directors and our Board of Managers owns a minority interest in an information technology firm that provides services to us. Total amounts paid by us to the firm during 2001, 2002 and 2003 were $0.5 million, $0.4 million and $0.2 million, respectively.

In August 2001, QCI entered into an agreement with respect to affiliate facilities in Bridgeport, NJ with Charles J. O’Brien, Jr., a former director/shareholder. Mr. O’Brien has been operating this location under the affiliate program. The aggregate revenue in 2002 and 2003 for those operations was $11.4 million and $13.1 million, respectively. As of December 31, 2002 and 2003, $0.1 million and $0.1 million, respectively, was owed to us in connection with this affiliate operation.

Pursuant to a Put and Call agreement dated December 14, 2001 between Apollo and our senior lenders and the administrative agent under our former credit facility, at the request of any of the Tranche D participating banks and after certain triggering events, Apollo was required to purchase all the Tranche D term loans held by such Tranche D banks. In addition, Apollo had the right, in its sole discretion, to purchase all or any part of the Tranche D term loans from the Tranche D banks at any time. The Put and Call agreement was terminated upon completion of the initial public offering.

Certain members of our management were able to purchase shares of common stock offered by QDI in the concurrent initial public offering of its common stock at the public offering price through a directed share program which was available to members of our management, friends and family members of our management, our employees, directors, affiliates, owner-operators and employees of our affiliates and owner-operators.

In connection with QDI’s initial public offering on November 13, 2003, all outstanding shares of its preferred stock (originally issued pursuant to the Articles of Amendment that were filed with the Secretary of State of the State of Florida on May 23, 2002) substantially all of which was held by Apollo and members of QDI’s management, were automatically converted into shares of QDI common stock pursuant to the terms of the Articles of Amendment to our Articles of Incorporation filed with the Secretary of State of the State of Florida on October 1, 2003. Pursuant to the terms of the amendment, upon the earlier to occur of the consummation of the initial public offering of common stock of QDI or the receipt by QDI of the consent of our lenders required under the then existing credit facility, all 510,000 shares of preferred stock outstanding would convert automatically into 7,654,235 shares of common stock. This conversion resulted in each outstanding share of preferred stock converting into approximately 15 shares of common stock, which resulted in an effective price of approximately $11.63 per share of common stock. The purpose of the conversion was to eliminate all outstanding shares of preferred stock so that upon completion of the initial public offering that we would only have one class of capital stock outstanding. As a result of the conversion, there are no longer any shares of QDI’s preferred stock outstanding. See “Conversion of Preferred Stock” for a more detailed description of the preferred stock conversion.

For a description of certain employment agreements with management, see “Management.”

DESCRIPTION OF CAPITAL STOCK

General

Under QDI’s Amended and Restated Articles of Incorporation which became effective on November 4, 2003, QDI’s capital stock consists of 30,000,000 total authorized shares, of which 29,000,000 shares, no par value per share, are designated as “Common Stock” and 1,000,000 shares, no par value per share, are designated as “Preferred Stock.”

As of November 15, 2004, there were outstanding 18,988,406 shares of common stock held by approximately 93 stockholders of record, no shares of preferred stock were outstanding, there were outstanding options to purchase an aggregate of approximately 2,075,000 shares of common stock and outstanding warrants to purchase an aggregate of approximately 265,000 shares of common stock.

No holder of shares of QDI’s capital stock shall, pursuant to our amended and restated articles of incorporation, have any preferential or preemptive right to subscribe for, purchase or receive any shares of its stock, any options or warrants for shares of its stock, any rights to subscribe to or purchase any shares or any securities which may at any time or from time to time be issued, sold or offered for sale by QDI. Certain of QDI’s management and institutional shareholders have preemptive rights to purchase shares of its capital stock if QDI proposes to issue such shares to Apollo pursuant to shareholders agreements between QDI, Apollo and such shareholders.

The following description of QDI’s capital stock, provisions of its amended and restated articles of incorporation and specific provisions of Florida laws are summaries thereof and qualified in their entirety by reference to the Florida Business Corporation Act and QDI’s amended and restated articles of incorporation and amended and restated bylaws. Copies of QDI’s amended and restated articles of incorporation and its amended and restated bylaws have been filed with the SEC.

Common Stock

The holders of shares of QDI common stock are entitled to:

•	one vote for each share of common stock held of record on all matters submitted to a vote of QDI’s shareholders;

•	receive ratably such dividends as may be declared by QDI’s Board of Directors out of funds legally available therefor, after all required dividends are paid to the holders of our outstanding shares of Preferred Stock; and

•	in the event of QDI’s liquidation, dissolution or winding up, share ratably in all assets which remain after QDI’s payment of all of its corporate debts and the required payment of all amounts due to the holders of QDI’s outstanding shares of Preferred Stock.

Voting is noncumulative, and all shares of QDI’s common stock outstanding on December 31, 2003 were fully paid and non-assessable.

Preferred Stock

Shares of Preferred Stock may be issued from time to time, in one or more series, with the designations, assigned values, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as QDI’s Board of Directors from time to time may adopt by resolution, subject to certain limitations described below. Each series shall consist of that number of shares as shall be stated and expressed in the resolution or resolutions providing for the issuance of the stock of the series. All shares of any one series of Preferred Stock shall be identical.

Warrants

On May 30, 2002 warrants to purchase shares of QDI’s common stock were issued pursuant to a warrant agreement with The Bank of New York as warrant agent. The following description of material provisions of the warrant agreement and warrant to purchase common stock are summaries thereof and qualified in their entirety by reference to all the provisions of the warrant agreement and the warrant to purchase common stock. Copies of the warrant agreement and warrant to purchase common stock have been filed as exhibits.

Pursuant to the agreement, QDI issued warrants to purchase up to 291,186 shares of its common stock at an exercise price of $2.94 per share. The warrants may be exercised in whole or in part at any time prior to January 15, 2007. The exercise price may be paid in cash or by cashless exercise.

All holders of warrants and shares of common stock issued upon exercise of warrants (including due to transfer) are required to sell all of their warrants and/or shares of common stock used upon exercise of such warrants, at the same price per share and on the same terms and conditions as apply to those received by all other holders of common stock, in connection with Sale of Control (as defined in the warrant agreement). If the holders of warrants or shares of QDI’s common stock issued upon exercise of outstanding warrants (including any future transferees issued upon exercise of such warrants) are not included in a Sale of Control, then upon election of each such holder, QDI or the holders of a majority of the outstanding shares of its common stock, must permit such holders to sell all (but not less than all) of such holder’s warrants and/or shares of common stock issued upon exercise of such warrants in connection with such Sale of Control at the same price per share and on the same terms and conditions as apply to those received by all other holders of our common stock in the Sale of Control.

The holders of unexercised warrants are generally not entitled, by virtue of being such holders, to vote, to consent, to exercise any preemptive rights or to receive notice as our shareholders in respect of any shareholders’ meeting for the election of our directors or any other purpose, or to exercise any other rights whatsoever as our shareholders.

Effect of Florida Anti-Takeover Provisions

QDI is subject to several anti-takeover provisions under the Florida Business Corporation Act, or FBCA, that may deter or hinder takeovers of Florida corporations. Florida’s control share acquisition statute generally provides that shares acquired in a “control share acquisition” will not possess any voting rights unless either the Board of Directors approves the acquisition or such voting rights are approved by a majority of the corporation’s voting shares, excluding interested shares. Interested shares are those held by our officers and inside directors and by the acquiring party. A “control share acquisition” is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” of a publicly held Florida corporation. “Control shares” are shares that, except for Florida’s control share acquisition statute, would have voting power that, when added to all other shares that can be voted by the acquiring party, would entitle the acquiring party, immediately after the acquisition of such shares, directly or indirectly, to exercise voting power in the election of directors within any of the following ranges:

•	at least 20% but less than 33 1/3% of all voting power;

•	at least 33 1/3% but less than a majority of all voting power; or

•	a majority or more of all voting power.

QDI is also subject to the “affiliated transactions” statute of the FBCA. The affiliated transactions statute is designed to deter coercive tender offers that are not approved by the disinterested directors and generally requires special approval for a publicly-held Florida corporation to engage in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder”. An interested shareholder is a person who, together with affiliates and associates, beneficially owns more than 10% of the corporation’s outstanding voting shares.

The affiliated transaction statute requires that any affiliated transaction with an interested shareholder receive the approval of either a majority of the disinterested directors or two-thirds vote of the shares held by disinterested shareholders. Absent either such approval, a statutory fair price must be paid to all of the shareholders.

Indemnification of Directors and Officers

Section 607.0850 of the Florida Business Corporation Act, or FBCA, permits, in general, a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceedings to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith for a purpose he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification under the FBCA. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

In accordance with the provisions of QDI’s amended and restated bylaws, QDI shall indemnify, to the fullest extent permitted by law, any person who is or was a party, or is threatened to be made a party to, any threatened, pending or contemplated action, suit or other type of proceeding (other than an action by or in our right), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was QDI’s director or officer or is or was serving at QDI’s request (as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan) and expenses (including counsel fees) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any such action, suit or other proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests or, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

At present, except for the matters described under “Business—Legal Proceedings,” there is no other pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Nasdaq Trading

QDI’s common stock is listed on The Nasdaq Stock Market’s National Market under the symbol “QLTY”.

Transfer Agent and Registrar

The transfer agent and registrar for QDI’s common stock is Wachovia Bank, National Association.

DESCRIPTION OF THE NEW CREDIT FACILITY AND OTHER INDEBTEDNESS

The New Credit Facility

We entered into a new credit facility upon completion of the Transaction. The terms of the new credit facility are as set forth below. The description of the new credit facility set forth below does not purport to be complete and is qualified in its entirety by reference to the complete text of the related credit agreement.

The new credit facility provides for the following:

•	a $140.0 million term loan with a final maturity date of November 13, 2009, that was drawn in two installments pursuant to a delayed draw feature;

•	a $75.0 million revolving credit facility, which may include letters of credit, available until November 13, 2008 to be used for, among other things, working capital and general corporate purposes of us and our subsidiaries, including, without limitation, effecting certain permitted acquisitions, and to the extent permitted by the covenants in the new credit facility, to redeem and/or repurchase the FIRSTS and the new notes; and

•	a $20 million pre-funded letter of credit facility, available until November 13, 2009 that was funded at closing of the Transaction in order to cash collateralize any letters of credit issued thereunder.

Prepayments

The term loan is required to be prepaid with, and after the repayment in full of such term loan, permanent reductions to the revolving credit facility and the pre-funded letter of credit facility will be required to be made, in each case by an amount equal to:

•	100% of the net cash proceeds of all asset sales and dispositions by QDI, us and our respective subsidiaries, subject to certain exceptions;

•	100% of the net cash proceeds of issuances of certain debt obligations and certain preferred stock by QDI, us and our respective subsidiaries and common stock by us and our subsidiaries, subject to certain exceptions;

•	50% (reduced to 0% if we achieve a certain consolidated total leverage ratio) of the net cash proceeds from common equity and certain preferred stock issuances by QDI, subject to certain exceptions, including in connection with permitted acquisitions;

•	75% (reduced to 50% or 25% if we achieve certain consolidated total leverage ratios) of annual excess cash flow; and

•	100% of certain insurance proceeds, subject to certain exceptions.

The term loan is subject to scheduled quarterly amortization payments, each of which are equal to 0.25% of the initial aggregate principal amount of the term loan facility, with the remaining principal amount of the term loan facility due at maturity.

Voluntary prepayments and commitment reductions are permitted in whole or in part, subject to minimum prepayment or reduction requirements, without premium or penalty; provided that voluntary prepayments of Eurodollar loans on a date other than the last day of the relevant interest period are subject to payment of customary breakage costs, if any.

Interest and Fees

The interest rates under the revolving credit facility are based, at our option, on either the administrative agent’s base rate plus 2.50% or upon the Eurodollar rate plus 3.50%, in each case subject to reductions in the applicable margins for the revolving credit facility only if we reduce our total consolidated leverage ratio below certain levels. The interest rates under the term loan are based, at our option, on either the administrative agent’s base rate plus 2.0% or upon the Eurodollar rate plus 3.0%, in each case subject to a reduction in the applicable margins for the term loan only if we reduce our total consolidated leverage ratio below a certain level. Overdue principal, interest and other amounts bear interest at a rate per annum equal to the greater of 2.0% in excess of the rate then applicable to base rate loans and 2.0% in excess of the rate on such overdue borrowings.

With respect to Eurodollar loans, we are able to elect interest periods of 1, 2, 3 or 6 months or, to the extent available to each bank lender with loans and/or commitments under the applicable term loan or the revolving credit facility, 9 or 12 months. With respect to Eurodollar loans, interest is payable in arrears at the end of each interest period and, in any event, at least every 3 months. With respect to base rate loans, interest is payable quarterly in arrears on the last business day of each calendar quarter. In each case, calculations of interest will be based on a 360-day year and actual days elapsed.

Letters of Credit and Fees

The pre-funded letter of credit facility provides us with a $20 million letter of credit line in addition to the letters of credit issuable under the revolving credit facility. The pre-funded letter of credit facility has been funded into a credit-linked deposit account as of the closing of the Transaction in order to cash collateralize any letters of credit issued thereunder, however, the amounts funded will not be released unless (i) a letter of credit issued under the pre-funded letter of credit facility is drawn and (ii) we decide to not reimburse the letter of credit issuer directly for such drawing from other sources of cash.

While pre-funded amounts under the pre-funded letter of credit facility are on deposit in the credit-linked deposit account, we anticipate that the administrative agent will invest such funds for the benefit of the lenders under the facility at the LIBOR rate (based on a one month interest period). We will also pay a fee directly to such lenders on the funded amount equal to (i) the applicable margin for term loans on such amount plus (ii) the cost to the administrative agent of investing the funds at the LIBOR rate (which cost shall not exceed .10%). If funds are drawn from the credit-linked deposit account to reimburse a letter of credit as described above, we will pay a fee to the lenders under the facility equal to the LIBOR return such lenders would have received on such funds for the relevant interest period had they not been withdrawn from the credit-linked deposit account. QDI will also pay a facing fee and customary administrative charges in respect of letters of credit issued under the pre-funded letter of credit facility, similar to that described below in respect to letters of credit issued under the revolving credit facility.

With respect to outstanding letters of credit issued under the revolving credit facility, the new credit facility provides for payment in respect of such outstanding letters of credit of:

•	a letter of credit fee, payable quarterly in arrears, equal to the spread over the Eurodollar rate for Eurodollar loans under the revolving credit facility from time to time in effect on the aggregate outstanding stated amounts of such letters of credit;

•	a facing fee, payable quarterly in arrears, equal to a percentage per annum to be agreed by us and the issuer of the letter of credit on the aggregate outstanding stated amounts of such letter of credit; and

•	customary administrative charges.

We pay a commitment fee equal to 0.50% per annum on the undrawn portion of the available commitment under the revolving credit facility and the undrawn portion of the term loan facility, including that undrawn portion of the term loan facility between the first draw and the delayed draw. This commitment fee will be paid quarterly in arrears and upon termination of the commitments under the applicable facility.

Collateral and Note Guarantees

The loans and letters of credit under the new credit facility are guaranteed by QDI and all of our existing and future direct and indirect wholly-owned domestic restricted subsidiaries (together with us, collectively, the “Bank Guarantors”). Our obligations, and the obligations of the Bank Guarantors, under the new credit facility are secured by a first priority perfected lien, subject to certain exceptions, on substantially all of our properties and assets, and all of the properties and assets of the Bank Guarantors, as applicable, now owned or hereafter acquired, including a pledge of all capital stock, other equity interests and notes owned by us and the Bank Guarantors, provided that, in general, not more than 65% of the total outstanding voting stock of any non-U.S. subsidiary of ours are required to be pledged. Such collateral will also secure certain interest rate protection and other hedging agreements permitted by the new credit facility that may be entered into from time to time by us.

Representations and Warranties and Covenants

The new credit facility and related documentation contain certain customary representations and warranties. In addition, the new credit facility contains customary covenants restricting our ability and certain of our subsidiaries to, among other things:

•	declare dividends and repurchase capital stock;

•	prepay debt;

•	create liens;

•	make investments;

•	incur additional indebtedness;

•	amend certain organizational, corporate and other documents;

•	make capital expenditures;

•	engage in mergers, acquisitions, joint ventures and asset sales;

•	enter into sale-leaseback transactions;

•	change the nature of our business;

•	engage in certain transactions with affiliates and formation of subsidiaries; and

•	issue redeemable common stock and preferred stock, subject to certain exceptions.

The new credit agreement also contains the following financial covenants:

We must maintain a minimum ratio of consolidated EBITDA to consolidated interest expense for the twelve-month period ending on December 31, 2007, and each quarter thereafter, when it becomes 3.15:1.00 for such periods.

We must maintain a certain maximum ratio of consolidated total debt to consolidated EBITDA for the twelve month period ending on December 31, 2007, and each quarter thereafter, when it becomes 3.50:1.00 for such periods.

Events of Default

Events of default under the new credit facility include:

•	our failure to pay principal or interest when due or pay a reimbursement obligation on a letter of credit;

•	material breach of any representation or warranty;

•	covenant defaults;

•	cross defaults on other material indebtedness;

•	events of bankruptcy;

•	our change of control; and

•	other customary events of default.

FIRSTS

Following the Transaction, $7,500,000 principal amount of our FIRSTS remain outstanding. Interest is payable on the FIRSTS at a rate per annum equal to LIBOR plus 4.81%, reset every three months, and the FIRSTS will mature on June 15, 2006.

The FIRSTS are unsecured obligations guaranteed by the guarantors (other than us and QD Capital Corporation), are our senior subordinated obligations and rank junior in right of payment to all of our existing and future senior debt. In the event of liquidation, bankruptcy, insolvency or similar events, holders of our and the guarantors’ senior debt are entitled to receive payment in full in cash or cash equivalents before holders of the FIRSTS are entitled to receive any payments on account of the notes or the subsidiary guarantees thereon. No payments may be made on the FIRSTS or the subsidiary guarantees thereon if either we or the subsidiary guarantors, as the case may be, default in the payment of senior debt, and any payments on the FIRSTS or the subsidiary guarantees thereon may be blocked for up to 180 days if either we or the subsidiary guarantors, as the case may be, default on the senior debt in some other way until such default is cured or waived.

We may redeem the FIRSTS at any time at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Upon a change of control, we are required, at the option of the holder, to repurchase the FIRSTS at 101.0% of their aggregate principal amount, plus accrued and unpaid interest to the date of repurchase.

CONVERSION OF PREFERRED STOCK

Holders of Preferred Stock

Apollo and a then affiliate of Deutsche Bank acquired $10,500,000 liquidation preference amount of preferred stock for $10,500,000 in cash (105,000 shares) in connection with the acquisition of CLC in 1998. Apollo acquired another $39.5 million liquidation preference amount of preferred stock in exchange for $10 million in cash (100,000 shares) and $29.5 million (295,000 shares) in face amount of our existing 10% Senior Subordinated Notes due 2006 and Series B Floating Interest Term Rate Securities due 2006 as part of the 2002 transactions. Certain members of management acquired $1,000,000 liquidation preference amount of preferred stock (10,000 shares) as part of the same transactions by an exchange of 2006 Notes.

The Special Committee Process

On August 26, 2003, QDI’s Board of Directors created a Special Committee comprised of Donald C. Orris and Richard J. Brandwie. In light of Apollo’s position as QDI’s controlling shareholder and the holder of approximately 98% of the shares of QDI’s preferred stock, and the fact that the proposed exchange or conversion was a related-party transaction, QDI’s Board of Directors determined that the Special Committee should be created so that the Board of Directors of QDI could discharge properly its fiduciary duties and that the Special Committee comprised of independent members of QDI’s Board of Directors who were not employees of Apollo and did not hold shares of QDI’s preferred stock. The Special Committee was formed for the purposes of reviewing, evaluating, and negotiating with Apollo the terms for the exchange or conversion of shares of our preferred stock for shares of its common stock, and providing a recommendation to its Board of Directors as to the fairness of the exchange or conversion to QDI and its shareholders. QDI’s Board of Directors gave the Special Committee full authority to determine whether the proposed exchange or conversion was fair and to decide whether to recommend to QDI’s Board of Directors that QDI proceed with the exchange or conversion.

The Special Committee retained separate legal counsel and an independent financial advisor, Chartered Capital Advisers, Inc., to assist the Special Committee in fulfilling its fiduciary duties in reviewing, evaluating, and negotiating the terms of an exchange or conversion. During the period between September 4, 2003 and September 29, 2003, the Special Committee held several meetings and evaluated extensive financial analysis prepared by its financial advisor with respect to the terms of an exchange or conversion of our preferred stock.

In making its decision to approve the conversion of QDI’s outstanding preferred stock, the Special Committee considered the following material factors:

•	Regardless of the terms on which the offering of QDI’s common stock is consummated, if at all, the preferred stock immediately became the economic equivalent of the shares of common stock that will be received when the outstanding preferred stock is converted into common stock. See “Conversion of Preferred Stock—Terms of the Amendment to the Preferred Stock.”

•	The benefits to the common shareholders that could result from the offering of QDI’s common stock, the offering of our notes, and the entry by us into a new credit facility, none of which likely could be completed with the preferred stock remaining in place. These benefits include the reduction of indebtedness, our improved long-term liquidity, and the opportunity for the existing common shareholders to sell their shares in the open market.

•	That the valuation put forth by Apollo and used to determine the estimated $11.63 conversion price was developed using the most accurate and reasonable information available at such time.

•	The conclusion of the Special Committee’s financial advisor that the valuation used to determine the $11.63 conversion price was fair.

•	Based upon information provided to the Special Committee by Apollo and QDI, the estimated per share price for the QDI common stock offering of $11.63 was the best estimate available on September 29, 2003, the date that the preferred stock conversion was approved by the Special Committee.

•	Based upon an estimated per share price for the QDI common stock offering of $11.63, the fact that the preferred stockholders would receive approximately $89 million of common stock, which is approximately equal to the accreted liquidation value of the outstanding preferred stock plus the present value of future dividends to be received on the such preferred stock as of September 30, 2003.

•	The fact that the Special Committee’s financial advisor concluded that the terms of the conversion of the outstanding preferred stock were fair, from a financial point of view, to us and our shareholders.

•	The benefits to QDI’s existing minority shareholders, even if the initial public offering of QDI’s common stock is not consummated, of eliminating the senior claims, dividends and preference of the preferred stock.

In its proposal to the Special Committee, Apollo offered to exchange the preferred stock at a fixed exchange rate, conditioned upon the successful consummation of the initial public offering of QDI’s common stock. In its negotiations with Apollo, the Special Committee proposed, among other things, that the exchange ratio be based upon the initial public offering price for shares of our common stock, rather than a fixed ratio. After further negotiations, the Special Committee ultimately approved a fixed conversion price of $11.63, requiring, however, that conversion not be conditioned upon the successful consummation of the offering of QDI’s common stock. The Special Committee’s decision to allow a fixed-rate conversion was based on:

•	Information provided to the Special Committee by Apollo and QDI, that the estimated per share price for the QDI common stock offering of $11.63 was the best estimate available on September 29, 2003, the date that the preferred stock conversion was approved by the Special Committee.

•	The Special Committee’s discussions with Apollo and the Special Committee’s financial advisor that issuing a fixed number of shares of common stock for all of the outstanding preferred stock likely would not result in a windfall to Apollo as it would be highly unlikely that the per share price of the common stock to be sold in the initial public offering of QDI’s common stock would be substantially greater than $11.63.

•	The Special Committee’s conclusion that the benefits to the minority common shareholders of eliminating senior claims, dividends and preferences of the preferred stock, irrespective of whether the QDI common stock offering was consummated, was more significant than the potential risk of a windfall to Apollo in the event the per share price of the common stock to be sold in the QDI common stock offering exceeded $11.63.

Based on these factors, the Special Committee concluded that the conversion of the outstanding preferred stock was fair, advisable, and in our best interests and the best interest of QDI’s shareholders and recommended that QDI’s Board of Directors approve the conversion of the outstanding preferred stock. The Special Committee’s conclusion is contained in the minutes of its September 29, 2003 meeting, which was provided to QDI’s Board of Directors. In addition, the Special Committee’s financial advisor issued to the Special Committee a written opinion that the conversion of the outstanding preferred stock was fair, from a financial point of view, to QDI and its shareholders.

The financial advisor made the following material assumptions in issuing its opinion to the Special Committee:

•	The preferred stock conversion would not be contingent upon the completion of the proposed initial public offering of QDI’s common stock since the Special Committee had expressly required that no such contingency be permitted;

•	The proposed initial public offering of QDI’s common stock could not occur unless the preferred stock conversion were effectuated before the offering was consummated;

•	The preliminary valuation analyses made by QDI and QDI’s underwriters indicated their best estimates of value based on information available to them as of August 2003;

•	If the initial public offering of QDI’s common stock was consummated, the best estimate of the offering price on September 29, 2003 was $11.63;

•	The lack of any other foreseeable alternative forms of financing to redeem the preferred stock at or prior to the redemption date;

•	The lack of foreseeable opportunities for the minority holders of QDI’s common stock to achieve liquidity in the absence of the initial public offering of QDI’s common stock;

•	The reduced financial risk of QDI as a result of the inflow of equity from the initial public offering of QDI’s common stock would benefit QDI and QDI’s minority shareholders;

•	The common stock issued upon conversion of the preferred stock would not be readily saleable due to a lockup agreement, limitations under the securities laws, and practical limits on the potential adverse perception in the stock market of large sales of equity by majority shareholders;

•	The shares issued in the preferred stock conversion would facilitate the ability of QDI to avoid a change in control following the proposed initial public offering of QDI’s common stock, which would allow QDI to utilize its net operating loss carryforwards; and

•	If the proposed initial public offering of QDI’s common stock were not consummated, the view that QDI’s minority shareholders would be in a better position as a result of the preferred stock conversion.

The financial advisor assumed an initial public offering price of $11.63. The fairness opinion does not consider any other initial public offering prices. Because the preferred stock conversion was based upon a fixed conversion ratio, the actual initial public offering price would not render the fairness opinion invalid.

Based upon the conclusion of the Special Committee and its recommendation to QDI’s Board of Directors that the conversion of the outstanding preferred stock was fair, advisable and in its best interests and the best interest of its shareholders, QDI’s Board of Directors, acting by unanimous written consent on October 1, 2003, approved the amendment to the terms of its 13.75% preferred stock (See “—Terms of the Amendment to the Preferred Stock” and “—Terms of the Conversion”). On October 1, 2003, the holders of a majority of our 13.75% preferred stock, acting by written action in lieu of a meeting, approved the terms of the amendment and the filing of such amendment with the Secretary of State of the State of Florida.

Terms of the Amendment to the Preferred Stock

On October 1, 2003, QDI amended the terms of its outstanding 13.75% preferred stock to eliminate all special redemption, liquidation and other rights, preferences and privileges of such preferred stock so as to effectively eliminate all rights, preferences and privileges of QDI’s preferred stock vis-à-vis its common stock. This was done at the request of the Special Committee which had wanted the conversion to occur at such time but which could not occur due to prohibitions in our existing credit facility. The amendment provides, among other things, that the outstanding preferred stock will convert into common stock upon the earlier to occur of the consummation of the offering of QDI’s common stock or the receipt by QDI of the consent of its lenders required under its existing credit facility, will vote together with the common stock on an “as-converted” basis, will receive dividends only if paid on the common stock, will have no redemption provisions, and will have no liquidation preference vis-à-vis the common stock, but will share ratably with the common stock in the event of any liquidation or similar event.

Terms of the Conversion

Pursuant to the terms of the amendment, upon the earlier to occur of the consummation of the offering of QDI’s common stock or the receipt by QDI of the consent of its lenders required under its existing credit facility, all 510,000 shares of preferred stock outstanding will convert automatically into 7,654,235 shares of QDI’s common stock. This conversion results in each outstanding share of preferred stock converting into approximately 15 shares of common stock, which results in an effective price of approximately $11.63 per share of common stock. The purpose of the conversion is to eliminate all outstanding shares of preferred stock so that QDI will have only one class of capital stock following its proposed initial public offering of common stock.

Following the conversion, which was effected on November 13, 2003 as a result of the consummation of the initial public offering of QDI’s common stock, there are no longer any shares of QDI’s preferred stock outstanding. The shares of common stock issued upon conversion of QDI’s outstanding preferred stock represent approximately 40.4% of the common stock outstanding at December 31, 2003 and such shares are not subject to any restrictions on transfer, other than those restrictions with respect to post-offering periods customarily imposed by underwriters of offerings of the type contemplated by the initial public offering of QDI’s common stock and compliance with securities laws.

DESCRIPTION OF THE NOTES

The old notes were, and the exchange notes will be, issued under an indenture among Quality Distribution, LLC, QD Capital Corporation (“QD Capital”), the Guarantors and The Bank of New York, as trustee. All references in this “Description of the Notes” to Quality Distribution, LLC are limited solely to Quality Distribution, LLC and do not include QD Capital or any of Quality Distribution, LLC’s other Subsidiaries. The definitions of certain capitalized terms used in the following summary are set forth below under “Certain Definitions.” For purposes of this section we refer to the old notes and exchange notes together as the “notes.”

On November 13, 2003, we issued $125,000,000 aggregate principal amount of old notes under the indenture. The terms of the exchange notes are identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest. The Bank of New York, as trustee of notes, will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of this exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding exchange notes shall be deemed to mean, at any time after this exchange offer is consummated, such percentage in aggregate principal amount of the old notes and exchange notes then outstanding.

The following description is a summary of the material provisions of the indenture. It does not restate the terms of the indenture in their entirety. We urge that you carefully read the indenture and the Trust Indenture Act of 1939 (the “TIA”), because the indenture and the TIA govern your rights as holders of the notes, not this description. A copy of the indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The definitions of certain capitalized terms used in the following summary are set forth below under “Certain Definitions.”

General

The old notes are and the exchange notes will be general unsecured obligations of Quality Distribution, LLC and QD Capital, on a joint and several basis, ranking subordinate in right of payment to all existing and future Senior Debt of Quality Distribution, LLC and QD Capital.

The old notes are and the exchange notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000.

Initially, the trustee will act as paying agent and registrar for the notes. You may present your notes for registration of transfer and exchange at the offices of the registrar, which initially will be the trustee’s corporate trust office. Quality Distribution, LLC and QD Capital may change any paying agent and registrar without prior notice.

Quality Distribution, LLC and QD Capital will pay principal (and premium, if any) on the notes at the trustee’s corporate office in New York, New York. At Quality Distribution, LLC’s and QD Capital’s option, interest may be paid at the trustee’s corporate trust office or by check mailed to the registered address of holders.

Principal, Maturity and Interest

Quality Distribution, LLC and QD Capital, as co-issuers, issued an aggregate principal amount of $125.0 million of old notes. The notes will mature on November 15, 2010. Without the consent of any holder, additional notes in an unlimited amount may be issued under the indenture from time to time, subject to the limitations set forth under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” The notes and any additional notes subsequently issued will be treated as a single class for all purposes under the indenture.

Interest on the notes will be payable semiannually in cash on each May 15 and November 15, commencing on May 15, 2004, to the persons who are registered holders at the close of business on the May 1 and November 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date for which interest has been paid or, if no interest has been paid, from and including the date of issuance and will be computed on the basis of a 360-day year of twelve 30-day months.

The notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

Optional Redemption

Quality Distribution, LLC and/or QD Capital may redeem all or any portion of the notes, on and after November 15, 2007, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on November 15 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2007	104.500%
2008	102.250%
2009 and thereafter	100.000%

Optional Redemption upon Equity Offerings

At any time, or from time to time, on or prior to November 15, 2006, Quality Distribution, LLC and QD Capital may, at their option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% in aggregate principal amount of the notes originally issued under the indenture at a redemption price equal to 109% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the notes outstanding must equal at least 65% of the aggregate amount of the notes originally issued under the indenture. In order to effect the foregoing redemption with the net cash proceeds of any Equity Offering, Quality Distribution, LLC and QD Capital shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

Optional Redemption upon Change of Control

In addition, at any time prior to November 15, 2007, upon the occurrence of a Change of Control, Quality Distribution, LLC and/or QD Capital may redeem the notes, in whole but not in part, at a redemption price equal to the principal amount of the notes plus the Applicable Premium plus accrued and unpaid interest, if any, to the date of redemption. Notice of redemption of the notes upon a Change of Control will be mailed to holders of the notes not more than 30 days following the occurrence of a Change of Control.

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, the trustee will select those notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a proportional basis, by lot or by such method as the trustee considers fair and appropriate; provided that:

•	notes with a principal amount of $1,000 or less may only be redeemed in full and

•	if a partial redemption is made with the Net Cash Proceeds of an Equity Offering, the trustee will select the notes or portions of the notes for redemption only on a pro rata basis or on as nearly a proportional basis as is practicable, unless the method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount to be redeemed. A new note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on those notes called for redemption if Quality Distribution, LLC and/or QD Capital have deposited with the paying agent the funds needed to pay the applicable redemption price.

Subordination

The payment of all Obligations on or relating to the notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on all existing and future Senior Debt of Quality Distribution, LLC and QD Capital (including the Obligations with respect to the Credit Agreement).

The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations in respect of Senior Debt (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt even if such interest is not an allowed claim in such proceeding) before the holders of notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes in the event of any total or partial distribution to creditors of Quality Distribution, LLC or QD Capital, as the case may be:

(1)  in a total or partial liquidation or total or partial dissolution of Quality Distribution, LLC or QD Capital, as the case may be;

(2)  in a total or partial bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Quality Distribution, LLC or QD Capital, as the case may be, or their respective properties;

(3)  in a total or partial assignment for the benefit of creditors of Quality Distribution, LLC or QD Capital, as the case may be; or

(4)  in any marshalling of all or part of the assets and liabilities of Quality Distribution, LLC or QD Capital, as the case may be.

Until all such Obligations in respect of Senior Debt have been paid in full in cash or Cash Equivalents, any payment or distribution to which holders of notes would have been entitled but for the subordination provisions of the indenture will be made to holders of Senior Debt as their interests may appear. If a payment or distribution is made to holders of notes that due to the subordination provisions of the indenture should not have been made to them, such holders of notes will be required to hold it in trust for the holders of Senior Debt and pay it over to such holders of Senior Debt as their interests may appear.

Neither Quality Distribution, LLC nor QD Capital may make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes or purchase, repurchase, redeem or otherwise acquire or retire any notes for cash or property or otherwise or set aside any funds or make any deposit with the trustee for any purpose (collectively, “pay the notes”) if:

(1)  a payment default (including a default in the payment of any principal, premium (if any), liquidated damages (if any) or other Obligations) on any Designated Senior Debt of Quality Distribution, LLC or QD Capital, as the case may be, occurs and is continuing; or

(2)  any other default occurs and is continuing on Designated Senior Debt of Quality Distribution, LLC or QD Capital, as the case may be, that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of any Designated Senior Debt.

Payments and distributions with respect to any Obligations on, or with respect to, the notes may and will be resumed:

(1)  in the case of a payment default, upon the date on which such default is cured or waived; and

(2)  in case of a nonpayment default, the earliest to happen of:

•	the date on which all nonpayment defaults are cured or waived (so long as no other event of default or payment default exists);

•	180 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated; or

•	the date on which the trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. However, under the indenture, any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Payment Blockage Notice, that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing would constitute a new default for this purpose.

The Credit Agreement requires that Quality Distribution, LLC promptly notify each lender thereunder if payment of the notes is accelerated because of an Event of Default.

Since the right to be paid principal, interest and other Obligations on or relating to the notes ranks junior to the rights of holders of Quality Distribution, LLC’s and QD Capital’s Senior Debt, if Quality Distribution, LLC or QD Capital become bankrupt or insolvent, creditors of Quality Distribution, LLC or QD Capital, as the case may be, who are not holders of Senior Debt, including the holders of the notes, may recover less proportionately than holders of Senior Debt.

At September 30, 2004, Quality Distribution, LLC and its Restricted Subsidiaries had approximately $138.8 million of Senior Debt and Guarantor Senior Debt outstanding. In addition to the amount then outstanding, Quality Distribution, LLC could have borrowed an additional $57.7 million (net of $37.3 million of outstanding letters of credit) under the Credit Agreement which, if borrowed, also would have been senior to the notes.

Guarantees

Each Guarantor unconditionally guarantees, on an unsecured senior subordinated basis, jointly and severally, to each holder of notes and the trustee, the full and prompt performance of Quality Distribution, LLC’s and QD Capital’s obligations under the indenture and the notes, including the payment of principal of and interest on the notes. The Guarantees are subordinated to Guarantor Senior Debt on the same basis as the notes are subordinated to Senior Debt. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor (including all Guarantor Senior Debt of the respective Guarantor) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Guarantor may consolidate with or merge into or sell its assets to Quality Distribution, LLC or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See “Certain Covenants—Merger, Consolidation and Sale of Assets.” In the event all of the Capital Stock of a Guarantor is disposed of by Quality Distribution, LLC, whether by merger, consolidation, sale or otherwise, and the disposition is not in violation of the provisions set forth in “Certain Covenants—Limitation on Asset Sales,” the Guarantor’s Guarantee will be released. In addition, upon the designation of a Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary, which designation is in compliance with the indenture, such Guarantor’s Guarantee will be released.

QD Inc. is or will be a Guarantor of the old notes and the exchange notes but since QD Inc. is currently a holding company with no significant operations, the Guarantee by QD Inc. provides little, if any, additional credit support for the notes, and investors should not rely on the Guarantee by QD Inc. in evaluating an investment in the notes. In addition, the restrictive covenants contained in the indenture will not apply to QD Inc. and its Subsidiaries other than Quality Distribution, LLC and its Restricted Subsidiaries.

Change of Control

The indenture provides that upon the occurrence of a Change of Control, each holder will have the right to require that Quality Distribution, LLC and/or QD Capital purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase. Notwithstanding the occurrence of a Change of Control, Quality Distribution, LLC and/or QD Capital will not be obligated to repurchase the notes under this covenant if Quality Distribution, LLC and/or QD Capital have exercised their right to redeem all the notes under the terms of the section titled “Optional Redemption.”

The indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, Quality Distribution, LLC and QD Capital covenant to:

•	repay in full all Obligations, and terminate all commitments, under the Credit Agreement and all other Senior Debt, the terms of which require repayment upon a Change of Control or offer to repay in full all Obligations, and terminate all commitments, under the Credit Agreement and all other such Senior Debt and to repay the Obligations owed to (and terminate all commitments of) each lender which has accepted such offer; or

•	obtain consents required under the Credit Agreement and all such other Senior Debt to permit the repurchase of the notes as provided below.

Quality Distribution, LLC and QD Capital will first comply with the covenant in the immediately preceding sentence before they are required to either repurchase notes or send the notice pursuant to the provisions described below. Quality Distribution, LLC’s and QD Capital’s failure to comply with the covenant described in the second preceding sentence (and any failure to send the notice referred to in the succeeding paragraph as a result of the prohibition in the second preceding sentence) may (with notice and lapse of time) constitute an Event of Default described in clause (3), but shall not constitute an Event of Default described in clause (2) under “Events of Default” below.

Within 30 days following the date upon which the Change of Control occurred, Quality Distribution, LLC and QD Capital will send, by first-class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer must surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

Quality Distribution, LLC and QD Capital will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Quality Distribution, LLC and QD Capital and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

If Quality Distribution, LLC and/or QD Capital make a Change of Control Offer, there can be no assurance that Quality Distribution, LLC and/or QD Capital will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event Quality Distribution, LLC and/or QD Capital are required to purchase outstanding notes pursuant to a Change of Control Offer, Quality Distribution, LLC and QD Capital expect that Quality Distribution, LLC and/or QD Capital would seek third party financing to the extent Quality Distribution, LLC and QD Capital lack available funds to meet their purchase obligations. However, there can be no assurance that Quality Distribution, LLC and/or QD Capital would be able to obtain such financing.

A Change of Control will be an Event of Default under the Credit Agreement, upon which event all amounts outstanding under that Credit Agreement shall, unless otherwise agreed by the required lenders thereunder, become due and payable. There can be no assurances in the event of a Change of Control that Quality Distribution, LLC and/or QD Capital would be able to obtain the necessary consents from the lenders under the Credit Agreement to waive such default or consummate a Change of Control Offer.

The trustee may not waive the covenant relating to a holder’s right to redemption upon a Change of Control. However, the covenant and other provisions contained in the indenture relating to the obligation to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes. Restrictions described in the indenture on the ability of Quality Distribution, LLC and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of QD Inc. or Quality Distribution, LLC, whether favored or opposed by Quality Distribution, LLC’s management. Consummation of any such transaction may require redemption or repurchase of the notes, and there can be no assurance that Quality Distribution, LLC or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of Quality Distribution, LLC or any of its Restricted Subsidiaries by Quality Distribution, LLC’s management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford you protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Quality Distribution, LLC and QD Capital will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, Quality Distribution, LLC and QD Capital will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the “Change of Control” provisions of the indenture by so doing.

The definition of “Change of Control” includes, among other transactions, a disposition of “all or substantially all” of Quality Distribution, LLC’s property and assets. With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person, and therefore it may be unclear whether a Change of Control has occurred and whether Quality Distribution, LLC and QD Capital are required to make a Change of Control Offer.

Certain Covenants

The indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

Quality Distribution, LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”), any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Quality Distribution, LLC and its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, Quality Distribution, LLC’s Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0; provided that the amount of Indebtedness (other than Acquired Indebtedness) that may be incurred in reliance on the preceding proviso by Quality Distribution, LLC’s Restricted Subsidiaries (other than QD Capital) that have not Guaranteed the notes in compliance with the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” or “Future Guarantors” covenant shall not exceed $20.0 million at any one time outstanding.

Limitation on Restricted Payments

Quality Distribution, LLC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

•	declare or pay any dividend or make any distribution (other than dividends or distributions payable in its Qualified Capital Stock) on or in respect of shares of QD LLC’s Capital Stock to holders of that Capital Stock;

•	purchase, redeem or otherwise acquire or retire for value any of its Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

•	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any of its Indebtedness that is subordinate or junior in right of payment to the notes or any Guarantee (other than Indebtedness described in clause (7) of the definition of “Permitted Indebtedness”); or

•	make any Investment (other than Permitted Investments) (each of the actions listed above being referred to as a “Restricted Payment”),

if at the time of such Restricted Payment or immediately after giving effect thereto:

(1)  a Default or an Event of Default shall have occurred and be continuing; or

(2)  Quality Distribution, LLC is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(3)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by its Board of Directors) exceeds the sum of:

(a)  50% of Quality Distribution, LLC’s cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) earned after the Issue Date and on or prior to the date the Restricted Payment is made (the “Reference Date”) (treating such period as a single accounting period); plus

(b)  100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by Quality Distribution, LLC’s Board of Directors, of property other than cash received by it from any Person (other than a Subsidiary of Quality Distribution, LLC) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of its Qualified Capital Stock (other than Excluded Contributions); plus

(c)  without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by it from a holder of Quality Distribution, LLC’s Capital Stock (other than Excluded Contributions) after the Issue Date and on or prior to the Reference Date; plus

(d)  the amount by which Indebtedness of Quality Distribution, LLC or that of any of Quality Distribution, LLC’s Restricted Subsidiaries is reduced on Quality Distribution, LLC’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any of its Indebtedness or any Indebtedness of its Restricted Subsidiaries incurred after the Issue Date into or for Qualified Capital Stock; plus

(e)  without duplication, the sum of:

(I)  the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made after the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(II)  the net cash proceeds received by Quality Distribution, LLC or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of Quality Distribution, LLC); and

(III)  upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary (valued in each case as provided in the definition of “Investment”);

provided, however, that the sum of clauses (I), (II) and (III) above will not exceed the aggregate amount of all such Investments made by Quality Distribution, LLC or any Restricted Subsidiary in the relevant Person or Unrestricted Subsidiary after the Issue Date.

However, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)  the payment of any dividend or other distribution within 60 days after the date of declaration of that dividend or other distribution if the dividend or other distribution would have been permitted on the date of declaration;

(2)  if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Quality Distribution, LLC’s Capital Stock, either (a) solely in exchange for shares of Qualified Capital Stock of Quality Distribution, LLC or Qualified Capital Stock of QD Inc. or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Quality Distribution, LLC) of shares of Quality Distribution, LLC’s Qualified Capital Stock or, to the extent the proceeds are contributed by QD Inc. to Quality Distribution, LLC, from the shares of Capital Stock of QD Inc.;

(3)  if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of Quality Distribution, LLC or a Guarantor that is subordinate or junior in right of payment to the notes or a Guarantee either:

(a)  solely in exchange for shares of Qualified Capital Stock of Quality Distribution, LLC or QD Inc., or

(b)  through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Quality Distribution, LLC) of:

•	shares of Qualified Capital Stock of Quality Distribution, LLC or QD Inc. or

•	Refinancing Indebtedness;

(4)  if no Default or Event of Default shall have occurred and be continuing, repurchases by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC of, or dividends, distributions or advances to QD Inc. to allow QD Inc. to repurchase (and/or to make payments on notes previously issued by QD Inc. representing the consideration for the previous repurchase of), securities of QD Inc. or Quality Distribution, LLC from employees, managers, directors or consultants of QD Inc., Quality Distribution, LLC or any Subsidiary of Quality Distribution, LLC or their authorized representatives

(i)  upon the death, disability or termination of employment of such employees, managers, directors or consultants or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements;

(ii)  pursuant to any other agreement with such employees, managers, directors or consultants of QD Inc., Quality Distribution, LLC or any Subsidiary of Quality Distribution, LLC, in an aggregate amount not to exceed $2.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years subject to a maximum of $5.0 million in any calendar year), provided that the cancellation of Indebtedness owing to QD Inc., Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC from such employees, managers, directors or consultants of Quality Distribution, LLC or any of Quality Distribution, LLC’s Restricted Subsidiaries in connection with a repurchase of Quality Distribution, LLC’s Capital Stock will not be deemed to constitute a Restricted Payment under the indenture; or

(iii)  to the extent required pursuant to the Shareholder Agreement or the Option Plan;

(5)  the declaration and payment of dividends to holders of any class or series of Quality Distribution, LLC’s Preferred Stock; provided that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Preferred Stock, after giving effect to such issuance on a pro forma basis, Quality Distribution, LLC would have been able to incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) under the “Limitation on Incurrence of Additional Indebtedness” covenant;

(6)  the payment of dividends on Quality Distribution, LLC’s Common Stock (or dividends, distributions or advances to QD Inc. to allow QD Inc. to pay dividends on QD Inc.’s Common Stock), following any public offering of Quality Distribution, LLC’s Common Stock (or of QD Inc.’s Common Stock) after the Issue Date, of:

•	in the case of any public offering of Quality Distribution, LLC’s Common Stock, up to 6% per annum of the net proceeds received by us in such public offering, or

•	in the case of any public offering of QD Inc.’s Common Stock, up to 6% per annum of the amount contributed to Quality Distribution, LLC by QD Inc. from the proceeds received by QD Inc. from such offering, other than, in each case, public offerings with respect to Quality Distribution, LLC’s Common Stock (or of QD Inc.’s Common Stock) registered on Form S-8 (or any successor form);

(7)  other Restricted Payments in an aggregate amount not to exceed $15.0 million;

(8)  if no Default or Event of Default shall have occurred and be continuing, payments or distributions to, or dividends, distributions or advances to QD Inc. to allow QD Inc. to make payments or distributions to, dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of Quality Distribution, LLC’s property and assets;

(9)  Investments that are made with Excluded Contributions;

(10)  repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities, to the extent such Capital Stock represents a portion of the consideration for such exercise;

(11)  payment of dividends, other distributions or other amounts by Quality Distribution, LLC to QD Inc. in amounts required for QD Inc. to pay (x) reasonable fees and compensation incurred by QD Inc. in respect of services provided by officers, managers or other employees of QD Inc. in the ordinary course of business with respect to the operations and business of Quality Distribution, LLC and its Subsidiaries and (y) franchise taxes and other fees required to maintain its existence and provide for all other operating costs of QD Inc. incurred by QD Inc. in the ordinary course of business, either for its own benefit or for the benefit of Quality Distribution, LLC or its Subsidiaries, including, without limitation, in the case of clause (y), in respect of directors’ fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses, including all costs and expenses with respect to filings with the SEC or furnishing to holders of the securities of Quality Distribution, LLC the information to be provided pursuant to Rule 144A under the Securities Act, provided that in no event shall the amount dividended or otherwise distributed pursuant to clause (y) of this clause (11) exceed $2.5 million in any fiscal year;

(12)  the acquisition of any shares of Quality Distribution, LLC’s Disqualified Capital Stock either:

•	solely in exchange for shares of Quality Distribution, LLC’s Disqualified Capital Stock or Capital Stock of QD Inc. or

•	through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Quality Distribution, LLC) of shares of Quality Distribution, LLC’s Disqualified Capital Stock or, to the extent the proceeds are contributed by QD Inc. to Quality Distribution, LLC, from shares of Capital Stock of QD Inc.;

(13)  any purchase or redemption of Indebtedness that ranks junior to the notes utilizing any Net Cash Proceeds remaining after Quality Distribution, LLC has complied with the requirements of the covenants described under “Limitation on Asset Sales” and “Change of Control”;

(14)  the payment of dividends, other distributions or amounts by Quality Distribution, LLC to QD Inc. in amounts required to pay the tax obligations of QD Inc. or any of its direct or indirect parents that are attributable to the income of Quality Distribution, LLC and its Subsidiaries by virtue of (i) Quality Distribution, LLC being a pass-through entity for federal or state income tax purposes or (ii) the inclusion of such income in a consolidated or combined or similar tax group of which QD Inc. is the common parent, provided that:

•	the amount of dividends paid pursuant to this clause (14) to enable QD Inc. or any of its direct or indirect parents to pay Federal and state income taxes at any time will not exceed the amount of such Federal and state income taxes actually owing by QD Inc. or any of its direct or indirect parents at such time for the respective period (excluding any tax liability of QD Inc. or any of its direct or indirect parents not attributable to Quality Distribution, LLC or its Subsidiaries) and

•	any refunds received by or on behalf of QD Inc. or any of its direct or indirect parents attributable to Quality Distribution, LLC and its Subsidiaries shall promptly be returned by QD Inc. or any of its direct or indirect parents to Quality Distribution, LLC;

(15)  if no Default or Event of Default shall have occurred and be continuing, payments of cash, or dividends, distributions or advances to QD Inc. to allow QD Inc. to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of QD Inc., Quality Distribution, LLC or any Restricted Subsidiary, which in the aggregate do not exceed $5.0 million;

(16)  if no Default or Event of Default shall have occurred and be continuing, the payment of dividends, distributions or other amounts by Quality Distribution, LLC to QD Inc. in amounts required for QD Inc. to pay cash interest, principal and any required premium at any time prior to or at maturity on the

QD Inc. Floating Rate Notes (or any Indebtedness that Refinances such notes) then outstanding; provided that the amount payable by Quality Distribution, LLC pursuant to this clause (16) shall not exceed the amount necessary to pay the cash interest, principal and any required premium owing with respect to the QD Inc. Floating Rate Notes (or any Indebtedness that Refinances such notes);

(17)  so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends, distributions or other amounts by Quality Distribution, LLC to QD Inc. in amounts required for QD Inc. to pay cash interest as and when due on the Shareholder Subordinated Notes (or any Indebtedness that Refinances such notes) then outstanding; provided that the amount payable by Quality Distribution, LLC pursuant to this clause (17) shall not exceed the amount necessary to pay the cash interest owing with respect to the Shareholder Subordinated Notes (or any Indebtedness that Refinances such notes);

(18)  so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends, distributions or other amounts by Quality Distribution, LLC to QD Inc. in amounts required for QD Inc. to pay cash interest as and when due on the Convertible Subordinated Notes (or any Indebtedness that Refinances such notes) then outstanding; provided that the amount payable by Quality Distribution, LLC pursuant to this clause (18) shall not exceed the amount necessary to pay the cash interest owing with respect to the Convertible Subordinated Notes (or any Indebtedness that Refinances such notes);

(19)  so long as no Default or Event of Default shall have occurred and be continuing, the payment of amounts received by Quality Distribution, LLC pursuant to a delayed draw on the term loan portion of the Credit Agreement in an amount not to exceed $100 million (such delayed draw to be effected within 45 days of the Issue Date) to QD Inc. in amounts required for QD Inc. to pay cash interest as and when due on, the principal amount of and any applicable redemption premiums on the Subordinated Notes outstanding on the Issue Date (together with any additional Subordinated Notes issued after the Issue Date as pay-in-kind interest); and

(20)  any payments or dividends, distributions or other amounts by Quality Distribution, LLC to QD Inc. to allow QD Inc. to satisfy its obligations under the Shareholder Agreement.

In determining the aggregate amount of Restricted Payments made after the Issue Date in accordance with clause (3) of the first paragraph of this covenant, amounts expended pursuant to clauses (1), (2)(b), (3)(b) (with respect to Qualified Capital Stock of Quality Distribution, LLC), (4), (5), (6), (7),(8), (13) and (15) will be included in the calculation.

The amount of all Restricted Payments other than cash shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Quality Distribution, LLC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Not later than the date of making any Restricted Payment, Quality Distribution, LLC will deliver to the trustee an officers’ certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Quality Distribution, LLC’s latest available internal quarterly financial statements.

Limitation on Asset Sales

Quality Distribution, LLC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)  Quality Distribution, LLC or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by Quality Distribution, LLC’s senior management or, in the case of an Asset Sale in excess of $5.0 million, its Board of Directors);

(2)  at least 75% of the consideration received by Quality Distribution, LLC or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of:

•	cash or Cash Equivalents,

•	properties and assets to be owned by Quality Distribution, LLC or any of Quality Distribution, LLC Restricted Subsidiaries and used in a Permitted Business, or

•	Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of Quality Distribution, LLC,

and, in each case, such consideration is received at the time of such disposition; provided that the amount of

•	any liabilities (as shown on Quality Distribution, LLC’s or such Restricted Subsidiary’s most recent balance sheet) of Quality Distribution, LLC or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets, and

•	any notes or other securities received by Quality Distribution, LLC or any such Restricted Subsidiary from such transferee that are converted by Quality Distribution, LLC or such Restricted Subsidiary into cash within 180 days after such Asset Sale (to the extent of the cash received in the conversion)

shall be deemed to be cash for the purposes of this provision only; and

(3)  upon the consummation of an Asset Sale, Quality Distribution, LLC will apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a)  to prepay any Senior Debt or Guarantor Senior Debt or any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any Senior Debt, Guarantor Senior Debt or Indebtedness of a Restricted Subsidiary under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required);

(b)  to make an investment

•	in properties and assets that replace the properties and assets that were the subject of such Asset Sale,

•	in properties and assets that will be used by Quality Distribution, LLC or a Restricted Subsidiary in a Permitted Business or

•	permitted by clause (1) of the definition of “Permitted Investments” (collectively, “Replacement Assets”); or

(c)  a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

Pending the final application of the Net Cash Proceeds, Quality Distribution, LLC and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by the indenture.

On the 361st day after an Asset Sale or such earlier date, if any, as the senior management or the Board of Directors of Quality Distribution, LLC or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and

(3)(c) of the next preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by Quality Distribution, LLC or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if Quality Distribution, LLC so elects or is required by the terms of any Senior Subordinated Debt, such Net Proceeds Offer may be made ratably to purchase the notes and such other Indebtedness of Quality Distribution, LLC that ranks pari passu with the notes.

If at any time any non-cash consideration received by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder as of the date of such conversion or disposition and the Net Cash Proceeds thereof will be applied in accordance with this covenant.

Quality Distribution, LLC may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to the second preceding paragraph).

In the event of the transfer of substantially all (but not all) of the property and assets of Quality Distribution, LLC and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of Quality Distribution, LLC and its Restricted Subsidiaries not so transferred for purposes of this covenant and shall comply with the provisions of clause (3) of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Quality Distribution, LLC or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Notice of each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, Quality Distribution, LLC may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purposes not prohibited by the indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

Quality Distribution, LLC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, Quality Distribution, LLC shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the indenture by virtue thereof. The covenant and other provisions contained in the indenture relating to Quality Distribution, LLC’s obligation to make a Net Proceeds Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries

Quality Distribution, LLC will not, and will not cause or permit any of its Restricted Subsidiaries (other than a Restricted Subsidiary that has executed a Guarantee) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Quality Distribution, LLC to:

(a)  pay dividends or make any other distribution on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(b)  make loans or advances or to pay any Indebtedness or other obligation owed to Quality Distribution, LLC or any other Restricted Subsidiary of Quality Distribution, LLC; or

(c)  transfer any of its property or assets to Quality Distribution, LLC or any other of Quality Distribution, LLC’s Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

(1)  applicable law, rule, regulation, order, grant or governmental permit;

(2)  the indenture;

(3)  the Credit Agreement;

(4)  customary non-assignment provisions of any contract, license or any lease of any of Quality Distribution, LLC’s Restricted Subsidiaries;

(5)  any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(6)  agreements or instruments existing or entered into on the Issue Date to the extent and in the manner such agreements or instruments are in effect on the Issue Date;

(7)  purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(8)  contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary of Quality Distribution, LLC pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

(9)  secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “Limitation on Incurrence of Additional Indebtedness” and “Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(10)  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11)  customary net worth and restrictions on transfer, assignment or subletting provisions contained in leases and other agreements entered into by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC;

(12)  any restriction in any agreement or instrument of a Receivables Subsidiary governing a Qualified Receivables Transaction;

(13)  any agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (1), (2) and (5) through (12) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable to Quality Distribution, LLC or the respective Restricted Subsidiary in any material respect as determined by Quality Distribution, LLC’s Board of Directors in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the agreements referred to in such clauses; or

(14)  any agreement governing Indebtedness permitted to be incurred pursuant to the “Limitation on Incurrence on Additional Indebtedness” covenant; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are no less favorable to Quality Distribution, LLC or the respective Restricted Subsidiary in any material respect as determined by its Board of Directors in its reasonable and good faith judgment than the provisions contained in the Credit Agreement or in the indenture as in effect on the Issue Date.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

Quality Distribution, LLC will not permit any of its Domestic Restricted Subsidiaries, directly or indirectly, to guarantee any of Quality Distribution, LLC’s Indebtedness under the Credit Agreement (“Guaranteed Indebtedness”), unless (1) such Domestic Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for an unsecured senior subordinated Guarantee of payment of the notes by such Domestic Restricted Subsidiary, which Guarantee shall be subordinated to the guarantee of the Indebtedness under the Credit Agreement to the same extent that the notes are subordinated to the Credit Agreement, and (2) such Domestic Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against Quality Distribution, LLC or any other Domestic Restricted Subsidiary of Quality Distribution, LLC as a result of any payment by such Domestic Restricted Subsidiary under its Guarantee so long as any notes remain outstanding.

Notwithstanding the foregoing or the covenant set forth below under “Future Guarantors,” any Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

•	any sale, exchange or transfer, to any Person not an Affiliate of Quality Distribution, LLC, of all of Quality Distribution, LLC’s and each of its Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture),

•	the release or discharge of the guarantee, if any, which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee, or

•	the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture.

Future Guarantors

If Quality Distribution, LLC organizes or acquires any Domestic Restricted Subsidiary after the Issue Date (each, a “New Domestic Restricted Subsidiary”) that, after giving pro forma effect to the acquisition or organization of such New Domestic Restricted Subsidiary or Subsidiaries (if applicable), together with each other New Domestic Restricted Subsidiary that has not theretofore become a Guarantor, has consolidated assets or Consolidated EBITDA which exceeds 5 percent of the total consolidated assets, as of the end of the most recently completed fiscal quarter for which financial statements are internally available, or total Consolidated EBITDA, for the most recent preceding four fiscal quarters for which financial statements are internally available, of Quality Distribution, LLC and its Restricted Subsidiaries, Quality Distribution, LLC will cause each New Domestic Restricted Subsidiary to promptly execute and deliver to the trustee a supplemental indenture to the indenture providing for an unsecured senior subordinated Guarantee of payment of the notes by such New Domestic Restricted Subsidiary.

Thereafter, such New Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

Limitations on Liens

Quality Distribution, LLC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any kind against or upon any property or assets of Quality Distribution, LLC or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1)  in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment of the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)  in all other cases, the notes are equally and ratably secured,

except for the following Liens which are expressly permitted:

(a)  Liens existing as of the Issue Date;

(b)  Liens securing Senior Debt, Guarantor Senior Debt and Indebtedness (including any guarantee) incurred by a Restricted Subsidiary of Quality Distribution, LLC under the Credit Agreement;

(c)  Liens securing the notes or any Guarantee, if any;

(d)  Liens in favor of Quality Distribution, LLC or a Wholly Owned Restricted Subsidiary of Quality Distribution, LLC on assets of any of its Restricted Subsidiaries;

(e)  Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that such Liens:

(I)  are no less favorable to holders of the notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(II)  do not extend to or cover any property or assets of Quality Distribution, LLC or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(f)  Liens securing Indebtedness of Quality Distribution, LLC’s Restricted Subsidiaries that are not Guarantors so long as such indebtedness is otherwise permitted under the indenture; and

(g)  Permitted Liens.

Prohibition on Incurrence of Senior Subordinated Debt

Quality Distribution, LLC and the Guarantors will not incur or suffer to exist Indebtedness that is senior in right of payment by its terms to the notes or any Guarantee and subordinate in right of payment by its terms to any other Indebtedness of Quality Distribution, LLC or such Guarantor, as the case may be.

Limitations on Transactions with Affiliates

(1)  Quality Distribution, LLC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than

•	Affiliate Transactions permitted under paragraph (2) below and

•	Affiliate Transactions on terms that are no less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Quality Distribution, LLC or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.0 million shall be approved by Quality Distribution, LLC’s Board of Directors, such approval to be evidenced by a Board Resolution stating that each such Board of Directors has determined that such transaction complies with the foregoing provisions. If Quality Distribution, LLC or any of its Restricted Subsidiaries enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, Quality Distribution, LLC or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Quality Distribution, LLC or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

(2)  The restrictions set forth in clause (1) shall not apply to:

(a)  reasonable fees and compensation paid to and indemnity provided on behalf of officers, managers, directors, employees or consultants of Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC as determined in good faith by the Board of Directors of Quality Distribution, LLC;

(b)  transactions exclusively between Quality Distribution, LLC and any of its Restricted Subsidiaries or exclusively among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by the indenture;

(c)  any agreement as in effect or entered into as of the Issue Date or any amendment thereto or any replacement agreement thereto or any transaction contemplated thereby so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

(d)  Restricted Payments and Permitted Investments permitted by the indenture;

(e)  transactions in which Quality Distribution, LLC or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Quality Distribution, LLC or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of paragraph (1) above;

(f)  the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Boards of Directors of Quality Distribution, LLC in good faith and loans to employees of Quality Distribution, LLC and its Subsidiaries which are approved by the Board of Directors of Quality Distribution, LLC in good faith;

(g)  the payment of all fees and expenses related to the Transactions;

(h)  transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case on ordinary business terms and otherwise in compliance with the terms of the indenture, which are fair to Quality Distribution, LLC or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Quality Distribution, LLC or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party;

(i)  fees payable to Apollo pursuant to, and transactions contemplated by, the Shareholder Agreement as in effect on the Issue Date or pursuant to any amendment, restatement or replacement thereof to the extent that such amendment, restatement or replacement is not more disadvantageous to the holders in any material respect than the Shareholder Agreement as in effect on the Issue Date;

(j)  any contribution to Quality Distribution, LLC’s capital by QD Inc. or any sales of Quality Distribution, LLC’s Capital Stock to QD Inc.; and

(k)  any tax-sharing agreement or arrangement and payments pursuant thereto among Quality Distribution, LLC and its Subsidiaries and any other Person with which Quality Distribution, LLC or any of its Subsidiaries is required or permitted to file a consolidated tax return or with which Quality Distribution, LLC or any of its Restricted Subsidiaries is or could be part of a consolidated group for tax purposes in amounts not otherwise prohibited by the indenture.

Reports to Holders

The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, Quality Distribution, LLC will file a copy of the following information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and will furnish to the holders of notes and to securities analysts and prospective investors, upon their written request:

(1)  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Quality Distribution, LLC were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Quality Distribution, LLC and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by Quality Distribution, LLC’s independent registered certified public accounting firm; and

(2)  all current reports that would be required to be filed with the Commission on Form 8-K if Quality Distribution, LLC were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In addition, following the consummation of the exchange offer, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon written request to us.

In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, so long as QD Inc. is a Guarantor, the information and reports required to be filed and provided as described above may be those of QD Inc., rather than Quality Distribution, LLC, so long as such filing would satisfy the requirements of the Exchange Act and the regulations promulgated thereunder.

Merger, Consolidation and Sale of Assets

Quality Distribution, LLC will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Quality Distribution, LLC to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of its assets (determined on a consolidated basis for Quality Distribution, LLC and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)  either (a) Quality Distribution, LLC shall be the surviving or continuing corporation, partnership, trust or limited liability company or (b) the Person (if other than Quality Distribution, LLC) formed by such consolidation or into which Quality Distribution, LLC is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Quality Distribution, LLC, and of its Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)  shall be a corporation, partnership, trust or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y)  shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the indenture on the part of Quality Distribution, LLC to be performed or observed;

(2)  immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Quality Distribution, LLC, or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant;

(3)  immediately before and immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)  Quality Distribution, LLC, or the Surviving Entity, as the case may be, shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied;

provided that for so long as Quality Distribution, LLC or any successor Person of Quality Distribution, LLC is a limited liability company or a partnership there must be a co-issuer of the notes that is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia.

Notwithstanding the foregoing, (a) the merger of Quality Distribution, LLC with an Affiliate incorporated solely for the purpose of reincorporating Quality Distribution, LLC in another jurisdiction shall be permitted and (b) the merger of any Restricted Subsidiary of Quality Distribution, LLC into Quality Distribution, LLC or the transfer, lease, conveyance or other disposition of all or substantially all of the assets of a Restricted Subsidiary of Quality Distribution, LLC to Quality Distribution, LLC shall be permitted so long as Quality Distribution, LLC delivers to the trustee an officers’ certificate stating that the purpose of such merger, transfer, lease, conveyance or other disposition is not to consummate a transaction that would otherwise be prohibited by clause (3) of this covenant.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Quality Distribution, LLC the Capital Stock of which constitutes all or substantially all of the properties and assets of Quality Distribution, LLC shall be deemed to be the transfer of all or substantially all of the properties and assets of Quality Distribution, LLC.

The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Quality Distribution, LLC in accordance with the foregoing in which Quality Distribution, LLC is not the continuing corporation, the successor Person formed by such consolidation or into which Quality Distribution, LLC is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Quality Distribution, LLC under the indenture and the notes with the same effect as if such Surviving Entity had been named as such.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture in connection with any transaction complying with the provisions of

“Limitation on Asset Sales”) will not, and Quality Distribution, LLC will not cause or permit any Guarantor to, consolidate with or merge with or into any Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any Person other than Quality Distribution, LLC, QD Capital or any other Guarantor (other than QD Inc.) unless:

(1)  the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State thereof, the District of Columbia or the jurisdiction in which such Guarantor is organized;

(2)  such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;

(3)  immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

(4)  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Quality Distribution, LLC could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of a Guarantor with and into Quality Distribution, LLC (with Quality Distribution, LLC being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of Quality Distribution, LLC need only comply with clause (4) of the first paragraph of this covenant.

Events of Default

The following events are defined in the indenture as “Events of Default”:

(1)  the failure to pay interest on any note when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

(2)  the failure to pay the principal of any note when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

(3)  a default by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after Quality Distribution, LLC receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

(4)  the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of Quality Distribution, LLC’s Indebtedness or the Indebtedness of any of its Restricted Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness by the holders thereof (which acceleration is not rescinded or otherwise cured within 30 days of receipt by Quality Distribution, LLC or such Restricted Subsidiary of such notice of acceleration), if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), exceeds $7.5 million or more at any time;

(5)  one or more judgments in an aggregate amount in excess of $7.5 million (exclusive of amounts covered by insurance other than self-insurance) shall have been rendered against Quality Distribution, LLC or any of Quality Distribution, LLC’s Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgments become final and non-appealable;

(6)  certain events of bankruptcy affecting Quality Distribution, LLC or any of its Significant Subsidiaries; or

(7)  any Guarantee made by a Significant Subsidiary of Quality Distribution, LLC ceases to be in full force and effect or any Guarantee made by a Significant Subsidiary of Quality Distribution, LLC is declared to be null and void and unenforceable or any Guarantee made by a Significant Subsidiary is found to be invalid or any such Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to Quality Distribution, LLC) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to Quality Distribution, LLC and the trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable or if there are any amounts outstanding under the Credit Agreement, it shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by Quality Distribution, LLC and the Representative under the Credit Agreement of such Acceleration Notice (but only if such Event of Default is then continuing).

If an Event of Default specified in clause (6) above with respect to Quality Distribution, LLC occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1)  if the rescission would not conflict with any judgment or decree;

(2)  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)  if Quality Distribution, LLC has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

(5)  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission will affect any subsequent Default or Event of Default or impair any right consequent thereto.

The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a Default in the payment of the principal of or interest on any notes.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then out-

standing notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Under the indenture, Quality Distribution, LLC is required to provide an officers’ certificate to the trustee

•	promptly upon any such officer obtaining knowledge of any Default or Event of Default, describing such Default or Event of Default and the status thereof, and

•	annually, describing whether or not such officer knows of any Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Members and Stockholders

No Affiliate, director, manager, officer, employee, limited liability company member or stockholder of Quality Distribution, LLC or any Subsidiary, as such, shall have any liability for any obligations of Quality Distribution, LLC or any Guarantor under the notes or the indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

Quality Distribution, LLC and QD Capital may at any time elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that Quality Distribution, LLC and QD Capital will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

(1)  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2)  their obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payments;

(3)  the rights, powers, trust, duties and immunities of the trustee and their obligations in connection therewith; and

(4)  the Legal Defeasance provisions of the indenture.

In addition, Quality Distribution, LLC and QD Capital may at any time elect to have their obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”). Any omission to comply with such obligations would then not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, their failure to perform these covenants will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)  Quality Distribution, LLC must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)  in the case of Legal Defeasance, Quality Distribution, LLC must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a)  Quality Distribution, LLC has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)  since the date of the execution of the indenture, there has been a change in the applicable Federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)  in the case of Covenant Defeasance, Quality Distribution, LLC must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)  such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, the indenture, the Credit Agreement or any other material agreement or instrument to which Quality Distribution, LLC or any of its Subsidiaries is a party or by which Quality Distribution, LLC or any of its Subsidiaries is bound;

(6)  Quality Distribution, LLC must deliver to the trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others;

(7)  Quality Distribution, LLC must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the Legal Defeasance or the Covenant Defeasance were complied with;

(8)  Quality Distribution, LLC must deliver to the trustee an opinion of counsel to the effect that the trust funds will not be subject to any rights of holders of Senior Debt or Guarantor Senior Debt, including, without limitation, those arising under the indenture, and if no intervening bankruptcy of Quality Distribution, LLC occurs between the date of deposit and the 91st day following the date of the deposit and no holder is an insider of Quality Distribution, LLC, then after the 91st day following the date of the deposit the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

(9)  certain other customary conditions precedent are satisfied.

However, the opinion of counsel required by clause (2) above is not required if all notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in Quality Distribution, LLC’s name and at its expense.

Satisfaction and Discharge

The indenture will be discharged when:

(1)  either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Quality Distribution, LLC and thereafter repaid to Quality Distribution, LLC or discharged from such trust) have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation have or will (upon the mailing of a notice or notices deposited with the Trustee together with irrevocable instructions to mail such notice or notices to holders of the notes) become due and payable upon redemption or maturity and Quality Distribution, LLC has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Quality Distribution, LLC directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)  Quality Distribution, LLC has paid all other sums payable under the indenture by it; and

(3)  Quality Distribution, LLC has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

When the indenture is discharged, it ceases to be of further effect except for surviving rights of registration or transfer or exchange of the notes.

Modification of the Indenture

From time to time, Quality Distribution, LLC, the Guarantors and the trustee, without the consent of the holders, may amend the indenture to cure ambiguities, defects or inconsistencies, and to add guaranties to secure the notes or similar provisions, so long as such change does not, in the good faith determination of the Board of Directors of Quality Distribution, LLC, adversely affect the rights of any of the holders in any material respect. In making its determination, such Board of Directors may rely on such evidence as it deems appropriate. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that the consent of each holder affected thereby is required to:

(1)  reduce the amount of notes whose holders must consent to an amendment;

(2)  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3)  reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor as described under “—Redemption”;

(4)  make any notes payable in money other than that stated in the notes;

(5)  make any changes in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

(6)  modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the notes or any Guarantee in a manner which adversely affects the holders;

(7)  amend, change or modify in any material respect the obligation of Quality Distribution, LLC and QD Capital to make and consummate a Change of Control Offer in the event of a Change of Control which has occurred or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;

(8)  make any change in the foregoing amendment provisions which require each holder’s consent or in the waiver provisions; or

(9)  release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture other than in accordance with the terms of the indenture.

However, no modification, amendment or waiver may be made to or of any provision of the indenture or the related definitions affecting the subordination or ranking of the notes or any Guarantee that adversely affects the rights of any holder of Senior Debt of Quality Distribution, LLC or QD Capital or any Guarantor Senior Debt then outstanding unless the holders of such Senior Debt or Guarantor Senior Debt, as the case may be (or any group or Representative thereof authorized to give a consent), consent to such amendment.

Governing Law

The indenture, the notes and each Guarantee are governed by, and will be construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Bank of New York is the trustee under the indenture and has been appointed to act as registrar and paying agent with respect to the notes. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

If the trustee becomes a creditor of Quality Distribution, LLC, the indenture and the provisions of the TIA limit the rights of the trustee to obtain payments of its claims or to realize on certain property received in respect of its claims. Subject to the TIA, the trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. You should read the indenture for the full definition of all such terms and any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of such Person or any of its Subsidiaries

(1)  existing at the time such Person becomes a Restricted Subsidiary of Quality Distribution, LLC or at the time it merges or consolidates with Quality Distribution, LLC or any of its Restricted Subsidiaries or

(2)  assumed in connection with the acquisition of assets from such Person in each case, not incurred by such Person in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of Quality Distribution, LLC or such acquisition, merger or consolidation.

“Affiliate” of any specified Person means any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “controlled” shall have correlative meanings.

“Apollo” means Apollo Management, L.P. and its Affiliates.

“Applicable Premium” means, with respect to a note, the greater of

(1)  1.0% of the then outstanding principal amount of such note, and

(2)  (a) the present value of all remaining required interest and principal payments due on such note and all premium payments relating to such note assuming a redemption date of November 15, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points, minus

(b)  the then outstanding principal amount of such note minus

(c)  accrued interest paid on the date of redemption.

“Asset Acquisition” means:

(1)  an Investment by Quality Distribution, LLC or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC, or shall be merged with or into or consolidated with Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC; or

(2)  the acquisition by Quality Distribution, LLC or any of its Restricted Subsidiaries of the assets of any Person (other than a Restricted Subsidiary of Quality Distribution, LLC) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Quality Distribution, LLC or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than Quality Distribution, LLC or a Wholly Owned Restricted Subsidiary of Quality Distribution, LLC of

•	any Capital Stock of any Restricted Subsidiary of Quality Distribution, LLC (other than directors’ qualifying shares); or

•	any other property or assets of Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC other than in the ordinary course of business.

Notwithstanding the preceding, the following items shall not be deemed Asset Sales:

(1)  a transaction or series of related transactions for which Quality Distribution, LLC or its Restricted Subsidiaries receive aggregate consideration of less than $2.0 million;

(2)  the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case used in Quality Distribution, LLC’s business and that of Quality Distribution, LLC’s Restricted Subsidiaries;

(3)  the sale, lease, conveyance, disposition or other transfer of all or substantially all of Quality Distribution, LLC’s assets that is permitted under “Merger, Consolidation and Sale of Assets”;

(4)  disposals of tractors and trailers in connection with the reinvestment in or the replacement of its fleet and disposals of equipment in connection with the reinvestment in or the replacement of its equipment and disposals of worn-out or obsolete equipment, in each case in the ordinary course of business of Quality Distribution, LLC or Quality Distribution, LLC’s Restricted Subsidiaries;

(5)  the sale or transfer of accounts receivable pursuant to a Qualified Receivables Transaction;

(6)  sales or grants of licenses to use Quality Distribution, LLC’s or any of its Restricted Subsidiaries’ patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology;

(7)  the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary;

(8)  any Restricted Payment permitted by the covenant described under “Limitation on Restricted Payments” or that constitutes a Permitted Investment; and

(9)  one or more Sale and Leaseback Transactions for which Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC receives aggregate consideration of less than $15.0 million.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, regardless of when such right may be exercised.

“Board of Directors” of any Person means the board of directors, board of managers or equivalent governing board of such Person or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of any Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability of a Person under a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, with the stated maturity being the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)  in the case of a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock including each class of Common Stock and Preferred Stock of such corporation or options to purchase the same; and

(2)  with respect to any other Person, any and all partnership, membership, limited liability company interests or other equity interests of such Person.

“Cash Equivalents” means:

(1)  U.S. dollars and, in the case of any of Quality Distribution, LLC’s Foreign Restricted Subsidiaries, Canadian dollars, Mexican pesos and such other local currencies held by them from time to time in the ordinary course of business;

(2)  marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canada or issued by any agency of those countries and backed by the full faith and credit of the respective country, in each case maturing within one year from the date of acquisition;

(3)  marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”) or, if Moody’s and S&P cease to exist, any other nationally recognized statistical rating organization designated by Quality Distribution, LLC’s Board of Directors;

(4)  commercial paper maturing no more than one year from the date it is created and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s or, if Moody’s and S&P cease to exist, the equivalent from any other nationally recognized statistical rating organization designated by Quality Distribution, LLC’s Board of Directors;

(5)  time deposits, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any bank organized under the laws of the United States of America or any State or the District of Columbia or any foreign jurisdiction having at the date of acquisition combined capital and surplus of at least $250.0 million;

(6)  repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (2) above entered into with any bank meeting the qualifications specified in clause (5) above;

(7)  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (2) through (6) above; and

(8)  overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business;

provided that for purposes of the subordination provisions contained in the indenture, the term “Cash Equivalents” shall not include the cash equivalents referred to in clause (6) above or cash denominated in a currency other than U.S. dollars.

“Change of Control” means the occurrence of one or more of the following:

(1)  any sale, lease, exchange, conveyance, disposition or other transfer, in one transaction or a series of related transactions, of all or substantially all of Quality Distribution, LLC’s assets to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates of such Person, other than to the Permitted Holders;

(2)  any approval, adoption or initiation of a plan or proposal for Quality Distribution, LLC’s or QD Capital’s liquidation or dissolution;

(3)  any Person or Group, together with any Affiliates, other than the Permitted Holders, shall become the Beneficial Owner or owner of record, by way of merger, consolidation or other business combinations or by purchase in one transaction or a series of related transactions, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Quality Distribution, LLC or QD Inc.; or

(4)  any Person or Group, together with any Affiliates or Related Persons thereof, other than Permitted Holders, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of Quality Distribution, LLC or QD Inc. such that such nominees, when added to any existing director remaining on the Board of Directors of Quality Distribution, LLC or QD Inc. after such election who was a nominee of or is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of Directors of Quality Distribution, LLC or QD Inc.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Quality Distribution, LLC or any of its Restricted Subsidiaries designed to protect Quality Distribution, LLC or any of its Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of Quality Distribution, LLC’s business or the business of any of its Restricted Subsidiaries.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, including all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)  Consolidated Net Income;

(2)  to the extent Consolidated Net Income has been reduced by the following,

(a)  all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses),

(b)  Consolidated Interest Expense, and

(c)  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period; and

(3)  fees and expenses related to, or being paid concurrently with the consummation of, the Transactions and fees and expenses related to similar financing transactions that occurred prior to the Issue Date, whether or not consummated, in the case of clauses (1), (2)(a), (2)(b) and (2)(c), as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis (consistent with the provisions below) for the period of such calculation to:

(1)  the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(2)  any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions, adjustments and other operating improvements or synergies both achieved by such Person during such period and to be achieved by such Person and with respect to the acquired assets, all as determined in good faith by a responsible financial or accounting officer) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness; and

(3)  all adjustments to net income (or loss) used in connection with the calculation of Consolidated EBITDA as set forth in the prospectus to the extent such adjustments are not fully reflected in such Four Quarter Period and continue to be applicable.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1)  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations or Currency Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)  Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs), plus

(2)  the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)  the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

(a)  any amortization of debt discount and amortization or write-off of deferred financing costs (including the amortization of costs relating to interest rate caps or other similar agreements),

(b)  the net costs under Interest Swap Obligations,

(c)  all capitalized interest and

(d)  the interest portion of any deferred payment obligation; and

(2)  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that the following shall be excluded:

(1)  after-tax gains or losses from Asset Sales (without regard to the $2.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2)  after-tax items which are extraordinary gains or losses or nonrecurring gains, losses, expenses or income;

(3)  the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise;

(4)  the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(5)  the establishment of accruals and reserves within twelve months after the Issue Date that are required to be so established in accordance with GAAP;

(6)  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7)  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8)  the amount of dividends, other distributions or amounts paid by Quality Distribution, LLC to QD Inc. in reliance on clause (14) of the second paragraph of the covenant entitled “Limitation on Restricted Payments”; and

(9)  the cumulative effect of a change in accounting principles.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses (solely for the purpose of determining compliance with the “Limitation on Restricted Payments” covenant, excluding any non-cash items for which a future cash payment will be required and for which an accrual or reserve is required by GAAP to be made) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Convertible Subordinated Notes” means promissory notes issued by QD Inc. to management of any Person acquired by QD Inc. or any of its Restricted Subsidiaries after the Issue Date, which promissory notes (i) shall be convertible into Common Stock of QD Inc. on the terms provided therein and (ii) shall be subordinated in right of payment to QD Inc.’s Guarantee.

“Credit Agreement” means the Credit Agreement, dated as of the Issue Date, by and among Quality Distribution, LLC, QD Inc., or one or more of Quality Distribution, LLC’s Subsidiaries, the lenders party thereto in their capacities as lenders thereunder and Credit Suisse First Boston LLC, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of Quality Distribution, LLC as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC against fluctuations in currency values.

“Default” means an event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1)  Indebtedness under or in respect of the Credit Agreement; and

(2)  any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument or agreement evidencing such Senior Debt as “Designated Senior Debt” by Quality Distribution, LLC.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale) on or prior to the final maturity date of the notes; provided that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Qualified Capital Stock shall not be deemed Disqualified Capital Stock.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of Quality Distribution, LLC incorporated or otherwise organized or existing under the laws of the United States, any State or the District of Columbia.

“Equity Offering” means a public or private sale of Qualified Capital Stock (other than on Form S-8) of Quality Distribution, LLC or QD Inc. or any other direct or indirect parent of Quality Distribution, LLC; provided that with respect to any Equity Offering by QD Inc. or any such other direct or indirect parent of Quality Distribution, LLC, such person contributes the net cash proceeds from such Equity Offering to Quality Distribution, LLC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statutes.

“Excluded Contribution” means Net Cash Proceeds received by Quality Distribution, LLC from (a) contributions to Quality Distribution, LLC’s common equity capital and (b) the sale of Quality Distribution, LLC’s Qualified Capital Stock, in each case designated as Excluded Contributions pursuant to an officers’ certificate executed on the date such capital contributions are made or the date such Qualified Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (3) under “Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined conclusively by Quality Distribution, LLC’s Board of Directors acting reasonably and in good faith and shall be evidenced by a Board Resolution of Quality Distribution, LLC’s Board of Directors delivered to the trustee.

“Foreign Restricted Subsidiary” means any of Quality Distribution, LLC’s Restricted Subsidiaries organized in any jurisdiction outside of the United States.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such Person

(1)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay or to maintain financial statement conditions or otherwise), or

(2)  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

Notwithstanding the preceding, “guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantee” means the guarantee by each Guarantor of Quality Distribution, LLC’s and QD Capital’s obligations under the indenture.

“Guarantor” means:

(1)  QD Inc.;

(2)  each Domestic Restricted Subsidiary on the Issue Date;

(3)  each Restricted Subsidiary required to execute and deliver a supplemental indenture pursuant to the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” and “Future Guarantors” covenants; and

(4)  each of Quality Distribution, LLC’s Restricted Subsidiaries that in the future executes and delivers a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor, provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the indenture.

“Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Guarantor, whether outstanding on the Issue Date or created, incurred or assumed after the Issue Date, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the Indebtedness or pursuant to which the Indebtedness is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing by any Guarantor in respect of,

•	all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (including guarantees thereof);

•	all Interest Swap Obligations (including guarantees thereof); and

•	all obligations under Currency Agreements (including guarantees thereof), in each case whether outstanding on or incurred after the Issue Date.

Notwithstanding the preceding, “Guarantor Senior Debt” shall not include:

(1)  any Indebtedness of such Guarantor to a Restricted Subsidiary of such Guarantor;

(2)  Indebtedness to, or guaranteed on behalf of, any director, manager, officer or employee of such Guarantor or any director, manager, officer or employee of any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation);

(3)  Indebtedness or other liabilities to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (other than if incurred under the Credit Agreement);

(4)  Indebtedness represented by Disqualified Capital Stock;

(5)  any liability for federal, state, local or other taxes owed or owing by such Guarantor;

(6)  that portion of any Indebtedness incurred in violation of the indenture provisions set forth under “Limitation on Incurrence of Additional Indebtedness”; provided that (x) as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of (or representation or warranty from) Quality Distribution, LLC to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture) and (y) any revolving Indebtedness under the Credit Agreement (or guarantee Indebtedness in respect thereof) incurred in violation of such covenant as a result of the application of the first proviso appearing in clause (2) of the definition of “Permitted Debt” shall not be excluded from Guarantor Senior Debt, so long as such Indebtedness was extended in good faith to such Guarantor;

(7)  with respect to any Guarantor, that portion of Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Quality Distribution, LLC, QD Capital or any Guarantor;

(8)  with respect to any Guarantor, that portion of Indebtedness or other Obligation which is, by its express terms, subordinated in right of payment to any other Indebtedness or other Obligation of such Guarantor; and

(9)  any Obligations of such Guarantor under, or relating to, the Subordinated Secured Notes (by way of guarantee or otherwise) which may be included (or deemed to be included) under the Credit Agreement as a result of the inclusion of security documents (which specifically cover such Obligations) in the definition of Credit Agreement;

provided, if any Guarantor Senior Debt is disallowed under Section 548 of Title 11, United States Code, or any applicable state fraudulent conveyance law, such Guarantor Senior Debt shall nevertheless constitute Guarantor Senior Debt for all purposes of the indenture.

“Indebtedness” means, with respect to any Person, without duplication:

(1)  all Obligations of such Person for borrowed money, including, without limitation, Senior Debt;

(2)  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)  all Capitalized Lease Obligations of such Person;

(4)  the deferred and unpaid purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business;

(5)  all Obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)  guarantees and other contingent Obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligations being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)  all Obligations under Currency Agreements or Commodity Agreements and Interest Swap Obligations of such Person; and

(9)  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes of this definition of Indebtedness, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of Quality Distribution, LLC of such Disqualified Capital Stock. For purposes of the covenant described above under the caption “Limitation on Incurrence of Additional Indebtedness,” in determining the principal amount of any Indebtedness to be incurred by Quality Distribution, LLC or any Restricted Subsidiary or which is outstanding at any date, the principal amount of any Indebtedness which provides that an amount less than the principal amount shall be due upon any declaration of acceleration shall be the accreted value of the Indebtedness at the date of determination.

“Independent Financial Advisor” means a firm:

(1)  which does not have a direct or indirect common equity interest in Quality Distribution, LLC; and

(2)  which, in the judgment of Quality Distribution, LLC’s Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit, including a guarantee, or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” does not include extensions of trade credit by, prepayment of expenses by, and receivables owing to, Quality Distribution, LLC and its Restricted Subsidiaries on commercially reasonable terms in accordance with Quality Distribution, LLC’s normal trade practices or those of such Restricted Subsidiary, as the case may be. For purposes of the “Limitation on Restricted Payments” covenant:

(1)  “Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of Quality Distribution, LLC at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of Quality Distribution, LLC and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of Quality Distribution, LLC at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of Quality Distribution, LLC; and

(2)  the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Quality Distribution, LLC or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Quality Distribution, LLC such that, after giving effect to any such sale or disposition, such Person ceases to be a Restricted Subsidiary of Quality Distribution, LLC, Quality Distribution, LLC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of that Restricted Subsidiary not sold or disposed of.

“Issue Date” means November 13, 2003, the date of original issuance of the notes.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Quality Distribution, LLC or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)  any repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

(4)  appropriate amounts to be provided by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Quality Distribution, LLC or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(5)  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale;

and (b) with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ or initial purchasers’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New Domestic Restricted Subsidiary” has the meaning set forth in the “Future Guarantors” covenant.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including any interest accruing subsequent to the filing of a petition of bankruptcy at that rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

“Option Plan” means (i) the 1998 stock option plan of QD Inc. and (ii) the option plan to be adopted by QD Inc. on the Issue Date with respect to an aggregate of 2,210,000 shares of QD Inc.’s Common Stock, and (iii) the restricted stock plan to be adopted by QD Inc. on the Issue Date with respect to an aggregate of 500,000 shares, in each case as the same may be amended from time to time in any manner that is not materially adverse to the holders of the notes.

“Permitted Business” means the business of Quality Distribution, LLC and its Restricted Subsidiaries as existing on the Issue Date and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

“Permitted Holders” means Apollo and other Related Parties.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)  Indebtedness under the notes issued in the offering and the exchange notes and any Guarantees thereof;

(2)  Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $235.0 million less the amount of all repayments of term debt and permanent commitment reductions actually made under the Credit Agreement after the Issue Date with Net Cash Proceeds of Asset Sales applied thereto as required by the “Limitation on Asset Sales” covenant; provided that the aggregate principal amount of Indebtedness permitted to be incurred from time to time under this clause (2) shall be reduced dollar for dollar by the amount of any Indebtedness then outstanding under clause (12) below; and provided, further, that any Indebtedness incurred pursuant to the Credit Agreement on the Issue Date shall be deemed to be incurred under this clause (2); and provided, further, that the amount of Indebtedness permitted to be incurred pursuant to the Credit Agreement in accordance with this clause (2) shall be in addition to any Indebtedness to be incurred pursuant to the Credit Agreement in reliance on and in accordance with clauses (10) and (16) below;

(3)  other Indebtedness of Quality Distribution, LLC and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein; provided that in the case of Indebtedness outstanding on the Issue Date consisting of the Subordinated Notes and the Subordinated Secured Notes, concurrently with the offering of the notes on the Issue Date, irrevocable notices of redemption have been issued to all holders of the Subordinated Notes and the Subordinated Secured Notes in accordance with the respective indentures governing the Subordinated Notes and the Subordinated Secured Notes;

(4)  Interest Swap Obligations of Quality Distribution, LLC covering Indebtedness of Quality Distribution, LLC or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of Quality Distribution, LLC covering Indebtedness of Quality Distribution, LLC or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect Quality Distribution, LLC and/or its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5)  Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Quality Distribution, LLC and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)  Indebtedness of a Restricted Subsidiary of Quality Distribution, LLC to Quality Distribution, LLC or to a Restricted Subsidiary of Quality Distribution, LLC for so long as such Indebtedness is held by Quality Distribution, LLC, a Restricted Subsidiary of Quality Distribution, LLC or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien held by a Person other than Quality Distribution, LLC, a Restricted Subsidiary of Quality Distribution, LLC or the lenders or collateral agent under the Credit Agreement; provided that if as of any date any Person other than Quality Distribution, LLC, a Restricted Subsidiary of Quality Distribution, LLC or the lenders or collateral agent under the Credit

Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7)  Indebtedness of Quality Distribution, LLC to a Restricted Subsidiary of Quality Distribution, LLC for so long as such Indebtedness is held by a Restricted Subsidiary of Quality Distribution, LLC or the lenders or the collateral agent under the Credit Agreement and is subject to no Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement; provided that (a) any Indebtedness of Quality Distribution, LLC to any Restricted Subsidiary of Quality Distribution, LLC is unsecured and subordinated, pursuant to a written agreement, to Quality Distribution, LLC’s obligations under the indenture and the notes and (b) if as of any date any Person other than a Restricted Subsidiary of Quality Distribution, LLC owns or holds any such Indebtedness or any Person holds a Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by Quality Distribution, LLC;

(8)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(9)  Indebtedness of Quality Distribution, LLC or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof);

(10)  Indebtedness represented by Capitalized Lease Obligations, Purchase Money Indebtedness or Acquired Indebtedness of Quality Distribution, LLC and its Restricted Subsidiaries not to exceed $20.0 million in the aggregate at any one time outstanding, provided that all or a portion of the $20.0 million permitted to be incurred under this clause (10) may, at Quality Distribution, LLC’s option, be incurred under the Credit Agreement or pursuant to clause (16) below (in addition to the amount set forth therein) instead of pursuant to Capitalized Lease Obligations, Purchase Money Indebtedness or Acquired Indebtedness;

(11)  Indebtedness arising from agreements of Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees by Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

(a)  such Indebtedness is not reflected on Quality Distribution, LLC’s balance sheet or that of any Restricted Subsidiary of Quality Distribution, LLC (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

(b)  the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time they are received as determined in good faith by the Board of Directors of Quality Distribution, LLC or that of the Restricted Subsidiary, as applicable, and without giving effect to any subsequent changes in value) actually received by Quality Distribution, LLC and its Restricted Subsidiaries in connection with such disposition;

(12)  the incurrence by a Receivables Subsidiary of Quality Distribution, LLC of Indebtedness in a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction) to Quality Distribution, LLC or to any Restricted Subsidiary of Quality

Distribution, LLC or its assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such Person; provided that any outstanding Indebtedness incurred under this clause (12) shall reduce (for so long as, and to the extent that, the Indebtedness referred to in this clause (12) remains outstanding) the aggregate amount of the Indebtedness permitted to be incurred under clause (2) above to the extent set forth therein;

(13)  Indebtedness under Commodity Agreements;

(14)  guarantees of Indebtedness (a) of any Restricted Subsidiary of Quality Distribution, LLC by Quality Distribution, LLC and its Restricted Subsidiaries, including agreements of Quality Distribution, LLC to keep-well or maintain financial statement conditions of any Restricted Subsidiary of Quality Distribution, LLC, and (b) incurred pursuant to the Credit Agreement or pursuant to clauses (4), (5) and (13) above by any Restricted Subsidiary of Quality Distribution, LLC;

(15)  Refinancing Indebtedness;

(16)  additional Indebtedness of Quality Distribution, LLC and its Restricted Subsidiaries in an aggregate principal amount not to exceed $35.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) plus up to an additional amount as contemplated by, and to the extent not incurred under, clause (10) above;

(17)  Indebtedness of Quality Distribution, LLC or any of its Restricted Subsidiaries consisting of (x) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business and on a basis consistent with past practice and (y) Indebtedness of Quality Distribution, LLC incurred in connection with an insurance program whereby an insurance financing company prepays on behalf of Quality Distribution, LLC and its Restricted Subsidiaries insurance premiums on insurance policies of Quality Distribution, LLC and its Restricted Subsidiaries and Quality Distribution, LLC from time to time makes “premium” payments directly to such insurance financing company to satisfy their obligations to such insurance financing company; provided that Indebtedness referred to in this clause (y) does not exceed $16.0 million in the aggregate at any one time outstanding;

(18)  Indebtedness of Quality Distribution, LLC or any of its Restricted Subsidiaries consisting of the financing of insurance premiums in the ordinary course of business;

(19)  Indebtedness consisting of recourse obligations of Quality Distribution, LLC and its Restricted Subsidiaries to financial institutions in connection with Permitted Program Affiliate Transactions for lease obligations owing to such financial institutions by Program Affiliates in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

(20)  Indebtedness, the proceeds of which are irrevocably deposited with the trustee upon the incurrence of such Indebtedness for the purpose of defeasing all of the then outstanding notes in accordance with the procedures set forth under “Legal Defeasance and Covenant Defeasance”; and

(21)  Indebtedness, the proceeds of which are used to Refinance the QD Inc. Floating Rate Notes.

For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant,

(a)  in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (21) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, Quality Distribution, LLC shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant,

(b)  accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or in the form of Capital Stock, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of

Disqualified Capital Stock (or an increase in the aggregate liquidation preference thereof) and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “Limitation on Incurrence of Additional Indebtedness” covenant,

(c)  guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,

(d)  if obligations in respect of letters of credit are incurred pursuant to the Credit Agreement and are being treated as incurred pursuant to clause (2) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included,

(e)  if such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was incurred, and

(f)  Indebtedness need not be incurred solely by reference to one category of Permitted Indebtedness or the Consolidated Fixed Charge Coverage Ratio provisions of such covenant but may be permitted to be incurred in part under any combination of categories of Permitted Indebtedness and the Consolidated Fixed Charge Coverage Ratio provisions.

“Permitted Investments” means:

(1)  Investments by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC in any Person that is or will become immediately after such Investment a Restricted Subsidiary of Quality Distribution, LLC or that will merge or consolidate into Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC; provided that such Restricted Subsidiary of Quality Distribution, LLC is not restricted from making dividends or similar distributions by contract, operation of law or otherwise other than as permitted by the “Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant;

(2)  Investments in Quality Distribution, LLC by any Restricted Subsidiary of Quality Distribution, LLC; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to Quality Distribution, LLC’s obligations under the notes and the indenture;

(3)  Investments in cash and Cash Equivalents;

(4)  loans and advances to employees and officers of QD Inc., Quality Distribution, LLC and Quality Distribution, LLC’s Restricted Subsidiaries made (a) in the ordinary course of business for bona fide business purposes not to exceed $5.0 million in the aggregate at any one time outstanding or (b) to fund purchases of Capital Stock of QD Inc. or Quality Distribution, LLC under any stock option plan or similar employment arrangements so long as no cash is actually advanced by Quality Distribution, LLC or any of its Restricted Subsidiaries to such employees and officers to fund such purchases;

(5)  Currency Agreements, Commodity Agreements and Interest Swap Obligations entered into in the ordinary course of Quality Distribution, LLC’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the indenture;

(6)  Investments in securities of trade creditors or customers received:

(a)  pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, or

(b)  in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

(7)  Investments

(a)  made by Quality Distribution, LLC or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(b)  consisting of consideration received by Quality Distribution, LLC or any of its Restricted Subsidiaries in connection with a transaction that would be an Asset Sale if it consisted of aggregate consideration received by Quality Distribution, LLC or any of its Restricted Subsidiaries of $2.0 million or more; or

(c)  acquired in exchange for, or out of the proceeds of a substantially concurrent offering of, Quality Distribution, LLC’s Capital Stock (other than Disqualified Capital Stock) (which proceeds of any such offering of Quality Distribution, LLC’s Capital Stock shall not have been, and shall not be, included in clause (3)(b) of the first paragraph of the “Limitation on Restricted Payments” covenant);

(8)  Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Quality Distribution, LLC or at the time such Person merges or consolidates with Quality Distribution, LLC or any of its Restricted Subsidiaries, in either case in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Quality Distribution, LLC or such merger or consolidation;

(9)  Investments in the notes;

(10)  Investments in existence on the Issue Date;

(11)  guarantees of Indebtedness to the extent permitted pursuant to the “Limitation on Incurrence of Additional Indebtedness,” “Limitation on Issuances of Guarantees by Restricted Subsidiaries” and “Future Guarantors” covenants;

(12)  additional Investments (including Investments in joint ventures and Unrestricted Subsidiaries) not to exceed $25.0 million at any one time outstanding;

(13)  Quality Distribution, LLC and its Restricted Subsidiaries may make loans or advances to, prepay expenses of, make purchases on behalf of, or otherwise extend credit to (other than extensions of trade credit which are specifically excluded from the definition of “Investments”), Program Affiliates so long as such amounts are used to fund expenses or purchases incurred in the ordinary course of business, are being made on a basis consistent with past practice and are deducted from the weekly settlement paid to such Program Affiliates; and

(14)  any Investment by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note that the Receivables Subsidiary or such other Person is required to pay as soon as practicable or equity interests.

“Permitted Liens” means the following types of Liens:

(1)  Liens for taxes, assessments or governmental charges or claims that are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which Quality Distribution, LLC or its Restricted Subsidiaries shall have set aside on their books such reserves, if any, as shall be required in conformity with

•	GAAP in the case of a Domestic Restricted Subsidiary, and

•	generally accepted accounting principles in effect from time to time in the applicable jurisdiction, in the case of a Foreign Restricted Subsidiary;

(2)  statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, customs and revenue authorities and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5)  licenses, sublicenses, leases, subleases, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of property not interfering in any material respect with the ordinary conduct of the business of Quality Distribution, LLC and its Restricted Subsidiaries, taken as a whole;

(6)  any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation or operating lease;

(7)  Liens securing Indebtedness permitted pursuant to clause (10) of the definition of “Permitted Indebtedness”; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC other than the property and assets so acquired or constructed and any improvements thereon and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8)  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or similar credit transactions issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Quality Distribution, LLC or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11)  Liens securing Interest Swap Obligations so long as the Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

(12)  Liens in the ordinary course of business not exceeding $5.0 million at any one time outstanding that (a) are not incurred in connection with borrowing money and (b) do not materially detract from the value of the property or materially impair its use;

(13)  Liens by reason of judgment or decree not otherwise resulting in an Event of Default;

(14)  Liens securing Indebtedness permitted to be incurred pursuant to clauses (12) and (16) of the definition of “Permitted Indebtedness”;

(15)  Liens securing Indebtedness under Currency Agreements and Commodity Agreements permitted under the indenture;

(16)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(17)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Quality Distribution, LLC or any of its Restricted Subsidiaries in the ordinary course of business;

(18)  Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (including, without limitation, clause (10) of the definition of “Permitted Indebtedness”); provided that:

(a)  such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC; and

(b)  such Liens do not extend to or cover any property or assets of Quality Distribution, LLC or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such

Acquired Indebtedness by Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC;

(19)  Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts;

(20)  Liens securing Indebtedness incurred under clause (20) of the definition of “Permitted Indebtedness”; provided that such Liens do not extend to or cover any of the cash or Cash Equivalents that have been deposited with the trustee pursuant to “Legal Defeasance and Covenant Defeasance”; and

(21)  Liens on Receivables and Related Assets to reflect sales of receivables pursuant to a Qualified Receivables Transaction.

“Permitted Program Affiliate Transactions” shall mean a transaction or series of transactions effected in the ordinary course of business of Quality Distribution, LLC or any of its Restricted Subsidiaries and consistent with the past practices of Quality Distribution, LLC and its Restricted Subsidiaries pursuant to which (A) (i) Quality Distribution, LLC and/or one or more of its Restricted Subsidiaries lease equipment from a third party financial institution, (ii) transfer the lease (and the equipment subject thereto) to a Program Affiliate and (iii) guarantee a portion of the lease payments owing by such Program Affiliate to such financial institution and/or agree to assume from the Program Affiliate the lease initially so transferred to it upon the failure of such Program Affiliate to make the lease payments owing by it thereunder to such financial institution, (B) (i) Quality Distribution, LLC and/or one or more of its Restricted Subsidiaries lease equipment from a third party financial institution, (ii) sublease such equipment to a Program Affiliate, (iii) transfer the account receivable related to the sublease (together with all collateral rights to the equipment that is the subject of the sublease) to a third party financial institution and (iv) guarantee the sublease payments owing by the Program Affiliate to such financial institution, (C) (i) Quality Distribution, LLC and/or one or more of its Restricted Subsidiaries lease equipment to a Program Affiliate, (ii) transfer the account receivable related to such lease (together with all the collateral rights to the equipment that is the subject of the lease) to a third party financial institution and (iii) guarantee the lease payments owing by the Program Affiliate to such financial institution or (D) (i) Quality Distribution, LLC and/or one or more of its Restricted Subsidiaries lease equipment to a Program Affiliate, (ii) transfer the lease (and the related account receivable and the equipment that is the subject of the lease) to a third party financial institution and (iii) guarantee the lease payments owing by the Program Affiliate to such financial institution and/or agree to assume such equipment lease from such Program Affiliate upon the failure of such Program Affiliate to make the lease payments owing by it thereunder to such financial institution.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Program Affiliates” shall mean each of the independently-owned entities that operate under the name of Quality Distribution, LLC or any of its Restricted Subsidiaries pursuant to an exclusive agreement with Quality Distribution, LLC or such Restricted Subsidiary.

“Purchase Money Indebtedness” means Indebtedness of Quality Distribution, LLC and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment or other related assets and any Refinancing thereof.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Quality Distribution, LLC or any Subsidiary of Quality Distribution, LLC in connection with a Qualified Receivables Transaction to a Receivables Subsidiary, which note is intended to be repaid from cash available to the Receivables Subsidiary, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“QD Inc. Floating Rate Notes” means the $7.5 million aggregate principal amount of QD Inc.’s Series B Floating Rate Subordinated Term Securities due 2006 outstanding on the Issue Date.

“QD Inc.” means Quality Distribution, Inc., a Florida corporation and the parent of Quality Distribution, LLC, or any successor Person.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Quality Distribution, LLC or any of its Restricted Subsidiaries in which Quality Distribution, LLC or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by Quality Distribution, LLC or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Quality Distribution, LLC or any of its Restricted Subsidiaries, and any related assets, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of Quality Distribution, LLC that engages in no activities other than in connection with the financing of accounts receivable and that is designated by Quality Distribution, LLC’s Board of Directors (as provided below) as a Receivables Subsidiary:

(1)  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

(a)  is guaranteed by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction),

(b)  is recourse to or obligates Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or

(c)  subjects any property or asset of Quality Distribution, LLC or of any Restricted Subsidiary of Quality Distribution, LLC, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

(2)  with which neither Quality Distribution, LLC nor any Restricted Subsidiary of Quality Distribution, LLC has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Quality Distribution, LLC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Quality Distribution, LLC, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3)  with which neither Quality Distribution, LLC nor any Restricted Subsidiary of Quality Distribution, LLC has any obligation to maintain or preserve such Restricted Subsidiary’s financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

Any such designation by the Board of Directors of Quality Distribution, LLC shall be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC of (A) for purposes of clause (15) of the definition of “Permitted Indebtedness,” Indebtedness incurred or existing in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (16), (17), (18), (19) or (20) of the definition of “Permitted Indebtedness” and other than, in the case of clause (3) of the definition of “Permitted Indebtedness,” the Subordinated Notes and Subordinated Secured Notes) or (B) for any other purpose, Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant, in each case that does not:

(1)  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium, accrued interest and defeasance costs required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees, expenses, discounts and commissions incurred by Quality Distribution, LLC in connection with such Refinancing); or

(2)  create Indebtedness which:

(a)  if the Indebtedness being Refinanced was incurred pursuant to clause (3) of the definition of “Permitted Indebtedness,” a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or a final maturity earlier than the final maturity of the Indebtedness being Refinanced, or

(b)  if the Indebtedness being Refinanced was otherwise incurred in accordance with the definition of “Permitted Indebtedness” or with the “Limitation on Incurrence of Additional Indebtedness” covenant, a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the notes or a final maturity earlier than the final maturity of the notes;

provided that—

•	if such Indebtedness being Refinanced is solely Quality Distribution, LLC’s Indebtedness, then such Refinancing Indebtedness shall be solely Quality Distribution, LLC’s Indebtedness, and

•	if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Related Parties” of a specified Person means

(a)  if a natural person, (1) any spouse, parent or lineal descendant (including by adoption) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of Quality Distribution, LLC or of QD Inc. for the benefit of any Person referred to in clause (a)(1) and

(b)  if a trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

“Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a Representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC of any property, whether owned by Quality Distribution, LLC or any Restricted Subsidiary of Quality Distribution, LLC at the Issue Date or later acquired, which has been or is to be sold or transferred by Quality Distribution, LLC or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property other than:

(a)  arrangements between Quality Distribution, LLC and a Wholly Owned Restricted Subsidiary of Quality Distribution, LLC or between Wholly Owned Restricted Subsidiaries of Quality Distribution, LLC or

(b)  any arrangement whereby the transfer involves fixed or capital assets and is consummated within 120 days after the date Quality Distribution, LLC or a Restricted Subsidiary of Quality Distribution, LLC acquires or finishes construction of such fixed or capital assets.

“Senior Debt” means the principal of, premium, if any, and accrued and unpaid interest (including any interest accruing subsequent to the filing of a petition of bankruptcy or other like proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Quality Distribution, LLC or QD Capital, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the preceding sentence, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of petition of bankruptcy or other like proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing by Quality Distribution, LLC or QD Capital in respect of,

•	all of its monetary obligations of every nature (including guarantees thereof) under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (including guarantees thereof);

•	all Interest Swap Obligations (including guarantees thereof); and

•	all obligations under Currency Agreements and Commodity Agreements (including guarantees thereof), in each case whether outstanding on or incurred after the Issue Date.

Notwithstanding the preceding, “Senior Debt” shall not include:

(1)  any Indebtedness of Quality Distribution, LLC to any of its Subsidiaries;

(2)  Indebtedness to, or guaranteed on behalf of, any director, manager, officer or employee of Quality Distribution, LLC or any director, manager, officer or employee of any Subsidiary of Quality Distribution, LLC (including, without limitation, amounts owed for compensation);

(3)  Indebtedness or other liabilities to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (other than if incurred under the Credit Agreement);

(4)  Indebtedness represented by Disqualified Capital Stock;

(5)  any liability for federal, state, local or other taxes owed or owing by Quality Distribution, LLC or QD Capital;

(6)  that portion of any Indebtedness incurred in violation of the indenture provisions set forth under “Limitation on Incurrence of Additional Indebtedness”; provided that (x) as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate (or representation and warranty) from Quality Distribution, LLC to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture) and (y) any revolving Indebtedness under the Credit Agreement incurred in violation of such covenant as a result of the application of the first proviso appearing in clause (2) of the definition of “Permitted Debt” shall not be excluded from Senior Debt, so long as such Indebtedness was extended in good faith to Quality Distribution, LLC;

(7)  that portion of Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Quality Distribution, LLC or QD Capital;

(8)  that portion of any Indebtedness or other Obligation which is, by its express terms, subordinated in right of payment to any of Quality Distribution, LLC’s or QD Capital’s other Indebtedness or other Obligations; and

(9)  any Obligations of Quality Distribution, LLC under, or relating to, the Subordinated Secured Notes (by way of guarantee or otherwise) which may be included (or deemed to be included) under the Credit

Agreement as a result of the inclusion of security documents (which specifically cover such Obligations) in the definition of Credit Agreement;

provided, if any Senior Debt is disallowed under Section 548 of Title 11, United States Code, or any applicable state fraudulent conveyance law, such Senior Debt shall nevertheless constitute Senior Debt for all purposes of the indenture.

“Senior Subordinated Debt” means, with respect to a Person, the notes and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank on an equal basis with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligations of such Person which are not Senior Debt of such Person.

“Shareholder Agreement” means (a) the Shareholders Agreement dated as of May 30, 2002 among certain affiliates of Apollo Management, L.P. and certain shareholders of QD Inc. and (b) the Amended and Restated Common and Preferred Stock Purchase and Shareholders’ Agreement dated as of August 28, 1998 among certain affiliates of Apollo Management, L.P., BT Investment Partners Inc., MTL Equity Investors, L.L.C. and QD Inc., in each case as amended from time to time in accordance with its terms in any manner not materially adverse to the holders of the notes.

“Shareholder Subordinated Note” means an unsecured note issued by QD Inc. (and not guaranteed or supported in any way by Quality Distribution, LLC or any of its Subsidiaries) which is subordinated to QD Inc.’s Guarantee and is used to finance repurchases by QD Inc. of Capital Stock of QD Inc., which repurchases are contemplated to be made pursuant to paragraph (4) of the covenant entitled “Limitation on Restricted Payments.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X under the Securities Act.

“Subordinated Notes” means (i) the 10% series B senior subordinated notes due 2006 issued by QD Inc. and (ii) the 12% junior subordinated PIK notes due 2009 issued by QD Inc.

“Subordinated Secured Notes” means the 12.5% senior subordinated secured notes due 2008 issued by Quality Distribution, LLC.

“Subsidiary,” with respect to any Person, means:

(1)  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or a Subsidiary of such Person; or

(2)  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or a Subsidiary of such Person.

“Transactions” means the offering of the notes, the initial public offering of common stock of QD Inc. on the Issue Date, the conversion of all outstanding shares of QD Inc.’s preferred stock for common stock of QD Inc. on or prior to the Issue Date and the borrowings under the Credit Agreement on the Issue Date and within 45 days thereafter as described in clause (19) of the second paragraph of the “Limitation on Restricted Payments” covenant.

“Treasury Rate” means the rate per annum equal to the yield to maturity at the time of computation of United States Treasury securities with a constant maturity most nearly equal to the period from such date of redemption to November 15, 2007; provided, however, that if the period from such date of redemption to November 15, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-

twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to November 15, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means (1) any Subsidiary of any Person (other than, in the case of Quality Distribution, LLC, QD Capital) that is designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board(s) of Directors may designate any Subsidiary, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary only if:

•	such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, Quality Distribution, LLC or any other Subsidiary of Quality Distribution, LLC that is not a Subsidiary of the Subsidiary to be so designated;

•	either (1) Quality Distribution, LLC certifies to the trustee in an officers’ certificate that such designation complies with the “Limitation on Restricted Payments” covenant or (2) the Subsidiary to be so designated at the time of designation has total consolidated assets of $1,000 or less; and

•	each Subsidiary to be so designated and each of its Subsidiaries has not and does not after the time of designation, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of Quality Distribution, LLC’s assets or those of any of its Restricted Subsidiaries (other than the assets of such Unrestricted Subsidiary).

The Board of Directors of Quality Distribution, LLC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

•	immediately after giving effect to such designation, Quality Distribution, LLC is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant and

•	immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Boards of Directors of QD Inc. and Quality Distribution, LLC shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing

(1)  the then outstanding aggregate principal amount of such Indebtedness into

(2)  the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

EXCHANGE OFFER AND REGISTRATION RIGHTS

On November 13, 2003, the Issuers, the Guarantors and the initial purchasers of the old notes entered into a registration rights agreement (the “Registration Rights Agreement”) where the Issuers and the Guarantors agreed, for the benefit of holders of the old notes that the Issuers will, at their expense:

•	within 120 days after the date of the original issue of the old notes, file a registration statement (the “Exchange Offer Registration Statement”) on Form S-1 or Form S-4 with the SEC relating to a registered exchange offer (the “Registered Exchange Offer”) for the old notes, under the Securities Act; and

•	use their commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act within 180 days after the date of the original issue of the old notes.

As soon as practicable after the registration statement is declared effective, the Issuers and the Guarantors will offer to all holders of old notes not prohibited by law or SEC staff policy an opportunity to exchange their old notes for a like principal amount of exchange notes. The Issuers and the Guarantors will keep this exchange offer open for acceptance for not less than 20 business days (or longer if required by applicable law) after the date notice of this exchange offer is mailed to the holders of old notes. For each note surrendered to the Issuers for exchange pursuant to this exchange offer, the holder of such old note will receive an exchange note having a principal amount at maturity equal to that of the surrendered note. Interest on each exchange note will accrue from the later of:

•	the last interest payment date on which interest was paid on the old note surrendered in exchange therefor; or

•	if the old note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment.

Under existing interpretations of the SEC contained in several no-action letters to third parties, after the exchange offer the exchange notes will be freely transferable by holders thereof who are not affiliates of the Issuers without further registration under the Securities Act. However, each holder that wishes to exchange its old notes for exchange notes will be required to represent:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	that at the time of the commencement of the exchange offer it had no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of exchange notes in violation of the Securities Act;

•	that it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Issuers;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•	if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes.

The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the old notes by delivering to prospective purchasers the prospectus contained in the registration statement. The Issuers and the Guarantors will agree to make available during the period required by the Securities Act, this prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes.

If:

•	because of any change in current law or prevailing interpretations of the staff of the SEC, the Issuers are not permitted to effect this exchange offer;

•	this exchange offer is not consummated within 220 days after November 13, 2003, the original issue date of the old notes; or

•	any other holder of old notes who is not able to participate in the exchange offer so requests in writing on or before the 60th day after the consummation of the exchange offer;

then in each case, the Issuers and the Guarantors will promptly deliver to the holders of old notes written notice thereof and at their sole expense:

•	as promptly as practicable, file a shelf registration statement covering resales of the old notes;

•	use their commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

•	subject to customary exceptions, use their commercially reasonable efforts to keep effective the shelf registration statement until the earlier of (a) the date on which, in the written opinion of their counsel, all outstanding old notes held by persons that are not our affiliates may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or any successor provision thereto and (b) such time as all of the old notes have been sold thereunder.

If a shelf registration statement is filed, the Issuers and the Guarantors will:

•	provide to each holder of old notes copies of the prospectus that is a part of the shelf registration statement;

•	notify each such holder when the shelf registration statement for the old notes has become effective; and

•	take certain other actions as are required to permit unrestricted resales of the old notes.

A holder that sells old notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder, including certain indemnification rights and obligations.

If the Issuers and the Guarantors fail to comply with the above provisions or if the registration statement or the shelf registration statement fails to become effective, then, as additional interest, amounts shall become payable in respect of the old notes as follows:

(a)	if (1) neither the registration statement nor the shelf registration statement is filed with the SEC within 120 days following November 13, 2003, the original issue date of the old notes, or (2) notwithstanding that the Issuers and the Guarantors have consummated or will consummate the exchange offer, the Issuers and the Guarantors are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, additional interest shall accrue on the principal amount of the old notes at a rate of .25% per annum for the first 90 days immediately following each such filing date, such additional interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; or

(b)

if (1) neither the registration statement nor a shelf registration statement is declared effective by the SEC on or prior to May 11, 2004, which is the 180th day following November 13, 2003, the original issue date of the old notes, or (2) notwithstanding that the Issuers and the Guarantors have consummated or will consummate the exchange offer, the Issuers and the Guarantors are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the 60th day following the date such shelf registration statement was filed, then, commencing on the day after either such required effective date, additional interest shall accrue on the principal amount of the old notes at a rate of .25% per annum for the first 90 days immediately following such date, such additional interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; or

(c)	subject to certain customary exceptions, if (1) the Issuers and the Guarantors have not exchanged exchange notes for all old notes validly tendered in accordance with the terms of the exchange offer on or prior to June 20, 2004, which is the 220th day after November 13, 2003, the original issue date of the old notes, or (2) if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of November 13, 2003, the original issue date of the old notes (other than after such time as all old notes have been disposed of thereunder), then additional interest shall accrue on the principal amount of the old notes at a rate of .25% per annum for the first 90 days commencing on (x) the 221st day after November 13, 2003, the original issue date of the old notes, in the case of (1) above, or (y) the day such shelf registration statement ceases to be effective in the case of (2) above, such additional interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period.

However, the additional interest rate on the old notes we may be required to pay will not exceed in the aggregate 1.0% per annum. If the Issuers and the Guarantors are required to pay additional interest, the additional interest will cease to accrue:

•	upon the filing of this registration statement or a shelf registration statement, in the case of clause (a) above; or

•	upon the effectiveness of the exchange offer or a shelf registration statement, in the case of clause (b) above; or

•	upon the exchange of exchange notes for all old notes tendered, in the case of clause (c)(1) above; or

•	upon the effectiveness of the shelf registration statement which had ceased to remain effective, in the case of clause (c)(2) above.

Any amounts of additional interest due pursuant to clause (a), (b) or (c) above will be payable in cash on the same original interest payment dates as the old notes.

Because we filed the registration statement of which this prospectus forms a part on the 154th day instead of the 120th day following the issuance of the old notes, we were required under the registration rights agreement to pay additional interest on the old notes for 33 days at a rate of .25% per annum. We paid this additional interest of $28,646 in the aggregate, or $0.23 per $1,000 principal amount of old notes, to holders of the old notes, together with the regular May 15, 2004 semi-annual interest payment.

In addition, because the registration statement of which this prospectus forms a part was not declared effective by the SEC on or prior May 11, 2004, which is to the 180th day following the issuance of the old notes, we are required under the registration rights agreement to pay additional interest on the old notes at a rate of .25% per annum for the first 90 days immediately following May 11, 2004 and an additional .25% per annum during each subsequent 90-day period not to exceed in the aggregate 1.0% per annum until such time as the registration statement is declared effective. We paid this additional interest for 3 days in the amount of $2,604 in the aggregate, or $0.02 per $1,000 principal amount of old notes, to holders of the old notes, together with the regular May 15, 2004 semi-annual interest payment. In addition we paid additional interest on the old notes at a rate of (a) .25% per annum for 90 days, (b) .50% per annum for 90 days and (c) .75% per annum for 4 days, in the amount of $250,000 in the aggregate or $2.00 per $1,000 principal amount of old notes, to holders of the old notes, together with the regular November 15, 2004 semi-annual interest payment. However, we will continue to be required to pay additional interest on the old notes until the exchange offer is consummated in accordance with the preceding paragraphs. Assuming we consummate the exchange offer on January     , 2005, which is the first business day following the scheduled expiration date, we will be required under the registration rights agreement to pay additional interest at a rate of .75% per annum on the old notes for      days to holders of the old notes on May 15, 2005.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the exchange notes will initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The old notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the global note may be transferred, in which but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that pursuant to procedures established by DTC

•	upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary, and

•	ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through:

•	records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC “participants” and

•	the records of participants with respect to interests of persons other than participants.

So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the global notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability to transfer notes or to pledge notes as collateral will be limited to such extent.

Notes that are issued as described below under “—Certified Notes,” will be issued in registered definitive form without coupons (each, a “Certificated Note”). Upon the transfer of Certificated Notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the global note representing the principal amount of notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated notes, which it will distribute to its participants.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the laws of the State of New York,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic bookentry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

If (1) we notify the Trustee in writing that DTC is no longer willing or able to act as a depository and we are unable to locate a qualified successor within 90 days or (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of exchange notes in definitive form under the indenture, then, upon surrender by DTC of its global note, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the global note. In addition, any person having a beneficial interest in a global note or any holder of old notes whose old notes have been accepted for exchange may, upon request to the Trustee or the Exchange Agent, as the case may be, exchange such beneficial interest or old notes for Certificated Notes.

Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

Neither we nor the Trustee shall be liable for any delay by DTC or any particular or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material U.S. Federal income tax consequences of the exchange of old notes for exchange notes pursuant to this exchange offer, but does not address any other aspects of U.S. Federal income tax consequences to holders of old notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange old notes for exchange notes in this exchange offer and who hold the old notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies). A “U.S. holder” means a beneficial owner of a note who purchased the notes pursuant to the offering and is, for U.S. Federal income tax purposes

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

•	a trust if

•	a court within the United States is able to exercise primary supervision over the administration of the trust and

•	one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

Persons considering the exchange of old notes for exchange notes should consult their own tax advisors concerning the U.S. Federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Old Note for an Exchange Note Pursuant to this Exchange Offer

The exchange by any holder of an old note for an exchange note will not constitute a taxable exchange for U.S. Federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange old notes for exchange notes pursuant to this exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange will be the same as such holder’s tax basis in the old note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the old notes.

Potential Code § 382 Limitation

If a corporation with net operating losses (“NOLs”), as defined in Section 172 of the Code, undergoes an “ownership change” within the meaning of Section 382 of the Code, then the Code imposes a limitation on the amount of “post-change” income that can be offset by “pre-change” NOLs (the “Section 382 Limitation”). The Section 382 Limitation is: the loss corporation’s value (at the time of the ownership change) multiplied by the long-term tax-exempt rate. An ownership change generally occurs when there is (i) a shift in ownership involving one or more “5% shareholders” or (ii) an “equity shift,” which, in either case, results in an increase by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such 5% shareholders during the “testing period” (generally, the 3 years preceding the testing date).

At December 31, 2003, we had approximately $110.0 million in NOL carryforwards. Sales of our stock by persons that currently own our stock or future issuances of stock by us (including as a result of the exercise of options or warrants) may cause an ownership change, and no assurances can be given that such sales or issuances will not occur.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which this exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which this exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for QD LLC and QD Capital by O’Melveny & Myers LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the restatement of the consolidated financial statements as of and for each of the years ended December 31, 2001 and 2002, as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

QDI, our parent, currently files annual and quarterly reports and other information with the SEC. Our requirement to file annual and quarterly reports and other information with the SEC after the registration statement described below is declared effective by the SEC will be satisfied by the filings QDI makes with the SEC. You may read and copy any reports, statements and other information that we or QDI file at the SEC public reference room in Washington, D.C. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes and guarantees thereof. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Quality Distribution, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ deficit and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of Quality Distribution, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 11 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” as of July 1, 2003.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002.

As discussed in Note 1 to the consolidated financial statements, the Company restated the consolidated financial statements as of and for each of the years ended December 31, 2002 and 2001.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Tampa, Florida
March 26, 2004

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2003

(In 000’s) Except Per Share Data

	2002	2003
	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$661	$955
Accounts receivable, net	74,423	77,444
Current maturities of notes receivable from affiliates	991	676
Inventories	898	819
Prepaid expenses	5,166	3,566
Prepaid tires	7,894	7,978
Other	855	1,236

Total current assets	90,888	92,674
Property and equipment, net	153,561	137,961
Goodwill	130,732	131,232
Intangibles, net	1,585	1,402
Notes receivable from affiliates	239	1,051
Other assets	4,581	9,871

Total assets	$381,586	$374,191

LIABILITIES, MANDATORILY REDEEMABLE SECURITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$3,251	$6,759
Accounts payable	24,563	13,988
Affiliates and independent owner-operators payable	10,604	7,319
Accrued expenses	37,097	56,742
Income taxes payable	1,569	518

Total current liabilities	77,084	85,326
Long-term indebtedness, less current maturities	394,362	272,750
Environmental liabilities	27,324	19,689
Other non-current liabilities	17,656	13,712
Deferred tax liability	1,361	1,552

Total liabilities	517,787	393,029

Mandatorily redeemable preferred stock, net	62,675	—
Minority interest in subsidiary	1,833	1,833

Commitments and contingencies (Note 14)

STOCKHOLDERS’ DEFICIT
Common stock, no par value; 29,000 shares authorized; 3,437 issued at December 31, 2002 and 18,992 issued at December 31, 2003	105,497	357,580
Treasury stock, 36 and 111 shares at December 31, 2002 and 2003, respectively	(1,236)	(1,258)
Accumulated deficit	(97,927)	(169,569)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(15,831)	(14,689)
Stock purchase warrants	86	86
Unearned compensation, restricted stock	—	(1,502)
Stock subscriptions receivable	(1,709)	(1,730)

Total stockholders’ deficit	(200,709)	(20,671)

Total liabilities, mandatorily redeemable securities, minority interest and stockholders’ deficit	$381,586	$374,191

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2001, 2002 and 2003

(In 000’s) Except Per Share Data

	2001	2002	2003
	(Restated)	(Restated)
OPERATING REVENUES:
Transportation	$433,199	$441,867	$479,719
Other service revenue	64,706	68,862	70,110
Fuel surcharge	11,617	6,031	15,611

Total operating revenues	509,522	516,760	565,440

OPERATING EXPENSES:
Purchased transportation	298,688	301,921	360,303
Compensation	66,978	69,104	60,588
Fuel, supplies and maintenance	42,426	43,234	38,312
Depreciation and amortization	33,410	31,823	28,509
Selling and administrative	13,743	13,575	12,548
Insurance claims	13,803	18,427	32,209
Taxes and licenses	4,197	4,231	4,267
Communication and utilities	7,736	7,479	6,925
Loss on sale of property and equipment	99	486	10
CLC expenses	2,400	2,278	2,250
Restructuring charges	1,049	1,804	725

Total operating expenses	484,529	494,362	546,646

Operating income	24,993	22,398	18,794
Interest expense	40,389	33,970	29,984
Interest expense, transaction fees	—	10,077	700
Interest expense, preferred stock conversion	—	—	59,395
Foreign currency transaction loss	—	—	937
Gain on debt extinguishment	—	—	(4,733)
Other (income) expense	(143)	6	(288)

Loss before income taxes	(15,253)	(21,655)	(67,201)
(Benefit) provision for income taxes	1,135	1,443	(99)

Loss from continuing operations	(16,388)	(23,098)	(67,102)
Discontinued operations:
Loss from operations of discontinued divisions	(359)	(1,386)	—
Loss on disposal of discontinued divisions	—	(1,527)	—

Loss before cumulative effect of change in accounting principle	(16,747)	(26,011)	(67,102)
Cumulative effect of change in accounting principle	—	(23,985)	—

Net loss	(16,747)	(49,996)	(67,102)
Preferred stock and minority stock dividends	(2,762)	(6,021)	(4,540)

Net loss attributable to common stockholders	$(19,509)	$(56,017)	$(71,642)

PER SHARE DATA:
Basic:
Net loss from continuing operations per common stockholder	$(5.59)	$(8.64)	$(12.51)
Loss on discontinued operations	(0.11)	(0.87)	—
Cumulative effect of change in accounting principle	—	(7.12)	—

Net loss per common stockholders	$(5.70)	$(16.63)	$(12.51)

Diluted:
Net loss from continuing operations per common stockholder	$(5.59)	$(8.64)	$(12.51)
Loss on discontinued operations	(0.11)	(0.87)	—
Cumulative effect of change in accounting principle	—	(7.12)	—

Net loss per common stockholders	$(5.70)	$(16.63)	$(12.51)

Weighted average number of shares—basic	3,422	3,369	5,729
Weighted average number of shares—diluted	3,422	3,369	5,729

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE LOSS

For the Years Ended December 31, 2001, 2002 and 2003

(In 000’s)

	Comprehensive Loss	Shares of Common Stock	Common Stock	Treasury Stock	Accumulated Deficit	Stock Recapitalization	Accumulated Other Comprehensive Loss	Stock Purchase Warrants	Unearned Compensation Restricted Stock		Stock Subscription Receivables	Total Stockholders’ Deficit
Balance December 31, 2000 (restated)		3,437	$105,676	$(32)	$(23,611)	$(189,589)	$(2,823)	$—	$		$(1,886)	(112,265)
Net loss (restated)	$(16,747)	—	—	—	(16,747)	—	—	—		—	—	(16,747)
Issuance of common stock, net	—	—	(112)	—	—	—	—	—		—	—	(112)
Stock subscription receipts	—	—	—	—	—	—	—	—		—	110	110
Acquisition of treasury stock	—	—	—	(370)	—	—	—	—		—	—	(370)
Preferred stock accretion	—	—	—	—	(2,617)	—	—	—		—	—	(2,617)
Minority stock dividend	—	—	—	—	(145)	—	—	—		—	—	(145)
Translation adjustment	(336)	—	—	—	—	—	(336)	—		—	—	(336)
Change in value of derivatives	(3,346)	—	—	—	—	—	(3,346)	—		—	—	(3,346)
Pension plan minimum liability	(4,324)	—	—	—	—	—	(4,324)	—		—	—	(4,324)

Balance, December 31, 2001 (restated)	$(24,753)	3,437	105,564	(402)	(43,120)	(189,589)	(10,829)	—		—	(1,776)	(140,152)

Net loss (restated)	$(49,996)	—	—	—	(49,996)	—	—	—		—	—	(49,996)
Stock subscription receipts	—	—	(67)	—	—	—	—	—		—	67	—
Acquisition of treasury stock	—	—	—	(834)	—	—	—	—		—	—	(834)
Preferred stock accretion	—	—	—	—	(5,876)	—	—	—		—	—	(5,876)
Minority stock dividend	—	—	—	—	(145)	—	—	—		—	—	(145)
Adjustment to redemption amount of mandatorily redeemable common stock	—	—	—	—	1,210	—	—	—		—	—	1,210
Issuance of stock warrants	—	—	—	—	—	—	—	86		—	—	86
Translation adjustment	(441)	—	—	—	—	—	(441)	—		—	—	(441)
Change in value of derivatives	3,346	—	—	—	—	—	3,346	—		—	—	3,346
Pension plan minimum liability	(7,907)	—	—	—	—	—	(7,907)	—		—	—	(7,907)

Balance, December 31, 2002 (restated)	$(54,998)	3,437	105,497	(1,236)	(97,927)	(189,589)	(15,831)	86		—	(1,709)	(200,709)

Net loss	$(67,102)	—	—	—	(67,102)	—	—	—		—	—	(67,102)
Issuance of common stock, net	—	7,900	120,638	—	—	—	—	—		—	—	120,638
Stock subscription receipts	—	—	(179)	—	—	—	—	—		—	179	—
Acquisition of treasury stock	—	—	—	(22)	—	—	—	—		—	—	(22)
Preferred stock accretion	—	—	—	—	(4,395)	—	—	—		—	—	(4,395)
Conversion of preferred stock to common stock	—	7,655	130,122	—	—	—	—	—		—	(200)	129,922
Minority stock dividend	—	—	—	—	(145)	—	—	—		—	—	(145)
Translation adjustment	(230)	—	—	—	—	—	(230)	—		—	—	(230)
Issuance of restricted stock	—	—	1,502	—	—	—	—	—		(1,502)	—	—
Pension plan minimum liability	1,372	—	—	—	—	—	1,372	—		—	—	1,372

Balance, December 31, 2003	$(65,960)	18,992	$357,580	$(1,258)	$(169,569)	$(189,589)	$(14,689)	$86		$(1,502)	$(1,730)	$(20,671)

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001, 2002 and 2003

(In 000’s)

	2001	2002	2003
	(Restated)	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,747)	$(49,996)	$(67,102)
Adjustments to reconcile to net cash and cash equivalents provided by operating activities:
Deferred income taxes	88	90	796
Depreciation and amortization	35,125	31,823	28,509
Bad debt expense	1,791	6,801	1,573
Foreign currency transaction loss	—	—	937
Cumulative effect of change in accounting principle	—	23,985	—
Loss on sale of property and equipment	101	2,049	10
Amortization of bond carrying value	—	(1,307)	(2,276)
Write-off/amortization of deferred financing costs	—	10,481	1,421
Write-off of excess of bond carrying value and deferred financing costs	—	—	(7,529)
Write-off of Power Purchasing, Inc. receivables	1,483	2,787	3,314
Preferred stock dividend accretion recorded as interest expense	—	—	3,457
Interest expense recorded on conversion of preferred stock	—	—	59,395
Paid-in-kind interest	—	2,296	3,735
Changes in assets and liabilities:
Accounts and other receivable	3,513	2,819	(5,409)
Notes receivable from affiliates	—	—	(498)
Inventories	643	245	80
Prepaid expenses	1,639	578	1,600
Prepaid tires	(811)	1,074	(84)
Other assets	(3,569)	(2,061)	289
Accounts payable and accrued expenses	(3,940)	(8,380)	3,991
Affiliates and independent owner-operators payable	(2,633)	5,674	(3,285)
Other liabilities	(9,516)	(3,912)	(4,524)
Current income taxes	301	786	(1,051)

Net change in assets and liabilities	(14,373)	(3,177)	(8,891)

Net cash provided by operating activities	7,468	25,832	17,349

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(37,412)	(15,286)	(8,892)
Acquisition of competitor’s line of business	—	—	(6,100)
Proceeds from sales of property and equipment	2,476	8,117	2,611

Net cash used in investing activities	(34,936)	(7,169)	(12,381)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (payments) on revolver	45,000	(4,500)	(3,230)
Issuance of preferred stock	—	10,000	—
Proceeds from issuance of long-term debt	—	—	264,650
Principal payments on long-term debt and capital lease obligations	(18,083)	(12,984)	(373,702)
Deferred financing fees	—	(5,501)	(12,923)
Increase (decrease) in book overdraft	3,461	(5,836)	1
Preferred stock redemption	(2,600)	—	—
Net proceeds from stock issuance	—	—	120,638
Other stock transactions	(370)	(1,032)	(22)
Minority stock dividends	(145)	(145)	(145)

Net cash (used in) provided by financing activities	27,263	(19,998)	(4,733)

Net (decrease) increase in cash and cash equivalents	(205)	(1,335)	235
Effect of exchange rate changes on cash	(219)	(216)	59
Cash, beginning of year	2,636	2,212	661

Cash, end of year	$2,212	$661	$955

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$33,914	$32,079	$24,946

Income taxes	$354	$129	$169

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Accretion of dividends on preferred stock	$2,617	$5,876	$4,395

Exchange Offer reduction in debt	$—	$45,415	$—

Original capital lease obligation	$—	$881	$—

Adjustment to redemption amount of mandatorily redeemable common stock	$—	$1,210	$—

Conversion of preferred stock to common stock	$—	$—	$70,527

The accompanying notes are an integral part of these consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2001, 2002 and 2003

1.    BUSINESS ORGANIZATION

Quality Distribution, Inc. and its subsidiaries (the “Company” or “QDI”) are engaged primarily in truckload transportation of bulk chemicals in North America. The Company conducts a significant portion of its business through a network of company terminals, affiliates and independent owner-operators. Affiliates are independent companies, which enter into renewable one-year contracts with the Company. Affiliates are responsible for paying for their own power equipment (including debt service), fuel and other operating costs. Certain affiliates lease trailers from the Company. Owner-operators are independent contractors, who, through a contract with the Company, supply one or more tractors and drivers for the Company’s use. Contracts with owner-operators may be terminated by either party on short notice. The Company also charges affiliates and third parties for the use of tractors and trailers as necessary. In exchange for the services rendered, affiliates and owner-operators are generally paid a percentage of the revenues generated for each load hauled.

Historical financial information contained herein has been adjusted to reflect the sale of the discontinued operations, consisting of the Canadian petroleum and mining trucking divisions and the Internet load brokerage subsidiary of QDI in the second quarter of 2002 and the restatement of our insurance brokerage subsidiary.

Recapitalization

On June 9, 1998, the Company completed a recapitalization with Sombrero Acquisition Corporation (“Sombrero”), an affiliate of Apollo Management, L.P. (“Apollo”), pursuant to which Sombrero merged with and into the Company. The total transaction value was approximately $250.0 million, including payment for outstanding stock options and payment of approximately $51.0 million in debt.

The transaction was accounted for as a leveraged recapitalization. There were no changes in the historical carrying values of the Company’s assets and liabilities as a result of the recapitalization. Recapitalization expenditures charged to equity were $189.6 million. Senior subordinated debt of $140.0 million was used to finance the acquisition along with $60.0 million of senior secured bank debt.

The following table is intended to show the sources and uses of funds for the recapitalization (dollars in table in millions):

SOURCES OF FUNDS:
Revolving credit facility (sub-limit)	$10.0
Term loan facility	50.0
Notes	140.0
Equity investment	68.0	(a)

Total sources	$268.0

USES OF FUNDS:
Payment of consideration in the merger	$195.0	(a)
Repayment of long-term debt, net	54.3	(b)
Fees and expenses	18.7

Total uses	$268.0

(a)	Includes $5.7 million implied value of 241,000 shares of common stock at $23.53 per share retained by management.
(b)	Represents the repayment of $55.8 million of long-term debt, net of available cash of $1.5 million.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

The Initial Public Offering

On November 13, 2003, QDI consummated its initial public offering (the “IPO”) of 7,875,000 shares of its common stock at $17.00 per share. On this date, the Company sold an additional 25,000 shares of common stock to an existing shareholder for $11.63 per share as a result of the exercise of his preemptive rights in connection with the preferred stock conversion (Note 11). The Company’s subsidiary, Quality Distribution, LLC (“QD LLC”), concurrently consummated (a) the private offering of $125 million aggregate principal amount of 9% Senior Subordinated Notes due 2010 and (b) the entry into a new credit facility consisting of a $140 million delayed draw term loan facility, a $75 million revolving credit facility and a $20 million pre-funded letter of credit facility (Note 8).

The total proceeds from the above transactions were $399.2 million. Net proceeds of $376.8 million, after deducting $22.4 million of underwriting discounts, commissions and related expenses, were used to pay existing debt balances with higher interest rates (Note 8).

The Exchange Offer

On April 10, 2002, QDI and its subsidiaries pursuant to the terms of an Offering Memorandum and Consent Solicitation Statement (the “Exchange Offer”), commenced an offer to exchange up to $87.0 million principal amount of QDI’s outstanding 10% Series B Senior Subordinated Notes due 2006 and Series B Floating Interest Rate Subordinated Term Securities due 2006 (FIRSTSSM) (collectively, the “QDI Notes”) for a combination of certain debt and equity securities (Note 8).

PPI Irregularities

During 2003, the Company discovered insurance and accounting irregularities at Power Purchasing, Inc., a non-core subsidiary. Power Purchasing, Inc., through its subsidiary American Transinsurance Group, Inc. (collectively, “PPI”), primarily assists independent contractors in obtaining various lines of insurance for which PPI derives fees as an insurance broker. The irregularities resulted from unauthorized actions by the former vice president of PPI, including failing to obtain or renew certain insurance policies for PPI’s customers yet continuing to collect premiums in violation of state insurance laws. The Company concluded that the irregularities affected the results of all periods since and including 1998.

As a result of our investigation noted above, we recorded $23.4 million of adjustments. We recorded $13.8 million of adjustments in 2003 to write-off uncollectible receivables, to establish reserves for lines of coverage the Company was providing that had no underlying third-party insurance, to record expenses for claims paid during the year and to accrue an estimate for costs relating to the state insurance regulatory proceedings. The restatement of previously issued financial statements increased the Company’s net loss and basic and diluted net loss per share by $3.3 million (24.8%) and $0.97, respectively, in the fiscal year ended December 31, 2001 and by approximately $4.9 million (10.8%) and $1.45, respectively, in the fiscal year ended December 31, 2002. On an aggregate basis for the five-year period ended December 31, 2002, the restatement resulted in a cumulative increase in previously reported accumulated net loss of approximately $9.6 million (7.6%). The impact of the restatement on such periods prior to 2001 of $1.4 million is reflected as an adjustment to opening accumulated deficit and total stockholders’ deficit as of December 31, 2000 in the statement of changes in stockholders’ deficit. The Company expects further costs to be incurred in 2004 for legal and accounting fees and expenses.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Accordingly, the Company has restated herein the financial statements for each of the two fiscal years ended December 31, 2001 and 2002 and for each of the quarters in fiscal 2002 and the first three quarters of 2003 (Note 20). The annual reports on Form 10-K and quarterly reports on Form 10-Q previously filed by us or QD LLC and the financial statements included in the Registration Statement on Form S-1 (No. 333-108344) and amendments thereto filed by the Company in connection with the initial public offering of shares of our common stock, relating to these periods should no longer be relied upon. The Company expects to file, in the near future, a current report on Form 8-K with the SEC to restate the Company’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2002 and 2003 and for the six months ended June 30, 2002 and 2003 previously contained in the Company’s Registration Statement on Form S-1 (No. 333-108344) and amendments thereto.

The following table summarizes the impact of the corrections to the statement of operations and balance sheet as of December 31, 2002 and for the two years then ended (in thousands):

Statement of Operations Data:

	For the year ended December 31, 2001
	As Reported	Restatement	Restated
Other service revenue	$65,885	$(1,179)	$64,706
Total operating revenue	510,701	(1,179)	509,522
Insurance claims expenses	11,656	2,147	13,803
Total operating expenses	482,382	2,147	484,529
Operating income	28,319	(3,326)	24,993
Loss before income taxes	(11,927)	(3,326)	(15,253)
Net loss	(13,421)	(3,326)	(16,747)

Statement of Operations Data:

	For the year ended December 31, 2002
	As Reported	Restatement	Restated
Other service revenue	$68,640	$222	$68,862
Total operating revenue	516,538	222	516,760
Insurance claims expenses	13,320	5,107	18,427
Total operating expenses	489,255	5,107	494,362
Operating income	27,283	(4,885)	22,398
Loss before income taxes	(16,770)	(4,885)	(21,655)
Net loss	(45,111)	(4,885)	(49,996)

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Balance Sheet Data:

	As of December 31, 2002
	As reported	Restatement	Restated
Accounts receivable, net	$75,428	$(1,005)	$74,423
Prepaid expenses	5,186	(20)	5,166
Other	1,587	(732)	855
Total current assets	92,645	(1,757)	90,888
Other assets	8,742	(4,161)	4,581
Total assets	387,265	(5,679)	381,586
Accrued expenses	33,166	3,931	37,097
Total current liabilities	73,153	3,931	77,084
Total liabilities	513,856	3,931	517,787
Accumulated deficit	(88,317)	(9,610)	(97,927)
Total stockholders’ deficit	(191,099)	(9,610)	(200,709)
Total liabilities, mandatorily redeemable securities, minority interest and stockholders’ deficit	387,265	(5,679)	381,586

Discontinued Operations

Historical financial information contained herein has been adjusted to reflect the discontinued operations resulting from the sale of certain non-guarantor subsidiaries’ assets in the second quarter of 2002. These subsidiaries consisted of the petroleum trucking division and mining trucking operation of Levy, and Bulknet, the internet load brokerage subsidiary of the Company.

The operations and asset disposition information of the discontinued divisions are as follows (in thousands):

	Year Ended December 31,
	2001	2002
Revenue	$15,015	$5,117
Operating expenses	15,374	6,503

Operating loss	$(359)	$(1,386)

The loss on disposal of these divisions during fiscal year 2002 is as follows (in thousands):

Carrying value of assets sold in 2002:
Petroleum and mining trucking divisions	$5,450
Bulknet	392
Proceeds	(4,315)

Loss on disposal	$1,527

2.    SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of QDI and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interest reflects outstanding preferred stock of Chemical Leaman Corp. (“CLC”), a subsidiary of QDI.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Bank overdrafts are included in accounts payable.

Allowance for Uncollectible Receivables

The Company has established a reserve for uncollectible receivables based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by Company management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. The receivables analyzed include trade receivables, as well as loans and advances made to owner-operators.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of tires, parts, fuel and supplies for servicing the Company’s revenue equipment (tractors and trailers).

Property and Equipment and Impairment on Long-Lived Assets

Property and equipment expenditures, including tractor and trailer rebuilds that extend the useful lives of such equipment, are capitalized and recorded at cost. Tractors and trailers under capital leases are stated at the present value of the minimum lease payments at the inception of the lease. Depreciation, including amortization of tractors and trailers under capital leases, is computed on a straight-line basis over the estimated useful lives of the assets or the lease terms, whichever is shorter, to an estimated salvage value. The estimated useful lives are 10-25 years for buildings and improvements, 5-15 years for tractors and trailers, 7 years for terminal equipment, 3-5 years for furniture and fixtures, and 3-10 years for other equipment. Maintenance and repairs are charged to operating expense when incurred. Major improvements that extend the lives of the assets are capitalized. The Company assesses whether there has been an impairment of long-lived assets and certain intangibles in accordance with Statement of Financial Accounting Standards (“FAS”) 144, “Accounting for the Impairment and Disposal of Long-Lived Assets.” If the carrying value of an asset, including associated intangibles, exceeds the sum of estimated undiscounted future cash flows, then an impairment loss is recognized for the difference between estimated fair value and carrying value. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gains or losses are reflected in operating expenses.

Goodwill and Intangible Assets

Effective January 1, 2002, the Company adopted the provisions of FAS 142, “Goodwill and Other Intangible Assets.” As a result of the adoption of FAS 142, the amortization of goodwill ceased. Under FAS 142, goodwill is subject to an annual impairment test as well as impairment assessments of triggering events. FAS 142 requires the Company to compare the fair value of the reporting unit to its carrying amount to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying amount, an impairment loss is recorded to the extent the carrying amount of the goodwill within the reporting unit is greater than the implied fair value of goodwill.

As an initial step in the implementation process, the Company evaluated its reporting unit structure identifying three reporting units: transportation operations, insurance operations and Mexican operations. The company allocated all of the goodwill to the transportation operations as it principally resulted from the acquisition of CLC. As a result of our initial impairment test, an impairment adjustment of $24.0 million was charged to earnings as a cumulative effect of a change in accounting principle at January 1, 2002.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

There were several factors that led to the conclusion that an impairment charge was warranted. These factors included several consecutive years of declining revenues and operating losses, an uncertain economic environment exacerbated by the events of September 11, 2001, increased insurance costs for the foreseeable future and the highly leveraged nature of the Company. No tax benefit was recorded in connection with this charge. The fair value of the reporting unit was determined based on a combination of EBITDA multiples derived from other comparable publicly traded companies and present value techniques.

During our initial impairment analysis of goodwill in 2002, the Company determined that approximately $4.6 million of goodwill recorded in connection with the acquisition of Chemical Leaman Corporation in 1998, had been classified as an offset against accounts payable and accrued expenses. These amounts were reclassified into goodwill.

The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows (in thousands):

Beginning Balance	$150,495
Write-off related to sale of business unit	(358)
Reclassification	4,580
Impairment Loss	(23,985)

Ending Balance	$130,732

The Company selected the second quarter to perform its annual impairment test. Since the Company’s equity was not publicly traded during the periods in which the analysis was performed in 2003, the Company used a combination of discounted cash flows and EBITDA multiples to estimate the fair value of the reporting unit. Projections for future cash flows were based on recent operating trends of the Company. EBITDA multiples were derived from other comparable publicly traded companies. The discount rate used to discount cash flows was based on the Company’s weighted average cost of capital. No impairment was determined to have occurred as of June 30, 2003, since the calculated fair value exceeded the carrying amount. The factors used in deriving the estimate of the fair value included improving economic conditions, increasing revenues and operating income during 2003 and the knowledge that the Company was able to renegotiate its debt structure in August 2003 to extend the maturity. Based on these factors and the initial public offering of the Company’s common stock in November 2003, no impairment was determined to have occurred as of December 31, 2003.

In 2003, goodwill increased $0.5 million in connection with the acquisition of assets (Note 3).

Intangible assets consist of a pension plan related intangible asset, non-compete agreements with lives ranging from 1 – 10 years, and customer lists and customer contracts acquired from a competitor with lives of 5 years (Note 3). During 2003, $2.2 million of intangible assets became fully amortized. Accumulated amortization of intangible assets was $0.1 million and $2.0 million at December 31, 2003 and 2002, respectively. The gross amount of intangible assets at December 31, 2003 and 2002 was $1.5 million and $3.5 million, respectively.

Amortization expense for the years ended December 31, 2003, 2002 and 2001 was $0.4 million, $0.7 million and $2.9 million, respectively. Remaining intangible assets, except the pension plan asset, will be amortized to expense as follows (in thousands):

2004	$67
2005	43
2006	40
2007	40
2008 and after	40

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

The following table presents net loss on a comparable basis, after adjustment for goodwill amortization for the year ended December 31, 2001 (restated) (in thousands):

Net loss:
As reported	$(16,747)
Goodwill amortization	3,919

Adjusted net loss	$(12,828)

Loss per common share:
As reported – basic	$(5.70)
Pro forma – basic	$(4.56)
As reported – diluted	$(5.70)
Pro forma – diluted	$(4.56)

Incentive Stock Option Plans

The Company uses Accounting Principles Board Opinion No. 25, “Accounting for Stock-Based Compensation,” and the related interpretations to account for its stock option plans described in Note 13. No compensation cost has been recorded at the grant dates, as the option price has been greater than or equal to the market price of the common stock on the applicable measurement date for all options issued. The Company adopted the disclosure provisions of FAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FAS 123, ‘Accounting for Stock-Based Compensation,’” for disclosure purposes in 2002.

The stock of QDI was not traded publicly prior to the IPO on November 13, 2003. The pro forma fair value of options granted during 2003 and 2001 are based upon the Black-Scholes option-pricing model using a risk free rate of 4.86% for 2001 and 3.59% for 2003 for options with an expected life of 10 years in 2001 and 6 years in 2003 and using an expected volatility of 30% in 2001 and 28% in 2003. No dividends are expected to be paid in the model. The pro forma fair value of stock options granted in 2001 was $0.1 million and 2003 was $11.7 million. No options were granted in 2002. In October 2002, members of senior management forfeited 180,200 options previously granted. At December 31, 2003, a total of 227,000 authorized shares remain available for granting under the Company’s 2003 Stock Option Plan.

Had compensation cost been determined based upon the fair value at the grant date for awards under the option plans consistent with the method described in SFAS 123, the Company’s net loss and loss per common share would have been as follows for the years ended December 31:

	2001	2002	2003
	(Restated)	(Restated)
Net loss attributable to common stockholders (in thousands):
As reported	$(19,509)	$(56,017)	$(71,642)
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(446)	(318)	(167)

Pro forma	$(19,955)	$(56,335)	$(71,809)
Loss per common share:
As reported – basic	$(5.70)	$(16.63)	$(12.51)
Pro forma – basic	$(5.83)	$(16.72)	$(12.53)
As reported – diluted	$(5.70)	$(16.63)	$(12.51)
Pro forma – diluted	$(5.83)	$(16.72)	$(12.53)

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Deferred Loan Costs

As of December 31, 2002 and 2003, deferred loan costs included in other assets totaled $3.2 million and $8.6 million, respectively. In conjunction with the payment of the Company’s previously outstanding debt balances through proceeds from the IPO and issuance of new debt (Note 8), the Company expensed the remaining deferred loan costs of $5.5 million related to debt that was paid off and recorded the charge as a reduction of the gain on debt extinguishment. In addition, the Company capitalized the portion of transaction expenses incurred in the issuance of new debt and a new credit agreement. The deferred loan costs at December 31, 2003 are being amortized over 6 to 7 years, which represent the original lives of the related long-term debt and credit agreement.

Reclassification

Certain prior period amounts have been reclassified to conform to the current year presentation.

Accrued Loss, Damage and Environmental Claims

Through September 14, 2001, the Company maintained liability insurance for bodily injury and property damage with no deductible. From September 15, 2001 to September 14, 2002, liability insurance for bodily injury and property damage was covered in the amount of $75.0 million per incident, with a $2.0 million deductible. There was no aggregate limit on this coverage. As of September 15, 2002 to September 14, 2003, liability insurance for bodily injury and property damage had an aggregate limit on the coverage in the amount of $55.0 million, with a $5.0 million per incident deductible. As of September 15, 2003, liability insurance for bodily insurance and property damage had an aggregate limit on the coverage in the amount of $40.0 million, with a $5.0 million per incident deductible. The Company currently maintains workers’ compensation insurance coverage with a $1.0 million deductible. The Company has accrued for the estimated self-insured portion of bodily injury, property damage and workmen’s compensation claims including losses incurred but not reported.

The Company is self-insured for damage or loss to the equipment it owns or leases and for any cargo losses. The Company has accrued for the estimated cost of claims reported and losses incurred but not reported.

The Company is self-insured for certain insurance policies that the former vice president of PPI failed to renew for PPI’s customers yet continued to collect premiums in violation of state insurance laws (Note 1). The Company has accrued for the estimated cost of claims reported and losses incurred but not reported for these policies for the periods until third-party insurance was obtained. As of March 2004, all insurance policies for PPI’s customers had been placed with insurance companies, and the Company is not liable for future losses incurred on these policies.

The Company transports chemicals and hazardous materials and operates tank wash facilities. As such, the Company’s operations are subject to various environmental laws and regulations. The Company has been involved in various litigation and environmental matters arising from these operations. Reserves are recorded when it is probable that a liability has been incurred and when the amount of the liability can be reasonably estimated in accordance with Statement of Position 96-1 and other applicable accounting guidance. These reserves are not recorded on a discounted basis. These reserves include estimates of contractor costs, materials, reimbursement of agency oversight costs, company environmental engineering department salaries and benefits and costs for consultants and advisors.

Fair Value of Financial Instruments

The carrying amounts reported in the accompanying balance sheets for cash, accounts receivable, and accounts payable approximate fair value because of the immediate or short-term maturities of these financial instruments.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

The fair value of the Company’s Series B senior fixed rate subordinated notes was approximately $9.3 million at December 31, 2002. The fair value of the Company’s Series B floating interest rate subordinated term notes was approximately $3.5 million at December 31, 2002. The fair value of the Company’s 12.5% senior subordinated secured notes was approximately $16.4 million at December 31, 2002. The book value of the Company’s remaining variable rate debt approximated fair market value at December 31, 2002.

The fair values of the mandatorily redeemable preferred stock (Note 11) and the 12% Junior Subordinated Pay-in-kind Notes (Note 8) were impractical to determine at December 31, 2002 as there was no active market for the instruments and, due to each instrument’s unique terms, no comparable instruments in the market. The effective interest rate of the 12% Junior Subordinated Pay-in-kind Notes was 10.2% at December 31, 2002.

The fair value of the Company’s debt was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair value of the Company’s 9% Senior Subordinated Notes is approximately $130.6 million at December 31, 2003. The book value of the Company’s remaining variable rate debt approximated fair market value at December 31, 2003.

Revenue Recognition

Transportation revenue, including fuel surcharges, and related costs are recognized on the date freight is delivered. Other service revenues, consisting primarily of lease revenues from affiliates, owner-operators and third parties, are recognized ratably over the lease period. Tank wash revenues are recognized when the wash is performed. Insurance brokerage revenues are recorded as a contractual percentage of premiums received ratably over the period that the insurance covers. We recognize all revenues, including the premiums for the insurance policies that were not renewed with third-party insurance carriers in connection with the restatement at PPI, on a gross basis as the principal and primary obligor with risk of loss in relation to our responsibility for completion of services as contracted by our customers.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Other Comprehensive Loss

The translation from Canadian dollars to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate in effect during the period. The gains or losses, net of income taxes, resulting from such translation are included in stockholders’ deficit as a component of accumulated other comprehensive loss. Gains or losses from foreign currency transactions are included in other (expense) income.

The components of accumulated other comprehensive loss are as follows at December 31 (in thousands):

	2002	2003
Pension plan minimum liability (Note 10)	$14,401	$13,029
Foreign currency translation adjustment	1,430	1,660

	$15,831	$14,689

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets also are recognized for credit carryforwards. Deferred tax assets and liabilities are measured using the enacted rates applicable to taxable income in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of the change in tax rates is recognized in income in the period that includes the enactment date. An assessment is made as to whether or not a valuation allowance is required to offset deferred tax assets.

Earnings (Loss) Per Share

Basic earnings (loss) per share is calculated based on the weighted average common shares outstanding during each period. Diluted earnings (loss) per share includes the dilutive effect, if any, of common equivalent shares outstanding during each period.

Options outstanding that were anti-dilutive and not included in the computation of diluted loss per share totaled approximately 337,000, 99,000 and 2,083,000 in 2001, 2002 and 2003, respectively. Outstanding warrants that were anti-dilutive totaled approximately 291,000 in 2002 and 2003. Anti-dilutive restricted stock that was not included in the computation of diluted loss per share totaled approximately 88,000 shares in 2003.

New Accounting Pronouncements

In December 2003, the FASB released revised FASB Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” The revised standard provides required disclosures for pensions and other postretirement benefit plans and is designed to improve disclosure transparency in financial statements. The revised standard replaces existing pension disclosure requirements. Required disclosures for the year ended December 31, 2003 have been incorporated in the notes to the consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 provides guidance in determining (1) whether consolidation is required under the “controlling financial interest” model of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” (or other existing authoritative guidance) or, (2) whether the variable interest model under FIN 46 should be used to account for existing and new entities. In December 2003, the FASB released a revised version of FIN 46 (FIN 46R) clarifying certain aspects of FIN 46 and providing certain entities with exemptions from its requirements. The Company believes the adoption of this standard will not have a material impact on its financial reporting.

3.    ACQUISITION OF COMPETITOR’S LINE OF BUSINESS

On December 31, 2003, the Company paid $6.1 million to purchase the following assets of a competitor: (a) 174 trailers, (b) the customer lists and customer contracts of substantially all of the competitor’s liquid chemical and liquid edible businesses, (c) all leasehold improvements at the competitor’s Hoquiam, WA terminal and (d) all leasehold interests of the competitor at the Hoquiam, WA terminal, including, at the option of the Company, the assignment of the rights of the property lease or a termination of the lease and the execution of a new lease on the same property. Pursuant to the agreement, the Company agreed to pay an additional amount up to $0.3 million calculated as $0.3 million less $5,500 times the number of liquid edible business drivers and $6,500 times the number of liquid chemical business drivers that were employed by the competitor immediately preceding the closing of the agreement and are not employed by the Company 60 days from the closing date. The

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Company allocated $5.4 million of the purchase price to the equipment purchased, $0.2 million to identifiable intangibles with five year lives and $0.5 million to goodwill. As the amount of the holdback contingent on driver employment was not determinable at closing, no amount was recorded. Any amounts paid will be recorded as additional goodwill.

4.    DERIVATIVES

We utilized derivative financial instruments to reduce our exposure to market risk from changes in interest rates and foreign exchange rates. The instruments primarily used to mitigate these risks were interest rate swaps and foreign exchange contracts. All derivative instruments held by us are designated as hedges and, accordingly, the gains and losses from changes in derivative fair values were recognized as comprehensive income as required by FAS 133, “Accounting For Derivative Instruments and Hedging Activities.” Gains and losses upon settlement were recognized in the statement of operations or recorded as part of the underlying asset or liability as appropriate. The Company was exposed to credit related losses in the event of nonperformance by counterparties to these financial instruments; however, counterparties to these agreements were major financial institutions, and the risk of loss due to nonperformance was considered by management to be minimal. The Company does not hold or issue interest rate swaps or foreign exchange contracts for trading purposes.

We had approximately $343.9 million of variable interest rate debt outstanding at the beginning of fiscal 2002. We entered into interest rate swap agreements designated as a partial hedge of our portfolio of variable rate debt. The purpose of these swaps was to fix interest rates on variable rate debt and reduce certain exposures to interest rate fluctuation.

On February 26, 2001, we entered into swap agreements on $30 million and $100 million of our variable interest rate debt. The Company paid counterparties interest at fixed rates of 4.96% and 5.155%. The latter is retroactive to January 1, 2001. Counterparties paid the Company interest at a variable rate equal to LIBOR. These agreements matured and renewed every three months and terminated on August 1, 2002 and July 2, 2002, respectively.

On March 21, 2001, we entered into a swap agreement on $30 million of our variable interest rate debt. The Company paid counterparties interest at a fixed rate of 4.765%. Counterparties paid the Company interest at a variable rate equal to LIBOR. This agreement matured and renewed every three months and terminated September 22, 2002.

At December 31, 2003 and 2002, we had no active swap agreements.

A reconciliation of current period changes in comprehensive income as it relates to derivatives follows (in thousands):

Year ended December 31, 2002
Balance beginning of period	$(3,346)
Current period declines in fair value	(231)
Reclassifications to earnings	3,577

Balance at end of period	$—

Hedges of Future Cash Flows

The ineffective portion of changes in fair values of hedge positions should be reported in earnings. All hedges were effective at December 31, 2001, and as such, there were no earnings reclassifications at December 31, 2001 due to ineffective hedges. There were no amounts excluded from the measure of effectiveness in 2001 related to the hedge of future cash flows. As of December 31, 2002 and 2003, there were no outstanding hedges.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

5.    ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at December 31 (in thousands):

	2002	2003
	(Restated)
Trade accounts receivable	$74,208	$80,711
Affiliate and owner-operator receivables	3,812	2,403
Employee receivables	66	91
Other	4,183	1,132

	82,269	84,337
Less allowance for doubtful accounts	(7,846)	(6,893)

	$74,423	$77,444

The activity in the allowance for doubtful accounts for each of the three years ended December 31 is as follows (in thousands):

	2001	2002	2003
	(Restated)	(Restated)
Balance, beginning of period	$9,779	$9,272	$7,846
Additions	1,791	6,801	1,573
Write-off of bad debts	(2,298)	(8,227)	(2,526)

Balance, end of period	$9,272	$7,846	$6,893

For 2002 and 2003, Dow Chemical Company accounted for 12.7% and 11.6% of the Company’s operating revenues, respectively. In 2001, no one customer accounted for more than 10% of operating revenues.

6.    FIXED ASSETS

Property and equipment consisted of the following at December 31 (in thousands):

	2002	2003
Land and improvements	$12,147	$12,290
Buildings and improvements	22,363	20,750
Revenue equipment	259,706	261,137
Other equipment	46,465	47,600

Total property and equipment	340,681	341,777
Accumulated depreciation	(187,120)	(203,816)

Property and equipment, net	$153,561	$137,961

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Depreciation expense was $30.5 million, $31.2 million and $28.5 million for the periods ending December 31, 2001, 2002 and 2003, respectively. The capitalized cost of equipment under capital leases is included in revenue equipment in the above schedule. Our capital leased equipment consisted of the following at December 31 (in thousands):

	2002	2003
Other equipment	$881	$865
Less accumulated depreciation	(28)	(107)

	$853	$758

At December 31, 2002 and 2003, the capital lease obligation was $0.6 million and $0.4 million, respectively, and is included in current maturities of indebtedness.

7.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable includes $11.2 million and $12.3 million of book overdrafts at December 31, 2002 and 2003, respectively.

Accrued expenses include the following at December 31 (in thousands):

	2002	2003
	(Restated)
Loss and damage claims	$13,433	$27,421
Environmental liabilities	5,662	9,286
Salaries, wages and benefits	5,023	3,921
Restructure reserve	990	500
Accrued interest	4,201	1,781
Pension	3,195	4,844
Other	4,593	8,989

	$37,097	$56,742

During 2001, 2002 and 2003, the Company initiated cost cutting measures as part of a company-wide reorganization. The costs associated with this reorganization include severed employees’ wages and benefits. The Company accrued $1.0 million in 2001, $1.8 million in 2002 and $0.7 million in 2003. In 2002, the Company eliminated approximately 70 employees. The reconciliation of the activity is as follows (in thousands):

	2001	2002	2003
Beginning Balance	$1,334	$471	$990
Additions	1,049	1,804	725
Payments	(1,912)	(1,285)	(1,215)

Ending Balance	$471	$990	$500

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

8.    LONG-TERM INDEBTEDNESS

Long-term debt consisted of the following at December 31 (in thousands):

	2002	2003
Tranche A term loan, principal of $211 due quarterly with the balance due in 2004	$80,742	$—
Tranche B term loan, principal of $247 due quarterly with the balance due in 2005	94,196	—
Tranche C term loan, principal of $211 due quarterly with the balance due in 2006	80,742	—
Tranche D term loan, balance due in 2006	5,000	—
Revolving credit facility, including sub-limit	26,000	—

Total borrowings under former credit agreement	286,680	—
New term loan	—	139,650
New revolving credit facility	—	2,000
9% senior subordinated notes due 2010	—	125,000
12 1/2% senior subordinated secured notes due 2008	56,080	—
Bond carrying value on senior subordinated secured notes in excess of face value	13,256	—
12% junior subordinated pay-in-kind notes due 2009	13,335	—
Bond carrying value on junior notes in excess of face value	2,088	—
Series B senior subordinated notes, principal due in 2006, interest payable semi-annually at 10% per annum	18,100	—
Series B floating interest rate subordinated term notes, principal due in 2006, interest payable semi-annually at LIBOR plus 4.81%	7,500	7,500

Long-term debt, including current maturities	397,039	274,150
Less current maturities of long-term debt (excluding capital lease obligations)	(2,677)	(1,400)

Long-term debt, less current maturities	$394,362	$272,750

The 2003 Debt Redemption

Substantially all the outstanding indebtedness of the Company and its subsidiary, Quality Distribution LLC (“QD LLC”), was extinguished and refinanced in connection with the IPO and the concurrent private offering of QD LLC $125 million aggregate principal amount of 9% Senior Subordinated Notes due 2010 (the “9% Senior Subordinated Notes”) and the entry into a new credit facility consisting of a $140 million delayed drawn term loan facility (the “New Term Loan”), a $75 million revolving credit facility and a $20 million pre-funded letter of credit facility (the “New Revolver”) (Note 1). Concurrently with these transactions, the Company prepaid the previously existing term loan and revolving credit facility. On December 15, 2003, the Company redeemed all the outstanding Series B 10% Senior Subordinated Notes due 2006 of QDI, the 12 1/2% Senior Subordinated Secured Notes due 2008 of QD LLC (the “12.5% Senior Subordinated Notes”) and the 12% Junior Subordinated Pay-in-kind Notes of QDI (the “Junior PIK Notes”), (collectively, the “Redeemed Notes”) and paid all expenses and premiums incurred in connection therewith.

The Company recorded a net gain on debt extinguishment of $4.7 million. The bond carrying values on the date of redemption of the 12.5% Senior Subordinated Notes and Junior PIK Notes, $11.2 million and $1.8 million, respectively, were recorded as part of the net gain on debt extinguishment.

New Term Loan

The New Term Loan bears interest at the option of the Company at (a) 2.00% in excess of the Base Rate or (b) 3.00% in excess of the Eurodollar rate for Eurodollar Loans, in each case, subject to adjustment based upon the achievement of certain financial ratios. The interest rate on the new term loan was 4.16% at December 31, 2003. The New Term Loan matures on November 12, 2009.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

New Revolver

The Company has a $75.0 million revolving credit facility, which may include letters of credit, available until November 12, 2008 to be used for, among other things, working capital and general corporate purposes of the Company and its subsidiaries, including permitted acquisitions.

The Company also has a $20.0 million pre-funded letter of credit facility, available until November 12, 2009.

Interest on the new revolving credit facility is, at the option of the Company, (a) 2.50% in excess of the Base Rate (as defined in the credit agreement) or (b) 3.50% in excess of the Eurodollar rate for Eurodollar Loans, in each case, subject to adjustments based upon the achievement of certain financial ratios. The interest rate on the new revolving credit facility was 4.66% at December 31, 2003.

The credit agreement provides for payment by the Company in respect of outstanding letters of credit of an annual fee equal to the spread over the Eurodollar rate for Eurodollar Loans under the revolving credit facility from time to time in effect on the aggregate outstanding stated amounts of such letters of credit and a fronting fee equal to  1/4 of 1.0% on the aggregate outstanding stated amounts of such letters of credit.

The Company pays a commitment fee equal to  1/2 of 1.0% per annum on the undrawn portion of the available commitment under the revolving credit facility, subject to decreases based on the achievement of certain financial ratios.

At December 31, 2003, the Company had $58.5 million available under the revolving credit facility. At December 31, 2003, we had $34.5 million in letters of credit outstanding.

Voluntary prepayments and commitment reductions will be permitted in whole or in part, subject to minimum prepayment or reduction requirements, without premium or penalty, provided that voluntary prepayments of Eurodollar Loans on a date other than the last day of the relevant interest period will be subject to payment of customary breakage costs, if any.

9% Senior Subordinated Notes

The 9% Senior Subordinated Notes are unsecured obligations guaranteed on a senior subordinated basis by the Company and all of its direct and indirect domestic subsidiaries. The guarantees are full, unconditional, joint and several obligations of the guarantors.

The Company may redeem the 9% Senior Subordinated Notes, in whole or in part from time to time, upon not less than 30 nor more than 60 days notice at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on November 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year	Percentage
2007	104.5%
2008	102.25%
2009 and thereafter	100.0%

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Series B Notes

The Series B Notes are unsecured obligations guaranteed on a senior subordinated basis by all of the Company’s direct and indirect domestic subsidiaries. The guarantees are full, unconditional, joint and several obligations of the guarantors. The subordinated floating interest rate on Series B Notes was 5.79% at December 31, 2003.

The Company may redeem the Series B floating interest rate notes, in whole or in part from time to time on or after June 15, 2002, upon not less than 30 nor more than 60 days notice at a redemption price equal to 100% of the principal amount thereof, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption.

The Company redeemed the $18.1 million principal amount of Series B fixed rate notes on December 15, 2003 at a redemption price of 102.5% of the principal amount outstanding, plus accrued and unpaid interest to the date of redemption. The redemption price paid included $0.9 million of accrued interest and a redemption premium of $0.5 million. The redemption premium was recorded as a part of the net gain on debt extinguishment.

The 2002 Exchange Offer

The Company and its subsidiaries, pursuant to the terms of an Offering Memorandum and Consent Solicitation Statement, dated as of April 10, 2002, as supplemented May 10, 2002 by Supplement No. 1 (as so supplemented, the “Offering Memorandum”):

•	commenced an offer to exchange up to $87.0 million principal amount of QDI Notes for a combination of certain debt and equity securities, including the 12.5% Senior Subordinated Notes and the Junior PIK Notes;

•	commenced a consent solicitation for certain proposed amendments to the indenture governing the QDI Notes to eliminate many of the restrictive covenants contained in that indenture; and

•	entered into lock-up agreements with certain affiliates of Apollo Management, L.P., the Company’s controlling stockholder (“Apollo”), certain affiliates of Ares Management, L.P. (“Ares”) and certain members of QDI’s management, who collectively held $53.0 million aggregate principal amount of the QDI Notes.

The exchange offer for the QDI Notes and the consent solicitation were consummated on May 30, 2002. On such date, QDI accepted for exchange $61.4 million aggregate principal amount of the QDI Notes (excluding the $53.0 million aggregate principal amount of the QDI Notes covered by the lock-up agreements). All tendering holders received for each $1,000 principal amount of QDI Notes tendered, a combination of debt and equity securities consisting of:

•	$650 principal amount of the 12.5% Senior Subordinated Notes;

•	$150 principal amount of Junior PIK Notes and;

•	3.4706 warrants, each to purchase one share of QDI’s common stock at an exercise price of $2.94 per share.

Pursuant to the terms of the lock-up agreements with Ares, Apollo and QDI’s management, on May 30, 2002:

•	Ares exchanged its QDI Notes for the same combination of debt and equity securities indicated above for tendering holders;

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

•	Apollo and QDI’s management group exchanged their respective QDI Notes for shares of QDI’s 13.75% preferred stock; and

•	Apollo purchased for cash an additional $10 million of QDI’s 13.75% preferred stock, all of the proceeds of which were used by QDI to retire certain borrowings under our former credit agreement for which Apollo had provided credit support.

As a result of the transactions on May 30, 2002, QD LLC issued $54.5 million aggregate principal amount of its 12.5% Senior Subordinated Notes and the Company issued its $12.6 million aggregate principal amount of Junior PIK Notes to the holders of QDI Notes participating in the transactions and to Ares. The 12.5% Senior Subordinated Notes were guaranteed on a senior subordinated basis by all of QD LLC’s domestic subsidiaries. The guarantees were full, unconditional, joint and several obligations of the guarantors. QD LLC’s obligations under the 12.5% Senior Subordinated Notes and the guarantor’s obligations under the guarantees were collateralized by a second priority lien, subject to certain exceptions, on all of QD LLC’s domestic assets and the domestic assets of the guarantors that secure the credit agreement and the interest rate protection and other hedging agreements permitted thereunder, excluding capital stock and other securities owned or held by QD LLC or QD LLC’s existing and future subsidiaries. The 12.5% Senior Subordinated Secured Notes bore interest at a rate of 12 1/2% per annum, of which 7 1/4% per annum was payable in cash and 5 1/4% per annum was payable in kind, subject to increases in the cash portion if total leverage ratio or senior leverage ratio targets were met. The Junior PIK Notes bore interest at a rate of 12% per annum, of which 11% was payable in kind in the form of additional pay-in-kind notes, and 1% was payable in cash. Interest was payable on June 15 and December 15 commencing June 15, 2002 and ending on June 15, 2009. The annual cash interest payments ranged from $120 thousand in 2002 to $250 thousand in 2008, with the original principal amount issued and pay-in-kind interest of $26.8 million in the aggregate due on June 15, 2009.

On December 13, 2003, the Company redeemed the $57.5 million principal amount of the 12.5% Senior Subordinated Notes and the $14.8 million principal amount of Junior PIK Notes. The redemption price paid included accrued interest of $3.8 million and a redemption premium of $1.2 million on the 12.5% Senior Subordinated Notes and accrued interest of $0.1 million and a redemption premium of $1.1 million on the Junior PIK Notes. The redemption premiums were recorded as part of the net gain on debt extinguishment.

The accounting for the exchange offer followed the requirements of FAS 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings.” A comparison was made between the future cash outflows associated with the 12.5% Senior Subordinated Secured Notes and the Junior PIK Notes (including principal, interest and related costs), and the recorded liabilities related to the QDI Notes. The carrying value of the QDI Notes tendered and exchanged on May 30, 2002 became the carrying value of the 12.5% Senior Subordinated Secured Notes, less the fair value of the Warrants, Junior PIK Notes and 13.75% preferred stock issued by QDI. Interest expense associated with the 12.5% Senior Subordinated Secured Notes and the Junior PIK Notes is calculated using the effective interest method, which is less than the stated interest rates. There was no gain or loss for accounting purposes in connection with the exchange of the 12.5% Senior Subordinated Secured Notes and the Junior PIK Notes for the QDI notes.

The carrying amount of the 12.5% Senior Subordinated Notes and Junior PIK Notes was adjusted by $14.3 million and $2.2 million, respectively, to reflect accounting under FAS 15 and was to be amortized over the life of the 12.5% Senior Subordinated Secured Notes and Junior PIK Notes as a reduction in interest expense. On December 15, 2003, $11.2 million and $1.8 million of the bond carrying value of the 12.5% Senior Subordinated Notes and the Junior PIK Notes, respectively, remained unamortized. In connection with the redemption of these notes, the bond carrying values were written off, and the gain of $13.0 million was recorded as gain on debt extinguishment.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

After the closing of the 2002 exchange offer, $25.6 million in aggregate principal amount and carrying amount of the QDI Notes remained outstanding. In addition, as a result of the closing of the transactions, the amendments to the financial covenants contained in the Fifth Amendment to our former credit agreement previously entered into by QDI became effective.

In connection with the 2002 exchange offer, deferred debt issue costs relating to the fourth amendment to the Company’s credit agreement totaling approximately $4.2 million and legal and advisory fees relating to the exchange offer totaling approximately $5.9 million were recorded as transaction expenses.

Former Tranche A, B, C, D and E Term Loans

On August 11, 2003, the Company entered into the seventh amendment (the “Seventh Amendment”) to the credit agreement. The Seventh Amendment included (i) a one year extension of the maturity of the revolving credit facility (the “Revolver”) and tranche A term loan to June 9, 2005, (ii) a $15.0 million permanent reduction in the Revolver, (iii) an increase in the scheduled quarterly principal payment of the Tranche A Term Loan from $225 thousand to $2.1 million beginning with the quarter ending September 30, 2003, (iv) a termination of the Company’s Canadian subsidiary’s ability to borrow under the Revolver, (v) a conversion of $10.0 million of the outstanding Revolver into a new tranche (Tranche E) of the term loan maturing at the rate of $1.25 million per quarter beginning on September 30, 2003 and (vi) a pricing increase to, at the Company’s option, the Eurodollar rate plus 4.25% or the administrative agents’ base rate, as defined, plus 3.25% for all tranches of the term loan (other than the Tranche D term loan) and the Revolver. The Company paid a fee to the creditors at closing of $3.3 million, which was initially capitalized in other assets and subsequently expensed as a reduction of gain on debt extinguishment in connection with the redemption of the bank debt.

Tranche A Term Loans bore interest prior to the Seventh Amendment at the option of the Company at (a) .075% in excess of the base rate equal to the higher of  1/2 of 1.0% in excess of the federal funds rate or the rate that Credit Suisse/First Boston (“CSFB”) as the administrative agent announces from time to time as its prime lending rate, as in effect from time to time (the “Base Rate”), or (b) 3.50% in excess of the Eurodollar rate for Eurodollar Loans, in each case, subject to adjustment based upon the achievement of certain financial ratios.

Tranche B Term Loans bore interest prior to the Seventh Amendment at the option of the Company at (a) 1.25% in excess of the Base Rate or (b) 3.75% in excess of the Eurodollar rate for Eurodollar Loans, in each case, subject to adjustment based upon the achievement of certain financial ratios.

Tranche C Term Loans bore interest prior to the Seventh Amendment at the option of the Company at (a) 1.50% in excess of the Base Rate and (b) 4.00% in excess of the Eurodollar rate for Eurodollar Loans, in each case, subject to adjustment based upon the achievement of certain financial ratios.

Tranche D Term Loans bore interest at the option of the Company at (a) 1.00% in excess of the Base Rate and (b) 2.00% in excess of the Eurodollar rate for Eurodollar Loans, in each case, subject to adjustment based upon the achievement of certain financial ratios.

Former Revolving Credit Facility

The Company had a $75.0 million revolving credit facility, which could have included letters of credit, available until June 9, 2004 to be used for, among other things, working capital and general corporate purposes of the Company and its subsidiaries, including permitted acquisitions. The revolving credit facility further provided for a $15.0 million sub-limit made available to Levy, an indirect wholly owned subsidiary of the Company. Amounts drawn under the sub-limit were to be drawn in Canadian dollars.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Interest on the Revolving Credit Facility prior to the Seventh Amendment was at the option of the Company, (a) .75% in excess of the Base Rate or (b) 1.75% in excess of the Eurodollar rate for Eurodollar Loans, in each case, subject to adjustments based upon the achievement of certain financial ratios. The interest rate on the sub-limit was to be based on Canadian dollar bankers’ acceptances and the Canadian prime rate.

The credit agreement provided for payment by the Company in respect of outstanding letters of credit of an annual fee equal to the spread over the Eurodollar rate for Eurodollar Loans under the revolving credit facility from time to time in effect on the aggregate outstanding stated amounts of such letters of credit, or a fronting fee equal to  3/8 of 1.0% on the aggregate outstanding stated amounts of such letters of credit.

Levy was to pay an acceptance fee equal to the Applicable Margin that would be payable on Eurodollar Loans under the revolving credit facility on the drawing date of each loan drawn under the sublimit.

The Company paid a commitment fee equal to  1/2 of 1.0% per annum on the undrawn portion of the available commitment under the revolving credit facility, subject to decreases based on the achievement of certain financial ratios.

On the closing date of the IPO, November 13, 2003, the Company paid the outstanding principal on the term loan of $265.5 million, the outstanding principal on the revolver of $11.5 million and accrued interest and fees on the credit agreement of $1.9 million.

Collateral, Guarantees and Covenants

The loans and letters of credit under the revolving credit agreement are guaranteed by all of the Company’s existing and future direct and indirect domestic subsidiaries (collectively, the “Bank Guarantors”). The obligations of the Company and the Bank Guarantors are collateralized by a first priority perfected lien on substantially all of the properties and assets of the Company and the Bank Guarantors, now owned or subsequently acquired, including a pledge of all capital stock and notes owned by the Company and the Bank Guarantors, subject to certain exceptions; provided that, in certain cases, no more than 65.0% of the stock of foreign subsidiaries of the Company are required to be pledged. Such assets pledged also collateralize certain interest rate protection and other hedging agreements permitted by the credit facility that may be entered into from time to time by the Company.

Under the terms of the Company’s credit agreement, the Company is required to maintain, among other restrictions, minimum net worth levels, debt to net worth ratios and debt service coverage ratios. In addition, the credit agreement and the indenture governing the Series B notes contain restrictions on debt incurrence, investments, transactions with affiliates, creation of liens, asset dispositions redeemable common stock and preferred stock issuance, capital expenditures and the payment of dividends. At December 31, 2003, the Company was in compliance with all debt covenants.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Debt Retirement

Scheduled maturities of long-term debt and capital lease obligation for the next five years and thereafter are as follows (in thousands):

	Term Loan	Revolver	9% Senior Subordinated Notes	Series B Floating Interest Rate Notes	Capital Lease Obligation	Overdraft Line of Credit	Total
Year Ending December 31:
2004	$1,400	$—	$—	$—	$359	$5,000	$6,759
2005	1,400	—	—	—	—	—	1,400
2006	1,400	—	—	7,500	—	—	8,900
2007	1,400	—	—	—	—	—	1,400
2008	1,400	2,000	—	—	—	—	3,400
After	132,650	—	125,000	—	—	—	257,650

	$139,650	$2,000	$125,000	$7,500	$359	$5,000	$279,509

9.    INCOME TAXES

Income taxes consisted of the following for the years ended December 31 (in thousands):

	2001	2002	2003
Current taxes:
Federal	$—	$550	$(478)
Foreign	582	170	(217)
State	449	300	(200)

	1,031	1,020	(895)

Deferred taxes:
Federal	—	—	1,179
Foreign	104	423	(383)
State	—	—	—

	104	423	796

Provision (benefit) for income taxes	$1,135	$1,443	$(99)

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

The net deferred tax liability consisted of the following at December 31 (in thousands):

	2002	2003
Deferred tax assets:
Environmental reserve	$12,849	$11,286
Tax credit carryforwards	2,457	2,457
Self-insurance reserves	5,288	8,072
Allowance for doubtful accounts	2,985	3,258
Accrued vacation pay	217	150
Pension	622	4,883
Bond discount	5,058	—
Net operating loss carryforwards	40,839	43,284
Restructuring accruals	521	192
OID subordinated debt	587	—
Other accruals	1,699	736
Accrued losses and damage claims	—	4,819

	73,122	79,137
Less valuation allowance	(37,273)	(48,991)

	35,849	30,146

Deferred tax liabilities:
Property and equipment basis differences	(35,958)	(30,630)
Tires	(1,069)	(1,068)
Other	(183)	—

	(37,210)	(31,698)

Net deferred tax liability	(1,361)	(1,552)

Long-term net deferred tax liability	$(1,361)	$(1,552)

The Company has provided a valuation allowance against net deferred tax assets, due to cumulative losses in recent years. The valuation allowance increased $11.7 million in 2003 due to a $10.9 million net change between deferred tax assets and liabilities plus $0.8 million deferred tax expense.

The Company’s effective tax rate differs from the federal statutory rate. The reasons for those differences are as follows for the years ended December 31 (in thousands):

	2001	2002	2003
Tax benefit at the statutory rate	$(5,180)	$(7,363)	$(22,848)
State income taxes, net of federal benefit	(411)	(624)	262
Amortization of goodwill	1,295	—	—
AMT Credit	—	—	(478)
Non-deductible interest	—	—	20,194
Foreign taxes	313	1,451	450
Equity in earnings of foreign subsidiaries	—	762	126
Valuation allowance	5,319	7,690	2,910
Other	(201)	(473)	(715)

Provision (benefit) for income taxes	$1,135	$1,443	$(99)

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

At December 31, 2003, the Company has approximately $110.0 million in net operating loss carryforwards and $2.5 million in alternative minimum tax credit carry forwards. The net operating loss carryforwards will expire in the years 2012 through 2023 while the alternative minimum tax credits may be carried forward indefinitely. Approximately $28.7 million of net operating loss carryforwards and $1.9 million of alternative minimum tax credit carryforwards were generated by Chemical Leaman Corporation prior to its acquisition. The use of pre-acquisition operating losses and tax credit carryforwards is subject to limitations imposed by the Internal Revenue Code. The Company has state net operating loss carryforwards, which expire over the next 2 to 20 years. Sales of our stock by persons that currently own our stock or future issuances of stock by us (including as a result of the exercise of options or warrants) may cause an ownership change, and no assurances can be given that such sales or issuances will not occur.

The Company filed for and received a refund of $4.4 million in 2001 in previously paid federal income tax as a result of carrying back a portion of the 1998 net operating loss. This refund claim is currently under examination by the Internal Revenue Service. The resolution of this examination is still uncertain; however, the Company provided $0.6 million of tax expense in connection with this matter in 2002.

10.    EMPLOYEE BENEFIT PLANS

The Company maintains two noncontributory defined benefit plans resulting from a prior acquisition that cover certain full-time salaried employees and certain other employees under a collective bargaining agreement. Retirement benefits for employees covered by the salaried plan are based on years of service and compensation levels. The monthly benefit for employees under the collective bargaining agreement plan is based on years of service multiplied by a monthly benefit factor. Assets of the plans are invested primarily in equity securities and fixed income investments. Pension costs are funded in accordance with the provisions of the applicable law.

Effective November 1, 2001, the Company amended the collective bargaining agreement plan to freeze benefit accruals and allow participants to retire as early as age 50 with unreduced benefits. Since no prior service cost base existed prior to the amendment and the projected benefit obligation was not impacted by the change, there was no impact on the accrued pension cost.

The Company uses a December 31 measurement date for both of its plans.

The components of net periodic pension cost are as follows for the years ended December 31 (in thousands):

	2001	2002	2003
Service cost	$224	$252	$276
Interest cost	2,717	2,792	2,822
Expected return on plan assets	(2,518)	(2,150)	(1,338)

Net periodic pension cost	$423	$894	$1,760

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

The actuarial assumptions used to determine net benefit cost and to determine the benefit obligation for the plans are as follows for the years ended December 31:

	2001	2002	2003
Discount rate	7.25%	6.75%	6.25%
Expected long-term rate of return on plan assets	8.00%	8.00%	7.50%

The discount rate is based on a model portfolio of AA rated bonds with a maturity matched to the estimated payouts of future pension benefits. The expected return on plan assets is based on the Company’s expectation of the long-term average rate of return on assets in the pension funds, which was modeled based on the current and projected asset mix of the funds and considering the historical returns earned on the type of assets in the funds.

Obligations and Funded Status

The following table sets forth the change in the benefit obligation, change in plan assets and unfunded status of the two plans at December 31 (in thousands):

	2002	2003
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year	$39,928	$43,304
Service cost	252	276
Interest cost	2,792	2,822
Actuarial loss	3,491	2,431
Benefits and expenses paid	(3,159)	(3,388)

Benefit obligation at end of year	$43,304	$45,445

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	$30,782	$28,217
Actual return on plan assets	(2,173)	5,234
Contributions by Company	2,767	2,926
Benefits and expenses paid	(3,159)	(3,388)

Fair value of plan assets at end of year	$28,217	$32,989

FUNDED STATUS OF PLANS
Unfunded status	$(15,087)	$(12,456)
Unrecognized net actuarial loss	14,304	12,933
Unrecognized prior service cost	1,262	1,168

Prepaid benefit cost	$479	$1,645

Amounts recognized in the balance sheet:
Prepaid benefit cost	$479	$1,645
Accrued benefit cost	(15,663)	(14,198)
Intangible assets	1,262	1,168
Accumulated other comprehensive income	14,401	13,030

Net amount recognized	$479	$1,645

The accumulated benefit obligation for both defined benefit pension plans equaled the projected benefit obligations of $43.3 million and $45.4 million at December 31, 2002 and 2003, respectively.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Plan Assets

The Company’s pension plans weighted-average asset allocations by asset category at December 31 are as follows:

	2002	2003
Debt securities	41.8%	34.7%
Equity securities	58.2	65.3

	100.00%	100.0%

The Company’s investment policy is that plan assets will be managed utilizing an investment philosophy and approach characterized by all of the following, but listed in priority order: (1) emphasis on total return, (2) emphasis on high-quality securities, (3) sufficient income and stability of income, (4) safety of principal with limited volatility of capital through proper diversification and (5) sufficient liquidity. The target allocation percentages for plan assets are 60% in domestic equity securities and 40% in debt securities. None of the Company’s equity or debt securities are included in plan assets.

Cash Flows

The Company expects to contribute $4.8 million to its pension plan during the year ended December 31, 2004.

The following benefit payments are expected to be paid (in thousands):

2004	$3,086
2005	3,174
2006	3,200
2007	3,220
2008	3,230
2009 – 2013	16,643

The Company charged to operations payments to multi-employer pension plans required by collective bargaining agreements of approximately $1.6 million, $1.5 million and $1.9 million for the years ended December 31, 2001, 2002 and 2003, respectively. These defined benefit plans cover substantially all of the Company’s union employees not covered under the Company’s pension plan. The actuarial present value of accumulated plan benefits and net assets available for benefits to employees under these multi-employer plans is not readily available.

In 2001, the Company established a Deferred Compensation Plan for its executives and other key employees. The plan is a non-qualified deferral plan that allows participants to contribute a portion of their wages on a pre-tax basis and includes a death benefit. The Company may credit participant’s accounts with a discretionary contribution at its sole discretion. No contribution was made in 2003, 2002 or 2001.

11.    REDEEMABLE SECURITIES

Redeemable Common Stock

One shareholder had the right to “put” 30,000 shares, originally recorded at the purchase price of $1.2 million, to QDI anytime after June 9, 2002 for the current market value per share, as determined in

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

accordance with the terms of the shareholders’ agreement. The agreement expired upon such date as the Company’s shares were traded on a national security exchange, which occurred on November 13, 2003. Accordingly, these shares were classified as mandatorily redeemable. As the shares were redeemable after June 9, 2002, the redeemable common stock was adjusted to its redemption value of $0 at December 31, 2002.

13.75% Mandatorily Redeemable Preferred Stock

In 1998, QDI issued 105,000 shares of 13.75% Mandatorily Redeemable Preferred Stock with a face value of $10.5 million and a liquidation preference of $100. As a result of the Exchange Offer, 405,000 additional shares of 13.75% Mandatorily Redeemable Preferred Stock with a face value of $40.5 million were issued, and $0.2 million in notes from shareholders, recorded as a reduction of the preferred stock balance, were accepted for partial payment on the preferred stock. Dividends were payable quarterly commencing December 15, 1998 and were cumulative. Any dividends not paid in cash prior to September 15, 2001 could be paid in additional shares of Senior Exchangeable Preferred Stock. At December 31, 2002, $11.9 million in dividends payable was accrued in the redeemable preferred stock balance. All shares were mandatorily redeemable on September 15, 2006 at 100% of the liquidation preference plus all accrued dividends. At that time, the total amount of the liquidation amount and accrued and unpaid dividends, assuming no prior dividend payments, would have been $105.3 million.

On July 1, 2003, the Company adopted FAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” In accordance with the standard, the Company reclassified its 13.75% Mandatorily Redeemable Preferred Stock to liabilities and recorded $3.5 million in dividends accrued from July 1, 2003 through the conversion date, November 13, 2003, as interest expense.

On October 1, 2003, the Company amended the terms of its outstanding 13.75% preferred stock to eliminate all special redemption, liquidation and other rights, preferences and privileges of such preferred stock. In accordance with the amendment, all of the outstanding shares of redeemable preferred stock were converted into 7,654,235 shares of common stock at a conversion price of $11.63 per share upon consummation of the offering of QDI’s common stock, which occurred on November 13, 2003. On the date of conversion, the preferred stock balance was $70.5 million, which included $19.7 million of accrued dividends and was net of $0.2 million of shareholders’ notes. In connection with the conversion, the Company recorded $59.4 million of non-cash interest expense, which was calculated as the difference between the IPO price of $17.00 per share and the carrying value of the preferred stock upon conversion, including accrued dividends, of $70.7 million. The sum of the carrying value of the preferred stock and the interest expense charge was recorded as additional paid in capital of $130.1 million. Also, the Company recorded a $0.2 million increase in stock subscription receivables representing the shareholders’ notes outstanding on the converted shares.

12.    CAPITAL STOCK

In accordance with the Company’s Amended and Restated Articles of Incorporation dated November 4, 2003, the Board of Directors has authorized the issuance of 30 million shares of capital stock, 29 million shares of no par value common stock and 1 million shares of no par value preferred stock.

Preferred Stock

Of the 1 million shares of preferred stock authorized, 600,000 shares were designated as convertible preferred stock, and 510,000 were issued and outstanding. In connection with the initial public offering of shares

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

of the Company’s common stock, the 510,000 shares of preferred stock were converted into shares of common stock pursuant to the Company’s Amended and Restated Articles of Incorporation. The remaining shares of preferred stock may be issued from time to time in one or more classes or series, with such relative rights, preferences, qualifications, and limitations as the Board of Directors of the Company from time to time may adopt by resolution. Prior to November 4, 2003, the Company had authorized 5.0 million shares, $.01 per share par value, of preferred stock.

Common Stock

On November 4, 2003, the Company effected a 1.7 to 1 stock split of its common stock. All historical share and per share amounts in the financial statements have been adjusted to reflect the stock split. Prior to November 4, 2003, the Company had 20 million shares $.01 par value of common stock authorized and had 3.44 million shares outstanding at December 31, 2002.

In connection with the 1998 recapitalization, the Company made limited recourse secured loans to shareholders, which bear interest at either LIBOR plus 1.5% or LIBOR plus 2%. The loans are collateralized by a pledge of approximately 74,800 shares of the Company’s common stock and options to purchase 74,800 shares of the Company’s common stock.

Subsequent to the 1998 recapitalization and prior to January 1, 2002, the Company periodically issued limited recourse secured loans to management, which loans are collateralized by shares of the Company’s common stock owned by management. Additionally, the Company reclassified $0.2 million of notes outstanding on preferred stock to stock subscription receivables upon conversion of the preferred stock to common stock (Note 11). The principal amount of the loans is due on June 9, 2006 or November 8, 2007 with mandatory pre-payments due upon, and to the extent of, the receipt of after-tax proceeds from the sale of the pledged securities. Amounts outstanding for the total of these loans were $1.7 million at December 31, 2003 and 2002.

13.    STOCK COMPENSATION PLANS

The 2003 Stock Option Plan was adopted on November 5, 2003 in connection with the Company’s IPO and expires 10 years after adoption. It provides for the grant of nonqualified stock options that become exercisable in 25% increments on each of the first four anniversaries of the date upon which the options are granted. The Company initially reserved 2,210,000 shares of common stock for issuance under this plan with automatic 1% increases in the number of shares occurring on January 1 of each year commencing with January 1, 2004 unless otherwise determined by the Board of Directors. No more than 4,500,000 shares of common stock may be issued under the 2003 Stock Option Plan.

Until adoption of the 2003 Stock Option Plan, the Company administered the 1998 Stock Option Plan pursuant to which a total of 377,400 shares of the Company’s common stock were available for grant. The maximum term of granted options was ten years. Fifty percent of each new option granted vested in equal increments over four years. The remaining fifty percent of each new option will vest in nine years from grant date, subject to acceleration if certain per-share equity value targets are achieved or in the event of a sale of the Company. Vesting of the new options occurs only during an employee’s term of employment. The new options will become fully vested in the event of a termination of employment without “cause” or for “good reason” within six months following a sale of the Company.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Stock option activity for the years ended December 31, 2001, 2002 and 2003 is as follows (in thousands, except per share data):

	Number of Shares	Range of Option Prices	Average Exercise Price	Shares Vested	Expiration Dates
Options outstanding at December 31, 2000	353	$23.53	$23.53	70	2008-2010

2001 option activity:
Granted	10	$23.53	$23.53	—	2011
Vesting of prior-year options	—	$23.53	$23.53	43	2008-2010
Canceled	(26)	$23.53	$23.53	(10)	2008-2011

Options outstanding at December 31, 2001	337	$23.53	$23.53	103	2008-2011

2002 option activity:
Granted	—	—	—	—	—
Vesting of prior-year options	—	$23.53	$23.53	36	2008-2009
Canceled	(229)	$23.53	$23.53	(78)	2008-2010

Options outstanding at December 31, 2002	108	$23.53	$23.53	61

2003 option activity:
Granted	1,990	$17.00	$17.00	—	2013
Vesting of prior-year options	—	—	—	—	—
Canceled	(11)	$17.00-23.53	$19.37	(2)	2008-2013

Options outstanding at December 31, 2003	2,087	$17.00-23.53	$17.33	59	2008-2013

The following table summarizes information about stock options outstanding at December 31, 2003 (in thousands, except per share data):

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life (Months)	Number Exercisable	Weighted Average Exercise Price
$17.00	1,983	119	—	$—
$23.53	104	55	59	23.53

	2,087	116	59	23.53

Additionally, on November 5, 2003, the Company’s Board of Directors approved the 2003 Restricted Stock Plan, which terminates ten years from the approval date. The Company initially reserved 500,000 shares of common stock for issuance under this plan. Concurrently with the IPO, the Company granted $1.5 million of common stock valued at the IPO price of $17 per share, 88,235 shares, to certain employees eligible to participate in this plan. The restricted stock granted vests in 20% increments on December 31 of each year, beginning on December 31, 2004 and ending on December 31, 2008. In subsequent years, participants in the plan may be granted an annual, aggregate amount of up to $1 million of shares, valued at the Company’s common stock closing price at the date of grant, at the direction of the Board of Directors.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

14.    COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases other equipment under operating leases. Future minimum lease payments under non-cancelable operating leases at December 31, 2003 are as follows (in thousands):

2004	$2,231
2005	1,936
2006	1,184
2007	—
2008 and after	—

Rent expense under operating leases was $5.6 million, $6.5 million and $5.4 million for the years ended December 31, 2001, 2002 and 2003, respectively.

PPI Investigation

In connection with the irregularities discovered at PPI (Note 1), the Company anticipates paying costs relating to the state insurance regulatory proceedings. The Company has recorded an accrual of $3.0 million at December 31, 2003 as its estimate of these potential charges based on information currently available, which is subject to change as more information is obtained. Additionally, the Company anticipates incurring additional expenses in 2004 for legal and accounting fees related to the investigation.

Environmental Matters

Our activities involve the handling, transportation and storage of bulk liquid chemicals, many of which are classified as hazardous materials, hazardous substances or hazardous waste. Our tank wash and terminal operations engage in the storage or discharge of wastewater that may contain hazardous substances, and the discharge of stormwater from industrial activities. In addition, we may store diesel fuel and other petroleum type products at our terminals. As such, we are subject to environmental, health and safety laws and regulation by U.S. federal, state, local and Canadian government authorities. Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. There can be no assurance that violations of such laws or regulations will not be identified or occur in the future, or that such laws and regulations will not change in a manner that could impose material costs to us.

Facility managers are responsible for environmental compliance at each operating location. Self-audits conducted by our internal audit staff are required to assess operations, safety training and procedures, equipment and grounds maintenance, emergency response capabilities and waste management. We may also contract with an independent environmental consulting firm to conduct periodic, unscheduled, compliance assessments which focus on conditions with the potential to result in releases of hazardous substances or petroleum, and which also include screening for evidence of past spills or releases. Our staff includes environmental experts who develop policies and procedures, including periodic audits of our terminals, tank cleaning facilities, and historic operations, in an effort to avoid circumstances that could lead to future environmental exposure.

As a handler of hazardous substances, we are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of such substances either under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

(“CERCLA”) and comparable state laws. From time to time, we have incurred remedial costs and regulatory penalties with respect to chemical or wastewater spills and releases at our facilities and, notwithstanding the existence of our environmental management program, we cannot assure that such obligations will not be incurred in the future, nor that such liabilities will not result in a material adverse effect on our financial condition, results of operations or our business reputation. As the result of environmental studies conducted at our facilities in conjunction with our environmental management program, we have identified environmental contamination at certain sites that will require remediation.

We are currently responsible for remediating and investigating five properties under federal and state Superfund programs where we are the only responsible party. Each of these five remediation projects relates to operations conducted by CLC prior to our acquisition of and merger with CLC in 1998. The following is a brief discussion of two such federal Superfund sites:

Bridgeport, New Jersey.    During 1991, CLC entered into a Consent Decree with the EPA filed in the U.S. District Court for the District of New Jersey, U.S. v. Chemical Leaman Tank Lines, Inc., Civil Action No. 91-2637 (JFG) (D.N.J.), with respect to its site located in Bridgeport, New Jersey, requiring CLC to remediate groundwater contamination. The Consent Decree required CLC to undertake Remedial Design and Remedial Action (“RD/RA”) related to the groundwater operable unit of the cleanup. A groundwater remedy design has subsequently been approved by the EPA and will be under construction shortly.

In August 1994, the EPA issued a Record of Decision, selecting a remedy for the wetlands operable unit at the Bridgeport site. In October 1998, the EPA issued an administrative order that requires CLC to implement the EPA’s wetlands remedy. A remedial design for this remedy has been approved by the EPA and the State of New Jersey. The remediation work involving the removal of surface soils/sediments is expected to take place in 2004. In April 1998, the federal and state natural resource damages trustees indicated their intention to bring claims against CLC for natural resource damages at the Bridgeport site. CLC finalized a consent decree on March 16, 2001 with the state and federal trustees and has resolved the natural resource damages claims. In addition, the EPA has investigated contamination in site soils. However, no decision has been made as to the extent of soil remediation to be required, if any. The Company estimates the range of possible losses for this site is $11.4 million to $18.4 million.

West Caln Township, PA. The EPA has alleged that CLC disposed of hazardous materials at the William Dick Lagoons Superfund Site in West Caln, Pennsylvania. On October 10, 1995, CLC entered into a Consent Decree with the EPA, which contains these elements: (1) payment to the EPA for installation of an alternate water line to provide water to affected area residents; (2) performance of an interim groundwater remedy at the site; and (3) soil remediation. US v. Chemical Leaman Tank Lines, Inc., Civil Action No. 95-CV-4264 (RJB) (E.D. Pa.). The Company estimates the range of possible losses for this site is $4.6 million to $9.3 million.

Other Owned Property Remediation. CLC has paid all costs associated with installation of the waterline. CLC has completed a groundwater study and has submitted preliminary designs for a groundwater treatment plant to pump and treat groundwater. The EPA anticipates that CLC will conduct the groundwater remedy over the course of five years, at which time the EPA will evaluate groundwater conditions and determine whether further groundwater remedy is necessary. Field sampling for soil remediation and activities for the design of a soil remediation system have been completed and approved by the EPA. Soil remediation has started and includes the use of both a low temperature thermal treatment unit and a soil vapor extraction system. The Consent Decree does not cover the final groundwater remedy or other site remedies or claims, if any, for natural resource damages.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

CLC is also incurring expenses resulting from the investigation and/or remediation of certain current and former CLC properties, including its facility in Tonawanda, New York, its former facility in Putnam County, West Virginia, and its facility in Charleston, West Virginia. As a result of our acquisition of CLC, we identified other owned or formerly owned properties that may require investigation and/or remediation, including properties currently subject to the New Jersey Industrial Sites Recovery Act (“ISRA”) cleanup requirements. CLC’s involvement at some of the above referenced sites could amount to material liabilities, and there can be no assurance that costs associated with these sites, individually or in the aggregate, will not be material. The Company estimates the range of possible losses for these properties is $3.1 million to $7.2 million.

Other Environmental Matters.    CLC has been named as a potentially responsible party (“PRP”) under CERCLA and similar state laws at approximately 37 other sites including the Helen Kramer Landfill Site where CLC previously settled its liability. In general, CLC is among several PRP’s named at these sites. The Company estimates the range of possible losses for these sites is $1.2 million to $3.8 million.

Reserves.    We currently have reserves in the amount of $29.2 million for all environmental matters discussed above.

The activity in the environmental liability reserves is as follows at December 31 (in thousands):

	2002	2003
Reserve at beginning of year	$42,572	$32,986
Payments	(3,636)	(3,826)
Reserve Adjustments	(5,950)	—

Reserve at end of year	$32,986	$29,160

The balances presented include both long term and current environmental reserves, of which $5.6 million and $9.3 million is included in accrued expenses in the Consolidated Balance Sheet at December 31, 2002 and 2003, respectively. We expect these environmental obligations to be paid over the next five to seven years. The $6.0 million reduction of reserves in 2002 reflects lower than anticipated environmental clean-up costs based on new estimates at existing sites.

15.    OTHER TRANSACTIONS WITH RELATED PARTIES

The Company and Apollo Management have entered into a management agreement dated February 10, 1998 whereby the Company retained Apollo Management to provide financial and strategic advice. Pursuant to the terms of the management agreement, Apollo Management has agreed at such time to provide financial and strategic services as reasonably requested by our Board of Directors. As consideration for services to be rendered under the management agreement, Apollo Management received an initial fee of $2.0 million on June 9, 1998 and thereafter was to receive an annual fee of $0.5 million until termination of the management agreement. The management agreement could have been terminated upon 30 days written notice by Apollo Management or the Company to the other party thereto. The agreement was suspended for and no services were rendered in 2003 and 2002, and, therefore, we did not recognize any selling and administrative expense for these services. Under this agreement we recognized $0.5 million in selling and administrative expense in 2001. The management agreement with Apollo Management was terminated effective as of October 7, 2003. In 2003 and 2002, we provided advisory and consulting services to Apollo Management and certain of its affiliates. The fee for these services was $0.3 million and was recorded as a reduction in selling and administrative costs in both years.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

A former member of the Board of Directors of the Company, who resigned in October 2003, owns a minority interest in a firm that provides information technology services to the company. Total amounts paid by the Company to the firm during 2003, 2002 and 2001 were $0.2 million, $0.4 million and $0.5 million, respectively.

In August 2001, QDI entered into an agreement to affiliate the facilities in Bridgeport, NJ with a former director/ shareholder. In July 2003, the former director/ shareholder opened a new affiliate facility in Torrance, CA. The former director/ shareholder has been operating these locations under the affiliate program. The aggregate 2003 and 2002 revenue for these operations was $13.1 million and $11.4 million, respectively. As of December 31, 2003 and 2002, $0.1 million and $0.1 million, respectively, was owed to the Company in connection with these affiliate operations.

Of the $1.7 million stock subscription receivable (Note 12), $1.6 million relates to members of management.

Substantially all of the 13.75% Preferred Stock shares that were converted to common stock on November 13, 2003 (Note 11) were held by Apollo and members of the Company’s management.

In connection with the Exchange Offer, the Company received $0.2 million of notes from shareholders, which were collateralized by the 405,000 shares of mandatorily redeemable preferred stock issued during the transaction. Upon the conversion of the preferred stock (Note 11), these notes were reclassified to stock subscription receivables.

16.    SEGMENTS

Operating Segments

The Company provides bulk tank truck transportation and related services and manages these operations as a single segment business. The related services, including tank washing, intermodal services, transportation management, leasing and insurance products for drivers and affiliates, are considered essential to the Company’s linehaul transportation business and are provided to the Company’s customers, where needed, as an integrated package. Additionally, the Company’s Chief Executive Officer (“CEO”), who is its chief decision maker, regularly reviews the consolidated operating results of the Company’s entire business and any disaggregated financial data in the context of the performance of the Company’s entire integrated bulk tank truck transportation business.

Geographic Segments

The Company’s operations are located primarily in the United States, Canada, and Mexico. Inter-area sales are not significant to the total revenue of any geographic area. Information about the Company’s operations in different geographic areas for the years ended December 31, 2003, 2002 and 2001 is as follows (in thousands):

	2001
	U.S.	International	Eliminations	Consolidated
	(Restated)
Operating revenues	$500,352	$9,170	$—	$509,522
Net Operating income	24,074	919	—	24,993
Identifiable assets	445,396	15,018	(15,288)	445,126
Depreciation and amortization	31,848	1,562	—	33,410
Capital expenditures	36,631	781	—	37,412

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

	2002
	(Restated)
	U.S.	International	Eliminations	Consolidated
Operating revenues	$508,205	$8,555	$—	$516,760
Net Operating income	22,137	261	—	22,398
Identifiable assets	363,700	31,888	(14,002)	381,586
Depreciation and amortization	30,297	1,526	—	31,823
Capital expenditures	15,221	65	—	15,286

	2003
	U.S.	International	Eliminations	Consolidated
Operating revenues	$524,009	$41,431	$—	$565,440
Net Operating income	13,848	4,946	—	18,794
Identifiable assets	364,180	20,224	(12,713)	371,691
Depreciation and amortization	25,508	3,001	—	28,509
Capital expenditures	14,268	724	—	14,992

17.    OTHER OPERATING CHARGES

Our operating expenses have been impacted by several charges in 2001, 2002 and 2003. We have incurred severance, benefits and other related expenses from cost cutting measures and consolidating terminals that resulted in charges totaling $1.0 million, $1.8 million and $0.7 million in 2001, 2002 and 2003, respectively. In addition, we had charges related to the prior operations of Chemical Leaman of $2.4 million, $2.3 million and $2.3 million in 2001, 2002 and 2003, respectively, related to insurance claims associated with the operations of predecessor companies incurred prior to the merger in 1998.

18.    SUBSEQUENT EVENTS

On February 24, 2004, a putative class action lawsuit was filed in the United States District Court, Middle District of Florida, Tampa Division, against the Company and Thomas L. Finkbiner, the Company’s President, Chief Executive Officer and Chairman of the Board, and Samuel M. Hensley, the Company’s Senior Vice President and Chief Financial Officer.

The complaint states that it was filed on behalf of a class of persons who purchased the Company’s common stock between November 7, 2003 and February 2, 2004. The complaint asserts causes of action (and seeks unspecified damages) for alleged violations of Sections 11 and 15 of the Securities Exchange Act of 1934. The complaint alleges, among other things, that in connection with its initial public offering, the Company filed with the Securities and Exchange Commission a registration statement that incorporated a prospectus that was materially false and misleading because the Company materially overstated its financial results for the years ended December 31, 2000, 2001 and 2002 and for the nine months ended September 30, 2003, and because its financial statements were allegedly not prepared in accordance with generally accepted accounting principles. The complaint also alleges that Mr. Finkbiner and Mr. Hensley are liable as “control persons” by virtue of their positions at the Company.

These allegations stem from the disclosures in a Form 8-K the Company filed on February 2, 2004, stating that the Company had discovered irregularities at PPI, a non-core subsidiary that primarily assists independent contractors in obtaining various lines of insurance for which PPI derives fees as an insurance broker, resulting

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

from unauthorized actions by PPI’s former vice president and that such irregularities would result in a restatement of the Company’s financial statements. As a result of the investigation being conducted by our Audit Committee and its outside advisors, we have restated herein our financial statements for each of the two fiscal years ended December 31, 2001 and 2002, and for each of the quarters in fiscal 2002 and the first three quarters of 2003 (Note 1). While one class action lawsuit has thus far been served on QDI regarding the above matters, plaintiffs may file additional complaints and/or an Amended and Consolidated Complaint. The Company will timely respond to the complaint(s) and expect that the individual defendants will do the same. The Company carries management liability and company reimbursement insurance policies for the relevant period, which provide for aggregate coverage of $20 million, and has notified the insurance carriers of the lawsuit. The carriers have not yet confirmed or denied coverage, and the Company makes no comment as to whether the insurance will be sufficient to cover all alleged damages claimed by plaintiffs against the Company. This case is at an early stage, and it is therefore impossible to determine the likelihood of any outcome or the amount or range of any loss or possible loss.

There can also be no assurance that the litigation described above will not have a material adverse effect on the Company.

19.    GUARANTOR SUBSIDIARIES

The 9% Senior Subordinated Notes issued by QD LLC and the Series B Floating Interest Rate Subordinated Term Notes due 2006 issued by the Company are unconditionally guaranteed on a senior subordinated basis pursuant to guarantees by all of the Company’s direct and indirect domestic subsidiaries, (the “Guarantors”). In addition, the Company unconditionally guarantees on a senior subordinated basis the 9% Senior Subordinated Notes. Each of the Company’s direct and indirect subsidiaries, including QD LLC, is 100% owned. All non-domestic subsidiaries including Levy Transport, Ltd. are non-guarantor subsidiaries.

The Company conducts substantially all of its business through and derives virtually all its income from its subsidiaries. Therefore, the Company’s ability to make required principal and interest payments with respect to the Company’s indebtedness depends on the earnings of subsidiaries and its ability to receive funds from its subsidiaries through dividend and other payments. The subsidiary guarantors are wholly owned subsidiaries of QD LLC and have fully and unconditionally guaranteed the 9% Senior Subordinated Notes and the Series B Floating Interest Rate Subordinated Term Notes on a joint and several basis.

The Company has not presented separate financial statements and other disclosures concerning subsidiary guarantors because management has determined such information is not material to the holders of the above-mentioned notes.

The following condensed consolidating financial information for the parent company, QD LLC, non-guarantor subsidiaries and combined guarantor subsidiaries presents:

•	Condensed consolidating balance sheets at December 31, 2002 and 2003 and condensed consolidating statements of operations and of cash flows for the three years ended December 31, 2003.

•	Elimination entries necessary to consolidate the parent company and all its subsidiaries.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Consolidating Balance Sheet, December 31, 2002 (Restated)

	QDI	QD LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$284	$377	$—	$661
Accounts receivable, net	—	—	81,871	(7,448)	—	74,423
Current maturities of notes receivable from affiliates	—	—	991	—	—	991
Inventories	—	—	792	106	—	898
Prepaid expenses	—	—	5,060	106	—	5,166
Prepaid tires	—	—	7,709	185	—	7,894
Other	—	—	855	—	—	855

Total current assets	—	—	97,562	(6,674)	—	90,888
Property and equipment, net	—	—	145,946	7,615	—	153,561
Intangibles and goodwill, net	—	—	131,869	448	—	132,317
Notes receivable from affiliates	—	—	239	—	—	239
Investment in subsidiaries	(122,486)	154,704	—	—	(32,218)	—
Other assets	—	100,000	4,577	4	(100,000)	4,581

	$(122,486)	$254,704	$380,193	$1,393	$(132,218)	$381,586

LIABILITIES, MANDATORILY REDEEMABLE SECURITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of indebtedness	$—	$3,251	$—	$—	$—	$3,251
Accounts payable	—	—	23,161	1,402	—	24,563
Intercompany	125	—	21,756	(21,881)	—	—
Affiliates and owner-operators payable	—	—	10,571	33	—	10,604
Accrued expenses	—	—	37,097	—	—	37,097
Income taxes payable	—	—	1,268	301	—	1,569

Total current liabilities	125	3,251	93,853	(20,145)	—	77,084
Long-term indebtedness, less current maturities	15,423	373,939	—	5,000	—	394,362
Environmental liabilities	—	—	27,324	—	—	27,324
Other non-current liabilities	—	—	117,656	—	(100,000)	17,656
Deferred tax liability	—	—	(1,175)	2,536	—	1,361

Total liabilities	15,548	377,190	237,658	(12,609)	(100,000)	517,787

Mandatorily redeemable preferred stock	62,675	—	—	—	—	62,675
Minority interest in subsidiaries	—	—	1,833	—	—	1,833

Stockholders’ equity:
Common stock and additional paid-in capital	105,497	176,436	112,217	15,127	(303,780)	105,497
Treasury stock	(1,236)	—	—	—	—	(1,236)
(Accumulated deficit)/retained earnings	(97,927)	(93,502)	43,288	(42)	50,256	(97,927)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive loss	(15,831)	(15,831)	(14,803)	(1,028)	31,662	(15,831)
Stock purchase warrants	86	—	—	—	—	86
Stock subscription receivable	(1,709)	—	—	—	—	(1,709)

Total stockholders’ equity (deficit)	(200,709)	(122,486)	140,702	14,002	(32,218)	(200,709)

	$(122,486)	$254,704	$380,193	$1,393	$(132,218)	$381,586

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

The following condensed consolidating financial information has been adjusted to reflect the PPI restatement (Note 1).

Consolidating Balance Sheet, December 31, 2003

	QDI	QDI LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$705	$250	—	$955
Accounts receivable, net	—	—	77,459	(15)	—	77,444
Current maturities of notes receivable from affiliates	—	—	676	—	—	676
Inventories	—	—	758	61	—	819
Prepaid expenses	—	—	3,474	92	—	3,566
Prepaid tires	—	—	7,812	166	—	7,978
Other	—	—	1,236	—	—	1,236

Total current assets	—	—	92,120	554	—	92,674
Property and equipment, net	—	—	131,381	6,580	—	137,961
Intangibles and goodwill, net	—	—	132,634	0	—	132,634
Notes receivable from affiliates	—	—	1,051	—	—	1,051
Investment in subsidiaries	(4,480)	153,838	—	—	(149,358)	—
Other assets	—	100,000	9,867	4	(100,000)	9,871

	$(4,480)	$253,838	$367,053	$7,138	$(249,358)	$374,191

LIABILITIES, MINORITY INTEREST, STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of indebtedness	$5,000	$1,759	$—	$—	$—	$6,759
Accounts payable	—	—	13,988	—	—	13,988
Intercompany	11,191	(16,191)	14,543	(9,543)	—	—
Affiliates and owner-operators payable	—	—	7,312	7	—	7,319
Accrued expenses	—	—	56,630	112	—	56,742
Income taxes payable	—	—	(299)	817	—	518

Total current liabilities	16,191	(14,432)	92,174	(8,607)	—	85,326
Long-term indebtedness, less current maturities	—	272,750	—	—	—	272,750
Environmental liabilities	—	—	19,689	—	—	19,689
Other non-current liabilities	—	—	113,712	—	(100,000)	13,712
Deferred liability tax	—	—	(1,480)	3,032	—	1,552

Total liabilities	16,191	258,318	224,095	(5,575)	(100,000)	393,029

Minority interest in subsidiaries	—	—	1,833	—	—	1,833

Stockholders’ equity:
Common stock and additional paid-in capital	357,580	176,122	99,463	15,127	(290,712)	357,580
Treasury stock	(1,258)	—	—	—	—	(1,258)
(Accumulated deficit)/retained earnings	(169,569)	23,676	54,593	(601)	(77,668)	(169,569)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive loss	(14,689)	(14,689)	(12,931)	(1,758)	29,378	(14,689)
Stock purchase warrants	86	—	—	—	—	86
Unearned compensation, restricted stock	(1,502)	—	—	—	—	(1,502)
Stock subscription receivable	(1,730)	—	—	—	—	(1,730)

Total stockholders’ equity (deficit)	(20,671)	(4,480)	141,125	12,713	(149,358)	(20,671)

	$(4,480)	$253,838	$367,053	$7,138	$(249,358)	$374,191

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Consolidating Statement of Operations

For the Year Ended December 31, 2001 (Restated)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$427,046	$6,873	$(720)	$433,199
Other service revenue	—	63,344	1,362	—	64,706
Fuel surcharge	—	10,683	934	—	11,617

Total operating revenues	—	501,073	9,169	(720)	509,522
Operating expenses:
Purchased transportation	—	298,098	1,310	(720)	298,688
Compensation	—	64,325	2,653	—	66,978
Fuel, supplies and maintenance	—	40,593	1,833	—	42,426
Depreciation and amortization	—	32,961	449	—	33,410
Insurance claims	—	13,374	429	—	13,803
Other operating expenses	—	27,648	1,576	—	29,224

Operating income	—	24,074	919	—	24,993
Interest expense	(40,392)	—	3	—	(40,389)
Other (expense) income	165	(22)	—	—	143
Equity in earnings of subsidiaries	12,310	—	—	(12,310)	—

Income (loss) before taxes	(27,917)	24,052	922	(12,310)	(15,253)
Income taxes	(11,170)	11,619	686	—	1,135

Net income (loss) from continuing operations	(16,747)	12,433	236	(12,310)	(16,388)
Discontinued operations:
Income (loss) from operation of discontinued division, net of tax	—	—	(359)	—	(359)

Net income (loss)	$(16,747)	$12,433	$(123)	$(12,310)	$(16,747)

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Consolidating Statement of Operations

For the Year Ended December 31, 2002 (Restated)

	QDI	QD LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$434,466	$7,401	$—	$441,867
Other service revenue	—	—	68,065	797	—	68,862
Fuel surcharge	—	—	5,674	357	—	6,031

Total operating revenues	—	—	508,205	8,555	—	516,760
Operating expenses:
Purchased transportation	—	—	300,694	1,227	—	301,921
Compensation	—	—	66,148	2,956	—	69,104
Fuel, supplies and maintenance	—	—	41,535	1,699	—	43,234
Depreciation and amortization	—	—	30,185	1,638	—	31,823
Insurance claims	—	—	18,240	187	—	18,427
Other operating expenses	—	—	29,265	588	—	29,853

Operating income	—	—	22,138	260	—	22,398
Interest expense	718	43,082	—	247	—	44,047
Other expense (income)	—	(120)	129	(3)	—	6
Equity in loss of subsidiaries	25,293	16,662	—	—	(41,955)	—

Income (loss) before taxes	(26,011)	(59,624)	22,009	16	41,955	(21,655)
Income taxes	—	(10,346)	11,215	574	—	1,443

Income (loss) from continuing operations	(26,011)	(49,278)	10,794	(558)	41,955	(23,098)
Discontinued operations:
Loss from operation and disposal of discontinued division, net of tax	—	—	—	(2,913)	—	(2,913)

Income (loss) before cumulative effect of a change in accounting principle	(26,011)	(49,278)	10,794	(3,471)	41,955	(26,011)
Cumulative effect of change in accounting principle, net of tax	(23,985)	—	(23,985)	—	23,985	(23,985)

Net loss	$(49,996)	$(49,278)	$(13,191)	$(3,471)	$65,940	$(49,996)

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Consolidating Statement of Operations

For the Year Ended December 31, 2003

	QDI	QD LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$472,358	$7,361	$—	$479,719
Other service revenue	—	—	69,181	929	—	70,110
Fuel surcharge	—	—	15,211	400	—	15,611

Total operating revenues	—	—	556,750	8,690	—	565,440
Operating expenses:
Purchased transportation	—	—	359,065	1,238	—	360,303
Compensation	—	—	57,947	2,641	—	60,588
Fuel, supplies and maintenance	—	—	35,968	2,344	—	38,312
Depreciation and amortization	—	—	26,890	1,619	—	28,509
Insurance claims	—	—	31,973	236	—	32,209
Other operating expenses	—	—	26,031	694	—	26,725

Operating income	—	—	18,876	(82)	—	18,794
Interest expense	64,241	25,543	—	295	—	90,079
Foreign currency transaction loss	—	—	937	—	—	937
Gain on debt extinguishment	(721)	(4,012)	—	—	—	(4,733)
Other income	—	—	(281)	(7)	—	(288)
Equity in loss (earnings) of subsidiaries	3,582	(10,891)	—	—	7,309	—

Income (loss) before taxes	(67,102)	(10,640)	18,220	(370)	(7,309)	(67,201)
Income taxes	—	(7,058)	6,770	189	—	(99)

Net income (loss)	$(67,102)	$(3,582)	$11,450	$(559)	$(7,309)	$(67,102)

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2001 (Restated)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(16,747)	$12,433	$(123)	$(12,310)	$(16,747)
Adjustments for non-cash charges	16,747	6,203	3,328	12,310	38,588
Changes in assets and liabilities	—	(9,990)	(4,383)	—	(14,373)

Net cash provided by (used in) operating activities	—	8,646	(1,178)	—	7,468

Cash flows from investing activities:
Capital expenditures	—	(36,393)	(1,019)	—	(37,412)
Proceeds from asset dispositions	—	80	2,396	—	2,476

Net cash provided by (used in) investing activities	—	(36,313)	1,377	—	(34,936)

Cash flows from financing activities:
Proceeds from issuance of long-term debt and capital leases	45,000	—	—	—	45,000
Payment of debt obligations	(18,019)	—	(64)	—	(18,083)
Stock transactions	(3,115)	—	—	—	(3,115)
Other	3,461	—	—	—	3,461
Net change in intercompany balances	(27,327)	27,327	—	—	—

Net cash provided by (used in) financing activities	—	27,327	(64)	—	27,263

Net increase in cash	—	(340)	135	—	(205)
Effect of exchange rate changes on cash	—	(219)	—	—	(219)
Cash, beginning of period	—	2,469	167	—	2,636

Cash, end of period	$—	$1,910	$302	$—	$2,212

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2002 (Restated)

	QDI	QD LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net loss	$(49,996)	$(49,278)	$(13,191)	$(3,471)	$65,940	$(49,996)
Adjustments for non-cash charges	49,996	49,278	44,657	1,014	(65,940)	79,005
Changes in assets and liabilities	—	—	(4,794)	1,617	—	(3,177)

Net cash provided by (used in) operating activities	—	—	26,672	(840)	—	25,832

Cash flows from investing activities:
Capital expenditures	—	—	(15,282)	(4)	—	(15,286)
Proceeds from asset dispositions	—	—	7,242	875	—	8,117

Net cash provided by (used in) investing activities	—	—	(8,040)	871	—	(7,169)

Cash flows from financing activities:
Capital contribution	—	10,000	—	—	—	10,000
Payment of debt obligations	—	(17,484)	—	—	—	(17,484)
Exchange offer fees	—	(5,501)	—	—	—	(5,501)
Stock transactions	—	(1,032)	—	—	—	(1,032)
Other	—	—	(6,025)	44	—	(5,981)
Net change in intercompany balances		14,017	(14,017)	—	—	—

Net cash provided by (used in) financing activities	—	—	(20,042)	44	—	(19,998)

Net increase (decrease) in cash	—	—	(1,410)	75	—	(1,335)
Effect of exchange rate changes on cash	—	—	(216)	—	—	(216)
Cash, beginning of period	—	—	1,910	302	—	2,212

Cash, end of period	$—	$—	$284	$377	$—	$661

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2003

	QDI	QD LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(67,102)	$(3,582)	11,450	(559)	$(7,309)	$(67,102)
Adjustments for non-cash charges	67,102	3,582	13,202	2,147	7,309	93,342
Changes in assets and liabilities	—	—	(734)	(8,157)	—	(8,891)

Net cash provided by operating activities	—	—	23,918	(6,569)	—	17,349

Cash flows from investing activities:
Capital expenditures	—	—	(8,168)	(724)	—	(8,892)
Acquisition of competitor’s line of business	—	—	(6,100)	—	—	(6,100)
Proceeds from sales of property and equipment	—	—	1,664	947	—	2,611
Other	—	—	—	—	—	—

Net cash used in investing activities	—	—	(12,604)	223	—	(12,381)

Cash flows from financing activities:
Net payments on revolver		(3,230)	—		—	(3,230)
Proceeds from issuance of long-term debt		264,650	—		—	264,650
Payment of debt obligations	(14,846)	(355,126)		(3,730)	—	(373,702)
Deferred financing fees	—	(12,923)	—	—	—	(12,923)
Net proceeds from stock issuance	120,638	—	—	—	—	120,638
Other stock transactions		(22)	—	—	—	(22)
Other			(144)	—	—	(144)
Net change in intercompany balances	(105,792)	106,651	(11,648)	10,789	—	—

Net cash used in financing activities	—	—	(11,792)	7,059	—	(4,733)

Net increase in cash	—	—	(478)	713	—	235
Effect of exchange rate changes on cash	—	—	899	(840)	—	59
Cash, beginning of period	—	—	284	377	—	661

Cash, end of period	$—	$—	$705	$250	$—	$955

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

20.    SELECTED QUARTERLY FINANCIAL DATA (Unaudited) (In thousands, except per share data)

	Quarter Ended
	March 31	June 30	September 30	December 31 (2)

2002 (1)
Operating revenues	$123,043	$135,142	$132,470	$126,105
Operating income	6,594	8,379	5,516	1,909
Loss before cumulative effect of change in accounting principle	(3,773)	(12,910)	(3,023)	(6,305)
Loss per share before cumulative effect of change in accounting principle – basic	(1.11)	(3.83)	(0.90)	(1.89)
Loss per share before cumulative effect of change in accounting principle – diluted	(1.11)	(3.83)	(0.90)	(1.89)
Net loss	(27,758)	(12,910)	(3,023)	(6,305)
2003 (1)
Operating revenues	$137,015	$143,632	$145,396	$139,397
Operating income	8,593	9,541	6,393	(5,733)
Net income (loss)	1,835	2,209	(3,336)	(67,810)
Income (loss) per share – basic	0.55	0.65	(1.00)	(4.95)
Income (loss) per share – diluted	0.51	0.62	(1.00)	(4.95)

(1)	The quarterly financial information has been adjusted to reflect the PPI restatement (Note 1). The following are reconciliation’s of our quarterly operating results from unaudited pre-adjusted financial information to the adjusted financial information (in thousands, except per share data):

	For the quarter ended March 31, 2002
	Pre-adjustment	Adjustment	Adjusted
Operating revenues	$122,786	$257	$123,043
Operating income	7,322	(728)	6,594
Loss before cumulative effect of change in accounting principle	(3,045)	(728)	(3,773)
Loss per share before cumulative effect of change in accounting principle – basic	(0.90)	(0.21)	(1.11)
Loss per share before cumulative effect of change in accounting principle – diluted	(0.90)	(0.21)	(1.11)
Net loss	(27,030)	(728)	(27,758)

	For the quarter ended June 30, 2002
	Pre-adjustment	Adjustment	Adjusted
Operating revenues	$134,986	$156	$135,142
Operating income	9,271	(892)	8,379
Loss before cumulative effect of change in accounting principle	(12,018)	(892)	(12,910)
Loss per share before cumulative effect of change in accounting principle – basic	(3.56)	(0.27)	(3.83)
Loss per share before cumulative effect of change in accounting principle – diluted	(3.56)	(0.27)	(3.83)
Net loss	(12,018)	(892)	(12,910)

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

	For the quarter ended September 30, 2002
	Pre-adjustment	Adjustment	Adjusted
Operating revenues	$132,575	$(105)	$132,470
Operating income	7,905	(2,389)	5,516
Loss before cumulative effect of change in accounting principle	(634)	(2,389)	(3,023)
Loss per share before cumulative effect of change in accounting principle – basic	(0.19)	(0.71)	(0.90)
Loss per share before cumulative effect of change in accounting principle – diluted	(0.19)	(0.71)	(0.90)
Net loss	(634)	(2,389)	(3,023)

	For the quarter ended December 31, 2002
	Pre-adjustment	Adjustment	Adjusted
Operating revenues	$126,192	$(87)	$126,105
Operating income	2,786	(877)	1,909
Loss before cumulative effect of change in accounting principle	(5,428)	(877)	(6,305)
Loss per share before cumulative effect of change in accounting principle – basic	(1.62)	(0.27)	(1.89)
Loss per share before cumulative effect of change in accounting principle – diluted	(1.62)	(0.27)	(1.89)
Net loss	(5,428)	(877)	(6,305)

	For the quarter ended March 31, 2003
	Pre-adjustment	Adjustment	Adjusted
Operating revenues	$137,197	$(182)	$137,015
Operating income	9,461	(868)	8,593
Net income	2,703	(868)	1,835
Income per share – basic	0.81	(0.26)	0.55
Income per share – diluted	0.76	(0.25)	0.51

	For the quarter ended June 30, 2003
	Pre-adjustment	Adjustment	Adjusted
Operating revenues	$143,175	$457	$143,632
Operating income	10,903	(1,362)	9,541
Net income	3,571	(1,362)	2,209
Income per share – basic	1.07	(0.42)	0.65
Income per share – diluted	1.00	(0.38)	0.62

	For the quarter ended September 30, 2003
	Pre-adjustment	Adjustment	Adjusted
Operating revenues	$145,879	$(483)	$145,396
Operating income	9,821	(3,428)	6,393
Net income	92	(3,428)	(3,336)
Income per share – basic	0.03	(1.03)	(1.00)
Income per share – diluted	0.03	(1.03)	(1.00)

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002 and 2003

(2)	Selling and administrative expenses in the fourth quarter of 2002 include a $3.9 million charge to increase the reserve for uncollectible accounts, due to increased collection efforts on trade receivables and receivables from terminated owner-operators and affiliates. Additionally, a $4.0 million reduction in environmental liabilities was recorded, reflecting lower than anticipated environmental clean-up costs based on new estimates at existing sites.

Results for the fourth quarter of 2003 include a non-cash charge of $59.4 million for the conversion of preferred stock into common stock and a $4.7 million gain on the early extinguishment of debt, both in connection with the Company’s initial public offering in November of 2003. The fourth quarter results also include an $8.1 million charge relating to irregularities at Power Purchasing, Inc. (“PPI”), a non-core insurance subsidiary, a $2.3 million charge relating to prior period insurance claims of a bankrupt insurer, a $0.7 million restructuring charge and a $4.0 million adjustment for adverse development with respect to certain insurance claims.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited — In 000’s)

	December 31, 2003	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$955	$1,271
Accounts receivable, net of allowance of $6,893 and $7,438	77,444	98,721
Current maturities of notes receivable from affiliates	676	1,292
Prepaid expenses	3,566	2,253
Prepaid tires	7,978	7,936
Other	2,055	2,609

Total current assets	92,674	114,082
Property and equipment, net of accumulated depreciation of $203,816 and $181,014	137,961	125,478
Goodwill	131,232	131,363
Intangibles, net	1,402	1,441
Notes receivable from affiliates	1,051	600
Other assets	9,871	8,891

Total assets	$374,191	$381,855

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$6,759	$1,634
Accounts payable	13,988	17,810
Affiliates and independent owner-operators payable	7,319	13,398
Accrued expenses	56,742	72,614
Income taxes payable	518	1,567

Total current liabilities	85,326	107,023
Long-term indebtedness, less current maturities	272,750	269,643
Environmental liabilities	19,689	15,511
Other non-current liabilities	13,712	11,189
Deferred tax liability	1,552	933

Total liabilities	393,029	404,299
Commitments and contingencies (Note 6)
Minority interest in subsidiary	1,833	1,833
Stockholders’ deficit:
Common stock, no par value; 29,000 authorized, 19,080 issued at December 31, 2003 and 19,113 issued at September 30, 2004	357,580	357,387
Treasury stock, 111 and 113 shares at December 31, 2003 and September 30, 2004, respectively	(1,258)	(1,310)
Accumulated deficit	(169,569)	(173,718)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(14,689)	(14,607)
Stock purchase warrants	86	73
Unearned compensation, restricted stock	(1,502)	(852)
Stock subscriptions receivable	(1,730)	(1,661)

Total stockholders’ deficit	(20,671)	(24,277)

Total liabilities, minority interest and stockholders’ deficit	$374,191	$381,855

The accompanying notes are an integral part of these condensed consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited — In 000’s, Except Per Share Amounts)

	Nine months ended September 30,
	2003	2004
Operating revenues:
Transportation	$360,543	$393,989
Other service revenues	53,373	53,619
Fuel surcharge	12,127	19,416

Total operating revenues	426,043	467,024
Operating expenses:
Purchased transportation	268,269	314,643
Compensation	45,922	45,041
Fuel, supplies and maintenance	29,773	27,736
Depreciation and amortization	22,744	17,635
Selling and administrative	9,384	15,996
Insurance	16,858	19,056
PPI professional fees	—	4,843
Other operating expenses	8,566	8,972

Operating income (loss)	24,527	13,102
Interest expense	22,022	16,125
Interest expense, transaction fees	700	—
Foreign currency transaction loss	937	—
Other expense (income)	(200)	268

Income (loss) before taxes	1,068	(3,291)
Provision for income taxes	360	858

Net income (loss)	708	(4,149)
Distributions to minority interest/preferred stock dividends and accretions	(4,481)	—

Net loss attributable to common stockholders	$(3,773)	$(4,149)

Per share data:
Net loss per common share – basic	$(1.13)	$(0.22)

Net loss per common share – diluted	$(1.13)	$(0.22)

Weighted average number of shares – basic	3,337	18,904
Weighted average number of shares – diluted	3,337	18,904

The accompanying notes are an integral part of these condensed consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited — In 000’s)

	Nine months ended September 30,
	2003	2004
Cash flows from operating activities:
Net income (loss)	$708	$(4,149)
Adjustments for non-cash charges	32,124	21,254
Changes in assets and liabilities	(12,050)	(4,854)

Net cash provided by operating activities	20,782	12,251

Cash flows from investing activities:
Capital expenditures	(6,235)	(8,346)
Acquisition of assets	—	(781)
Proceeds from asset dispositions	1,828	2,578

Net cash used in investing activities	(4,407)	(6,549)

Cash flows from financing activities:
Net draws (payments) on the revolver	(10,230)	(2,000)
Payments of debt obligations	(5,376)	(6,233)
Deferred financing fees	(4,059)	(369)
Increase in bank overdraft	5,400	3,078
Other	(107)	17

Net cash provided by (used in) financing activities	(14,372)	(5,507)

Net increase in cash	2,003	195
Effect of exchange rate changes on cash	(417)	121
Cash, beginning of period	661	955

Cash, end of period	$2,247	$1,271

Supplemental disclosures of non-cash activities:
Preferred stock accretions	$4,395	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

Quality Distribution, Inc. (the “Company” or “QDI”) and its subsidiaries are engaged primarily in truckload transportation of bulk chemicals in North America. The Company conducts a significant portion of its business through a network of company terminals, affiliates and independent owner-operators. Affiliates are independent companies, which enter into one to five year renewable contracts with the Company. Affiliates are responsible for paying for their own power equipment (including debt service), fuel and other operating costs. Certain affiliates lease trailers from the Company. Owner-operators are independent contractors, who, through a contract with the Company, supply one or more tractors and drivers for the Company’s use. Contracts with owner-operators may be terminated by either party on short notice. The Company charges affiliates and third parties for the use of tractors and trailers as necessary. In exchange for the services rendered, affiliates and owner-operators are normally paid a percentage of the revenues generated for each load hauled.

The accompanying unaudited condensed, consolidated financial statements of the Company have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included. For further information, refer to the Quality Distribution, Inc. Annual Report on Form 10-K for the year ended December 31, 2003, including the consolidated financial statements and accompanying notes. The Company restated its September 30, 2003, financial statements on September 22, 2004 in a Form 8-K filing. Certain prior period amounts have been reclassified to conform to the current year presentation.

Operating results for the nine months ended September 30, 2004, are not necessarily indicative of the results that may be expected for the entire fiscal year.

Goodwill and Intangible Assets

The Company uses the provisions of FAS 142, “Goodwill and Other Intangible Assets” to account for its goodwill and intangibles. Under FAS 142, goodwill is subject to an annual impairment test as well as impairment assessments of triggering events. FAS 142 requires the Company to compare the fair value of the reporting unit to its carrying amount to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying amount, an impairment loss is recorded to the extent the carrying amount of the goodwill within the reporting unit is greater than the implied fair value of goodwill. The implementation of FAS 142 required the use of judgments, estimates and assumptions in the identification of reporting units and the determination of fair market value and impairment amounts related to the required testing. The Company has three reporting units: transportation operations, insurance operations, and Mexican operations. The Company allocated the goodwill to the transportation operations as it mainly resulted from the acquisition of Chemical Leaman Corporation in 1998.

The Company selected the second quarter to perform its annual impairment test. The Company used a combination of discounted cash flows and valuation of its capital structure to estimate the fair value. Projections for future cash flows were based on recent operating trends of the Company. No impairment was determined to have occurred as of June 30, 2004, since the calculated fair value exceeded the carrying amount. The factors used in deriving the estimate of the fair value included improving economic conditions and increasing revenues during 2004. Additionally, the Company consummated an initial public offering of its common stock in November 2003 and a concurrent favorable restructuring of the Company’s debt and capital structure.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

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Intangible assets consist of a pension-plan-related intangible asset, non-compete agreements with lives ranging from 2 – 10 years, and customer lists and customer contracts with lives of 5 years. Accumulated amortization of intangible assets was $0.1 million at December 31, 2003 and September 30, 2004. The gross amount of intangible assets at December 31, 2003 and September 30, 2004 was $1.5 million and $1.6 million, respectively.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 provides guidance in determining (1) whether consolidation is required under the “controlling financial interest” model of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” (or other existing authoritative guidance) or, (2) whether the variable interest model under FIN 46 should be used to account for existing and new entities. In December 2003, the FASB released a revised version of FIN 46 (FIN 46R) clarifying certain aspects of FIN 46 and providing certain entities with exemptions from its requirements. Adoption of this standard during the first quarter of 2004 did not have a material impact on the Company’s financial reporting.

In May 2003, the Emerging Issues Task Force issued Consensus No. 03-6, “Participating Securities and the Two-class Method under FASB No. 128, Earnings Per Share” (“EITF 03-6”). EITF 03-6 considers how a participating security should be defined for purposes of applying paragraphs 60 and 61 of FASB Statement No. 128, and whether paragraph 61 of FASB Statement No. 128 requires an entity to use the two-class method in computing EPS based on the presence of a participating security, regardless of the characteristics of that participating security. EITF 03-6 is effective for fiscal periods beginning after March 31, 2004. The adoption of EITF 03-6 did not have an impact on the Company’s financial reporting.

The FASB is amending FASB Statement No. 128 to make it consistent with International Accounting Standard 33, Earnings per Share (IAS 33), and make EPS computations comparable on a global basis. The revised standard changes the calculation of diluted EPS surrounding the application of the treasury stock method for share contracts such as options or warrants and eliminating the ability to overcome the presumption of share settlement for contracts that may be settled in either cash or shares of stock. Additionally, shares that will be issued upon conversion of a mandatorily convertible security must be included in the weighted-average number of shares outstanding used in computing basic EPS from the date that conversion becomes mandatory. Retrospective application for all periods presented would be required. The Company has not determined the effect of this pronouncement.

2.	COMPREHENSIVE INCOME (LOSS):

Comprehensive income (loss) is as follows (in thousands):

	Nine months ended September 30,
	2003	2004
Net income (loss)	$708	$(4,149)
Other comprehensive income:
Foreign currency translation adjustments	468	82

Comprehensive income (loss)	$1,176	$(4,067)

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3.	EARNINGS PER SHARE:

The September 30, 2004, common shares outstanding include 7,875,000 shares issued in November 2003 in connection with the Company’s initial public offering and 7,654,235 shares issued in November 2003 in connection with the conversion of all of the Company’s 13.75% Mandatorily Redeemable Preferred Stock to common stock.

Included in diluted weighted average number of shares for the quarter ended September 30, 2004 were 169,000 warrants and 4,000 shares underlying options. For the nine months ended September 30, 2003 and 2004, 105,000 and 2,101,000 shares underlying options, respectively, were not included in the calculation as the exercise of these options would have had an anti-dilutive effect on the earnings per share calculation. For the nine months ended September 30, 2003 and 2004, 291,000 and 265,000 warrants, respectively, were not included in the calculation as the exercise of these warrants would have had an anti-dilutive effect on the earnings per share calculation. For the nine months ended September 30, 2003, 0 shares and for the nine months ended September 30, 2004, 82,000 shares of restricted stock were not included in the calculation, as these shares would have had an anti-dilutive effect on the earnings per share calculation.

4.	STOCK-BASED COMPENSATION:

The Company uses Accounting Principles Board Opinion No. 25, “Accounting for Stock-Based Compensation,” and the related interpretations to account for its stock options. No compensation cost has been recorded at the grant dates, as the option price has been greater than or equal to the market price of the common stock on the applicable measurement date for all options issued. The Company adopted the disclosure provisions of FAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—and amendment of FAS 123, ‘Accounting for Stock-Based Compensation,’” for disclosure purposes in 2002.

The following table illustrates the effect on net earnings if the Company had recognized compensation expense upon issuance of the options (in thousands):

	Nine months ended September 30,
	2003	2004
Net income (loss) attributable to common stockholders as reported	$(3,773)	$(4,149)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects of $0 for all periods	(114)	(1,632)
Restricted stock compensation expense included in net income (loss) attributable to common stockholders as reported	—	444

Pro forma net income (loss) attributable to common stockholders	$(3,887)	$(5,337)

Income (loss) per common share:
As reported – basic	$(1.13)	$(0.22)

Pro forma – basic	$(1.16)	$(0.28)

As reported – diluted	$(1.13)	$(0.22)

Pro forma – diluted	$(1.16)	$(0.28)

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

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5.	EMPLOYEE BENEFIT PLANS

The Company maintains two noncontributory defined benefit plans resulting from a prior acquisition that cover certain full-time salaried employees and certain other employees under a collective bargaining agreement. Retirement benefits for employees covered by the salaried plan are based on years of service and compensation levels. The monthly benefit for employees under the collective bargaining agreement plan is based on years of service multiplied by a monthly benefit factor. Assets of the plans are invested primarily in equity securities and fixed-income investments. Pension costs are funded in accordance with the provisions of the applicable law.

The components of net periodic pension cost are as follows (in thousands):

	Nine months ended September 30,
	2003	2004
Service cost	$207	$207
Interest cost	2,116	2,059
Prior service cost	70	70
Amortization	618	515
Expected return on plan assets	(1,692)	(1,904)

Net periodic pension cost	$1,319	$947

During April 2004, new legislation, the Pension Funding Equity Act, was enacted allowing companies to use higher-yield corporate bond rates instead of Treasury bonds to calculate their pensions’ projected assets. Utilizing the new formula, the Company reduced its estimate of expected contributions to $4.2 million during fiscal 2004. The company has contributed $3.3 million as of September 30, 2004, and expects to pay $0.9 million during the fourth quarter of 2004.

6.	COMMITMENTS AND CONTINGENCIES:

Environmental Matters

It is the policy of the Company and each of its subsidiaries to be in compliance with all applicable environmental, safety, and health laws. We also are committed to the principles of Responsible Care®, an international chemical industry initiative to enhance the industry’s responsible management of chemicals.

Our activities involve the handling, transportation, and storage of bulk chemicals, both liquid and dry, many of which are classified as hazardous materials, hazardous substances, or hazardous waste. Our tank wash and terminal operations engage in the creation, storage, discharge, and proper disposal of wastewater that may contain hazardous substances, and the control and discharge of stormwater from industrial sites. In addition, we may store diesel fuel and other petroleum products at our terminals. As such, we, and others who operate in our industry, are subject to environmental, health and safety laws and regulation by U.S. federal, state, and local agencies and Canadian federal and provincial governmental authorities. Environmental laws and regulations are complex, and address emissions to the air, discharge onto land or water, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws change frequently and generally require us to obtain and maintain various licenses and permits. Environmental laws have tended to become more stringent over time, and most provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations.

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Facility managers are responsible for environmental compliance at each operating location. Self-audits conducted by our staff assess operations, safety training and procedures, equipment and grounds maintenance, emergency response capabilities and waste management. We may also, if circumstances warrant, contract with independent environmental consulting firms to conduct periodic, unscheduled, compliance assessments that focus on unsafe conditions with the potential to result in releases of hazardous substances or petroleum, and also include screening for evidence of past spills or releases. Our staff includes environmental professionals who develop guidelines and procedures, including periodic audits of our terminals, tank cleaning facilities, and historic operations, in an effort to avoid circumstances that could lead to future environmental exposure.

As a handler of hazardous substances, we are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of such substances under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Superfund Amendments and Reauthorization Act of 1986, and comparable state and Canadian laws. From time to time, we have incurred remedial costs and regulatory penalties with respect to chemical or wastewater spills and releases at our facilities, and, notwithstanding the existence of our environmental management program, we cannot assure that such obligations will not be incurred in the future, nor predict with certainty the extent of future liabilities and costs under environmental, health, and safety laws, nor that such liabilities will not result in a material adverse effect on our financial condition, results of operations or our business reputation.

In addition, the Company may face liability for alleged personal injury or property damage due to exposure to chemicals and other hazardous substances at its facilities or as the result of accidents and spills. Although these types of claims have not historically had a material impact on the Company’s operations, a significant increase in these claims could materially adversely affect the Company’s business, financial condition, operating results or cash flow.

As the result of environmental studies conducted at our facilities in conjunction with our environmental management program, we have identified environmental contamination at certain sites that require remediation. We are currently responsible for remediating and investigating five properties under federal and state Superfund programs where we are the only responsible party. Each of these five remediation projects relates to operations conducted by Chemical Leaman Corporation (“CLC”) prior to our acquisition of and merger with CLC in 1998. The two most significant federal Superfund sites are:

BRIDGEPORT, NJ During 1991, CLC entered into a Consent Decree with the EPA filed in the U.S. District Court for the District of New Jersey (U.S. v. Chemical Leaman Tank Lines, Inc., Civil Action No. 91-2637 (JFG) (D.N.J.)), with respect to its site located in Bridgeport, New Jersey, requiring CLC to remediate groundwater contamination. The Consent Decree required CLC to undertake Remedial Design and Remedial Action (“RD/RA”) related to the groundwater operable unit of the cleanup. A groundwater remedy design has subsequently been approved by the EPA and will be under construction shortly.

In August 1994, the EPA issued a Record of Decision, selecting a remedy for the wetlands operable unit at the Bridgeport site. In October 1998, the EPA issued an administrative order that required CLC to implement the EPA’s wetlands remedy. A remedial design for this remedy has been approved by the EPA and the State of New Jersey and the wetlands and groundwater remediation fieldwork has started at the site. In April 1998, the federal and state natural resource damages trustees indicated their intention to bring claims against CLC for natural resource damages at the Bridgeport site. CLC finalized a consent decree on March 16, 2001, with the state and federal trustees and resolved the natural resource damages claims. In addition, the EPA has investigated residual

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

contamination in site soils. However, no decision has been made as to the extent of soil remediation to be required, if any. The Company estimates the range of possible expenditures for this site is $11.4 million to $16.4 million.

WEST CALN TOWNSHIP, PA The EPA has alleged that CLC disposed of hazardous materials at the William Dick Lagoons Superfund Site in West Caln, Pennsylvania. On October 10, 1995, CLC entered into a Consent Decree with the EPA, which contains three elements: (1) payment to the EPA for installation of an alternate water line to provide water to affected area residents; (2) performance of an interim groundwater remedy at the site; and (3) soil remediation (US v. Chemical Leaman Tank Lines, Inc., Civil Action No. 95-CV-4264 (RJB) (E.D. Pa.)). During the quarter ended June 30, 2004, site investigation indicated that a greater than expected area of contamination required more extensive remediation than previously projected. Soil remediation includes the use of a low temperature thermal treatment unit, a soil vapor extraction system, and disposal off-site. In response, the Company increased its reserves for this site by $4.1 million.

The Company has paid all costs associated with installation of the waterline. The Company has completed a study and has submitted preliminary designs for a groundwater treatment system. The EPA anticipates that the Company will conduct the groundwater remedy over the course of five years, at which time the EPA will evaluate groundwater conditions and determine whether further groundwater treatment is necessary. The Consent Decree does not cover the final groundwater remedy or other site remedies or claims, if any, for natural resource damages. The Company’s current estimate of the range of possible expenditures for this site is $5.0 million to $7.2 million.

OTHER OWNED PROPERTY REMEDIATION. We are also incurring expenses resulting from the investigation and/or remediation of certain current and former CLC properties, including our facility in Tonawanda, New York, a former facility in Putnam County, West Virginia, and a facility in Charleston, West Virginia. As a result of our acquisition of CLC, we identified other owned or formerly owned properties that may require investigation and/or remediation, including properties currently subject to the New Jersey Industrial Sites Recovery Act (“ISRA”) cleanup requirements. There can be no assurance that costs associated with these sites, individually or in the aggregate, will not be material, nor that additional sites will not be discovered. The Company estimates the range of possible expenditures for these sites is $3.1 million to $7.2 million.

OTHER ENVIRONMENTAL MATTERS. CLC has been named as a potentially responsible party (“PRP”) under CERCLA and similar state laws at approximately 37 other multi-party sites. The Company estimates the range of possible expenditures for these sites is $1.2 million to $4.1 million.

Recently, the Company was notified of potential liabilities involving the Lower Passaic River Study Area and the Malone Superfund Site. The Company will be participating in the studies of these two sites to determine site remediation objectives, goals and technologies. Since the overall liability cannot be estimated at this time, the Company has set reserves for only the remedial investigation phase at the two sites.

The Company was also recently notified of its potential liability for remedial measures to be undertaken by the EPA at the Mobile Tank Wash Facility Superfund Site in Mobile, Alabama. Liability cannot be estimated at this time. The Company has asserted claims against the site owner (currently in bankruptcy) and the owner’s insurers.

RESERVES. The Company’s policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimated costs for future environmental

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

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(Unaudited)

compliance and remediation are necessarily imprecise due to such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of currently unknown remediation sites, and the allocation of costs among the potentially responsible parties under applicable statutes. As of December 31, 2003 and September 30, 2004, the Company had reserves in the amount of $29.2 million and $27.0 million for all environmental matters discussed above.

There can be no assurance that additional sites for which the Company is responsible will not be discovered in the future, nor that violations by the Company of environmental laws or regulations will not be identified or occur in the future, or that environmental, health and safety laws and regulations will not change in a manner that could impose material costs on us.

Litigation

On February 24, 2004, a putative class action lawsuit titled Meigs v. Quality Distribution, Inc., et al., was filed in the United States District Court for the Middle District of Florida, Tampa Division, against QDI, Thomas L. Finkbiner, QDI’s President, Chief Executive Officer and Chairman of the Board, and Samuel M. Hensley, QDI’s former Senior Vice President and Chief Financial Officer. The plaintiff purports to represent a class of purchasers of QDI’s common stock traceable to its November 2003 initial public offering. The complaint alleges that, in connection with the IPO, QDI filed a registration statement with the SEC that incorporated a materially false or misleading prospectus. Specifically, the complaint alleges that the prospectus materially overstated QDI’s financial results for the years ended December 31, 2001, December 31, 2002, and the nine months ended September 30, 2003. In addition, the complaint alleges that these financial statements were not prepared consistently with generally accepted accounting principles. Accordingly, it asserts claims (and seeks unspecified damages) against all defendants based on alleged violations of Section 11 of the Securities Act of 1933 and against Mr. Finkbiner and Mr. Hensley as “control persons,” under the Securities Act’s Section 15 by virtue of their positions at QDI.

On May 11, 2004, the Court consolidated Meigs with a substantially identical action titled Cochran v. Quality Distribution, Inc., also pending in the United States District Court for the Middle District of Florida. On June 28, 2004, the Court appointed Jemmco Investment Management LLC as lead plaintiff under the Private Securities Litigation Reform Act of 1995. Plaintiffs currently must file a consolidated amended complaint on or before December 1, 2004.

A second suit, Steamfitters Local 449 Pension & Retirement Security Funds v. Quality Distribution, Inc., et al., was filed in the Circuit Court for the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, on March 26, 2004. In addition to QDI, Mr. Finkbiner and Mr. Hensley, the suit names as defendants the other signatories to the registration statement, namely QDI directors Anthony R. Ignaczak, Joshua J. Harris, Michael D. Weiner, Marc J. Rowan, Marc E. Becker, and Donald C. Orris, and three of QDI’s IPO underwriters, Credit Suisse First Boston LLC, Bear, Stearns & Co. Inc., and Deutsche Bank Securities Inc. The Steamfitters complaint alleges substantially identical facts to those in the Meigs complaint and also includes the same claims, plus an additional claim for rescission or damages based on an alleged violation of Section 12 of the Securities Act.

On April 28, 2004, the defendants removed the action to the United States District Court for the Middle District of Florida. On June 25, 2004, that court remanded the case to state court. On August 26, 2004, the United States Court of Appeals for the Eleventh Circuit dismissed defendants’ appeal from the remand order for lack of jurisdiction. Defendants moved for reconsideration of the court’s dismissal order. On or about November 15, 2004, the Eleventh Circuit denied the Company’s motion for reconsideration. The parties have agreed that the defendants’ response to the complaint is currently due on or before November 30, 2004.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

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(Unaudited)

The actions’ allegations stem from the disclosures in a Form 8-K that QDI filed on February 2, 2004, stating that QDI had discovered irregularities at Power Purchasing, Inc., a non-core subsidiary that, through its subsidiary, American Transinsurance Group, Inc. (collectively, “PPI”), primarily assisted independent contractors in obtaining various lines of insurance, for which PPI derived fees as an insurance broker.

On July 14, 2004, QDI’s Board of Directors received a letter from a putative QDI shareholder demanding that the Company take steps to remedy alleged mismanagement, breach of fiduciary duty, and corporate waste arising from the PPI irregularities. The letter also demands that the Company file a professional malpractice suit against its outside independent registered certified public accountants, PricewaterhouseCoopers LLP. By letter dated July 21, 2004, the Company has requested certain information from the putative shareholder and has not received a response. The Company is conducting an investigation of the matters that are the subject of the July 14, 2004 letter.

The Company carries management liability and Company reimbursement insurance policies for the relevant period, which provide for aggregate coverage of $20 million and has notified the insurance carriers of the lawsuits. The carriers have not yet confirmed or denied coverage. Moreover, the Company makes no comment as to whether the insurance will be sufficient to cover the alleged damages claimed by plaintiffs or any as yet unasserted claims against the Company.

On October 18 and 19, 2004, the Company, its insurance carriers, counsel to the plaintiffs in aforementioned lawsuits, and other interested persons engaged in a mediation in an attempt to resolve all of the pending and threatened litigation. Thereafter, on October 29, 2004, plaintiffs in Meigs submitted to the court an unopposed motion for extension of time to file a consolidated amended complaint, stating that the parties had made substantial progress toward resolving their disputes. The court granted this motion, and the consolidated amended complaint is now due on or before November 30, 2004. The Company intends to continue to pursue settlement discussions. There can be no assurance that a binding settlement can be reached on terms and conditions satisfactory to the Company or that the final outcome of these lawsuits will not have a material adverse effect on the Company.

Due to the uncertainty surrounding the litigation, the Company has not accrued any loss as it is not probable and estimable at the present time.

In response to our voluntary disclosure to SEC officials and various state government authorities and regulators in February 2004 concerning the irregularities at PPI, the SEC and certain state government regulators are conducting informal inquiries into those irregularities. While no formal regulatory or governmental investigation into the PPI irregularities has been initiated, it is possible that state and federal regulatory or governmental authorities could begin such a formal investigation. The final outcome of the informal inquiries or any formal investigation that may be initiated (by the SEC or other regulatory or governmental authority) is impossible to determine at this time.

On May 13, 2004, a complaint styled Quality Food Grade Carriers, Inc., et al. v. Quality Carriers, Inc., et al., Case No. 04-4515-B, was filed in the Circuit Court for Hillsborough County, Florida, naming as defendants, Quality Carriers, Inc. (“QCI”), the Company’s indirect wholly owned subsidiary, and Thomas L. Finkbiner, QCI’s President and Chief Executive Officer. On August 6, 2004, plaintiffs served a second amended complaint alleging, among other things, (i) that QCI breached a series of agreements with plaintiffs to pursue jointly a food transportation business; (ii) that QCI converted certain of plaintiffs’ assets used in the business; and (iii) a claim for injunctive relief requiring QCI to return Quality Food Grade Carriers’ records and

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

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(Unaudited)

prohibiting QCI from using Quality Food Grade Carriers’ name and credit. The second amended complaint sought unspecified damages exceeding $15,000. On November 1, 2004, the Circuit Court dismissed plaintiffs’ second amended complaint and allowed plaintiffs twenty days within which to serve and file a third amended complaint, failing which the action will be dismissed with prejudice.

On October 21, 2004, a complaint styled Quality Food Grade Carriers, Inc., et al. v. Leon Black, et al., Case No. 04-9491-A, was filed in the Circuit Court for Hillsborough County, Florida, naming as defendants QCI, Leon Black, and Apollo Management, L.P. On October 26, 2004, plaintiffs filed an amended complaint adding the Company as a defendant and alleging, among other things, that defendants fraudulently induced the last of a series of agreements with plaintiffs to pursue jointly a food transportation business. The amended complaint seeks unspecified damages exceeding $15,000.

On October 21, 2004, a complaint styled Quality Food Grade Carriers, Inc., et al. v. Tropicana Products, Inc., et al., Case No. 53-2004CA-004215, was filed in the Circuit Court for Polk County, Florida, naming as defendants, among others, certain customers of QCI or of Indian River Transport, the company to which the food transportation business was sold. The complaint alleges, among other things, that defendants interfered with plaintiffs’ agreement with QCI to lease certain trucks and trailers, and seeks unspecified damages exceeding $15,000. The Company and QCI have agreed to indemnify certain defendants in the action.

The Company believes that the plaintiffs’ allegations in each of the three Quality Food Grade Carriers actions are without merit and it intends to contest the actions vigorously. Each of the foregoing actions is at an early stage, and it is therefore impossible to determine the likelihood of any outcome or the amount or range of loss or possible loss, if any.

On October 27, 2004, the Company and QCI filed a complaint styled Quality Distribution, Inc. and Quality Carriers, Inc. v. Stephen Douglas Vaughan, Quality Food Grade Carriers, Inc., and Quality Fuel Control, Inc., Adversary Proceeding No. 04-0687, in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division. The complaint alleges claims for injunctive relief, tortious interference, defamation, and extortion under Florida’s Civil Remedies for Criminal Practices Act. On November 8, 2004, the Bankruptcy Court heard and granted the Company and QCI’s motion for preliminary injunction enjoining, among others, Stephen Douglas Vaughan, Quality Food Grade Carriers, Inc. and Quality Fuel Control, Inc., from making or otherwise publishing false and defamatory statements regarding the Company and QCI, their customers and shareholders, interfering with the Company and QCI, their customers and business relationships, and threatening the Company and QCI, their customers and shareholders. The Company intends to vigorously pursue the action, which is scheduled for trial on March 7, 2005. The Bankruptcy Court has found that the Company and QCI have a substantial likelihood of success on the merits of the claims in the complaint. However, the action is at an early stage, and it is therefore impossible to determine the likelihood of any outcome or the amount or range of recovery or possible recovery, if any.

The Company is from time to time involved in routine litigation incidental to the conduct of its business. The Company believes that no such routine litigation currently pending against it, if adversely determined, would have a material adverse effect on its consolidated financial position, results of operations or cash flows.

PPI Investigation

In connection with the irregularities discovered at PPI, the Company anticipates paying costs relating to state insurance regulatory proceedings. The Company has accrued $2.7 million as its current estimate of these

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(Unaudited)

potential charges. Additionally, during the three and nine months ended September 30, 2004, the Company recorded $0.8 million and $4.8 million, respectively, in accounting and legal fees relating to the investigation at PPI, which are recorded in PPI professional fees.

7.	GEOGRAPHIC SEGMENTS

The Company’s operations are located primarily in the United States, Canada and Mexico. Inter-area sales are not significant to the total revenue of any geographic area. Information about the Company’s operations in different geographic areas for the nine months ended September 30, 2003 and 2004, is as follows (in thousands):

	Nine months ended September 30, 2003
	U.S.	INTERNATIONAL	ELIMINATIONS	CONSOLIDATED
Operating revenues	$395,208	$30,835	$—	$426,043
Operating income	21,065	3,462	—	24,527
Depreciation and amortization	20,358	2,386	—	22,744
Capital expenditures	5,567	668	—	6,235

	Nine months ended September 30, 2004
	U.S.	INTERNATIONAL	ELIMINATIONS	CONSOLIDATED
Operating revenues	$433,627	$33,397	$—	$467,024
Operating income	9,466	3,636	—	13,102
Identifiable assets	330,326	62,609	(11,080)	381,855
Depreciation and amortization	15,566	2,069	—	17,635
Capital expenditures	8,313	33	—	8,346

	As of December 31, 2003
	U.S.	INTERNATIONAL	ELIMINATIONS	CONSOLIDATED
Identifiable assets	367,108	19,796	(12,713)	374,191

8.	SUBSEQUENT EVENTS

During the fourth quarter we are reviewing our fleet requirements. We believe there may be a group of trailers, which may be in excess of our needs and may be held for sale. The Company believes this will generate cash and is the right decision for the shareholders, but we may incur a non-cash charge for impairment under the held for sale model, once all criteria are met. As of September 30, 2004, we tested for impairment under the held and used model and no impairment charge was deemed necessary.

9.	GUARANTOR SUBSIDIARIES:

The 9% Senior Subordinated Notes issued by the Company’s wholly owned subsidiary, Quality Distribution LLC (“QD LLC”), and the Series B Floating Interest Rate Subordinated Term Notes due 2006 issued by the Company are unconditionally guaranteed on a senior subordinated basis pursuant to guarantees by all of the Company’s direct and indirect domestic subsidiaries (the “Guarantors”). In addition, the Company

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

unconditionally guarantees on a senior subordinated basis the 9% Senior Subordinated Notes. Each of the Company’s direct and indirect subsidiaries, including QD LLC, is 100% owned. All foreign subsidiaries, including Levy Transport, Ltd., are not guarantors.

The Company conducts substantially all of its business through, and derives virtually all its income from, its subsidiaries. Therefore, the Company’s and QD LLC’s ability to make required principal and interest payments with respect to the Company’s indebtedness depends on the earnings of subsidiaries and its ability to receive funds from its subsidiaries through dividend and other payments. The subsidiary guarantors are direct and indirect wholly owned subsidiaries of QD LLC and have fully and unconditionally guaranteed the 9% Senior Subordinated Notes and the Series B Floating Interest Rate Subordinated Term Notes on a joint and several basis.

The Company has not presented separate financial statements and other disclosures concerning subsidiary guarantors because management has determined such information is not material to the holders of the above-mentioned notes.

The following condensed consolidating financial information for the Company, QD LLC and combined guarantor subsidiaries presents:

1.	Balance Sheets as of December 31, 2003 and September 30, 2004.

2.	Statements of Operations for the nine months ended September 30, 2003 and September 30, 2004.

3.	Statements of Cash Flows for the nine months ended September 30, 2003 and September 30, 2004.

4.	Elimination entries necessary to consolidate the parent company and all its subsidiaries.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

December 31, 2003

(In 000’s)

	QDI	QD LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$705	$250	$—	$955
Accounts receivable, net	—	—	77,459	(15)	—	77,444
Current maturities of notes receivable from affiliates	—	—	676	—	—	676
Prepaid expenses	—	—	3,474	92	—	3,566
Prepaid tires	—	—	7,812	166	—	7,978
Other	—	—	1,994	61	—	2,055

Total current assets	—	—	92,120	554	—	92,674
Property and equipment, net	—	—	131,381	6,580	—	137,961
Goodwill	—	—	131,232	—	—	131,232
Intangibles, net	—	—	1,402	—	—	1,402
Notes receivable from affiliates	—	—	1,051	—	—	1,051
Other assets	—	100,000	9,867	4	(100,000)	9,871
Investment in subsidiaries	(4,480)	153,838	—	—	(149,358)	—

Total assets	$(4,480)	$253,838	$367,053	$7,138	$(249,358)	$374,191

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of indebtedness	$5,000	$1,759	$—	$—	$—	$6,759
Accounts payable	—	—	13,988	—	—	13,988
Intercompany	11,191	(16,191)	14,543	(9,543)	—	—
Affiliates and independent owner-operators payable	—	—	7,312	7	—	7,319
Accrued expenses	—	—	56,630	112	—	56,742
Income taxes payable	—	—	(299)	817	—	518

Total current liabilities	16,191	(14,432)	92,174	(8,607)	—	85,326
Long-term indebtedness, less current maturities	—	272,750	—	—	—	272,750
Environmental liabilities	—	—	19,689	—	—	19,689
Other non-current liabilities	—	—	113,712	—	(100,000)	13,712
Deferred tax liability	—	—	(1,480)	3,032	—	1,552

Total liabilities	16,191	258,318	224,095	(5,575)	(100,000)	393,029
Minority interest in subsidiary	—	—	1,833	—	—	1,833
Stockholders’ equity (deficit):
Common stock	357,580	176,122	99,463	15,127	(290,712)	357,580
Treasury stock	(1,258)	—	—	—	—	(1,258)
Accumulated (deficit) retained earnings	(169,569)	23,676	54,593	(601)	(77,668)	(169,569)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive loss	(14,689)	(14,689)	(12,931)	(1,758)	29,378	(14,689)
Stock purchase warrants	86	—	—	—	—	86
Unearned compensation, restricted stock	(1,502)	—	—	—	—	(1,502)
Stock subscriptions receivable	(1,730)	—	—	—	—	(1,730)

Total stockholders’ equity (deficit)	(20,671)	(4,480)	141,125	12,713	(149,358)	(20,671)

Total liabilities, minority interest and stockholders’ equity (deficit)	$(4,480)	$253,838	$367,053	$7,138	$(249,358)	$374,191

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

September 30, 2004

(Unaudited - In 000’s)

	QDI	QD LLC	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$1,008	$263	$—	$1,271
Accounts receivable, net	—	—	98,015	706	—	98,721
Current maturities of notes receivable from affiliates	—	—	1,292	—	—	1,292
Prepaid expenses	—	—	2,242	11	—	2,253
Prepaid tires	—	—	7,889	47	—	7,936
Other	—	—	2,603	6	—	2,609

Total current assets	—	—	113,049	1,033	—	114,082
Property and equipment, net	—	—	122,349	3,129	—	125,478
Goodwill	—	—	131,363	—	—	131,363
Intangibles, net	—	—	1,441	—	—	1,441
Notes receivable from affiliates	—	—	600	—	—	600
Other assets	—	100,000	8,887	4	(100,000)	8,891
Investment in subsidiaries	(8,550)	152,321	—	—	(143,771)	—

Total assets	$(8,550)	$252,321	$377,689	$4,166	$(243,771)	$381,855

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of indebtedness	$68	$1,566	$—	$—	$—	$1,634
Accounts payable	—	—	17,810	—	—	17,810
Intercompany	15,659	(10,338)	6,005	(11,326)	—	—
Affiliates and independent owner-operators payable	—	—	13,398	—	—	13,398
Accrued expenses	—	—	72,282	332	—	72,614
Income taxes payable	—	—	27	1,540	—	1,567

Total current liabilities	15,727	(8,772)	109,522	(9,454)	—	107,023
Long-term indebtedness, less current maturities	—	269,643	—	—	—	269,643
Environmental liabilities	—	—	15,511	—	—	15,511
Other non-current liabilities	—	—	111,189	—	(100,000)	11,189
Deferred tax liability	—	—	(2,034)	2,967	—	933

Total liabilities	15,727	260,871	234,188	(6,487)	(100,000)	404,299
Minority interest in subsidiary	—	—	1,833	—	—	1,833
Stockholders’ equity (deficit):
Common stock	357,387	176,122	91,342	15,127	(282,591)	357,387
Treasury stock	(1,310)	—	—	—	—	(1,310)
Accumulated (deficit) retained earnings	(173,718)	19,524	63,249	(2,738)	(80,035)	(173,718)
Stock recapitalization	(189,589)	(189,589)	—	(55)	189,644	(189,589)
Accumulated other comprehensive loss	(14,607)	(14,607)	(12,923)	(1,681)	29,211	(14,607)
Stock purchase warrants	73	—	—	—	—	73
Unearned compensation, restricted stock	(852)	—	—	—	—	(852)
Stock subscriptions receivable	(1,661)	—	—	—	—	(1,661)

Total stockholders’ equity (deficit)	(24,277)	(8,550)	141,668	10,653	(143,771)	(24,277)

Total liabilities, minority interest and stockholders’ equity (deficit)	$(8,550)	$252,321	$377,689	$4,166	$(243,771)	$381,855

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statements of Operations

Nine Months Ended September 30, 2003

(In 000’s)

Unaudited

	QDI	QD LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$354,869	$5,674	$—	$360,543
Other service revenue	—	—	52,573	800	—	53,373
Fuel surcharge	—	—	11,800	327	—	12,127

Total operating revenues	—	—	419,242	6,801	—	426,043
Operating expenses:
Purchased transportation	—	—	267,319	950	—	268,269
Compensation	—	—	43,905	2,017	—	45,922
Fuel, supplies and maintenance	—	—	27,962	1,811	—	29,773
Depreciation and amortization	—	—	21,504	1,240	—	22,744
Selling and administrative	—	—	9,224	160	—	9,384
Insurance	—	—	16,677	181	—	16,858
Other operating expenses	—	—	8,168	398	—	8,566

Operating income	—	—	24,483	44	—	24,527
Interest expense	3,259	18,595	—	168	—	22,022
Interest expense, transaction fees	—	700	—	—	—	700
Foreign currency transaction loss	—	—	937	—	—	937
Other income	—	—	(200)	—	—	(200)

Income (loss) before taxes	(3,259)	(19,295)	23,746	(124)	—	1,068
Provision (benefit) for income taxes	—	(11,714)	12,006	68	—	360

Income (loss) before equity in earnings of subsidiaries	(3,259)	(7,581)	11,740	(192)	—	708
Equity in earnings of subsidiaries	3,967	11,548	—	—	(15,515)	—

Net income (loss)	$708	$3,967	$11,740	$(192)	$(15,515)	$708

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statements of Operations

Nine Months Ended September 30, 2004

Unaudited - (In 000’s)

	QDI	QD LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Transportation	$—	$—	$389,939	$4,050	$—	$393,989
Other service revenues	—	—	52,925	694	—	53,619
Fuel surcharge	—	—	19,145	271	—	19,416

Total operating revenues	—	—	462,009	5,015	—	467,024
Operating expenses:
Purchased transportation	—	—	314,033	610	—	314,643
Compensation	—	—	43,509	1,532	—	45,041
Fuel, supplies and maintenance	—	—	26,308	1,428	—	27,736
Depreciation and amortization	—	—	16,618	1,017	—	17,635
Selling and administrative	—	—	15,896	100	—	15,996
Insurance	—	—	18,909	147	—	19,056
PPI professional fees	—	—	4,843	—	—	4,843
Other operating expenses	—	—	7,710	1,262	—	8,972

Operating income (loss)	—	—	14,183	(1,081)	—	13,102
Interest expense	—	16,125	—	—	—	16,125
Other expense (income)	(3)	—	238	33	—	268

Income (loss) before taxes	3	(16,125)	13,945	(1,114)	—	(3,291)
Provision (benefit) for income taxes	—	(5,454)	5,717	595	—	858

Income (loss) before equity in earnings of subsidiaries	3	(10,671)	8,228	(1,709)	—	(4,149)
Equity in earnings of subsidiaries	(4,152)	6,519	—	—	(2,367)	—

Net income (loss)	$(4,149)	$(4,152)	$8,228	$(1,709)	$(2,367)	$(4,149)

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statements of Cash Flows

Nine Months Ended September 30, 2003

Unaudited - (In 000’s)

	QDI	QD LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$708	$3,967	$11,740	$(192)	$(15,515)	$708
Adjustments for non-cash charges	(802)	(11,427)	44,186	1,647	(1,480)	32,124
Changes in assets and liabilities	94	—	(20,652)	(8,487)	16,995	(12,050)

Net cash provided by (used in) operating activities	—	(7,460)	35,274	(7,032)	—	20,782

Cash flows from investing activities:
Capital expenditures	—	—	(5,567)	(668)	—	(6,235)
Proceeds from other dispositions	—	—	1,459	369	—	1,828

Net cash used in investing activities	—	—	(4,108)	(299)	—	(4,407)

Cash flows from financing activities:
Net payments on the revolver	—	(10,230)	—	—	—	(10,230)
Payment of debt obligations	—	(1,646)	—	(3,730)	—	(5,376)
Deferred financing fees	—	—	(4,059)	—	—	(4,059)
Increase in book overdrafts	—	—	5,400	—	—	5,400
Other	—	8	(115)	—	—	(107)
Net change in intercompany balances	—	19,328	(30,821)	11,493	—	—

Net cash provided by (used in) financing activities	—	7,460	(29,595)	7,763	—	(14,372)

Net increase in cash	—	—	1,571	432	—	2,003
Effect of exchange rate changes on cash	—	—	(437)	20	—	(417)
Cash, beginning of period	—	—	284	377	—	661

Cash, end of period	$—	$—	$1,418	$829	$—	$2,247

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statements of Cash Flows

Nine Months Ended September 30, 2004

Unaudited - (In 000’s)

	QDI	QD LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(4,149)	$(4,152)	$8,228	$(1,709)	$(2,367)	$(4,149)
Adjustments for non-cash charges	4,149	1,969	21,618	1,017	(7,499)	21,254
Changes in assets and liabilities	—	—	(15,935)	974	10,107	(4,854)

Net cash provided by (used in) operating activities	—	(2,183)	13,911	282	241	12,251

Cash flows from investing activities:
Capital expenditures	—	—	(8,313)	(33)	—	(8,346)
Acquisition of assets	—	—	(781)	—	—	(781)
Proceeds from asset dispositions	—	—	954	1,624	—	2,578

Net cash provided by (used in) investing activities	—	—	(8,140)	1,591	—	(6,549)

Cash flows from financing activities:
Net payments on the revolver	—	(2,000)	—	—	—	(2,000)
Payments of debt obligations	(4,932)	(1,301)	—	—	—	(6,233)
Deferred financing fees	—	(369)	—	—	—	(369)
Increase in book overdrafts	—	—	3,078	—	—	3,078
Other	17	—	—	—	—	17
Net change in intercompany balances	4,915	5,853	(8,538)	(1,783)	(447)	—

Net cash provided by (used in) financing activities	—	2,183	(5,460)	(1,783)	(447)	(5,507)

Net increase (decrease) in cash	—	—	311	90	(206)	195
Effect of exchange rate changes on cash	—	—	(8)	(77)	206	121
Cash, beginning of period	—	—	705	250	—	955

Cash, end of period	$—	$—	$1,008	$263	$—	$1,271

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act (the “Act”) provides that, subject to such standards and restrictions, if any, as are set forth in a limited liability company’s operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The By-Laws of Quality Distribution, LLC provide that Quality Distribution, LLC shall, to the fullest extent authorized under the Act, indemnify and hold harmless against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered, any manager or officer of Quality Distribution, LLC including indemnification for negligence but excluding indemnification (1) for acts or omissions involving actual fraud, willful misconduct or gross negligence or (2) with respect to any transaction from which the indemnitee derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the fight of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, the certificate of incorporation of QD Capital Corporation includes a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Section 607.0850 of the Florida Business Corporation Act, or FBCA, permits, in general, a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith for a purpose he or she reasonably believed to be in, or not opposed to the best interest of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification under the FBCA. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

In accordance with the provisions of the Amended and Restated Bylaws of Quality Distribution, Inc., Quality Distribution, Inc. shall indemnify, to the fullest extent permitted by law, any person who is or was a party, or is threatened to be made a party to, any threatened, pending or contemplated action, suit or other type of proceeding (other than an action by or in our right), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was Quality Distribution, Inc.’s director or our officer or is or was serving at Quality Distribution, Inc.’s request (as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan) and expenses (including counsel fees) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, Quality Distribution, Inc.’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any such action, suit or other proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in, or not opposed to, Quality Distribution, Inc.’s best interests or, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. In addition, Quality Distribution, Inc. also carries insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 21.    Exhibits and Financial Statement Schedules.

(a)  EXHIBITS

Exhibit No.	Description

3.1	Certificate of Formation of Quality Distribution, LLC dated as of May 14, 2002. Incorporated herein by reference to Exhibit 3.1 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-980777).

3.2	Limited Liability Company Agreement of Quality Distribution, LLC dated as of May 15, 2002. Incorporated herein by reference to Exhibit 3.2 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-980777).

3.3	Bylaws of Quality Distribution, LLC adopted as of May 15, 2002. Incorporated herein by reference to Exhibit 3.3 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-980777).

3.4	Certificate of Incorporation of QD Capital Corporation dated May 1, 2003.*

3.5	Bylaws of QD Capital Corporation dated May 1, 2003.*

3.6	Amended and Restated Articles of Incorporation of Quality Distribution, Inc. dated November 4, 2003. Incorporated herein by reference to Exhibit 3.1 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

3.7	Amended and Restated Bylaws of Quality Distribution, Inc. dated November 5, 2003. Incorporated herein by reference to Exhibit 3.2 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

4.1	Credit Agreement dated as of November 13, 2003 between Quality Distribution, Inc., Quality Distribution, LLC, the lenders party thereto and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit No. 4.1 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.2	Security Agreement dated as of November 13, 2003, among Quality Distribution, LLC, various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as collateral agent. Incorporated herein by reference to Exhibit No. 4.2 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.3	U.S. Pledge Agreement dated as of November 13, 2003, among Quality Distribution, LLC, various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as collateral agent and pledgee. Incorporated herein by reference to Exhibit No. 4.3 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.4	Subsidiaries Guaranty dated as of November 13, 2003, among various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit No. 4.4 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.5	Indenture dated as of November 13, 2003, among Quality Distribution, LLC, QD Capital Corporation, the Guarantors named therein and The Bank of New York as Trustee. Incorporated herein by reference to Exhibit No. 4.5 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

Exhibit No.	Description

4.6	Form of Exchange Note (included as Exhibit B to Exhibit 4.5).

4.7	Registration Rights Agreement, dated as of November 13, 2003, among Quality Distribution, LLC, QD Capital Corporation, the subsidiaries of Quality Distribution, LLC set forth on Annex I thereto and The Bank of New York. Incorporated herein by reference to Exhibit No. 4.7 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

5.1	Opinion of O’Melveny & Myers LLP.*

5.2	Opinion of Robert Kasak.*

5.3	Opinion of Jones Vargas.

5.4	Opinion of Morgan, Lewis & Bockius LLP.*

10.1	Amended and Restated Shareholders’ Agreement, dated as of February 10, 1998, among MTL, Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 4.13 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.2	Amended and Restated Common and Preferred Stock Purchase and Shareholders’ Agreement, dated as of August 28, 1998, among BT Investment Partners, Inc., MTL Equity Investors, L.L.C., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and MTL. Incorporated herein by reference to Exhibit No. 4.14 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.3	Amendment No. 1, dated as of April 2, 2002, to the Amended and Restated Common and Preferred Stock Purchase and Shareholders’ Agreement, dated as of August 28, 1998, among BT Investment Partners, Inc., MTL Equity Investors, L.L.C., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and MTL. Incorporated herein by reference to Exhibit No. 10.3 to Quality Distribution, LLC’s Registration Statement on
Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.4	Second Amended and Restated Registration Rights Agreement, dated as of August 28, 1998, among Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P., QDI and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 10.4 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.5	Agreement, dated as of May 30, 2002, among Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P., QDI and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 10.5 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.6	1998 Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.1 to Quality Distribution, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 3, 1998 (Registration No. 333-66711).

10.7	Employment Agreement, dated November 8, 1999, between Quality Distribution, Inc. and Thomas L. Finkbiner. Incorporated herein by reference to Exhibit No. 10.3 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

Exhibit No.	Description

10.8	Employment Agreement, dated June 3, 2004, between Quality Distribution, Inc. and Virgil T. Leslie. Incorporated herein by reference to Exhibit 10.1 to Quality Distribution, Inc.’s Quarterly Report on Form 10-Q filed with the Security and Exchange Commission on August 16, 2004.

10.9	Employment Agreement, dated June 23, 1998, between Quality Distribution, Inc. and Dennis R. Copeland. Incorporated herein by reference to Exhibit No. 10.7 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.10	Promissory Note, dated November 8, 1999, issued by Thomas L. Finkbiner to Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.14 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.11	Pledge Agreement, dated November 8, 1999, between Thomas L. Finkbiner and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.15 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.12	Stock Option Agreement, dated November 8, 1999, between Thomas L. Finkbiner and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.16 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.13	Limited Recourse Secured Promissory Note, dated June 9, 1998, issued by Marvin Sexton to Quality Distribution, Inc. and corresponding pledge agreement. Incorporated herein by reference to Exhibit No. 10.11 to Quality Distribution, Inc.’s Registration Statement on
Form S-4 filed with the Securities and Exchange Commission on November 3, 1998 (Registration No. 333-66711).

10.14	Contribution Agreement dated May 30, 2002, between Quality Distribution, LLC and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.26 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.15	Lock-Up Agreement, dated as of April 10, 2002, and Amendment No. 1 thereto dated as of May 30, 2002, among Quality Distribution, Inc., ARES Leveraged Investment Fund, L.P. and ARES Leveraged Investment Fund II, L.P. Incorporated herein by reference to Exhibit No. 10.27 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.16	Lock-Up and Purchase Agreement, dated as of April 10, 2002, among Quality Distribution, Inc., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P. Incorporated herein by reference to Exhibit No. 10.28 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.17	Lock-up Agreement, dated as of April 10, 2002, among Quality Distribution, Inc. and the members of management listed on the signature page thereto. Incorporated herein by reference to Exhibit No. 10.29 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

Exhibit No.	Description

10.18	Employment Agreement dated June 23, 1998 between Quality Distribution, Inc. and Michael A. Grimm. Incorporated herein by reference to Exhibit No. 10.30 to Quality Distribution, LLC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2003.

10.19	Amendment, dated May 30, 2003, to Employment Agreement dated June 23, 1998 between Quality Distribution, Inc. and Michael A. Grimm. Incorporated herein by reference to Exhibit 10.29 to Quality Distribution, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 24, 2003 (Registration No. 333-108344).

10.20	Employment Agreement dated April 10, 2000 between Quality Distribution, Inc. and Keith J. Margelowsky. Incorporated herein by reference to Exhibit No. 10.31 to Quality Distribution, LLC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2003.

10.21	Employment Agreement dated February 5, 2003 between Quality Distribution, Inc. and Samuel M. Hensley. Incorporated herein by reference to Exhibit No. 10.32 to Quality Distribution, LLC’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2003.

10.22	Warrant Agreement (including form of warrant certificate), dated as of May 30, 2002, between Quality Distribution, Inc. and The Bank of New York. Incorporated herein by reference to Exhibit 10.32 to Quality Distribution, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 24, 2003 (Registration No. 333-108344).

10.23	2003 Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.33 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

10.24	Form of Stock Option Agreement Under Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.34 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

10.25	2003 Restricted Stock Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.35 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

10.26	Form of Restricted Stock Award Agreement Under Restricted Stock Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.36 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

10.27	Employment Agreement dated August 3, 2004 between Quality Distribution, Inc. and Robert J. Millstone.*

10.28	Term sheet dated September 14, 2004 entered into by Quality Distribution, Inc. with respect to Richard B. Marchese’s employment. Incorporated herein by reference to Exhibit 99.2 to Quality Distribution, Inc.’s Periodic Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2004.

Exhibit No.	Description

10.29	Employment Agreement dated November 3, 2004 between Quality Distribution, Inc. and Gary Enzor. Incorporated herein by reference to Exhibit 99.2 to Quality Distribution, Inc.’s Periodic Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2004.

10.30	Employment Agreement dated November 4, 2004 between Quality Distribution, Inc. and Timothy Page. Incorporated herein by reference to Exhibit 99.3 to Quality Distribution, Inc.’s Periodic Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2004.

12.1	Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Quality Distribution, LLC.*

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).*

23.3	Consent of Robert Kasak (included in Exhibit 5.2).*

23.4	Consent of Jones Vargas (included in Exhibit 5.3).

23.5	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.4).*

24.1	Powers of Attorney (included on signature pages of the original registration statement).*

24.2	Powers of Attorney given by Alan H. Schumacher and Eric L. Press.*

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	Form of Letter to Clients.

*	Previously Filed.

(b)  FINANCIAL STATEMENT SCHEDULES

All financial statement schedules are omitted because they are inapplicable, not required or the information has been disclosed elsewhere in the consolidated financial statements or notes thereto.

Item 22.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrants hereby undertakes that:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 22nd day of December, 2004.

QUALITY DISTRIBUTION, LLC

By:	/S/ THOMAS L. FINKBINER
Thomas L. Finkbiner President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ THOMAS L. FINKBINER Thomas L. Finkbiner	President, Chief Executive Officer and Manager (Principal Executive Officer)	December 22, 2004

/S/ TIMOTHY B. PAGE Timothy B. Page	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2004

* Anthony R. Ignaczak	Manager	December 22, 2004

* Joshua J. Harris	Manager	December 22, 2004

* Michael D. Weiner	Manager	December 22, 2004

* Marc J. Rowan	Manager	December 22, 2004

* Marc E. Becker	Manager	December 22, 2004

* Donald C. Orris	Manager	December 22, 2004

* Richard B. Marchese	Manager	December 22, 2004

* Alan H. Schumacher	Manager	December 22, 2004

* Eric L. Press	Manager	December 22, 2004

*By:	/S/ THOMAS L. FINKBINER
Thomas L. Finkbiner Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 22nd day of December, 2004.

QD CAPITAL CORPORATION
By:	/S/ THOMAS L. FINKBINER

Thomas L. Finkbiner President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ THOMAS L. FINKBINER Thomas L. Finkbiner	President and Director (Principal Executive Officer)	December 22, 2004

/S/ TIMOTHY B. PAGE Timothy B. Page	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 22nd day of December, 2004.

QUALITY DISTRIBUTION, INC.
By:	/S/ THOMAS L. FINKBINER

Thomas L. Finkbiner President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ THOMAS L. FINKBINER Thomas L. Finkbiner	President, Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2004

/S/ TIMOTHY B. PAGE Timothy B. Page	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2004

* Anthony R. Ignaczak	Director	December 22, 2004

* Joshua J. Harris	Director	December 22, 2004

* Michael D. Weiner	Director	December 22, 2004

* Marc J. Rowan	Director	December 22, 2004

* Marc E. Becker	Director	December 22, 2004

* Donald C. Orris	Director	December 22, 2004

* Richard B. Marchese	Director	December 22, 2004

* Alan H. Schumacher	Director	December 22, 2004

* Eric L. Press	Director	December 22, 2004

*By:	/S/ THOMAS L. FINKBINER Thomas L. Finkbiner Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 22nd day of December, 2004.

AMERICAN TRANSINSURANCE GROUP, INC.

CHEMICAL LEAMAN CORPORATION

ENVIROPOWER, INC.

FLEET TRANSPORT COMPANY, INC.

MEXICO INVESTMENTS, INC.

POWER PURCHASING, INC.

QUALITY CARRIERS, INC.

QSI SERVICES, INC.

By:	/S/ THOMAS L. FINKBINER
Thomas L. Finkbiner President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS L. FINKBINER Thomas L. Finkbiner	President and Director (Principal Executive Officer)	December 22, 2004

/S/ TIMOTHY B. PAGE Timothy B. Page	Vice President and Treasurer (Principal Financial and Accounting Officer)	December 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 22nd day of December, 2004.

QUALA SYSTEMS, INC.

By:	/S/ JOHN M. ALLEN
John M. Allen President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN M. ALLEN John M. Allen	President (Principal Executive Officer)	December 22, 2004

/S/ THOMAS L. FINKBINER Thomas L. Finkbiner	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	December 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 22nd day of December, 2004.

TRANSPLASTICS, INC.
By:	/S/ DENNIS R. COPELAND

Dennis R. Copeland President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DENNIS R. COPELAND Dennis R. Copeland	President (Principal Executive Officer)	December 22, 2004

/S/ THOMAS L. FINKBINER Thomas L. Finkbiner	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	December 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 22nd day of December, 2004.

MTL OF NEVADA
By:	/S/ JAMES A. RAKITSKY

James A. Rakitsky President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES A. RAKITSKY James A. Rakitsky	President, Vice President, Chief Financial Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	December 22, 2004

* Monte L. Miller	Director	December 22, 2004

*By:	/S/ JAMES A. RAKITSKY
James A. Rakitsky Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Certificate of Formation of Quality Distribution, LLC dated as of May 14, 2002. Incorporated herein by reference to Exhibit 3.1 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-980777).

3.2	Limited Liability Company Agreement of Quality Distribution, LLC dated as of May 15, 2002. Incorporated herein by reference to Exhibit 3.2 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-980777).

3.3	Bylaws of Quality Distribution, LLC adopted as of May 15, 2002. Incorporated herein by reference to Exhibit 3.3 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-980777).

3.4	Certificate of Incorporation of QD Capital Corporation dated May 1, 2003.*

3.5	Bylaws of QD Capital Corporation dated May 1, 2003.*

3.6	Amended and Restated Articles of Incorporation of Quality Distribution, Inc. dated November 4, 2003. Incorporated herein by reference to Exhibit 3.1 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

3.7	Amended and Restated Bylaws of Quality Distribution, Inc. dated November 5, 2003. Incorporated herein by reference to Exhibit 3.2 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

4.1	Credit Agreement dated as of November 13, 2003 between Quality Distribution, Inc., Quality Distribution, LLC, the lenders party thereto and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit No. 4.1 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.2	Security Agreement dated as of November 13, 2003, among Quality Distribution, LLC, various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as collateral agent. Incorporated herein by reference to Exhibit No. 4.2 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.3	U.S. Pledge Agreement dated as of November 13, 2003, among Quality Distribution, LLC, various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as collateral agent and pledgee. Incorporated herein by reference to Exhibit No. 4.3 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.4	Subsidiaries Guaranty dated as of November 13, 2003, among various subsidiaries of Quality Distribution, Inc. and Credit Suisse First Boston, as administrative agent. Incorporated herein by reference to Exhibit No. 4.4 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

4.5	Indenture dated as of November 13, 2003, among Quality Distribution, LLC, QD Capital Corporation, the Guarantors named therein and The Bank of New York as Trustee. Incorporated herein by reference to Exhibit No. 4.5 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

Exhibit No.	Description

4.6	Form of Exchange Note (included as Exhibit B to Exhibit 4.5).

4.7	Registration Rights Agreement, dated as of November 13, 2003, among Quality Distribution, LLC, QD Capital Corporation, the subsidiaries of Quality Distribution, LLC set forth on Annex I thereto and The Bank of New York. Incorporated herein by reference to Exhibit No. 4.7 to Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004.

5.1	Opinion of O’Melveny & Myers LLP.*

5.2	Opinion of Robert Kasak.*

5.3	Opinion of Jones Vargas.

5.4	Opinion of Morgan, Lewis & Bockius LLP.*

10.1	Amended and Restated Shareholders’ Agreement, dated as of February 10, 1998, among MTL, Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 4.13 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.2	Amended and Restated Common and Preferred Stock Purchase and Shareholders’ Agreement, dated as of August 28, 1998, among BT Investment Partners, Inc., MTL Equity Investors, L.L.C., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and MTL. Incorporated herein by reference to Exhibit No. 4.14 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.3	Amendment No. 1, dated as of April 2, 2002, to the Amended and Restated Common and Preferred Stock Purchase and Shareholders’ Agreement, dated as of August 28, 1998, among BT Investment Partners, Inc., MTL Equity Investors, L.L.C., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. and MTL. Incorporated herein by reference to Exhibit No. 10.3 to Quality Distribution, LLC’s Registration Statement on
Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.4	Second Amended and Restated Registration Rights Agreement, dated as of August 28, 1998, among Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P., QDI and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 10.4 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.5	Agreement, dated as of May 30, 2002, among Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P., QDI and certain shareholders of QDI. Incorporated herein by reference to Exhibit No. 10.5 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.6	1998 Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.1 to Quality Distribution, Inc.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 3, 1998 (Registration No. 333-66711).

10.7	Employment Agreement, dated November 8, 1999, between Quality Distribution, Inc. and Thomas L. Finkbiner. Incorporated herein by reference to Exhibit No. 10.3 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

Exhibit No.	Description

10.8	Employment Agreement, dated June 3, 2004, between Quality Distribution, Inc. and Virgil T. Leslie. Incorporated herein by reference to Exhibit 10.1 to Quality Distribution Inc’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 2004.

10.9	Employment Agreement, dated June 23, 1998, between Quality Distribution, Inc. and Dennis R. Copeland. Incorporated herein by reference to Exhibit No. 10.7 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.10	Promissory Note, dated November 8, 1999, issued by Thomas L. Finkbiner to Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.14 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.11	Pledge Agreement, dated November 8, 1999, between Thomas L. Finkbiner and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.15 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.12	Stock Option Agreement, dated November 8, 1999, between Thomas L. Finkbiner and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.16 to Quality Distribution, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

10.13	Limited Recourse Secured Promissory Note, dated June 9, 1998, issued by Marvin Sexton to Quality Distribution, Inc. and corresponding pledge agreement. Incorporated herein by reference to Exhibit No. 10.11 to Quality Distribution, Inc.’s Registration Statement on
Form S-4 filed with the Securities and Exchange Commission on November 3, 1998 (Registration No. 333-66711).

10.14	Contribution Agreement dated May 30, 2002, between Quality Distribution, LLC and Quality Distribution, Inc. Incorporated herein by reference to Exhibit No. 10.26 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.15	Lock-Up Agreement, dated as of April 10, 2002, and Amendment No. 1 thereto dated as of May 30, 2002, among Quality Distribution, Inc., ARES Leveraged Investment Fund, L.P. and ARES Leveraged Investment Fund II, L.P. Incorporated herein by reference to Exhibit No. 10.27 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.16	Lock-Up and Purchase Agreement, dated as of April 10, 2002, among Quality Distribution, Inc., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P. Incorporated herein by reference to Exhibit No. 10.28 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

10.17	Lock-up Agreement, dated as of April 10, 2002, among Quality Distribution, Inc. and the members of management listed on the signature page thereto. Incorporated herein by reference to Exhibit No. 10.29 to Quality Distribution, LLC’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 14, 2002 (Registration No. 333-98077).

Exhibit No.	Description

10.18	Employment Agreement dated June 23, 1998 between Quality Distribution, Inc. and Michael A. Grimm. Incorporated herein by reference to Exhibit No. 10.30 to Quality Distribution, LLC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2003.

10.19	Amendment, dated May 30, 2003, to Employment Agreement dated June 23, 1998 between Quality Distribution, Inc. and Michael A. Grimm. Incorporated herein by reference to Exhibit 10.29 to Quality Distribution, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 24, 2003 (Registration No. 333-108344).

10.20	Employment Agreement dated April 10, 2000 between Quality Distribution, Inc. and Keith J. Margelowsky. Incorporated herein by reference to Exhibit No. 10.31 to Quality Distribution, LLC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2003.

10.21	Employment Agreement dated February 5, 2003 between Quality Distribution, Inc. and Samuel M. Hensley. Incorporated herein by reference to Exhibit No. 10.32 to Quality Distribution, LLC’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2003.

10.22	Warrant Agreement (including form of warrant certificate), dated as of May 30, 2002, between Quality Distribution, Inc. and The Bank of New York. Incorporated herein by reference to Exhibit 10.32 to Quality Distribution, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 24, 2003 (Registration No. 333-108344).

10.23	2003 Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.33 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

10.24	Form of Stock Option Agreement Under Stock Option Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.34 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

10.25	2003 Restricted Stock Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.35 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

10.26	Form of Restricted Stock Award Agreement Under Restricted Stock Plan of Quality Distribution, Inc. Incorporated herein by reference to Exhibit 10.36 to Quality Distribution, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 5, 2003 (Registration No. 333-108344).

10.27	Employment Agreement dated August 3, 2004 between Quality Distribution, Inc. and Robert J. Millstone.*

10.28	Term sheet dated September 14, 2004 entered into by Quality Distribution, Inc. with respect to Richard B. Marchese’s employment. Incorporated herein by reference to Exhibit 99.2 to Quality Distribution, Inc.’s Periodic Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2004.

Exhibit No.	Description

10.29	Employment Agreement dated November 3, 2004 between Quality Distribution, Inc. and Gary Enzor. Incorporated herein by reference to Exhibit 99.2 to Quality Distribution, Inc.’s Periodic Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2004.

10.30	Employment Agreement dated November 4, 2004 between Quality Distribution, Inc. and Timothy Page. Incorporated herein by reference to Exhibit 99.3 to Quality Distribution, Inc.’s Periodic Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2004.

12.1	Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Quality Distribution, LLC.*

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).*

23.3	Consent of Robert Kasak (included in Exhibit 5.2).*

23.4	Consent of Jones Vargas (included in Exhibit 5.3).

23.5	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.4).*

24.1	Powers of Attorney (included on signature pages of the original registration statement).*

24.2	Powers of Attorney given by Alan H. Schumacher and Eric L. Press.*

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	Form of Letter to Clients.

*	Previously filed.